Exhibit 10.1
[Execution]
SEVENTH AMENDMENT TO
AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT

THIS SEVENTH AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT (this “Amendment”), dated as of September 30, 2021, is entered into by and among QUANTUM CORPORATION, a Delaware corporation (“Quantum”), QUANTUM LTO HOLDINGS, LLC, a Delaware limited liability company (“Quantum LTO”) and together with Quantum, Quantum LTO and each other Person joined to the Credit Agreement as a borrower from time to time, collectively, the “Borrowers” and each a “Borrower”), SQUARE BOX SYSTEMS LIMITED, a company incorporated in England and Wales (registered number 03819556) (“Square Box” and together with each other Person joined to the Credit Agreement as a guarantor from time to time, collectively, the “Guarantors” and each a “Guarantor” and together with the Borrowers, collectively, the “Loan Parties” and each a “Loan Party”), the financial institutions which are now or which hereafter become a party to the Credit Agreement as lenders (collectively, the “Lenders” and each a “Lender”), and PNC BANK, NATIONAL ASSOCIATION (“PNC”), in its capacity as agent for the Lenders (in such capacity, together with its successors and assigns, “Agent”).

RECITALS

A.    Agent, the Lenders and certain of the Loan Parties are parties to that certain Amended and Restated Revolving Credit and Security Agreement, dated as of December 27, 2018, as amended by the First Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of April 3, 2020, the Second Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of April 11, 2020, the Third Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of June 16, 2020, the Fourth Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of December 10, 2020, the Fifth Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of February 5, 2021, and the Sixth Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of August 5, 2021 (as amended hereby and as the same may be further amended, modified, supplemented, renewed, restated or replaced from time to time, the “Credit Agreement”), pursuant to which the Lenders have made and may hereafter make certain loans and have provided and may hereafter provide certain financial accommodations to the Borrowers.

B.    The Borrowers have requested that Agent and the Lenders make certain amendments to the Credit Agreement as set forth herein, and Agent and the Required Lenders have agreed to make such amendments, subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.Interpretation. Capitalized terms used herein and not defined shall have the meanings given to such terms in the Credit Agreement.

2.Amendments to Credit Agreement.

(a)Subject to the satisfaction of all of the conditions set forth in Section 3 of this Amendment, the terms and provisions of the Credit Agreement are hereby amended in accordance with

Exhibit A attached hereto by deleting the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and by inserting the double-underlined text (indicated textually in the same manner as the following example: double underlined text), in each case, in the place where such text appears therein, such that immediately after giving effect to this Amendment the Credit Agreement will read as set forth in Exhibit A.

(b)Except as so modified by this Amendment, the Exhibits to the Credit Agreement shall remain in the form attached to the Credit Agreement; except, that, Agent may (and is hereby authorized by the Required Lenders to), with the written agreement of Borrowers, modify any Exhibits to the Credit Agreement as it may deem necessary or desirable to implement and give effect to the transactions contemplated by this Amendment.

(c)The Schedules attached to the Credit Agreement are hereby deleted in their entirety and replaced with the Schedules included in the Credit Agreement attached as forth in Exhibit A to this Amendment.

3.Conditions Precedent. The effectiveness of this Amendment is expressly conditioned upon the satisfaction of each of the following conditions precedent:

(a)Agent shall have received this Amendment, duly authorized, executed and delivered by each Loan Party;

(b)Agent shall have received, in form and substance satisfactory to Agent, a Third Amended and Restated Revolving Credit Note, duly and authorized, executed and delivered by each Borrower;

(c)Agent shall have received, in form and substance satisfactory to Agent, a Third Amended and Restated Swing Loan Note, duly and authorized, executed and delivered by each Borrower;

(d)Agent shall have received, in form and substance satisfactory to Agent, the Fee Letter, duly authorized, executed and delivered by each Loan Party;

(e)Agent shall have received, in form and substance satisfactory to Agent, the First Amendment to the Term Loan Agreement, duly authorized, executed and delivered by Term Loan Agent, the Term Loan Lenders and each Loan Party;

(f)Agent shall have received, in form and substance satisfactory to Agent, the Intercreditor Agreement, duly authorized, executed and delivered by Term Loan Agent and acknowledged and agreed to by each Loan Party;

(g)Agent shall have received, in form and substance satisfactory to Agent, the Swiss Security Confirmation Agreement to the Swiss Pledge Agreement, duly authorized, executed and delivered by Quantum;

(h)all of the funds in the Specified MMDA Account on the Seventh Amendment Effective Date shall be transferred to a deposit account maintained by Agent at PNC, which such funds shall be applied by Agent to repay the Obligations;

(i)After giving effect to the Advances made under the Credit Agreement on the Seventh Amendment Effective, the Borrowers shall have Liquidity of at least $15,000,000;
2

(j)Agent shall have received payment from Borrowers of all fees, charges and disbursements of Agent and its counsel required to be paid pursuant to the Credit Agreement in connection with the preparation, execution and delivery of this Amendment and the Other Documents executed and delivered in connection herewith or related hereto;

(k)all proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be reasonably satisfactory to Agent and its counsel; and

(l)on the date of this Amendment and after giving effect to the provisions of this Amendment and the transactions contemplated hereby, no Default or Event of Default shall exist or have occurred and be continuing.

Agent shall notify the Borrowers in writing of the effectiveness of this Amendment, which notice shall be conclusive and binding on all parties to the Credit Agreement.

4.Representations and Warranties. In addition to the continuing representations and warranties heretofore or hereafter made by the Loan Parties to Agent and Lenders pursuant to the Credit Agreement and the Other Documents, each Loan Party hereby represents and warrants to Agent and each Lender as follows:

(a)each Loan Party has full power, authority and legal right to enter into this Amendment and to perform all its respective Obligations hereunder;

(b)this Amendment has been duly executed and delivered by each Loan Party;

(c)this Amendment constitutes the legal, valid and binding obligation of each Loan Party enforceable in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar Laws affecting creditors’ rights generally;

(d)the execution, delivery and performance of this Amendment (i) are within each Loan Party’s corporate or limited liability company powers, as applicable, (ii) have been duly authorized by all necessary corporate or limited liability company action, as applicable, (iii) are not in contravention of law or the terms of such Loan Party’s Organizational Documents or to the conduct of such Loan Party’s business or any Material Contract or undertaking to which such Loan Party is a party or by which such Loan Party is bound, including without limitation the Term Loan Documents, (iv) will not conflict with or violate any material provisions of any law or regulation, or any judgment, order or decree of any Governmental Body, (v) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, except (x) any Consents of any party to a Material Contract or any other Person (other than a Governmental Body) with respect to which the failure to obtain could not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect, (y) any immaterial Consents of any Governmental Body, or (z) those Consents set forth on Schedule 5.1 to the Credit Agreement, all of which will have been duly obtained, made or complied with prior to the Seventh Amendment Effective Date and which are in full force and effect on the Seventh Amendment Effective Date, and (vi) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Loan Party under the provisions of any material agreement, instrument, or other document to which such Loan Party is a party or by which it or its property is a party or by which it may be bound, including without limitation any of the Term Loan Documents;
3

(e)each Loan Party is duly formed or incorporated, as applicable, and in good standing under the laws of the state of its incorporation or formation, as applicable, and is good standing in such state and is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect;

(f)each of the representations and warranties made by any Loan Party in the Credit Agreement and the Other Documents, each as amended hereby, are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are qualified or modified by materiality in the text thereof) as if made on the date of this Amendment and after giving effect to this Amendment and the transactions contemplated hereby, except to the extent that any such representation or warranty is made as of an earlier and/or specified date, in which case such representation or warranty shall have been true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are qualified or modified by materiality in the text thereof) as of such earlier or specified date; and

(g)on the date of this Amendment, after giving effect to the transactions contemplated by this Amendment and the Term Loan Documents, no Default or Event of Default exists or has occurred and is continuing.

5.Reaffirmation.

(a)Each Loan Party hereby ratifies and reaffirms (a) all of its payment and performance obligations, contingent or otherwise, under the Credit Agreement and each of the Other Documents to which it is a party, and (b) its grant to Agent of a security interest in the Collateral under the Credit Agreement and each of the Other Documents to which it is a party.

(b)Square Box confirms for the benefit of the Secured Parties that all obligations owed by it pursuant to Article XVII of the Credit Agreement shall (i) remain in full force and effect notwithstanding the amendments referred to in Section 2 of this Amendment and (ii) extend to any new or modified obligations assumed by the Loan Parties under the Credit Agreement and the Other Documents as a result of this Amendment.

6.Acknowledgments. To induce Agent and Lenders to enter into this Amendment, each Loan Party acknowledges that:

(a)as of the Seventh Amendment Effective Date, (i) Agent and Lenders have performed without default all obligations required of Agent and Lenders under the Credit Agreement and each of the Other Documents; and (ii) there are no disputes with or claims against Agent or Lenders, or any knowledge of any facts giving rise to any disputes or claims, related to the Credit Agreement or any of the Other Documents, including, without limitation, any disputes or claims or knowledge of facts giving rise thereto, that involve a breach or violation on the part of Agent or any Lender of the terms and conditions of the Credit Agreement or any of the Other Documents; and

(b)no Loan Party has any valid defense to the enforcement of its respective obligations set forth in the Credit Agreement, the Other Documents or this Amendment, as applicable, by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment.

4

7.Governing Law. This Amendment and all matters relating hereto or arising herefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the Laws of the State of New York.

8.Effect of this Agreement. Except as expressly amended pursuant hereto, no other changes or modifications to the Credit Agreement or any of the Other Documents are intended or implied, and in all other respects, the Credit Agreement and each of the Other Documents is hereby specifically ratified, restated and confirmed by all parties hereto as of the date of this Amendment. To the extent that any provision of the Credit Agreement or any of the Other Documents are inconsistent with the provisions of this Amendment, the provisions of this Amendment shall control.

9.Binding Effect. This Amendment shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties hereto.

10.Further Assurances. The Loan Parties shall execute and deliver such further documents and take such further action as may be reasonably requested by Agent to effectuate the provisions and purposes of this Amendment.

11.Counterparts; Electronic Signature. This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a .pdf image) shall be deemed to be an original signature hereto.

[Remainder of Page Intentionally Left Blank]
5

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

BORROWERS:	QUANTUM CORPORATION By: /s/ J. Michael Dodson Name: J. Michael Dodson Title: Chief Financial Officer
QUANTUM LTO HOLDINGS, LLC By: /s/ J. Michael Dodson Name: J. Michael Dodson Title: Chief Financial Officer
GUARANTORS:	SQUARE BOX SYSTEMS LIMITED By: /s/ Lewis Moorehead Name: Lewis Moorehead Title: Company Secretary

AGENT AND LENDERS:	PNC BANK, NATIONAL ASSOCIATION, as Agent and Lender By: /s/ Daniela Piemonte Name: Daniela Piemonte Title: Vice President

[Seventh Amendment to Amended and Restated Revolving Credit and Security Agreement]

EXHIBIT A
TO
SEVENTH AMENDMENT TO
AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT

Amended Credit Agreement

[See Attached]

EXHIBIT A
AMENDED CREDIT AGREEMENT

~~[Composite – Through Sixth Amendment]~~

AMENDED AND RESTATED REVOLVING CREDIT
AND
SECURITY AGREEMENT
PNC BANK, NATIONAL ASSOCIATION
(AS AGENT)
THE LENDERS PARTY HERETO
(AS LENDERS)

WITH
QUANTUM CORPORATION
QUANTUM LTO HOLDINGS, LLC
(AS BORROWERS)
and
SQUARE BOX SYSTEMS LIMITED
(AS GUARANTOR)

1074658.16079/~~123037187v.7074658.16079/123037187v~~126602414v.10074658.16079/126602414v.~~7~~10

December 27, 2018

1074658.16079/~~123037187v.7074658.16079/123037187v~~126602414v.10074658.16079/126602414v.~~7~~10

TABLE OF CONTENTS
Page
I.    DEFINITIONS.    1
1.1    Accounting Terms    1
1.2    General Terms    2
1.3    Uniform Commercial Code Terms    ~~59~~56
1.4    Certain Matters of Construction    ~~59~~57
1.5    Divisions    57
1.6    LIBOR Notification..    58
II.    ADVANCES, PAYMENTS.    ~~60~~58
2.1    Revolving Advances.    ~~60~~58
2.2    Procedures for Requesting Revolving Advances; Procedures for Selection of Applicable Interest Rates for All Advances.    ~~61~~59
2.3    Reserved.    ~~63~~60
2.4    Swing Loans.    ~~63~~60
2.5    Disbursement of Advance Proceeds    ~~64~~61
2.6    Making and Settlement of Advances.    ~~65~~62
2.7    Maximum Advances    ~~66~~63
2.8    Manner and Repayment of Advances.    ~~67~~63
2.9    Repayment of Excess Advances    ~~67~~64
2.10    Statement of Account    ~~68~~64
2.11    Letters of Credit.    ~~68~~64
2.12    Issuance of Letters of Credit.    ~~69~~65
2.13    Requirements For Issuance of Letters of Credit.    ~~69~~66
2.14    Disbursements, Reimbursement.    ~~70~~66
2.15    Repayment of Participation Advances.    ~~71~~67
2.16    Documentation    ~~72~~68
2.17    Determination to Honor Drawing Request    ~~72~~68
2.18    Nature of Participation and Reimbursement Obligations    ~~72~~68
2.19    Liability for Acts and Omissions.    ~~74~~69
2.20    Mandatory Prepayments; Voluntary Commitment Reductions and Prepayments.    ~~75~~70
2.21    Use of Proceeds.    ~~76~~72
2.22    Defaulting Lender.    ~~76~~72
2.23    Payment of Obligations    ~~79~~74
III.    INTEREST AND FEES.    ~~79~~74
3.1    Interest    ~~79~~74
3.2    Letter of Credit Fees.    ~~80~~75
3.3    Facility Fee    ~~81~~76
3.4    Fee Letter    ~~81~~76
3.5    Computation of Interest and Fees    ~~81~~76
3.6    Maximum Charges    ~~81~~76
3.7    Increased Costs    ~~82~~76
3.8    Alternate Rate of Interest.    ~~83~~77
3.9    Capital Adequacy.    85
3.10    Taxes.    ~~86~~85
3.11    Replacement of Lenders    88
i
1074658.16079/~~123037187v.7074658.16079/123037187v~~126602414v.10074658.16079/126602414v.~~7~~10

3.12    Designation of a Different Lending Office    ~~89~~88
IV.    COLLATERAL: GENERAL TERMS    89
4.1    Security Interest in the Collateral    89
4.2    Perfection of Security Interest    89
4.3    Preservation of Collateral    ~~90~~89
4.4    Ownership and Location of Collateral.    90
4.5    Defense of Agent’s and Lenders’ Interests    ~~91~~90
4.6    Inspection of Premises    ~~92~~91
4.7    Appraisals    ~~92~~91
4.8    Receivables; Deposit Accounts and Securities Accounts.    92
4.9    Inventory    ~~95~~94
4.10    Maintenance of Equipment    ~~96~~95
4.11    Exculpation of Liability    ~~96~~95
4.12    Financing Statements    ~~96~~95
4.13    Investment Property Collateral.    ~~96~~95
4.14    Provisions Regarding Certain Investment Property Collateral    ~~97~~95
V.    REPRESENTATIONS AND WARRANTIES.    ~~97~~96
5.1    Authority    ~~97~~96
5.2    Formation and Qualification.    ~~98~~96
5.3    Survival of Representations and Warranties    ~~98~~97
5.4    Tax Returns    ~~98~~97
5.5    Financial Statements.    ~~99~~97
5.6    Entity Names    ~~100~~98
5.7    O.S.H.A. Environmental Compliance; Flood Insurance.    ~~100~~98
5.8    Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.    ~~101~~99
5.9    Intellectual Property    ~~102~~100
5.10    ~~Licenses and Permits    103~~Consents    101
5.11    Reserved.    ~~103~~101
5.12    No Default    ~~103~~101
5.13    No Burdensome Restrictions    ~~103~~101
5.14    No Labor Disputes    ~~103~~101
5.15    Margin Regulations    ~~103~~101
5.16    Investment Company Act    ~~103~~101
5.17    ~~Swaps    104~~Hedging Transactions    101
5.18    Business and Property of the Loan Parties    ~~104~~101
5.19    Reserved.    ~~104~~101
5.20    Certificate of Beneficial Ownership    ~~104~~101
5.21    Equity Interests    ~~104~~102
5.22    Commercial Tort Claims    ~~104~~102
5.23    Letter of Credit Rights    ~~104~~102
5.24    Material Contracts    ~~104~~102
5.25    Investment Property Collateral    ~~105~~102
5.26    Reserved.    ~~105~~102
5.27    Term Loan Documents    ~~105~~102
5.28    Disclosure    ~~105~~103
5.29    Permitted PPP Indebtedness.    103
5.30    UK Pensions..    103

1074658.16079/~~123037187v.7074658.16079/123037187v~~126602414v.10074658.16079/126602414v.~~7~~10

5.31    Centre of Main Interests and Establishments..    103
VI.    AFFIRMATIVE COVENANTS.    ~~105~~103
6.1    Compliance with Laws    ~~105~~103
6.2    Conduct of Business and Maintenance of Existence and Assets    ~~106~~104
6.3    Books and Records    ~~106~~104
6.4    Payment of Taxes    ~~106~~104
6.5    Financial Covenants.    ~~107~~104
6.6    Insurance.    ~~109~~105
6.7    Payment of Indebtedness and Leasehold Obligations    ~~110~~106
6.8    Environmental Matters.    ~~110~~106
6.9    Standards of Financial Statements    ~~111~~107
6.10    Federal Securities Laws    ~~111~~107
6.11    Execution of Supplemental Instruments    ~~111~~107
6.12    Government Receivables    ~~111~~107
6.13    Keepwell    ~~111~~107
6.14    ~~Post-Closing Covenants.    112~~Reserved.    108
6.15    Certificate of Beneficial Ownership and Other Additional Information    ~~112~~108
6.16    LTO Program.    ~~113~~108
6.17    Permitted PPP Indebtedness.    108
6.18    UK Pensions.    109
6.19    Centre of Main Interests and Establishments.    109
VII.    NEGATIVE COVENANTS.    ~~113~~109
7.1    Merger, Consolidation, Acquisition and Sale of Assets.    ~~113~~109
7.2    Creation of Liens    ~~114~~110
7.3    Guarantees    ~~114~~110
7.4    Investments    ~~115~~111
7.5    Loans    ~~115~~111
7.6    ~~Capital Expenditures    115~~Reserved    111
7.7    Restricted Payments    ~~115~~111
7.8    Indebtedness    ~~116~~111
7.9    Nature of Business    ~~116~~111
7.10    Transactions with Affiliates    ~~116~~112
7.11    Reserved.    ~~117~~112
7.12    Subsidiaries.    ~~117~~112
7.13    Fiscal Year and Accounting Changes    ~~117~~113
7.14    Reserved.    ~~118~~113
7.15    Amendment of Organizational Documents.    ~~118~~113
7.16    Compliance with ERISA    ~~118~~113
7.17    Prepayment of Indebtedness    ~~118~~114
7.18    Reserved.    ~~120~~115
7.19    Amendments to Certain Documents    ~~120~~115
7.20    Quantum LTO as a Special Purpose Vehicle    ~~120~~115
7.21    Hedging Agreements.    115
VIII.    CONDITIONS PRECEDENT.    ~~120~~115
8.1    Conditions to Initial Advances    ~~120~~115
8.2    Conditions to Each Advance    ~~123~~118
IX.    INFORMATION AS TO BORROWERS.    ~~124~~119
9.1    Reserved.    ~~124~~119

1074658.16079/~~123037187v.7074658.16079/123037187v~~126602414v.10074658.16079/126602414v.~~7~~10

9.2    Schedules    ~~124~~119
9.3    Environmental Reports.    ~~125~~120
9.4    Litigation    ~~126~~121
9.5    Material Occurrences    ~~126~~121
9.6    Government Receivables    ~~127~~121
9.7    Annual Financial Statements    ~~127~~121
9.8    Quarterly Financial Statements    ~~127~~122
9.9    Monthly Financial Statements    ~~127~~122
9.10    Other Reports    ~~128~~122
9.11    Additional Information    ~~128~~122
9.12    Projected Operating Budget    ~~128~~123
9.13    Variances from Operating Budget    ~~129~~123
9.14    ~~SEC Inquiry    129~~Reserved    123
9.15    ERISA Notices and Requests    ~~129~~123
9.16    Additional Documents    ~~130~~124
9.17    Updates to Certain Schedules    ~~130~~124
9.18    Financial Disclosure    ~~130~~124
X.    EVENTS OF DEFAULT.    ~~130~~124
10.1    Nonpayment    ~~130~~124
10.2    Breach of Representation    ~~130~~124
10.3    Financial Information    ~~131~~124
10.4    Reserved    ~~131~~125
10.5    Noncompliance    ~~131~~125
10.6    Judgments    ~~131~~125
10.7    Bankruptcy    ~~132~~125
10.8    ~~Reserved    132~~UK Loan Party Insolvency.    125
10.9    Lien Priority    ~~132~~126
10.10    Reserved    ~~132~~126
10.11    Cross Default    ~~132~~126
10.12    Termination or Limitation of Guaranty, Guarantor Security Agreement or Pledge Agreement    ~~132~~126
10.13    Change of Control    ~~132~~127
10.14    Invalidity    ~~133~~127
10.15    ~~SEC Inquiry    133~~Reserved    127
10.16    Pension Plans    ~~133~~127
10.17    Indictment    ~~133~~127
XI.    LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.    ~~133~~127
11.1    Rights and Remedies.    ~~133~~127
11.2    Agent’s Discretion    ~~136~~129
11.3    Setoff    ~~136~~129
11.4    Rights and Remedies not Exclusive    ~~136~~129
11.5    Allocation of Payments After Event of Default    ~~136~~129
11.6    Financial Covenant Cure    ~~137~~131
XII.    WAIVERS AND JUDICIAL PROCEEDINGS.    ~~138~~131
12.1    Waiver of Notice    ~~138~~131
12.2    Delay    ~~138~~131
12.3    Jury Waiver    ~~138~~132
XIII.    EFFECTIVE DATE AND TERMINATION.    ~~139~~132

1074658.16079/~~123037187v.7074658.16079/123037187v~~126602414v.10074658.16079/126602414v.~~7~~10

13.1    Term    ~~139~~132
13.2    Termination    ~~139~~132
XIV.    REGARDING AGENT.    ~~139~~132
14.1    Appointment    ~~139~~132
14.2    Nature of Duties    ~~140~~133
14.3    Lack of Reliance on Agent    ~~140~~133
14.4    Resignation of Agent; Successor Agent    ~~141~~133
14.5    Certain Rights of Agent    ~~141~~134
14.6    Reliance    ~~141~~134
14.7    Notice of Default    ~~142~~134
14.8    Indemnification    ~~142~~134
14.9    Agent in its Individual Capacity    ~~142~~135
14.10    Delivery of Documents    ~~142~~135
14.11    Loan Parties Undertaking to Agent    ~~142~~135
14.12    No Reliance on Agent’s Customer Identification Program    ~~143~~135
14.13    Other Agreements    ~~143~~135
14.14    Swiss Law Governed Security Documents.    ~~143~~136
14.15    Erroneous Payments.    136
XV.    BORROWING AGENCY.    ~~144~~138
15.1    Borrowing Agency Provisions.    ~~144~~138
15.2    Waiver of Subrogation    ~~145~~139
XVI.    MISCELLANEOUS.    ~~145~~139
16.1    Governing Law    ~~145~~139
16.2    Entire Understanding.    ~~145~~139
16.3    Successors and Assigns; Participations; New Lenders.    ~~148~~142
16.4    Application of Payments    ~~151~~144
16.5    Indemnity    ~~151~~144
16.6    Notice    ~~153~~146
16.7    Survival    ~~154~~147
16.8    Severability    ~~154~~147
16.9    Expenses    ~~155~~147
16.10    Injunctive Relief    ~~155~~148
16.11    Consequential Damages    ~~155~~148
16.12    Captions    ~~156~~148
16.13    Counterparts; Electronic Signatures    ~~156~~148
16.14    Construction    ~~156~~148
16.15    Confidentiality; Sharing Information    ~~156~~148
16.16    Publicity    ~~157~~149
16.17    Certifications From Banks and Participants; USA PATRIOT Act.    ~~157~~149
16.18    Anti-Terrorism Laws.    ~~157~~149
16.19    Acknowledgment and Consent to Bail-In ~~of EEA Financial Institutions    158~~    150
XVII.    GUARANTY.    ~~158~~150
17.1    Guaranty    ~~158~~150
17.2    Waivers    ~~158~~150
17.3    No Defense    ~~159~~151
17.4    Guaranty of Payment    ~~159~~151
17.5    Liabilities Absolute    ~~159~~151
v
1074658.16079/~~123037187v.7074658.16079/123037187v~~126602414v.10074658.16079/126602414v.~~7~~10

17.6    Waiver of Notice    ~~160~~152
17.7    Agent’s Discretion    ~~161~~152
17.8    Reinstatement.    ~~161~~152
17.9    Limitation on Obligations Guaranteed    ~~162~~153
17.10    Financial Condition of Borrower and other Guarantors    ~~162~~154
17.11    Bankruptcy, Etc.    ~~163~~154
17.12    Taxes..    154
XVIII.    AMENDMENT AND RESTATEMENT.    ~~163~~154
18.1    Amendment and Restatement; No Novation    ~~163~~154
18.2    Acknowledgement of Prior Obligations and Continuation Thereof    ~~163~~155

1074658.16079/~~123037187v.7074658.16079/123037187v~~126602414v.10074658.16079/126602414v.~~7~~10

LIST OF EXHIBITS AND SCHEDULES
Exhibits

Exhibit 1.2(a)    Form of Borrowing Base Certificate
Exhibit 1.2(b)    Form of Compliance Certificate
Exhibit 2.1     Form of ~~Second Amended and Restated~~ Revolving Credit Note
Exhibit 2.4    Form of ~~Second Amended and Restated~~ Swing Loan Note
Exhibit 8.1(d)    Form of Financial Condition Certificate
Exhibit 16.3     Form of Commitment Transfer Supplement

Schedules

Schedule 1.1    Commitments
Schedule 4.4     Equipment and Inventory Locations; Place of Business, Chief Executive         Office, Real Property
Schedule 4.8(j)    Deposit and Investment Accounts
Schedule 5.1    Consents
Schedule 5.2(a)     States of Qualification and Good Standing
Schedule 5.2(b)     Subsidiaries
Schedule 5.4    Federal Tax Identification Number
Schedule 5.6     Prior Names
Schedule 5.7     Environmental
Schedule 5.8(b)     Litigation
Schedule 5.8(e)     Plans
Schedule 5.9     Intellectual Property
Schedule 5.10     Licenses and Permits
Schedule 5.14     Labor Disputes
Schedule 5.21    Equity Interests
Schedule 5.22    Commercial Tort Claims
Schedule 5.23    Letter of Credit Rights
Schedule 5.24    Material Contracts
Schedule 7.2     Permitted Encumbrances
Schedule 7.3     Guarantees
Schedule 7.4    Permitted Investments
Schedule 7.8    Permitted Indebtedness

1074658.16079/~~123037187v.7074658.16079/123037187v~~126602414v.10074658.16079/126602414v.~~7~~10

AMENDED AND RESTATED REVOLVING CREDIT
AND
SECURITY AGREEMENT

Amended and Restated Revolving Credit and Security Agreement, dated as of December 27, 2018, as amended by the First Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of April 3, 2020, the Second Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of April 11, 2020, the Third Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of June 16, 2020, the Fourth Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of December 10, 2020, the Fifth Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of February 5, 2021, the Sixth Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of August 5, 2021, and the Seventh Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of September 30, 2021 (as so amended and as the same may be further amended, modified, supplemented, renewed, restated or replaced from time to time, this “Agreement”), by and among QUANTUM CORPORATION, a Delaware corporation (“Quantum”), QUANTUM LTO HOLDINGS, LLC, a Delaware limited liability company (“Quantum LTO” and together with Quantum and each Person joined hereto as a borrower from time to time, collectively, the “Borrowers” and each a “Borrower”), SQUARE BOX SYSTEMS LIMITED, a company incorporated in England and Wales (registered number 03819556) (“Square Box” and together with each Person joined hereto as a guarantor from time to time (collectively, the “Guarantors”, and each a “Guarantor” and together with the Borrowers, collectively the “Loan Parties” and each a “Loan Party”), the financial institutions which are now or which hereafter become a party hereto (together with their respective successors and assigns, collectively, the “Lenders” and each individually a “Lender”), and PNC BANK, NATIONAL ASSOCIATION (“PNC”), in its capacity as agent for Lenders (in such capacity, together with its successors and assigns, the “Agent”).
IN CONSIDERATION of the mutual covenants and undertakings set forth herein, the Loan Parties, Lenders and Agent hereby agree as follows:
I.    DEFINITIONS.
1.1    Accounting Terms. As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 hereof or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 hereof to the extent not defined shall have the respective meanings given to them under GAAP; provided that, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP; provided that, notwithstanding the foregoing, if there occurs after March 31, ~~2017~~2021 any change in GAAP that affects in any respect the calculation of any covenant set forth in this Agreement or the definition of any term defined under GAAP used in such calculations, and either Agent or Borrowing Agent so request, Agent and Borrowing Agent shall negotiate in good faith to amend the provisions of this Agreement that relate to the calculation of such covenants with the intent of having the respective positions of Agent, Lenders and the Loan Parties after such change in GAAP conform as nearly as possible to their respective positions as of the Seventh Amendment ~~and Restatement~~Effective Date, provided that, until any such amendments have been agreed upon, the covenants in this Agreement shall be calculated as if no such change in GAAP had occurred and the Loan Parties shall provide additional financial statements or supplements thereto, attachments to Compliance Certificates and/or calculations regarding financial covenants as Agent may reasonably require in order to provide the appropriate financial information required hereunder with respect to the Loan Parties both reflecting any applicable changes in GAAP and as necessary to demonstrate compliance with the financial covenants before giving effect to the applicable changes in GAAP. The term “without qualification” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified (other than qualifications pertaining solely to changes in GAAP to the extent any such change has no material effect on the calculation of, or compliance with, any financial covenant contained herein or the determination of the Formula Amount), and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit, except in the case of each of the foregoing clauses (i) and (ii), any such qualification, explanation, supplemental comment or comment resulting solely from (1) an upcoming maturity date with respect to the Obligations or the Term Loan Indebtedness or (2) a breach or anticipated breach of a financial covenant. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Historical Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.
1.2    General Terms. For purposes of this Agreement the following terms shall have the following meanings:
“ABL Priority Collateral” shall have the meaning given to such term in the Intercreditor Agreement.
“Accountants” shall have the meaning set forth in Section 9.7 hereof.
“Acquired Indebtedness” shall mean Indebtedness of a Person whose assets or Equity Interests are acquired by a Loan Party or any of its Subsidiaries in a Permitted Acquisition or other Permitted Investment; provided that such Indebtedness: (a) was in existence prior to the date of such Permitted Acquisition or other Permitted Investment, and (b) was not incurred in connection with, or in contemplation of, such Permitted Acquisition or other Permitted Investment.
“Additional Reporting Liquidity Triggering Event” shall mean ~~on any Business Day after the Delayed Draw Term Loan Date,~~ Liquidity is less than $10,000,000 on any ~~such~~ Business Day.
“Additional Reporting Period” shall mean the period commencing upon the occurrence of an Additional Reporting Triggering Event and ending on the occurrence of an Additional Reporting Satisfaction Event.
“Additional Reporting Satisfaction Event” shall mean the earliest date on which all of the following conditions precedent have been satisfied: (a) if the Additional Reporting Triggering Event shall have occurred as a result of the occurrence of an Additional Reporting Liquidity Triggering Event, Liquidity is equal to or greater than $10,000,000 for thirty (30) consecutive days; and (b) if the Additional Reporting Triggering Event shall have occurred as a result of the occurrence of an Event of Default, such Event of Default shall have been waived in writing by Agent and all of the Lenders or the Required Lenders, as applicable.
“Additional Reporting Triggering Event” shall mean any of the following: (a) an Additional Reporting Liquidity Triggering Event has occurred or (b) an Event of Default has occurred and is continuing.
“Adjusted Funded Debt” shall mean, with respect to any Person on any date of determination, the result of (a) the Funded Debt of such Person on such date, minus (b) all Qualified Cash of such Person ~~and all PNC Other Cash of such Person~~ on such date.

“Advance Rates” shall mean the advance rates in respect of Eligible Receivables and Eligible Inventory set forth in Section 2.1(a) hereof.
“Advances” shall mean and include the Revolving Advances, Letters of Credit and the Swing Loans.
“Affected Lender” shall have the meaning set forth in Section 3.11 hereof.
“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, manager, member, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) solely for purposes of Section 7.10 hereof, to vote ten percent (10%) or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, and (y) for all other purposes, to vote a majority of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person or to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise. For the avoidance of doubt, no Prior Term Loan Lender, in its capacity as a holder of Warrants, shall constitute an Affiliate of Quantum.
“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and permitted assigns.
“Agreement” shall ~~mean this Revolving Credit and Security~~have the meaning set forth in the preamble to this Agreement~~, as the same may be amended, modified, supplemented, renewed, restated, refinanced or replaced from time to time~~.
“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the Base Rate in effect on such day, (b) the sum of the Overnight Bank Funding Rate in effect on such day plus one half of one percent (0.5%), and (c) the sum of the Daily LIBOR Rate in effect on such day plus one percent (1.0%), so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful. Any change in the Alternate Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.
“Alternate Source” shall have the meaning set forth in the definition of “Overnight Bank Funding Rate”.
“Amendment and Restatement Date” shall mean ~~the date of this Agreement~~December 27, 2018.
~~“Amendment and Restatement Transactions” shall have the meaning set forth in the definition of “Transactions”.~~
“Anti-Terrorism Laws” shall mean any Laws applicable to any Loan Party relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, including Executive Order No. 13224, the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC, all as amended, modified, supplemented, renewed, extended, or replaced from time to time.
“Applicable ECF Percentage” shall have the meaning given to such term in the Term Loan Agreement.

“Applicable Facility Fee Percentage” shall mean (a) as of the Seventh Amendment Effective Date and through and including December 31, 2021, an amount equal to 0.375%, and (b) effective as of January 1, 2022 and on the first day of each calendar quarter thereafter (each an “Applicable Facility Fee Percentage Adjustment Date”), the Applicable Facility Fee Percentage shall be adjusted, if necessary, to the applicable percentage per annum set forth in the table below corresponding to the Usage Amount ending on the last day of the most recently completed calendar quarter prior to the Applicable Facility Fee Percentage Adjustment Date:

Level	Usage Amount	Applicable Facility Fee Percentage
1	Greater than or equal to 50% of the Maximum Revolving Advance Amount	0.250%
2	Less than 50% of the Maximum Revolving Advance Amount	0.375%

Notwithstanding anything to the contrary set forth herein, (x) no downward adjustment in any Applicable Facility Fee Percentage shall be made on any Applicable Facility Fee Percentage Adjustment Date on which an Event of Default shall have occurred and be continuing, and (y) immediately and automatically upon the occurrence of an Event of Default, each Applicable Facility Fee Percentage shall increase to and equal the highest Applicable Facility Fee Percentage specified in the table set forth above and shall continue at such highest Applicable Facility Fee Percentage until the date (if any) on which such Event of Default shall be waived in accordance with the provisions of this Agreement.

“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including all applicable common law and equitable principles, all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all binding orders, judgments and decrees of all courts and arbitrators.

“Applicable Margin” shall mean (a) as of the ~~Third~~Seventh Amendment Effective Date and through but excluding the first Applicable Margin Adjustment Date (as hereinafter defined), an amount equal to (i) ~~four~~one and ~~one-half~~one-quarter percent (~~4.50~~1.25%) per annum for (A) Revolving Advances consisting of Domestic Rate Loans, and (B) Swing Loans, and (ii) an amount equal to ~~five~~two and ~~one-half~~one-quarter percent (~~5.50~~2.25%) per annum for Revolving Advances consisting of LIBOR Rate Loans, and (b) effective as of ~~the first day of the month following the receipt by Agent of the quarterly financial statements of Quantum and its Subsidiaries and the related Compliance Certificate for the fiscal quarter ending June 30, 2021 required under Section 9.8 hereof, and thereafter~~January 1, 2022 and on the first day of ~~the month following receipt of the quarterly financial statements of Quantum and its Subsidiaries and the related Compliance Certificate required under Section 9.8 hereof for the most recently completed~~each fiscal quarter ending thereafter (such first day of the applicable ~~month~~fiscal quarter, an “Applicable Margin Adjustment Date”), the Applicable Margin for Revolving Advances and Swing Loans shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table below corresponding to the ~~Total Leverage Ratio~~Average Undrawn Availability for Quantum and its Subsidiaries for the ~~immediately preceding four (4) fiscal quarter period ending on the last day of the~~ most recently completed fiscal quarter prior to the Applicable Margin Adjustment Date:

Level	~~Total Leverage RatioAverage Undrawn Availability~~	Applicable Margin for Revolving Advances consisting of Domestic Rate Loans and Swing Loans	Applicable Margin for Revolving Advances consisting of LIBOR Rate Loans
1	~~Less than or equal to 3.50 to 1.00Greater than 66.66% of the Maximum Revolving Advance Amount~~	~~3.500.75%~~	~~4.501.75%~~
2	~~Greater than 3.50 to 1.00 and less than or equal to 4.50 to 1.00Equal to or less than 66.66% of the Maximum Revolving Advance Amount and greater than 33.33% of the Maximum Revolving Advance Amount~~	~~4.001.00%~~	~~5.002.00%~~
3	~~Greater than 4.50 to 1.00 Equal to or less than 33.33% of the Maximum Revolving Advance Amount~~	~~4.501.25%~~	~~5.502.25%~~

Notwithstanding anything to the contrary set forth herein, (x) no downward adjustment in any Applicable Margin shall be made on any Applicable Margin Adjustment Date on which an Event of Default shall have occurred and be continuing, and (y) immediately and automatically upon the occurrence of an Event of Default, each Applicable Margin shall increase to and equal the highest Applicable Margin specified in the pricing table set forth above and shall continue at such highest Applicable Margin until the date (if any) on which such Event of Default shall be waived in accordance with the provisions of this Agreement. Any increase in interest rates and/or Letter of Credit Fees payable by Borrowers under this Agreement and the Other Documents pursuant to the provisions of the foregoing sentence shall be in addition to and independent of any increase in such interest rates and/or Letter of Credit Fees resulting from the occurrence of any Event of Default and/or the effectiveness of the Default Rate provisions of Sections 3.1 or Section 3.2 hereof.
~~If the Loan Parties fail to deliver the financial statements and Compliance Certificate required under Section 9.8 hereof by the date required pursuant to such Section, the Applicable Margin shall be conclusively presumed to  equal the highest Applicable Margin specified in the pricing table set forth above  until the date of delivery of such financial statements and Compliance Certificate, at which time the rate will be adjusted based upon the Total Leverage Ratio reflected in such financial statements and Compliance Certificate. If, as a result of any restatement of, or other adjustment to, the financial statements of Quantum and its Subsidiaries or for any other reason, Agent determines that (x) the Total Leverage Ratio as previously calculated as of any applicable date for any applicable period was inaccurate, and (y) a proper calculation of the Total Leverage Ratio for any such period would have resulted in different pricing for such period, then (A) if the proper calculation of the Total Leverage Ratio would have resulted in a higher interest rate for such period, automatically and immediately without the necessity of any demand or notice by Agent or any other affirmative act of any party, the interest accrued on the applicable outstanding Advances accruing for such period under  the provisions of this Agreement  and the Other Documents shall be deemed to be retroactively increased by, and the Borrowers shall be obligated to immediately pay to Agent for the ratable benefit of Lenders an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (B) if the proper calculation of the Total Leverage Ratio would have resulted in a lower interest rate for such period, then the interest accrued on the applicable outstanding Advances~~

~~accruing for such period under the provisions of  this Agreement and the Other Documents  shall be deemed to remain unchanged, and Agent and Lenders shall have no obligation to repay interest to the Borrowers; provided, that, if as a result of any restatement or other event or other determination by Agent a proper calculation of the Total Leverage Ratio would have resulted in a higher interest rate for one or more periods and a lower interest rate for one or more other periods (due to the shifting of income or expenses from one period to another period or any other reason), then the amount payable by the Borrowers pursuant to clause (A) above shall be based upon the excess, if any, of the amount of interest that should have been paid for all applicable periods over the amounts of interest actually paid for such periods.~~
“Application Date” shall have the meaning set forth in Section 2.8(b) hereof.
“Approvals” shall have the meaning set forth in Section 5.7(b) hereof.
“Approved Electronic Communication” shall mean each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, e-fax, the Pinnacle System, or any other equivalent electronic service agreed to by Agent, whether owned, operated or hosted by Agent, any Lender, any of their Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to Agent pursuant to this Agreement or any Other Document, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that Agent specifically instructs a Person to deliver in physical form.
~~“Audit Committee” shall mean the audit committee of Quantum.~~
“Average Liquidity” shall mean, for any period of determination, the quotient obtained by dividing (a) the sum of Liquidity for each day during the applicable period ending on the day immediately preceding such date of determination, by (b) the number of days in such period.
“Average Undrawn Availability” shall mean, for any period of determination, the quotient obtained by dividing (a) the sum of Undrawn Availability for each day during the applicable period ending on the day immediately preceding such date of determination, by (b) the number of days in such period.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers ~~by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution~~.
“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country ~~implementing~~which has implemented or at any time implements Article ~~44~~55 of Directive 2014/59/EU ~~of the European Parliament and of the Council of the European Union, the~~establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law ~~for such EEA Member Country from time to time which is~~or regulation as described in the EU Bail-In Legislation Schedule from time to time and (b) with respect to the United Kingdom, the UK Bail-In Legislation.
“Base Rate” shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“Beneficial Owner” shall mean, for each Loan Party, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of such Loan Party’s Equity Interests; and (b) a single individual with significant responsibility to control, manage, or direct such Loan Party.
“Benefited Lender” shall have the meaning set forth in Section 2.6(e) hereof.
“Blocked Account Banks” shall have the meaning set forth in Section 4.8(h) hereof.
“Blocked Accounts” shall have the meaning set forth in Section 4.8(h) hereof.
“Board of Governors” shall mean the Board of Governors of the Federal Reserve System of the United States of America or any successor thereto.
“Borrower” or “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.
“Borrowers’ Account” shall have the meaning set forth in Section 2.10 hereof.
“Borrowing Agent” shall mean Quantum.
“Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit 1.2(a) hereto duly executed by the Chief Executive Officer, Chief Financial Officer, Treasurer or Controller of the Borrowing Agent and delivered to Agent, appropriately completed, by which such officer shall certify to Agent the Formula Amount and calculation thereof as of the date of such certificate.
“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in East Brunswick, New Jersey and, if the applicable Business Day relates to any LIBOR Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.
~~“Capital Expenditure Carryover Amount” shall have the meaning set forth in Section 7.6 hereof.~~
“Capital Expenditures” shall mean (a) expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements (or of any replacements or substitutions thereof or additions thereto) which have a useful life of more than one year and which, in accordance with GAAP, would be classified as capital expenditures and (b) purchases of Service Inventory and net transfers of Manufacturing Inventory into Service Inventory. Capital Expenditures for any period shall include the principal portion of Capitalized Lease Obligations paid in such period.
“Capitalized Lease Obligation” shall mean, with respect to any Person, obligations of such Person under a Capital Lease.
“Capital Lease” shall mean a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
“CARES Act” shall mean the Coronavirus Aid, Relief and Economic Security Act (P.L. 116-136), as amended (including any successor thereto), and all regulations, requests, rules, guidelines or directives thereunder or issued by the SBA or any other Governmental Body in connection therewith, in each case as in effect from time to time.

“Cash Equivalents” shall mean (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000, (e) deposit accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $500,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.
“Cash Management Liabilities” shall mean the indebtedness, obligations and liabilities of any Loan Party to the provider of any Cash Management Products and Services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider). For purposes of this Agreement and all of the Other Documents, all Cash Management Liabilities of any Loan Party owing to any of the Secured Parties shall be “Obligations” hereunder and under the Other Documents, and the Liens securing such Cash Management Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.
“Cash Management Policy” shall mean that certain Domestic Investment Policy of Quantum, as approved by its board of directors and as in effect on the Seventh Amendment ~~and Restatement~~Effective Date.
“Cash Management Products and Services” shall mean agreements or other arrangements under which Agent or any Lender or any Affiliate of Agent or a Lender provides any of the following products or services to any Loan Party: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) commercial cards; (e) ACH transactions; and (f) cash management and treasury management services and products, including without limitation controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services.
“CEA” shall mean the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.
“CFTC” shall mean the Commodity Futures Trading Commission.
“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Certificate of Beneficial Ownership” shall mean, for each Loan Party, the certificate in form and substance acceptable to Agent (as amended or modified by Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of such Loan Party.
“Change in Law” shall mean the occurrence, after the Seventh Amendment ~~and Restatement~~Effective Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.
“Change of Control” shall mean:
(a)    any person or group of persons (within the meaning of Section 13(d) or 14(a) of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of thirty-five percent (35%) or more of the voting Equity Interests of Quantum;
(b)    any person or group of persons shall have acquired, by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, control over the Equity Interests of such persons entitled to vote for members of the board of directors of Quantum (on a fully diluted basis and taking into account all such Equity Interests that such person or group of persons has the right to acquire pursuant to any option right) representing thirty-five percent (35%) or more of the combined voting power of such Equity Interests;
(c) except pursuant to a transaction permitted hereunder, the failure of Quantum to beneficially own, directly or indirectly (on a fully diluted basis), one hundred percent (100%) of the voting Equity Interests of any other Loan Party; or
(d) any “change of control” or similar event (however denominated) shall occur under any indenture or other agreement with respect to Material Indebtedness of any Loan Party.
“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing authority or other Governmental Body, domestic or foreign (including the PBGC or any environmental agency or superfund), upon the Collateral, any Loan Party or any of its Subsidiaries or Affiliates.
“CIP Regulations” shall have the meaning set forth in Section 14.12 hereof.
“Claims” shall have the meaning set forth in Section 16.5 hereof.

~~“Closing Date Warrants” shall have the meaning given to such term in the Term Loan Agreement (as in effect on the Third Amendment Effective Date).~~
“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended, modified or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
“Collateral” shall mean and include all right, title and interest of each Loan Party in all of the following property and assets of such Loan Party, in each case whether now existing or hereafter arising or created and whether now owned or hereafter acquired and wherever located:
(a)    all Receivables and all supporting obligations relating thereto;
(b)    all Equipment and fixtures;
(c)    all general intangibles (including all payment intangibles and all software) and all supporting obligations related thereto;
(d)    all Inventory;
(e)    all Subsidiary Stock, securities, Investment Property and financial assets;
(f)    all Real Property;
(g)    all Intellectual Property, including (i) all reissues, re-examinations, continuations, continuations-in-part, divisionals, renewals, reversions and extensions of the foregoing, (ii) all goodwill of the business connected with the use of, and symbolized by, each trademark and trademark application, (iii) any claims for damages by way of any past, present or future infringement of any of the foregoing and all proceeds thereof (including, without limitation, all proceeds resulting under insurance policies), and (iv) all cash, income, royalties, fees, other proceeds, Receivables, accounts and general intangibles that consist of rights of payment to or on behalf of any Loan Party, proceeds from the sale, licensing or other disposition of all or any part of, or rights in, the foregoing by or on behalf of any Loan Party, and all rights to sue and recover at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof;
(h)    all contract rights, rights of payment which have been earned under a contract, chattel paper (including electronic chattel paper and tangible chattel paper), commercial tort claims (whether now existing or hereafter arising); documents (including all warehouse receipts and bills of lading), deposit accounts, goods, instruments (including promissory notes), letters of credit (whether or not the respective letter of credit is evidenced by a writing) and letter-of-credit rights, cash and cash equivalents, certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), security agreements, eminent domain proceeds, condemnation proceeds, commercial tort claim proceeds and all supporting obligations;
(i)    all ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Loan Party or in which it has an interest), computer programs, tapes, disks and documents, and any other books and records, including all of such property relating to the property described in clauses (a) through and including (h) of this definition; and
(j)    all proceeds and products of the property described in clauses (a) through and including (i) of this definition, in whatever form. It is the intention of the parties that if Agent shall fail to have a perfected Lien in any particular property or assets of any Loan Party for any reason whatsoever, but the provisions of this Agreement and/or of the Other Documents, together with all financing statements and other public filings relating to Liens filed or recorded against the Loan Parties, would be sufficient to create a perfected Lien in any property or assets that such Loan Party may receive upon the Disposition of such particular property or assets, then all such “proceeds” of such particular property or assets shall be included in the Collateral as original collateral that is the subject of a direct and original grant of a security interest as provided for herein and in the Other Documents (and not merely as proceeds (as defined in Article 9 of the Uniform Commercial Code) in which a security interest is created or arises solely pursuant to Section 9-315 of the Uniform Commercial Code).
Notwithstanding the forgoing, Collateral shall not include any Excluded Property.
“Commitments” shall mean the Revolving Commitments.
“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 16.3 hereto, properly completed and otherwise in form and substance reasonably satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.
“Compliance Certificate” shall mean a compliance certificate substantially in the form of Exhibit 1.2(b) hereto to be signed by the Chief Financial Officer, Treasurer or Controller of Borrowing Agent.
“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and binding orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Loan Party’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the Other Documents, or the Term Loan Documents, including any Consents required under all applicable federal, state or other Applicable Law.
“Consigned Inventory” shall mean Inventory of any Loan Party that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.
“Contract Rate” shall have the meaning set forth in Section 3.1 hereof.
“Control Agreement” shall mean a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a Loan Party, Agent and the applicable depository bank (with respect to a Blocked Account or Depository Account) or securities intermediary (with respect to a securities account).
“Controlled Group” shall mean, at any time, each Loan Party and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Loan Party, are treated as a single employer under Section 414 of the Code.
“Covered Entity” shall mean (a) each Loan Party, each Subsidiary of each Loan Party, all Guarantors and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above and (c) the directors, officers and employees of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, twenty-five percent (25%) or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.
“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Loan Party, pursuant to which such Loan Party is to deliver any personal property or perform any services.
“Customs” shall have the meaning set forth in Section 2.13(b) hereof.
“Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by Agent by dividing (a) the Published Rate by (b) a number equal to 1.00 minus the Reserve Percentage.
“Debt Payments” shall mean, for any Person for any period, without duplication, all cash actually expended by such Person to make:
(a) Interest Expense for such period (including, without limitation, interest payments on any Advances hereunder, the Term Loan or any other Indebtedness but excluding interest paid-in-kind, amortization of financing fees and other non-cash Interest Expense), plus
(b) regularly scheduled principal payments made by such Person during such period in respect of the Term Loan and, to the extent accompanied by a permanent reduction of the applicable underlying commitment, regularly scheduled principal payments made during such period in respect of any other Indebtedness for borrowed money, plus
(c)  regularly scheduled principal payments in respect of Capitalized Lease Obligations of such Person during such period, plus
(d)  payments by such Person of any regularly scheduled fees, commissions and charges payable under this Agreement, any of the Other Documents or any of the Term Loan Documents during such period (but excluding any one-time consent, closing, or upfront fees under any of such documents).
~~Notwithstanding the foregoing, for purposes of calculating Debt Payments for Quantum and its Subsidiaries for any fiscal period that includes the quarterly periods ending on March 31, 2019, June 30, 2019 and September 30, 2019, the portion of Interest Expense pursuant to clause (a) above made in respect of the Advances hereunder or in respect of the Term Loan and the portion of regularly scheduled principal payments pursuant to clause (b) above made in respect of the Advances hereunder (if applicable) or the Term Loan, shall be (x) such Interest Expense and regularly scheduled principal payments for the fiscal quarter ending on March 31, 2019, multiplied by 4, (y) such Interest Expense and regularly scheduled principal payments for the two (2) consecutive fiscal quarters ending on June 30, 2019, multiplied by 2, and (z) such Interest Expense and regularly scheduled principal payments for the three (3) consecutive fiscal quarters ending on September 30, 2019, multiplied by 4/3, respectively.~~
“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.
“Default Rate” shall have the meaning set forth in Section 3.1 hereof.
“Defaulting Lender” shall mean any Lender that: (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Commitment Percentage of Advances, (ii) if applicable, fund any portion of its Participation Commitment in Letters of Credit or Swing Loans or (iii) pay over to Agent, any Issuer, Swing Loan Lender or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including a particular Default or Event of Default, if any) has not been satisfied; (b) has notified the Loan Parties or Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including a particular Default or Event of Default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within two (2) Business Days after request by Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and, if applicable, participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon Agent’s receipt of such certification in form and substance satisfactory to Agent; (d) has become the subject of an Insolvency Event; or (e) has failed at any time to comply with the provisions of Section 2.6(e) hereof with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders.
~~“Delayed Draw Term Loan Date” shall mean January 11, 2019 (or such earlier date as provided in the Term Loan Agreement).~~
“Depository Accounts” shall have the meaning set forth in Section 4.8(h) hereof.
“Designated Lender” shall have the meaning set forth in Section 16.2(d) hereof.
“Disposition” shall mean, with respect to any particular property or asset (other than cash or Cash Equivalents), the sale, lease, license, exchange, transfer or other disposition of such property or asset, and to “Dispose” of any particular property or asset shall mean to sell, lease, license, exchange, transfer or otherwise dispose of such property or asset.

“Disqualified Equity Interests” shall mean any Equity Interests which, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition, (a) mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one hundred eighty (180) days following the Maturity Date (excluding any provisions requiring redemption upon a “change of control” or similar event; provided that such “change of control” or similar event results in the Payment in Full of the Obligations), (b) are convertible into or exchangeable for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case, at any time on or prior to the date that is one hundred eighty (180) days following the Maturity Date, or (c) are entitled to receive scheduled dividends or distributions in cash prior to the time that the Obligations are Paid in Full.
“Document” shall have the meaning given to the term “document” in the Uniform Commercial Code.
“Dollar” and the sign “$” shall mean lawful money of the United States of America.
“Dollar Equivalent” shall mean, as of any date of determination, (a) as to any amount denominated in Dollars, the amount thereof as of such date of determination, and (b) as to any amount denominated in another currency, the equivalent amount thereof in Dollars as determined by Agent on the basis of the Currency Exchange Rate for the purchase of Dollars with such currency in effect on such date of determination.
“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.
“Drawing Date” shall have the meaning set forth in Section 2.14(b) hereof.
“EBITDA” shall mean, for any period, with respect to Quantum and its Subsidiaries, on a consolidated basis, the result of:
(a)     net income (or loss) for such period, minus
(b)    without duplication, the sum of the following amounts for such period (in each case to the extent included in determining net income (or loss) for such period):
(i)    tax credits based on income, profits or capital, including federal, foreign, state, franchise and similar taxes,
(ii)    extraordinary, unusual, or non-recurring revenue, income and gains,
(iii)    interest income,
(iv)    income arising by reason of the application of FAS 141R,
(v)    gains attributable to Investments in joint ventures and partnerships to the extent not distributed in cash to Quantum and its Subsidiaries,
(vi)    cash or non-cash exchange, translation or performance gains relating to any Interest Rate Hedge ~~or~~, Foreign Currency Hedge or foreign currency exchange transaction, and
(vii)    extraordinary, unusual or non-recurring non-cash gains or income (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior Reference Period), plus
(c)    without duplication, the sum of the following amounts for such Reference Period (in each case to the extent included in determining net income (or loss) for such Reference Period):
(i)    extraordinary, unusual, or non-recurring cash costs, cash expenses and cash losses ~~in an~~, severance, facility closure costs and other restructuring charges, costs or reserves; provided that the aggregate amount ~~not to~~added to net income pursuant to this clause (c)(i) shall not exceed $~~750,000~~5,000,000 in any ~~fiscal quarter~~Reference Period,
(ii)    Interest Expense,
(iii)    cash or non-cash exchange, translation or performance losses relating to any Interest Rate Hedge ~~or~~, Foreign Currency Hedge or foreign currency exchange transaction,
(iv)    tax expense based on income, profits or capital, including federal, foreign, state, franchise, excise, VAT, property, withholding and similar taxes (and for the avoidance of doubt, specifically excluding any sales taxes or any other taxes held in trust for a Governmental Body),
(v)    depreciation and amortization expenses,

(vi)    service parts lower of cost or market non-cash adjustment up to an aggregate amount not to exceed $2,000,000 in any fiscal quarter,
(vii)    reasonable costs, expenses, and fees (whether paid in cash, capitalized through amortization or written off) incurred (A) at any time prior to, on, or within the six (6) month period following the Sixth Amendment ~~and Restatement~~Effective Date in connection with the transactions contemplated by this Agreement, any amendments hereto (including the Seventh Amendment), and the Term Loan Agreement (including any amendments thereto) and the repayment of the Indebtedness under the ~~Existing~~Prior Term Loan Documents up to an aggregate amount for all such costs, expenses and fees incurred under this clause (c)(vii)(A) not to exceed $~~15,250,000 and (B) at any time prior to, on, or within the six (6) month period following the Third~~20,000,000 or (B) in connection with any Permitted Acquisition or other Permitted Investment consummated prior to the Sixth Amendment Effective Date ~~in connection with the Third Amendment Transactions up to an~~; provided, that, the aggregate amount ~~for all~~of such costs, expenses and fees ~~incurred under~~added back pursuant to this clause (c)(vii)(B) shall not ~~to~~ exceed ~~$1,800,000,~~10% of EBITDA for such Reference Period when taken together with any amounts added back for the same Reference Period pursuant to clause (c)(xi)(A) below (prior to giving effect to this clause (c)(vii)(B) and clause (c)(xi)(A)),
(viii)    ~~severance and facility closure costs incurred prior to the Maturity Date up to an aggregate amount not to exceed $12,500,000 during the Term~~Reserved,
(ix)    non-cash compensation expenses (including deferred non-cash compensation expenses), or other non-cash expenses or charges arising from the sale or issuance of Equity Interests, the granting of stock options, and the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution, or change of any such Equity Interests, stock option, stock appreciation rights or similar arrangements), minus the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of net income (or loss),
(x)    expenses reimbursed in cash by a third Person pursuant to an indemnity or guaranty in favor of Quantum or any of its Subsidiaries to the extent such amounts are actually received by Quantum or any of its Subsidiaries during such Reference Period,
(xi)    with respect to any Permitted Acquisition or other Permitted Investment consummated after the Sixth Amendment ~~and Restatement~~Effective Date:
(A)    out-of-pocket costs, fees, charges or expenses paid by Quantum or any of its Subsidiaries to any Person for services performed by such Person in connection with such Permitted Acquisition or other Permitted Investment to the extent incurred on or within 180 days prior to the consummation of such Permitted Acquisition~~, (1) up to an aggregate amount for such Permitted Acquisition not to exceed $1,500,000 and (2) in any amount to the extent such costs, fees, charges or expenses in this clause (A) are paid with proceeds of new equity Investments in exchange for Equity Interests of Quantum contemporaneously made by current shareholders of Quantum;~~ or other Permitted Investment;
(B)    purchase accounting adjustments, including, without limitation, a dollar for dollar adjustment for that portion of revenue that would have been recorded in the relevant period had the balance of deferred revenue (unearned income) recorded on the closing balance sheet and before application of purchase accounting not been adjusted downward to fair value to be recorded on the opening balance sheet in accordance with GAAP purchase accounting rules; and

(C)    non-cash adjustments in accordance with GAAP purchase accounting rules under FASB Statement No. 141R and EITF Issue No. 01-3, in the event that such an adjustment is required by Quantum’s independent auditors, in each case, as determined in accordance with GAAP, provided, that, any amounts added back pursuant to clause (c)(xi)(A) shall not to exceed 10% of EBITDA for such Reference Period when taken together with any amounts added back for the same Reference Period pursuant to clause (c)(vii)(B) above (prior to giving effect to clause (c)(xi)(A) and clause (c)(vii)(B)),
(xii)    non-cash losses, expenses and charges attributable to Investments in joint ventures and partnerships,
(xiii)    non-cash losses on sales or write-downs of assets, non-cash amortization or debt issuance costs, non-cash costs or charges associated with the issuance of ~~the Closing Date Warrants or any other~~any warrants issued by Quantum prior to the Seventh Amendment ~~and Restatement~~Effective Date~~, the Third Amendment Warrants~~, and any other non-cash charges or losses in accordance with GAAP; provided that if any such non-cash items represent an accrual or reserve for potential cash items in any future period, (A) the Borrowers may elect not to add back such non-cash item in the current period and (B) to the extent the Borrowers elect to add back any such non-cash item, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and
(xiv) ~~reasonable fees, costs and expenses incurred in connection with the SEC Inquiry, any fines or penalties resulting from the SEC Inquiry and/or the restatement of Quantum’s financial statements in an aggregate amount for all such fees, costs and expenses incurred under this clause (xiv) not to exceed $15,000,000 during the~~losses and costs arising from the extinguishment of Indebtedness under the Prior Term Loan Documents.
Notwithstanding the foregoing or ~~any other provisions of this Agreement~~anything to the contrary in this Agreement, (x) ~~for the~~ in determining EBITDA for any Reference Period ending on or before March 31, 2022, EBITDA for any of the following fiscal quarters included in such Reference Period shall be deemed to be equal to the following amounts for such fiscal quarter: (i) $3,600,000 for the fiscal quarter ended June 30, 2020, (ii) $10,300,000 for the fiscal quarter ended September 30, 2020, (iii) $10,900,000 for the fiscal quarter ended December 31, 2020, (iv) $9,400,000 for the fiscal quarter ended March 31, 2021, and (v) $6,500,000 for the fiscal quarter ended June 30, 2021, (y) for purposes of calculating EBITDA ~~of Quantum and its Subsidiaries~~ for any fiscal period of four (4) consecutive fiscal quarters (each, a “Reference Period”), if at any time during such Reference Period (and after the Sixth Amendment ~~and Restatement~~Effective Date), Quantum or any of its Subsidiaries shall have made a Permitted Acquisition or other Permitted Investment, EBITDA ~~of Quantum and its Subsidiaries~~ for such Reference Period shall be calculated after giving pro forma effect thereto as if such Permitted Acquisition or other Permitted Investment had occurred on the first day of the applicable Reference Period (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition or other Permitted Investment, are factually supportable, and are expected to have a continuing impact, in each case to be mutually and reasonably agreed upon by Borrowers and ~~the~~ Agent), and (~~y~~z) to the extent that any portion of the Permitted PPP Indebtedness is forgiven during any fiscal quarter, such portion shall be ignored for purposes of calculating EBITDA ~~of Quantum and its Subsidiaries~~ for each period of four (4) consecutive fiscal quarters that includes such fiscal quarter.
~~“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any~~

~~entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.~~
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.
~~“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.~~
“Effective Date” shall mean the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.
“Eligibility Date” shall mean, with respect to each Loan Party and each Swap, the date on which this Agreement or any Other Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any Other Document is then in effect with respect to such Loan Party, and otherwise it shall be the Effective Date of this Agreement and/or such Other Documents to which such Loan Party is a party).
“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.
“Eligible Extended Terms Receivables” shall mean Receivables of a Borrower which (a) are owing from a Specified Customer and (b) satisfy all of the criteria of Eligible Receivables other than clause (c) of the definition thereof; provided, however, that no Receivable shall be an Eligible Extended Term Receivable if such Receivable is due or unpaid more than one hundred fifty (150) days after the original invoice date.
“Eligible Insured Foreign Receivables” shall mean each Receivable of a Borrower arising in the Ordinary Course of Business that (a) satisfies all of the criteria of Eligible Receivables, other than clause (g) of the definition of “Eligible Receivables” and (b) is credit insured (the insurance carrier, amount and terms of such insurance shall be reasonably acceptable to Agent and shall name Agent as beneficiary or loss payee, as applicable).
“Eligible Inventory” shall mean and include Inventory of a Borrower consisting of finished goods or raw materials valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not, in Agent’s opinion, obsolete, slow moving or unmerchantable and which Agent, in its Permitted Discretion, shall not deem ineligible Inventory, based on such considerations as Agent may from time to time deem appropriate. In addition, Inventory shall not be Eligible Inventory if it:
(a)     consists of work in process;
(b)     consists of Service Inventory;
(c)     is not subject to a perfected, first priority Lien in favor of Agent or is subject to any other Liens (other than a Permitted Encumbrance);
(d)     does not conform to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof;

(e)     constitutes Consigned Inventory;
(f)     is subject to a License Agreement that prohibits the applicable Borrower or Agent from Disposing of the Intellectual Property licensed under such License Agreement, unless Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement (or Agent shall agree otherwise in its Permitted Discretion after establishing reserves against the Formula Amount with respect thereto as Agent shall deem appropriate in its Permitted Discretion);
(g)     is located outside the continental United States or at a location that is not otherwise in compliance with this Agreement;
(h)     is in-transit within the United States or in transit from a location outside the United States to a location of a Borrower or a Customer of such Borrower within the United States;
(i)     is situated at a location not owned by a Borrower unless the owner or occupier of such location has executed in favor of Agent a Lien Waiver Agreement (or Agent shall agree otherwise in its Permitted Discretion after establishing reserves against the Formula Amount with respect thereto as Agent shall deem appropriate in its sole discretion); provided that, (x) no Lien Waiver Agreement shall be required and no reserve shall be established with respect to any location if the aggregate amount of Eligible Inventory at such location is less than $250,000; and (y) if no Lien Waiver Agreement has been executed and delivered to Agent with respect to any such location, no reserve shall be established with respect to such location until the date that is thirty (30) days after the Seventh Amendment ~~and Restatement~~Effective Date so long as Borrowers are diligently working to obtain a Lien Waiver Agreement with respect to such location; or
(j)     if the sale of such Inventory would result in an ineligible Receivable.
“Eligible Receivables” shall mean and include each Receivable of a Borrower arising in the Ordinary Course of Business and which Agent, in its Permitted Discretion, shall deem to be an Eligible Receivable, based on such considerations as Agent may from time to time deem appropriate. A Receivable shall not be deemed eligible unless such Receivable is subject to Agent’s first priority perfected Lien and no other Liens (other than Permitted Encumbrances). In addition, no Receivable shall be an Eligible Receivable if:
(a)(a)    such Receivable arises from Recurring Royalty Revenue;
(b)(b)    such Receivable arises out of a sale made by any Borrower to an Affiliate of any Borrower or to a Person controlled by an Affiliate of any Borrower;
(c)(c)    such Receivable is due or unpaid more than one hundred twenty (120) days after the original invoice date or sixty (60) days after the original due date;
(d)(d)    such Receivable is due from a Customer with respect to which fifty percent (50%) or more of the Receivables owing from such Customer are not deemed Eligible Receivables hereunder (such percentage may, in Agent’s sole discretion, be increased or decreased from time to time);
(e)(e)    any covenant, representation or warranty set forth in this Agreement with respect to such Receivable has been breached;

(f)(f)    such Receivable is due from a Customer with respect to which an Insolvency Event shall have occurred;
(g)(g)    the sale giving rise to such Receivable is to a Customer outside the continental United States of America, Puerto Rico and Canada, unless such sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its Permitted Discretion or such Receivable constitutes an Eligible Insured Foreign Receivable;
(h)(h)    the sale giving rise to such Receivable is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis with the applicable Customer or is evidenced by chattel paper;
(i)(i)    Agent believes, in its Permitted Discretion, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;
(j)(j)    such Receivable is due from a Customer which is the United States of America, any state or any department, agency or instrumentality of any of them, unless the applicable Borrower assigns its right to payment of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances; provided that the amount of such Receivables which shall be deemed ineligible under this clause (j) on any date of determination shall be the amount of such Receivables in excess of $500,000 on such date;
(k)(k)    the goods giving rise to such Receivable have not been delivered to and accepted by the Customer, the services giving rise to such Receivable have not been performed by the applicable Borrower and accepted by the Customer or such Receivable otherwise does not represent a final sale;
(l)(l)    the Receivables of the Customer from which such Receivable is owing exceed a credit limit determined by Agent, in its Permitted Discretion, to the extent such Receivable exceeds such limit;
(m)(m)    such Receivable is owing from a Customer whose total obligations owing to all Borrowers exceed 25% of all Eligible Receivables, to the extent of the obligations owing by such Customer in excess of such percentage; provided, however, such percentages, as applied to a particular Customer (x) may be reduced at any time by Agent in its Permitted Discretion if the creditworthiness of such Customer deteriorates in the determination of Agent, and (y) may be increased at any time by Agent in its Permitted Discretion;
(n)(n)    the Receivable is subject to any offset, deduction, defense, dispute, credits or counterclaim (because, among other reasons, the Customer is also a creditor or supplier of a Borrower) or the Receivable is contingent in any respect or for any reason (but such Receivable shall only be ineligible to the extent of such offset, deduction, defense, counterclaim or contingency);
(o)(o)    the applicable Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(p)(p)    any return, rejection or repossession of the merchandise the sale of which gave rise to such Receivable has occurred or the rendition of services giving rise to such Receivable has been disputed;
(q)(q)    such Receivable is not payable to a Borrower;
(r)(r)    such Receivable is not evidenced by an invoice or other documentary evidence satisfactory to Agent; or
(s)(s)    such Receivable is not otherwise satisfactory to Agent as determined in good faith by Agent in the exercise of its Permitted Discretion.
“Environmental Complaint” shall have the meaning set forth in Section 9.3(b) hereof.
“Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes as well as common laws, relating to the protection of the environment, human health and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Materials and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state, international and local governmental agencies and authorities with respect thereto.
“Equipment” shall have the meaning given to the term “equipment” in the Uniform Commercial Code.
“Equity Interests” shall mean, with respect to any Person, any and all shares, rights to purchase from such Person, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), including in each case all rights relating to such Equity Interests, whether arising under the Organizational Documents of the Person issuing such Equity Interests or under the Applicable Laws of such issuer’s jurisdiction of organization relating to the formation, existence and governance of corporations, limited liability companies or partnerships or business trusts or other legal entities, as the case may be.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended, modified or supplemented from time to time and the rules and regulations promulgated thereunder.
“Erroneous Payment” shall have the meaning given to such term in Section 14.15(a).
“Erroneous Payment Deficiency Assignment” shall have the meaning given to such term in Section 14.15(d).
“Erroneous Payment Impacted Class” shall have the meaning given to such term in Section 14.15(d).
“Erroneous Payment Return Deficiency” shall have the meaning given to such term in Section 14.15(d).
“Erroneous Payment Subrogation Rights” shall have the meaning given to such term in Section 14.15(d).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
1“EU Withdrawal Act” shall have the meaning set forth in Section 5.31 hereof.
“Event of Default” shall have the meaning set forth in Article X hereof.
“Excess Cash Flow” shall ~~mean, for any Person for any period of determination, the result of:~~ have the meaning given to such term in the Term Loan Agreement.
~~(a)    EBITDA of such Person for such period, plus~~
~~(b)    the sum of the following:~~
~~(i)    the cash portion of extraordinary, unusual or non-recurring revenue, income and gains received by such Person during such period,~~
~~(ii)    the cash portion of interest income received by such Person during such period, and~~
~~(iii)    cash exchange, translation or performance gains relating to any Interest Rate Hedge or Foreign Currency Hedge received by such Person during such period, minus~~
~~(c) the sum of the following:~~
~~(i) the cash portion of extraordinary, unusual or non-recurring costs, expenses and losses of such Person during such period,~~
~~(ii) the cash portion of all Interest Expense paid by such Person during such period,~~
~~(iii) the cash portion of all taxes paid by such Person during such period,~~
~~(iv) to the extent added back to net income in the calculation of EBITDA during such period, the cash portion of the reasonable costs, expenses and fees incurred in connection with (A) the transactions contemplated by this Agreement and the Term Loan Agreement and the repayment of the Indebtedness under the Existing Term Loan Documents at any time prior to, on, or within six (6) months following the Amendment and Restatement Date which is paid by such Person during such period and (B) the Third Amendment Transactions at any time prior to, on, or within the six (6) month period following the Third Amendment Effective Date which is paid by such Person during such period,~~
~~(v) to the extent added back to net income in the calculation of EBITDA during such period, the cash portion of severance and facility closure costs incurred prior to the Maturity Date which is paid by such Person during such period,~~
~~(vi) to the extent added back to net income in the calculation of EBITDA during such period, the cash portion of out-of-pocket costs, fees, charges or expenses paid by Quantum or any of its Subsidiaries during such Period to any Person for services performed by such Person in connection with a Permitted Acquisition consummated after the Amendment and Restatement Date to the extent incurred on or within 180 days prior to the consummation of such Permitted Acquisition,~~

~~(vii)  the cash portion of all Unfunded Capital Expenditures (net of any proceeds of related financings with respect to such Capital Expenditures) made by such Person during such period,~~
~~(viii) the cash portion of all regularly scheduled principal payments made by such Person during such period in respect of the Term Loan and any other Permitted Indebtedness for borrowed money (other than revolving Indebtedness) and, to the extent accompanied with a permanent reduction of the applicable underlying commitment, the cash portion of all principal payments made by such Person during such period in respect of any revolving Permitted Indebtedness,~~
~~(ix) the cash portion of all regularly scheduled principal payments in respect of Capitalized Lease Obligations made by such Person during such period,~~
~~(x) the cash portion of all fees, expenses, commissions and charges paid by such Person during such period under or in connection with this Agreement, any of the Other Documents or any of the Term Loan Documents,~~
~~(xi) to the extent added back to net income in the calculation of EBITDA during such period, the cash portion of all fees, costs, and expenses incurred in connection with the SEC Inquiry, any fines or penalties resulting from the SEC Inquiry and the restatement of Quantum’s financial statements,~~
~~(xii) cash exchange, translation, or performance losses relating to any Interest Rate Hedge or Foreign Currency Hedge incurred by such Person during such period,~~
~~(xiii) amounts paid in cash during such period on account of (A) items that were accounted for as non-cash reductions of net income or EBITDA and (B) reserves or amounts established in purchase accounting, and~~
~~(xiv) the aggregate amount of expenditures actually made by such Person and its Subsidiaries in cash to the extent that such expenditures are not expensed or deducted in calculating net income.~~
“Excess Cash Flow Due Date” shall have the meaning set forth in Section 7.17(b) hereof.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Excluded Accounts” shall mean (a) deposit accounts of Quantum and its Subsidiaries maintained at one or more depository banks located in the United States having an aggregate amount on deposit in all such accounts of not more than $250,000 at any one time, (b) deposit accounts of Quantum and its Subsidiaries maintained at depository banks located outside of the United States (other than the Swiss Blocked Accounts) having an aggregate amount on deposit in all such accounts of not more than $2,000,000 at any one time, (c) deposit accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for employees of Quantum or any of its Subsidiaries, and (d) deposit accounts or securities accounts of Quantum and its Subsidiaries maintained for the sole purpose of providing deposits permitted pursuant to clause (k) of the definition of “Permitted Encumbrances”.
“Excluded Hedge Liability or Liabilities” shall mean, with respect to each Loan Party, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any Other Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Loan Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding the foregoing or any other provision of this Agreement or any Other Document to the contrary, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Loan Party executing this Agreement or the Other Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of “Excluded Hedge Liability or Liabilities” with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.
2“Excluded Property” shall mean (a) any lease, license (including from a Governmental Body), state or local franchise, charter or authorization, license agreement, permit, contract or agreement to which any Loan Party is a party, and any of its rights or interests thereunder, if and to the extent that a security interest therein (i) is prohibited by or in violation of any Applicable Law or a term, provision or condition of any such lease, license, franchise, charter, authorization, license agreement, permit, contract or agreement or (ii) would require governmental consent, approval, license or authorization (unless in each case, such Applicable Law, term, provision or condition or the requirement for such consent, approval, license or authorization would be rendered ineffective with respect to the creation of such security interest pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other Applicable Law), provided, however, that the foregoing shall cease to be treated as “Excluded Property” (and shall constitute Collateral) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, such security interest shall attach immediately to any portion of such lease, license, franchise, charter, authorization, contract or agreement not subject to the prohibitions specified in clauses (i) or (ii) above, provided, further that Excluded Property shall not include any proceeds of any such lease, license, franchise, charter, authorization, contract or agreement or any goodwill of the Loan Parties’ business associated therewith or attributable thereto; (b) Excluded Accounts; (c) any Real Property of any Loan Party with a fair market value of less than $1,000,000; (d) Equity Interests issued by any Foreign Subsidiary other than Equity Interests (i) issued by Square Box and (ii) described in clause (b) of the definition of Subsidiary Stock; (e) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law, provided that upon submission and acceptance by the United States Patent and Trademark Office of a “statement to allege use” or an “amendment to allege use” with respect thereto, such intent-to-use trademark application shall be considered Collateral; (f) commercial tort claims where the amount of damages claimed by the applicable Loan Party is less than $500,000; (g) Margin Stock (to the extent a security interest therein would violate the provisions of the regulations of the Board of Governors, including Regulation T, Regulation U, or Regulation X) and Equity Interests in any Person other than wholly-owned Subsidiaries that cannot be pledged without the consent of unaffiliated third parties; and (h) any assets (except for the Swiss Blocked Accounts) located outside the United States to the extent that such assets require action under the law of any non-U.S. jurisdiction to create or perfect a security interest in such assets under such non-U.S. jurisdiction, including any intellectual property registered in any non-U.S. jurisdiction, to the extent that the ~~Required Lenders determine in their reasonable~~Agent determines in its Permitted Discretion that the cost of obtaining such perfected security interest in such non-U.S. jurisdiction outweighs the value to the Lenders of obtaining such perfected security interest. Notwithstanding ~~the foregoing, if Square Box becomes a Loan Party in accordance with Sections 6.14(g) hereof~~anything contained in this Agreement or any Other Document, none of ~~its~~the Equity Interests of Square Box shall constitute Excluded Property ~~pursuant to clauses (d) or (h) of this definition~~.
“Excluded Taxes” shall mean, with respect to any Recipient, (a) Taxes imposed on or measured by net income (however denominated) and franchise Taxes, in each case (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office or applicable lending office is located or (ii) imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than any such connection arising solely from such Recipient having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under, this Agreement or any Other Document), (b) any branch profits Taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Loan Party is or has been located, (c) in the case of a Lender, any U.S. withholding Tax that is imposed on amounts payable to such Lender pursuant to a law in effect at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Loan Parties with respect to such withholding Tax pursuant to Section 3.10(a) hereof, (d) Taxes attributable to such Recipient’s failure to comply with Section 3.10(e) hereof, or (e) any Taxes imposed under FATCA.
“Existing Credit Agreement” shall mean the Revolving Credit and Security Agreement, dated as of the Original Closing Date, as heretofore amended, modified and supplemented, by and among Agent, Lenders and Borrowers.
“Existing Lenders” shall mean the financial institutions which are parties to the Existing Credit Agreement as lenders.
“Existing Loan Documents” shall mean, collectively, the Existing Credit Agreement and all of the other agreements, documents and instruments executed and delivered in connection therewith or related thereto.
~~“Existing PIMCO Term Loan Agent” shall mean U.S. Bank National Association, in its capacity as disbursing agent and collateral agent under the Existing PIMCO Term Loan Documents.~~
~~“Existing PIMCO Term Loan Documents” shall mean, collectively, the following (as the same have heretofore been amended, modified or supplemented): (a) the Term Loan Credit and Security Agreement, dated as of December 27, 2018, as amended, modified and/or supplemented, by and among Existing PIMCO Term Loan Agent, the financial institutions parties thereto as lenders, and the Loan Parties, and (b) all of the other agreements, documents and instruments executed and delivered in connection therewith or related thereto.~~
~~“Existing Term Loan Agent” shall mean TCW Asset Management Company LLC, a Delaware limited liability company, in its capacity as administrative agent under the Existing Term Loan Agreement.~~
~~“Existing Term Loan Documents” shall mean, collectively, the following (as the same have heretofore been amended, modified or supplemented): (a) the Term Loan Credit and Security Agreement, dated as of the Original Closing Date, by and among Existing Term Loan Agent, the financial institutions which are parties thereto as lenders, and the Loan Parties, (b) all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any, and all amendments thereto, waivers relating~~

~~thereto and other side letters or agreements affecting the terms thereof, and (c) all of the other agreements, documents and instruments executed and delivered in connection therewith or related thereto.~~
“Extraordinary Receipts” shall mean the Net Cash Proceeds received by any Loan Party or any of its Subsidiaries not in the Ordinary Course of Business (and not consisting of proceeds from the sale of Inventory), including, without limitation, (a) proceeds under any insurance policy on account of damage or destruction of any assets or property of such Loan Party or Subsidiary, (b) condemnation awards (and payments in lieu thereof), (c) indemnity payments, (d) foreign, United States, state or local tax refunds, (e) pension plan reversions and (f) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action.
“Facility Fee” shall have the meaning set forth in Section 3.3(b) hereof.
3“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Seventh Amendment ~~and Restatement~~Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Bodies and implementing such Sections of the Code.
“Federal Funds Effective Rate” shall mean, for any day, the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) calculated by the Federal Reserve Bank of New York (or any successor), based on such day’s overnight federal funds transactions by depositary institutions, as determined in such matter as such Federal Reserve Bank (or any successor) shall set forth on its public website from time to time, and as published on the next succeeding Business Day by such Federal Reserve Bank as the “Federal Funds Effective Rate”; provided, if such Federal Reserve Bank (or its successor) does not publish such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.
“Fee Letter” shall mean the ~~Fourth~~Fifth Amended and Restated Fee Letter, dated as of the ~~Third~~Seventh Amendment Effective Date, by and among Borrowers and Agent.
“Fifth Amendment” shall mean the Fifth Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of ~~the Fifth Amendment Effective Date~~February 5, 2021, by and among Agent, Lenders and the Borrowers.
~~“Fifth Amendment Effective Date” shall mean February 5, 2021.~~
“First Amendment” shall mean the First Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of ~~the First Amendment Effective Date~~April 3, 2020, by and among Agent, Lenders and the Borrowers.
~~“First Amendment Effective Date” shall mean April 3, 2020.~~
“Fixed Charge Coverage Ratio” shall mean, with respect to any Person for any fiscal period, the ratio of (a) the result of (i) EBITDA for such Person for such period, minus (ii) Unfunded Capital Expenditures made by such Person during such period, to (b) the sum of all Fixed Charges made by such Person during such period~~.~~ ;
provided that, notwithstanding the foregoing, solely for purposes of calculating the Fixed Charges component of the Fixed Charge Coverage Ratio of Quantum and its Subsidiaries: (x) for the four (4)

fiscal quarters ending on December 31, 2021, the amount of such Fixed Charges shall be deemed to be the amount of Fixed Charges for the fiscal quarter ending on such date, multiplied by four (4), (y) for the four (4) fiscal quarters ending on March 31, 2022, the amount of such Fixed Charges shall be deemed to be the amount of Fixed Charges for the two (2) fiscal quarters ending on such date, multiplied by two (2), and (z) for the four (4) fiscal quarters ending on June 30, 2022, the amount of such Fixed Charges shall be deemed to be the amount of Fixed Charges for the three (3) fiscal quarters ending on such date, multiplied by four-thirds (4/3).
“Fixed Charges” shall mean, with respect to any Person for any fiscal period, the sum of the following, without duplication (in each case determined in accordance with GAAP): (a) all Debt Payments made by such Person during such period, plus (b) all federal, state, and local income taxes paid in cash by such Person during such period, plus (c) all Restricted Payments (other than Restricted Payments permitted by Section 7.7(d) hereof) paid in cash by such Person during such period; plus (d) all rent paid in cash by such Person during such period for restructured facilities.
“Flood Laws” shall mean all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Laws related thereto.
“Foreign Cash Equivalents” shall mean (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United Kingdom or any European Union Central Bank or issued by any agency thereof and backed by the full faith and credit of the United Kingdom or any European Union Central Bank, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state, province or territory of the United Kingdom or any European Union Central Bank, or any political subdivision of any such state, province, territory or country or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United Kingdom or any European Union Central Bank at the date of acquisition thereof combined capital and surplus of not less than the Dollar Equivalent of $500,000,000, (d) deposit accounts maintained with (i) any bank that satisfies the criteria described in clause (c) above, or (ii) any other bank organized under the laws of the United Kingdom so long as the full amount maintained with any such other bank is insured by the Financial Services Compensation Scheme, (e) repurchase obligations of any commercial bank satisfying the requirements of clause (c) of this definition or any recognized securities dealer having combined capital and surplus of not less than the Dollar Equivalent of $500,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (c) above, (f) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (c) above, and (g) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (f) above.
“Foreign Currency Hedge” shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency.
“Foreign Currency Hedge Liabilities” shall mean the liabilities of the Loan Parties and their Subsidiaries owing to the provider of a Foreign Currency Hedge. For purposes of this Agreement and all of the Other Documents, all Foreign Currency Hedge Liabilities of any Loan Party or Subsidiary that is party to any Lender-Provided Foreign Currency Hedge shall, for purposes of this Agreement and all of the Other Documents, be “Obligations” of such Person and of each other Loan Party, be guaranteed obligations under any Guaranty and secured obligations under any Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Foreign Currency Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.
“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Loan Parties are resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” shall mean (a) any Subsidiary of any Person that is not organized or incorporated in the United States, any State or territory thereof or the District of Columbia, or (b) any Subsidiary of any Person that is organized or incorporated in the United States, any State or territory thereof or the District of Columbia that owns (directly or indirectly) no assets other than Equity Interests and/or debt interests of one or more Subsidiaries described in clause (a) above and other de minimis assets.
“Format Development Agreement” shall mean: (a) the Format Development Agreement, dated March 10, 2016, among Quantum, Hewlett-Packard Company (“HP”) and International Business Machines Corporation (“IBM”) relating to LTO8; (b) the Format Development Agreement, dated August 20, 2012, between Quantum, HP, and IBM relating to LTO7; (c) the Format Development Agreement, dated August 24, 2009, between Quantum, HP and IBM relating to LTO6; (d) the Format Development Agreement, dated March 23, 2007, between Quantum, HP and IBM relating to LTO 5; (e) the Format Development Agreement, dated August 18, 2005, between Quantum, HP and IBM relating to LTO4; (f) the Format Development Agreement, dated January 22, 2003, between Certance LLC, HP and IBM relating to LTO3; and (g) any prior or subsequent format development agreement relating to LTO to which Quantum or any Subsidiary is a party.
“Formula Amount” shall have the meaning set forth in Section 2.1(a) hereof.
“Fourth Amendment” shall mean the Fourth Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of ~~the Fourth Amendment Effective Date~~December 10, 2020, by and among Agent, Lenders and the Borrowers.
~~“Fourth Amendment Effective Date” shall mean December 10, 2020.~~
1“Funded Debt” shall mean, with respect to any Person, without duplication, (a) all Indebtedness of such Person for borrowed money, (b) all obligations of such Person to pay the deferred purchase price of property or services (but not including trade payables and accrued expenses incurred in the Ordinary Course of Business which are not represented by a promissory note or other evidence of indebtedness and which are not more than ~~thirty~~sixty (~~30~~60) days past due (and, for the avoidance of doubt, any royalty payments payable in the Ordinary Course of Business in respect of non-exclusive licenses)), (c) all Indebtedness of such Person evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, (d) all reimbursement obligations (contingent or otherwise) of such Person under any letter of credit agreement, banker’s acceptance agreement or similar arrangement that have been drawn but not yet reimbursed, (e) all Capitalized Lease Obligations and Permitted Purchase Money Indebtedness of such Person, (f) all current maturities of long-term debt, revolving credit and short term debt of such Person extendible beyond one year at the option of the debtor, (g) in the case of the Loan Parties, the Obligations and the Term Loan Indebtedness, and (h) without duplication, Indebtedness consisting of guaranties of Funded Debt of other Persons; provided however that for purposes of determining the amount of Funded Debt with respect to the Obligations, the amount of Funded Debt shall be equal to the quotient of (x) the sum of the outstanding Revolving Advances, Swing Loans and the Maximum Undrawn Amount of all outstanding Letters of Credit for each day of the most recently ended fiscal quarter, divided by (y) the number of such days in such fiscal quarter provided further that, for the fiscal quarters ending June 30, 2020, September 30, 2020 ~~and~~, December 31, 2020, March 31, 2021, June 30, 2021, September 30, 2021 and December 31, 2021, Funded Debt shall exclude any Permitted PPP Indebtedness.
“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.
“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Guarantor” or “Guarantors” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.
“Guarantor Security Agreement” shall mean any security agreement executed by any Guarantor in favor of Agent securing the Obligations or the Guaranty of such Guarantor, in form and substance reasonably satisfactory to Agent.
“Guaranty” shall mean any guaranty of the Obligations executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders, in form and substance reasonably satisfactory to Agent, including Article XVII hereof.
“Hazardous Discharge” shall have the meaning set forth in Section 9.3(b) hereof.
“Hazardous Materials” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in or subject to regulation under Environmental Laws.
“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.
“Hedge Liabilities” shall mean collectively, the Foreign Currency Hedge Liabilities and the Interest Rate Hedge Liabilities.
2“Historical Audited Financial Statements” shall mean the audited consolidated balance sheets of Quantum and its Subsidiaries as at the end of the fiscal year ended March 31, ~~2017~~2021 and the related consolidated statements of income or operations, changes in stockholders’ equity, and cash flows for such fiscal year, including the notes thereto.

~~“HMRC” shall have the meaning set forth in Section 6.14(e) hereof.~~
“Immaterial Subsidiary” shall mean, at any time, any Subsidiary of any Loan Party (a) designated as such by Borrowing Agent after the Seventh Amendment ~~and Restatement~~Effective Date in a written notice delivered to Agent and (b) which does not (i) (x) own or generate any Receivables or Inventory, (y) have revenues in any fiscal year in excess of $250,000 (other than, in the case of Quantum International, revenue generated through foreign branch offices pursuant to the Transfer Pricing Program) and (z) receive or generate any royalty revenue, or (ii) own, hold, or have an exclusive license to use, any Material Intellectual Property; it being understood that, as of the Seventh Amendment ~~and Restatement~~Effective Date, each of (1) Advanced Digital Information Corporation, a Washington corporation, (2) Certance (US) Holdings, Inc., a Delaware corporation, (3) Certance Holdings Corporation, a Delaware corporation, (4) Certance LLC, a Delaware limited liability company, (5) Quantum International, ~~and~~ (6) Quantum India Development Center Private Ltd., a company incorporated under the laws of India, and (7) Quantum Government, Inc., a Delaware corporation, shall be deemed to be an “Immaterial Subsidiary”.
“Indebtedness” shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities of such Person (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (a) borrowed money; (b) amounts received under or liabilities in respect of any note purchase or acceptance credit facility, and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all Capitalized Lease Obligations; (d) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, banker’s acceptance agreement or similar arrangement that have been drawn but not yet reimbursed; (e) obligations (determined as the mark-to-market value(s)) under any Interest Rate Hedge, Foreign Currency Hedge, or other interest rate management device, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement, in each case, after taking into account the effect of any legally enforceable netting arrangement relating to such obligations; (f) any other advances of credit made to or on behalf of such Person or any other transaction (including forward sale or purchase agreements and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements including to finance the purchase price of property or services and all obligations of such Person to pay the deferred purchase price of property or services (but ~~not including~~excluding (1) trade payables and accrued expenses incurred in the Ordinary Course of Business which are not represented by a promissory note or other evidence of indebtedness ~~and which are not more than thirty (30) days past due~~ (and, for the avoidance of doubt, any royalty payments payable in the Ordinary Course of Business in respect of non-exclusive licenses) and (2) the consideration payable in respect of any Permitted Acquisition or other Permitted Investment); (g) all Equity Interests of such Person subject to repurchase or redemption rights or obligations (excluding repurchases or redemptions at the sole option of such Person); (h) all indebtedness, obligations or liabilities secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are otherwise an obligation of such Person; (i) all obligations of such Person for “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts and in each case to the extent appearing as a liability on such Person’s balance sheet in accordance with GAAP; (j) off-balance sheet liabilities of such Person; (k) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business; and (l) any guaranty of any indebtedness, obligations or liabilities of a type described in the foregoing clauses (a) through (k).
“Indemnified Party” shall have the meaning set forth in Section 16.5 hereof.

3“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrowers under this Agreement or any Other Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.
“Insolvency Event” shall mean, with respect to any Person, including without limitation any Lender, that such Person or such Person’s direct or indirect Parent (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United States Code), or regulatory restrictions, (b) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or is generally unable, to pay its debts as they become due or ceases operations of its present business, (d) with respect to a Lender, such Lender is unable to perform hereunder due to the application of Applicable Law, or (e) has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clauses (a) or (b), provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect Parent by a Governmental Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Intellectual Property” shall mean property constituting a patent, copyright, trademark, service mark, trade name, mask work, trade secrets or design right under Applicable Law (and any registration or application in respect of the foregoing), including any such property to which a Loan Party has a license or other right to use any of the foregoing under Applicable Law.
“Intercreditor Agreement” shall mean that certain Amended and Restated Intercreditor Agreement, dated as of the ~~Sixth~~Seventh Amendment Effective Date, between Agent and Term Loan Agent, as acknowledged and agreed to by the Loan Parties, as the same may be further amended, modified, supplemented, renewed, restated or replaced from time to time in accordance with the terms thereof.
“Interest Expense” shall mean, for any period, the aggregate interest expense of Quantum and its Subsidiaries, on a consolidated basis, for such period, determined in accordance with GAAP.
“Interest Period” shall mean the period provided for any LIBOR Rate Loan pursuant to Section 2.2(b) hereof.
“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreement entered into by any Loan Party or any of its Subsidiaries in order to provide protection to, or minimize the impact upon, any Loan Party or its Subsidiaries of increasing floating rates of interest applicable to Indebtedness.
“Interest Rate Hedge Liabilities” shall mean the liabilities owing to the provider of any Interest Rate Hedge. For purposes of this Agreement and all of the Other Documents, all Interest Rate Hedge Liabilities of any Loan Party or Subsidiary that is party to any Lender-Provided Interest Rate Hedge shall be “Obligations” hereunder and under the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person, and the Liens securing such Interest Rate Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“Inventory” shall mean and include as to each Loan Party all of such Loan Party’s inventory (as defined in Article 9 of the Uniform Commercial Code) and all of such Loan Party’s goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Loan Party’s business or used in selling or furnishing such goods, merchandise and other personal property, and all Documents.
“Investment” shall mean, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, moving expenses and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person). The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.
“Investment Property” shall mean and include, with respect to any Person, all of such Person’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts, and any other asset or right that would constitute “investment property” under the Uniform Commercial Code.
“Investment Property Collateral” shall mean all Collateral comprised of Investment Property.
“Invicto” shall mean Invicto Software Solutions Private Limited, a company incorporated under the laws of India.
“Invicto Acquisition” shall mean the acquisition by Quantum of the Assigned Intellectual Property Rights (as defined in the Invicto Acquisition Agreement) of Invicto, and the other transactions contemplated by the Invicto Acquisition Agreement.
“Invicto Acquisition Agreement” shall mean the Deed of Assignment of Intellectual Property Rights, dated as of August 24, 2021, by and among Quantum, as the assignee, Invicto, as the assignor, the Promoters (as defined therein), and the other parties thereto, as the same may be amended, modified or supplemented from time to time.
“Issuers” shall mean, collectively: (a) Agent, in its capacity as the issuer of Letters of Credit hereunder and (b) any other Lender which is requested by Borrowing Agent and is acceptable to Agent in its sole discretion to become an issuer of Letters of Credit hereunder; each an “Issuer”.
“Law(s)” shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, binding opinion, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Body, foreign or domestic.
“Leasehold Interests” shall mean all of each Loan Party’s right, title and interest in and to, and as lessee of, the premises identified as leased Real Property on Schedule 4.4 hereto.
“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a permitted transferee, successor or assign of any Lender. For the purposes of any provision of this Agreement or any Other Document which provides for the granting of a security interest or other Lien to Agent for the benefit of Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation (specifically including any Hedge Liabilities in respect of Lender-Provided Hedges and any Cash Management Liabilities) is owed.
“Lender-Provided Hedges” shall mean, collectively, all Lender-Provided Foreign Currency Hedges and all Lender-Provided Interest Rate Hedges.
“Lender-Provided Foreign Currency Hedge” shall mean a Foreign Currency Hedge which is provided by any Lender to any Loan Party or any Subsidiary of a Loan Party and for which such Lender confirms to Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes.
“Lender-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by any Lender to any Loan Party or any Subsidiary of a Loan Party and with respect to which such Lender confirms to Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes.
“Letter of Credit Application” shall have the meaning set forth in Section 2.12(a) hereof.
“Letter of Credit Borrowing” shall have the meaning set forth in Section 2.14(d) hereof.
“Letter of Credit Fees” shall have the meaning set forth in Section 3.2 hereof.
“Letter of Credit Sublimit” shall mean $3,000,000.
“Letters of Credit” shall have the meaning set forth in Section 2.11 hereof.
“LIBOR Alternate Source” shall have the meaning set forth in the definition of “LIBOR Rate”.
“LIBOR Rate” shall mean for any LIBOR Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Agent as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (a “LIBOR Alternate Source”), at approximately 11:00 a.m.~~,~~  (London time~~,~~) two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such LIBOR Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or (x) if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error), or (y) if the LIBOR Rate is unascertainable as set forth in Section 3.8.2~~(i)~~  hereof, a comparable replacement rate determined in accordance with Section 3.8.2 hereof), by (b) a number equal to 1.00 minus the Reserve Percentage; provided, however, that if the LIBOR Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. The LIBOR Rate shall be adjusted with respect to any LIBOR Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. Agent shall give reasonably prompt notice to the Borrowing Agent of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.
“LIBOR Rate Loan” shall mean any Advance that bears interest based on the LIBOR Rate.
“LIBOR Termination Date” shall have the meaning set forth in Section 3.8.2(a) hereof.
“License Agreement” shall mean any agreement between any Loan Party and a Licensor pursuant to which such Loan Party is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Loan Party or otherwise in connection with such Loan Party’s business operations.
“Licensor” shall mean any Person from whom any Loan Party obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such Loan Party’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with such Loan Party’s business operations.
“Licensor/Agent Agreement” shall mean an agreement between Agent and a Licensor, in form and substance reasonably satisfactory to Agent, by which Agent is given the unqualified right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to and to Dispose of any Loan Party’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of such Loan Party’s default under any License Agreement with such Licensor.
“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), encumbrance, preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, the interest of a lessor under any capital lease (or financing lease having substantially the same economic effect as any of the foregoing), and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.
“Lien Waiver Agreement” shall mean an agreement which is executed in favor of Agent and Term Loan Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time in form and substance reasonably satisfactory to Agent.
“Liquidity” shall mean, as of any date of determination, the sum of (a) Undrawn Availability on such date, plus (b) the aggregate amount of all Qualified Cash ~~and PNC Other Cash~~ on such date.
“Loan Party” or “Loan Parties” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.
“LTO Consortium” shall mean any Person party to a Format Development Agreement.
“LTO Program” shall mean assets (including Intellectual Property) and revenue directly related and attributable to the Linear Tape-Open (“LTO”) format for which a Format Development Agreement exists.
“Manufacturing Inventory” shall mean Inventory classified on any Loan Party’s balance sheet as manufacturing inventory in accordance with GAAP.

4“Margin Stock” shall have the meaning assigned to such term in Regulation U.
“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, business or properties of either (i) Quantum or (ii) the Loan Parties, taken as a whole, (b) the ability of either (i) Quantum or (ii) the Loan Parties, taken as a whole, to duly and punctually pay or perform the Obligations in accordance with the terms hereof, (c) Agent’s Liens on the Collateral or the priority of any such Lien on all or a material portion of the Collateral or (d) the practical realization of the benefits of Agent’s and each Lender’s rights and remedies under this Agreement and the Other Documents.
“Material Contract” shall mean any contract, agreement, instrument, permit, lease or license, written or oral, of any Loan Party, which is material to any Loan Party’s business or which the failure to comply with could reasonably be expected to result in a Material Adverse Effect.
“Material Customers” shall mean, as of any date of determination, the top five (5) Customers of Quantum and its Subsidiaries for the trailing twelve (12) month period ending on the last day of the month most recently ended, as measured by the aggregate revenue received by Quantum and its Subsidiaries from all Customers.
5“Material Indebtedness” shall mean Indebtedness (other than the Obligations) of any Loan Party to any Person with a then-outstanding principal balance (or, in the case of any Indebtedness not so denominated, with a then-outstanding total obligation amount) of $~~1,000,000~~3,000,000 or more.
“Material Intellectual Property” shall mean any Intellectual Property that is material to the business of any Loan Party, individually, or the Loan Parties, taken as a whole, and which shall, for the avoidance of doubt, include material software owned, held or licensed by the Loan Parties and their Subsidiaries (other than non-exclusive software licenses granted in the Ordinary Course of Business).
“Maturity Date” shall mean ~~December 27~~August 5, ~~2023~~2026.
“Maximum Revolving Advance Amount” shall mean ~~(a) for the period commencing on the Amendment and Restatement Date and until the conditions set forth in Section 6.14(a) hereof have been satisfied, $12,000,000, and (b) thereafter, $45,000,000~~$30,000,000.
“Maximum Swing Loan Advance Amount” shall mean $~~4,500,000~~3,000,000.
“Maximum Undrawn Amount” shall mean, with respect to any outstanding Letter of Credit as of any date, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.
~~“Minimum PNC Qualified Cash Amount” shall mean $5,000,000.~~
“Modified Commitment Transfer Supplement” shall have the meaning set forth in Section 16.3(d) hereof.
“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor.
“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA to which contributions are required or, within the preceding five plan years, were required by any Loan Party or any member of the Controlled Group.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Loan Party or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4063 or 4064 of ERISA.
“Negotiable Document” shall mean a Document that is “negotiable” within the meaning of Article 7 of the Uniform Commercial Code.
“Net Cash Proceeds” shall mean:
(a)    with respect to any Disposition by any Loan Party or any of its Subsidiaries of any assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Loan Party or Subsidiary in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Encumbrance on any asset (other than (A) the Obligations and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition, (ii) reasonable fees, commissions and expenses related thereto and required to be paid by such Loan Party or such Subsidiary in connection with such Disposition, (iii) taxes paid or payable to any taxing authorities by such Loan Party or such Subsidiary in connection with such Disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries, and are properly attributable to such transaction; and (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, and (C) for the payment of unassumed liabilities relating to the assets sold or otherwise Disposed of at the time of, or within 30 days after, the date of such Disposition;
(b)    with respect to the issuance or incurrence of any Indebtedness by any Loan Party or any of its Subsidiaries, or the issuance by any Loan Party or any of its Subsidiaries of any Equity Interests, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Loan Party or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions and expenses related thereto and required to be paid by such Loan Party or such Subsidiary in connection with such issuance or incurrence, and (ii) taxes paid or payable to any taxing authorities by such Loan Party or such Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries, and are properly attributable to such transaction; and
(c)    with respect to any Extraordinary Receipts received by any Loan Party or any of its Subsidiaries, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Loan Party or Subsidiary in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Encumbrance on any asset (other than the Obligations) and which is required to be, and is, repaid in connection with such Extraordinary Receipt; (ii) reasonable fees, commissions and expenses related thereto and required to be paid by such Loan Party or such Subsidiary in connection with such Extraordinary Receipt; and (iii) taxes paid or payable to any taxing authorities by such Loan Party or such Subsidiary in connection with such Extraordinary Receipt, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash proceeds, actually paid or payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries, and are properly attributable to such transaction.

“Non-Defaulting Lender” shall mean, at any time, any Lender holding a Revolving Commitment that is not a Defaulting Lender at such time.
“Non-Qualifying Party” shall mean any Loan Party that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.
“Notes” shall mean collectively, the Revolving Credit Note and the Swing Loan Note.
“Obligations” shall mean and include any and all loans (including without limitation, all Advances), advances, debts, liabilities, obligations (including without limitation all reimbursement obligations and cash collateralization obligations with respect to Letters of Credit), covenants and duties owing by any Loan Party or any Subsidiary of any Loan Party to Issuers, Swing Loan Lender, Lenders or Agent (or to any other direct or indirect subsidiary or affiliate of any Issuer, Swing Loan Lender, any Lender or Agent) of any kind or nature, present or future (including any interest or other amounts accruing thereon, any fees accruing under or in connection therewith, any costs and expenses of any Person payable by any Loan Party and any indemnification obligations payable by any Loan Party arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Loan Party, whether or not a claim for post-filing or post-petition interest, fees or other amounts is allowable or allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement, any of the Other Documents or any Cash Management Products and Services, in each case whether or not for the payment of money, whether arising by reason of an extension of credit, opening or issuance of a letter of credit, loan, establishment of any commercial card or similar facility or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of Agent’s or any Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities or any Permitted PPP Indebtedness.
“Ordinary Course of Business” shall mean, with respect to any Loan Party or any Subsidiary of a Loan Party, the ordinary course of the business of such Loan Party or such Subsidiary, as applicable.
“Organizational Documents” shall mean, with respect to any Person, any charter, articles or certificate of incorporation, certificate of organization, registration or formation, certificate of partnership or limited partnership, bylaws, operating agreement, limited liability company agreement, or partnership agreement of such Person and any and all other applicable documents relating to such Person’s formation, organization or entity governance matters (including any shareholders’ or equity holders’ agreement or voting trust agreement) and specifically includes, without limitation, any certificates of designation for preferred stock or other forms of preferred equity.
“Original Closing Date” shall mean October 21, 2016.
6“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any Other Document, or sold or assigned an interest in this Agreement or any Other Document).

“Other Documents” shall mean the Notes, the Fee Letter, any Guaranty, any Guarantor Security Agreement, any Pledge Agreement, any Lender-Provided Hedge, the Intercreditor Agreement, the UK Security Agreements, each Certificate of Beneficial Ownership, the Swiss Pledge Agreement, and any and all other agreements, instruments and documents, including any subordination agreements, guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other agreements, documents or instruments heretofore, now or hereafter executed by any Loan Party and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement, in each case together with all amendments, modifications, supplements, renewals, extensions, restatements, substitutions and replacements thereto and thereof.
“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any Other Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Other Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.9 hereof).
“Out-of-Formula Loans” shall have the meaning set forth in Section 16.2(e) hereof.
“Overnight Bank Funding Rate” shall mean, for any, day the rate per annum (based on a year of 360 days and actual days elapsed) comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by such Federal Reserve Bank (or by such other recognized electronic source (such as Bloomberg) selected by Agent for the purpose of displaying such rate) (an “Alternate Source”); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrowers.
“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly, fifty percent (50%) or more of the Equity Interests issued by such Person having ordinary voting power to elect a majority of the directors of such Person, or other Persons performing similar functions for any such Person.
“Participant” shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.
“Participant Register” shall have the meaning set forth in Section 16.3(b) hereof.
“Participation Advance” shall have the meaning set forth in Section 2.14(d) hereof.
“Participation Commitment” shall mean the obligation hereunder of each Lender holding a Revolving Commitment to buy a participation equal to its Revolving Commitment Percentage (subject to any reallocation pursuant to Section 2.22(b)(iii) hereof) in the Swing Loans made by Swing Loan Lender hereunder as provided for in Section 2.4(c) hereof and in the Letters of Credit issued hereunder as provided for in Section 2.14(a) hereof.

“Payment Conditions” shall mean, on any applicable date of determination: (a) Liquidity shall be equal to or greater than $~~30,000,000~~20,000,000 on such date, and (b) no Event of Default shall exist or shall have occurred and be continuing on such date.
“Payment in Full” or “Paid in Full” shall mean (a) the final payment or repayment and satisfaction in full, in cash, in immediately available funds of all of the Obligations, including without limitation all fees or charges that have accrued hereunder or under any Other Document and are unpaid and the obligations of the Loans Parties under Section 16.9 hereof (other than (i) contingent indemnification Obligations which pursuant to the express terms of this Agreement or any of the Other Documents survive the termination hereof or thereof but are not then asserted and are unknown, (ii) Obligations with respect to any Lender-Provided Hedge with respect to which the counterparty providing such Lender-Provided Hedge has agreed that such Lender-Provided Hedge may remain outstanding, and (iii) Obligations with respect to any Cash Management Products and Services with respect to which the Person providing such Cash Management Products and Services has agreed that such Cash Management Products and Services may remain outstanding), (b) the receipt by Agent of cash collateral in order to secure any contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, and (c) the termination of this Agreement and all of the Commitments of the Lenders. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue as if such payment or proceeds had not been received by Agent or such Lender.
“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Agent, if any, which it may designate by notice to Borrowing Agent and to each Lender to be the Payment Office.
“Payment Recipient” shall have the meaning given to such term in Section 14.15(a).
“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.
“Pension Benefit Plan” shall mean at any time any “employee pension benefit plan” as defined in Section 3(2) of ERISA (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412, 430 or 436 of the Code and either (a) is maintained or to which contributions are required by any Loan Party or any member of the Controlled Group or (b) has at any time within the preceding five years been maintained or to which contributions have been required by a Loan Party or any entity which was at such time a member of the Controlled Group.
“Permitted Acquisition” shall mean, collectively, ~~(x) the Square Box Acquisition and (y) any other~~any acquisition by a Loan Party of the assets, Equity Interests or of any division or line of business of another Person (the “Target”); provided that~~, in the case of this clause (y)~~:
(a)    at least ~~fifteen~~five (~~15~~5) Business Days prior to the anticipated closing date of the proposed acquisition, Borrowing Agent has provided Agent with written notice of the proposed acquisition,

(b)    the board of directors (or other comparable governing body) of the Target shall have duly approved the acquisition;
(c)    if such acquisition includes general partnership interests or any other Equity Interest that does not have a corporate (or similar) limitation on liability of the owners thereof, then such acquisition shall be effected by having such Equity Interests acquired by a corporate or other limited liability holding company directly or indirectly wholly-owned by a Loan Party and newly formed for the sole purpose of effecting such acquisition;
(d)    the Target or assets acquired shall be used or useful in the business of the Borrowers, and Borrowing Agent shall have provided Agent all material memoranda and presentations delivered to the board of directors of Quantum or the applicable Subsidiary describing the rationale for such acquisition;
(e)    no Indebtedness will be incurred, assumed or would exist with respect to Quantum or its Subsidiaries as a result of such acquisition, other than ~~Indebtedness permitted under clauses (f), (g) and (h) of the definition of “~~Permitted Indebtedness~~”~~, and no Liens will be incurred, assumed or would exist with respect to the assets of Quantum or its Subsidiaries as a result of such acquisition, other than Permitted Encumbrances;
(f)    subject to the Intercreditor Agreement, within fifteen (15) days after the consummation of such acquisition (or such longer period as Agent shall agree), Agent shall have received a first priority Lien in all acquired assets or Equity Interests which do not constitute Excluded Property, subject to documentation consistent with the Collateral-related provisions of this Agreement and the Other Documents ~~and~~or otherwise reasonably satisfactory to Agent;
(g)    to the extent available, the Loan Parties shall have delivered to Agent financial statements of the acquired entity for the two (2) most recent fiscal years then ended;
(h)    in connection with the acquisition of Equity Interests, ~~the Target shall~~ (1) the Target shall have EBITDA, calculated in accordance with GAAP immediately prior to such acquisition, of at least $1 (or such other minimum amount as Agent shall agree), and (2) within thirty (30) days after the consummation of such acquisition (or such longer period as Agent shall agree), the Target shall be added as a Borrower or a Guarantor (as Agent shall determine in its Permitted Discretion) and be jointly and severally liable for all Obligations, in each case, to the extent that the Target would have been required to do so under Section 7.12 hereof if it were a newly formed Subsidiary;
(i)    Borrowing Agent shall have delivered to Agent a pro forma balance sheet, pro forma ~~financial statements~~income statement and a Compliance Certificate demonstrating by reasonably detailed calculations that, upon giving effect to such acquisition on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined by Borrowing Agent in good faith as if the combination had been accomplished at the beginning of the relevant ~~period; such eliminations and inclusions to be mutually and reasonably agreed upon by Borrowing Agent and Agent)~~Reference Period) created by adding the historical combined financial statements of Quantum and its Subsidiaries (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Target (or the historical financial statements related to the assets to be acquired or, if such financial statements related to such assets are not available, as otherwise calculated by Borrowing Agent in good faith) pursuant to the proposed acquisition, (1) Quantum and its Subsidiaries, on a consolidated basis, ~~(1)~~ would have been in compliance with each of the financial covenants set forth in

Section 6.5 hereof for the four (4) fiscal quarter period ended ~~immediately~~on the last day of the most recent fiscal quarter prior to the proposed date of consummation of the proposed acquisition for which financial statements have been (or were required to be) delivered pursuant to Section 9.8 hereof, and (2) Quantum and its Subsidiaries, on a consolidated basis, are projected to be in compliance with each of the financial covenants set forth in Section 6.5 hereof for each of the next four (4) fiscal ~~quarter period ended one year after the proposed date of consummation of the proposed acquisition~~quarters ending after the fiscal quarter referenced in clause (1) above;
(j)    if the total consideration, including the purchase price and liabilities assumed (including, without limitation, all Acquired Indebtedness, Indebtedness under Permitted Seller Notes and Permitted Earnouts), of any such acquisition shall exceed $~~10,000,000~~15,000,000, Borrowing Agent shall have delivered to Agent a quality of earnings report performed by a third party firm reasonably acceptable to Agent;
~~(k)    immediately after giving effect to the consummation of the proposed acquisition, Quantum and its Subsidiaries, on a consolidated basis, shall be in compliance on a pro forma basis with the financial covenants set forth in Section 6.5 hereof, recomputed for the most recently ended fiscal quarter for which financial statements are required to be delivered pursuant to Section 9.8 hereof;~~
(~~l~~k)    on the date of any such acquisition, Borrowers shall have Average Liquidity for the thirty (30) days immediately preceding the date of such acquisition of not less than $~~30,000,000~~20,000,000;
(~~m~~l)    on the date of any such acquisition and after giving pro forma effect thereto, each of the Payment Conditions shall have been satisfied;
(~~n~~m)    except to the extent made with the proceeds of the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of Quantum, the total consideration, including the purchase price and liabilities assumed (including, without limitation, all Acquired Indebtedness, Indebtedness under Permitted Seller Notes and Permitted Earnouts but excluding consideration in the form of issuance of Equity Interests permitted hereunder or paid with the proceeds of the issuance of Equity Interests permitted hereunder), of: (i) all such acquisitions ~~(including the Square Box Acquisition)~~ of (x) Targets that are organized or incorporated in the United States, any State or territory thereof or the District of Columbia and (y) assets located in the United States, shall not exceed $~~20,000,000~~50,000,000 in the aggregate during the Term; and (ii) all such acquisitions, together with any Permitted Investments entered into pursuant to clause (r) of the definition of “Permitted Investments”, of (x) Targets that are not organized or incorporated in the United States, any State or territory thereof or the District of Columbia and (y) assets located outside of the United States, shall not exceed $10,000,000 in the aggregate during the Term;
(~~o~~n)    if the total consideration, including the purchase price and liabilities assumed (including, without limitation, all Acquired Indebtedness, Indebtedness under Permitted Seller Notes and Permitted Earnouts), of any such acquisition shall exceed $2,500,000, not later than five (5) Business Days prior to the anticipated closing date of the proposed acquisition, Borrowing Agent has provided Agent with copies of the most recent drafts of the acquisition agreement and other material agreements, documents and instruments related to the proposed acquisition, including, without limitation, any related management, non-compete, employment, option or other material agreements (the “Acquisition Documents”), and, in any event, promptly following the closing date of the acquisition, Borrowing Agent shall provide Agent with true, correct and complete copies of the Acquisition Documents, in each case duly authorized, executed and delivered by the parties thereto, together with any schedules to such Acquisition Documents;

~~(p)    such assets shall be located in the United States or such Target shall be incorporated in a state within the United States; and~~
(~~q~~o)    no assets acquired in any such acquisition shall be included in the Formula Amount until Agent has received a field examination and/or appraisal of such assets, in form and substance acceptable to Agent~~.~~;
(p)    the Fixed Charge Coverage Ratio of Quantum and its Subsidiaries, on a consolidated basis, for the four (4) fiscal quarter period most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 9.8 hereof, after giving pro forma effect to the consummation of the proposed acquisition, shall be equal to or greater than 1.25: 1.00; and
(q)    the Total Net Leverage Ratio of Quantum and its Subsidiaries, on a consolidated basis, for the four (4) fiscal quarter period most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 9.8 hereof, after giving pro forma effect to the consummation of the proposed acquisition, shall be less than or equal to the ratio set forth below for such period:

Fiscal Quarter Ending	Maximum Total Net Leverage Ratio
September 30, 2021	3.75:1.00
December 31, 2021	3.75:1.00
March 31, 2022	3.75:1.00
June 30, 2022	3.00:1.00
September 30, 2022	3.00:1.00
December 31, 2022	3.00:1.00
March 31, 2023	3.00:1.00
June 30, 2023	2.50:1.00
September 30, 2023	2.50:1.00
December 31, 2023	2.50:1.00
March 31, 2024	2.50:1.00
June 30, 2024	2.50:1.00
September 30, 2024	2.50:1.00
December 31, 2024	2.50:1.00
March 31, 2025	2.50:1.00
June 30, 2025	2.50:1.00
December 31, 2025 and each fiscal quarter ending thereafter	2.50:1.00

For the purposes of calculating Liquidity and Average Liquidity under clauses (k) and (l) of this definition, any assets being acquired in the proposed acquisition shall be included in the Formula Amount on the date of closing of such acquisition so long as Agent has received an audit or appraisal of such assets as set forth in clause (o) above and so long as such assets satisfy the applicable eligibility criteria described herein.
“Permitted Assignees” shall mean: (a) Agent, any Lender or any of their direct or indirect Affiliates; and (b) any fund that is administered or managed by Agent or any Lender, an Affiliate of Agent or any Lender or a related entity.

“Permitted Discretion” shall mean a determination made in good faith and in the exercise (from the perspective of a secured asset-based lender) of commercially reasonable business judgment.
“Permitted Dispositions” shall mean:
(a)    Dispositions of Equipment that is substantially worn, damaged or obsolete or no longer used or useful in the Ordinary Course of Business of the Loan Parties or their Subsidiaries and leases or subleases of Real Property that is not useful in the conduct of the business of the Loan Parties or their Subsidiaries;
(b)    sales of Inventory to Customers in the Ordinary Course of Business;
(c)    the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or any of the Other Documents;
(d)    the licensing of patents, trademarks, copyrights, and other Intellectual Property rights (i) on a non-exclusive basis in the Ordinary Course of Business or (ii) on a non-exclusive basis (other than with respect to exclusivity for specific geographic locations), in each case under this clause (ii), in the Ordinary Course of Business to the extent consistent with past practice;
(e)    the granting of Permitted Encumbrances;
(f)    the sale or discount, in each case without recourse, of Receivables arising in the Ordinary Course of Business, but only in connection with the compromise or collection thereof;
(g)    any involuntary loss, damage or destruction of property;
(h)    any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;
(i)    the leasing or subleasing of assets of any Loan Party or its Subsidiaries in the Ordinary Course of Business;
(j)    (i) the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of Quantum, (ii) the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of any wholly-owned Subsidiary of a Loan Party that is itself a Loan Party to such Loan Party and (iii) the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of any Subsidiary that is not a Loan Party to any Subsidiary that is not a Loan Party;
(k)    (i) the lapse of registered patents, trademarks, copyrights and other Intellectual Property of any Loan Party or its Subsidiaries to the extent not economically desirable in the conduct of its business or (ii) the abandonment of patents, trademarks, copyrights or other Intellectual Property rights so long as (in each case under clauses (i) and (ii)), (A) such patents, trademarks, copyrights or other Intellectual Property rights do not generate material revenue, (B) such lapse or abandonment would not reduce the recurring royalty revenue stream of assets not Disposed of, and (C) such lapse or abandonment is not materially adverse to the interests of Agent and the other Secured Parties;
(l)    the making of Restricted Payments that are expressly permitted to be made pursuant to this Agreement;
(m)    the making of Permitted Investments;

(n)    Dispositions of assets acquired by any Loan Party or its Subsidiaries pursuant to a Permitted Acquisition or other Permitted Investment consummated within twelve (12) months of the date of the proposed Disposition so long as (i) the consideration received for the assets to be so Disposed of is at least equal to the fair market value (as determined in good faith by such Loan Party or the applicable Subsidiary) of such assets, (ii) the assets to be so Disposed of are not necessary or economically desirable in connection with the business of the Loan Parties and their Subsidiaries, and (iii) the assets to be so Disposed of are readily identifiable as assets acquired pursuant to the subject Permitted Acquisition or other Permitted Investment;
(o)    transfers of assets (i) from any Loan Party or any of its Subsidiaries to a Loan Party and (ii) from any Subsidiary of any Loan Party that is not a Loan Party to a Loan Party, in each case, to the extent made in accordance with Section 7.10 hereof;
(p)    Dispositions of intangible assets not otherwise permitted in clauses (a) through (o) above, so long as (i) no Default or Event of Default then exists or would arise therefrom, (ii) such Disposition would not reduce the recurring royalty revenue stream of assets not Disposed of, (iii) such intangible assets do not generate material revenue, (iv) any such Disposition would not result in a material increase in any costs or expenses of Quantum and its Subsidiaries, (v) such Disposition is made at fair market value (as determined in good faith by Borrowing Agent or the applicable Subsidiary), and (vi) the aggregate fair market value of all such intangible assets Disposed of in any fiscal year (including the proposed Disposition) would, together with the aggregate fair market value of all assets Disposed of pursuant to clause (q) of this definition, not exceed $~~10,000,000~~12,000,000; and
(q)    Dispositions of assets not otherwise permitted in clauses (a) through (o) above, so long as (i) such Disposition would not reduce the recurring royalty revenue stream of assets not Disposed of, (ii) no Default or Event of Default then exists or would arise therefrom, (iii) such Disposition is made at fair market value (as determined in good faith by Borrowing Agent or the applicable Subsidiary), (iv) the aggregate fair market value of all such assets Disposed of in any fiscal year (including the proposed Disposition) would, together with the aggregate fair market value of all assets Disposed of pursuant to clause (p) of this definition, not exceed $~~10,000,000~~12,000,000, (v) in any such Disposition, at least 75% of the purchase price is paid to such Loan Party or Subsidiary in cash, and (vi) within five (5) Business Days of the consummation of any single Disposition or series of related Dispositions which include ABL Priority Collateral in which the aggregate fair market value of all such assets Disposed of exceeds $5,000,000, Borrowing Agent shall deliver to Agent an updated Borrowing Base Certificate~~.~~;
provided that, if any Permitted Disposition of Material Intellectual Property (other than the grant of a non-exclusive license thereof) is made to a Subsidiary or Affiliate of a Loan Party that is not a Loan Party, the purchaser, assignee or other transferee thereof shall agree in writing to be bound by a non-exclusive royalty-free worldwide license of such Material Intellectual Property in favor of the Agent for use in connection with the exercise of the rights and remedies of the Secured Parties, which license shall be in form and substance reasonably satisfactory to the Agent; provided further that the foregoing proviso shall not apply to transactions that (i) have a bona fide business purpose and (ii) are not undertaken to facilitate a financing or a Restricted Payment or undertaken in connection with a liability management transaction.
“Permitted Earnouts” shall mean, with respect to a Loan Party, any obligations of such Loan Party arising from a Permitted Acquisition which are payable to the seller based on the achievement of specified financial results over time and, if in excess of $~~1,500,000~~2,000,000, are subject to subordination terms (or a Subordination Agreement in favor of Agent and Lenders) reasonably acceptable to Agent.

“Permitted Encumbrances” shall mean:
(a)    Liens in favor of Agent, for the benefit of the Secured Parties, to secure the Obligations, including without limitation, Liens securing Hedge Liabilities and Cash Management Products and Services;
(b)    Liens in favor of Term Loan Agent, for the benefit of the Term Loan Lenders, to secure the Term Loan Indebtedness that are subject to the Intercreditor Agreement;
(c)    Liens for unpaid taxes, assessments or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent’s Liens and the underlying taxes, assessments, charges or levies are being Properly Contested;
(d)    judgment Liens arising solely as a result of the existence of judgments, orders or awards that do not constitute an Event of Default under Section 10.6 hereof;
(e)    Liens set forth on Schedule 7.2 ~~hereof~~hereto; provided that such Liens shall secure only the Indebtedness or other obligations which they secure on the Seventh Amendment ~~and Restatement~~Effective Date (and any Refinancing Indebtedness in respect thereof permitted hereunder) and shall not subsequently apply to any other property or assets of any Loan Party other than the property and assets to which they apply as of the Seventh Amendment ~~and Restatement~~Effective Date~~.~~;
(f)    the interests of lessors (and interests in the title of such lessors) under operating leases and non-exclusive licensors (and interests in the title of such licensors) under license agreements;
(g)    purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof;
(h)    Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers or suppliers arising in the Ordinary Course of Business and not in connection with the borrowing of money and which Liens either (i) are for sums not yet delinquent, or (ii) are being Properly Contested;
(i)    Liens on amounts deposited to secure obligations of the Loan Parties and their Subsidiaries in connection with worker’s compensation or other unemployment insurance;
(j)    Liens on amounts deposited to secure obligations of the Loan Parties and their Subsidiaries in connection with the making or entering into of bids, tenders, or leases in the Ordinary Course of Business and not in connection with the borrowing of money;
(k)    Liens on amounts deposited to secure reimbursement obligations of the Loan Parties and their Subsidiaries with respect to surety or appeal bonds obtained in the Ordinary Course of Business;
(l)    with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof;

(m)    to the extent constituting a Permitted Disposition, licenses of patents, trademarks, copyrights and other Intellectual Property rights;
(n)    Liens that are replacements of Permitted Encumbrances to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness;
(o)    rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of deposit accounts of the Loan Parties and their Subsidiaries in the Ordinary Course of Business;
(p)    Liens granted in the Ordinary Course of Business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent such financing is permitted under the definition of “Permitted Indebtedness”;
(q)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(r)    Liens solely on any cash earnest money deposits made by the Loan Parties and their Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition or other Permitted Investment;
(s)    Liens that secure Indebtedness of Foreign Subsidiaries permitted under clause (q) of the definition of “Permitted Indebtedness”; and
(t)    other Liens as to which the aggregate amount of the obligations secured thereby does not exceed $~~1,000,000~~1,500,000.
“Permitted Indebtedness” shall mean:
(a)        the Obligations;
(b)    Indebtedness as of the Seventh Amendment ~~and Restatement~~Effective Date set forth on Schedule 7.8 hereto and any Refinancing Indebtedness in respect of such Indebtedness;
(c)    Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness; provided that the aggregate outstanding principal amount of such Indebtedness shall not exceed $5,000,000 at any time;
(d)    endorsement of instruments or other payment items for deposit;
(e)    Indebtedness consisting of guarantees permitted under Section 7.3 hereof;
(f)    Indebtedness incurred on the date of the consummation of a Permitted Acquisition or other Permitted Investment solely for the purpose of consummating such Permitted Acquisition or other Permitted Investment; provided that (i) such Indebtedness shall at all times be unsecured, (ii) such Indebtedness is not incurred for working capital purposes, (iii) such Indebtedness shall not amortize or mature prior to the date that is six (6) months after the Maturity Date and such Indebtedness shall not provide for the payment of interest thereon in cash or Cash Equivalents prior to the date that is six (6) months after the Maturity Date, (iv) such Indebtedness shall be subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to Agent; and (v) the aggregate outstanding principal amount of such Indebtedness shall not exceed $~~10,000,000~~12,000,000 at any time;
(g)    Acquired Indebtedness and any Refinancing Indebtedness in respect of such Acquired Indebtedness; provided that (i) such Indebtedness shall at all times be unsecured, and (ii) the aggregate outstanding principal amount of such Indebtedness shall not exceed $10,000,000 at any time;
(h)    Indebtedness (x) constituting deferred purchase price obligations arising in connection with Permitted Acquisitions and other Permitted Investments, (y) under Permitted Seller Notes and Permitted Earnouts arising in connection with Permitted Acquisitions and other Permitted Investments, and (z) under non-compete payment obligations arising in connection with Permitted Acquisitions and other Permitted Investments, provided that,
(i)    such Indebtedness shall at all times be unsecured;
(ii)    such Indebtedness described in clauses (x) and (y) above (other than, with respect to any Permitted Acquisition, deferred purchase price obligations arising in connection therewith, the payment of which are not subject to any condition or contingency, other than the passage of time, in an amount ~~(other than with respect to the Square Box Acquisition)~~ not to exceed 15% of the purchase price for such Permitted Acquisition) shall be subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to Agent;
(iii)    (A) in no event shall the Loan Parties make any payments in respect of such Indebtedness described in clause (x) above under the Square Box Acquisition Agreement unless (1) Average Liquidity for the thirty (30) days immediately prior to the date of any such payment shall be at least $~~30,000,000~~20,000,000; and (2) as of the date of any such payment and after giving effect thereto, (x) each of the Payment Conditions shall have been satisfied; and (y) Quantum and its Subsidiaries, on a consolidated basis, are projected to be in compliance with each of the financial covenants set forth in Section 6.5 hereof for the four (4) fiscal quarter period ended one year after the date of any such payment; and
(B) in no event shall the Loan Parties make any payments in respect of all other Indebtedness described in this clause (h) unless, as of the date of any such payment and after giving effect thereto, (1) each of the Payment Conditions shall have been satisfied; and (2) Quantum and its Subsidiaries, on a consolidated basis, are projected to be in compliance with each of the financial covenants set forth in Section 6.5 hereof for the four (4) fiscal quarter period ended one year after the proposed date of such payment; and
(iv)    the aggregate outstanding principal amount of all such Indebtedness shall not exceed $10,000,000 at any time;
(i)    Permitted PPP Indebtedness;
(j)    Indebtedness incurred in the Ordinary Course of Business under performance, surety, bid, statutory, or appeal bonds;
(k)    Indebtedness owed to any Person providing property, casualty, liability or other insurance to any Loan Party or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(l)    Indebtedness consisting of Interest Rate Hedges and Foreign Currency Hedges that is incurred for the bona fide purpose of hedging the interest rate, commodity or foreign currency risks associated with the operations of the Loan Parties and their Subsidiaries and not for speculative purposes;
(m)    Cash Management Liabilities;
(n)    unsecured Indebtedness of Quantum owing to former employees, officers or directors (or any spouses, ex-spouses or estates of any of the foregoing) incurred in connection with the repurchase by Quantum of the Equity Interests of Quantum that has been issued to such Persons, so long as (i) such Indebtedness shall at all times be unsecured; (ii) such Indebtedness shall be subordinated in right of payment to the Obligations on terms and conditions reasonably acceptable to Agent; and (iii) the aggregate outstanding principal amount of such Indebtedness shall not exceed $~~1,000,000~~1,500,000 at any time;
(o)    Indebtedness constituting Permitted Investments;
(p)    unsecured Indebtedness incurred in respect of netting services, overdraft protection and other like services, in each case, incurred in the Ordinary Course of Business;
(q)    Indebtedness of any Foreign Subsidiaries of Quantum; provided that (i) the aggregate outstanding principal amount of such Indebtedness shall not exceed $~~2,500,000~~3,000,000 at any time, and (ii) such Indebtedness is not directly or indirectly recourse to any of the Loan Parties or of their respective assets;
(r)    Indebtedness of any Loan Party or its Subsidiaries in respect of Permitted Intercompany Advances;
(s)    the accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness;
(t)    any other Indebtedness which is unsecured (or, to the extent a Lien securing such Indebtedness constitutes a Permitted Encumbrance, secured Indebtedness) incurred by any Loan Party or any of its Subsidiaries, not otherwise permitted in clauses (a) through (s) above, and any Refinancing Indebtedness in respect of such Indebtedness; provided that the aggregate principal amount of such Indebtedness outstanding at any one time shall not exceed an amount equal to $~~3,750,000~~7,500,000;
(u)    any other unsecured Subordinated Indebtedness incurred by any Loan Party or any of its Subsidiaries (and any Refinancing Indebtedness in respect of such Subordinated Indebtedness) not otherwise permitted in clauses (a) through (t) above; provided that (i) on the date such Indebtedness is incurred and immediately after giving effect thereto, no Default or Event of Default shall exist or shall have occurred and be continuing or would result therefrom, and (ii) the aggregate principal amount of such Indebtedness outstanding at any one time shall not exceed $15,000,000; and
(v)    the Term Loan Indebtedness (and any refinancing in respect of such Term Loan Indebtedness that is permitted by the terms of the Intercreditor Agreement).
“Permitted Intercompany Advances” shall mean any loans and/or advances made:
(a)    pursuant to, and in accordance with, the Transfer Pricing Program;

(b)    by a Loan Party to another Loan Party;
(c)    by a Subsidiary of a Loan Party that is not a Loan Party to another Subsidiary of a Loan Party that is not a Loan Party;
(d)    by a Subsidiary of a Loan Party that is not a Loan Party to a Loan Party; and
(e)    by a Loan Party to a Subsidiary of a Loan Party that is not a Loan Party; provided that (i) the aggregate amount of all such loans and advances made after the Seventh Amendment ~~and Restatement~~Effective Date at any one time outstanding shall not exceed $2,500,000; (ii) immediately after giving effect to the making of such loan or advance, Quantum and its Subsidiaries, on a consolidated basis, shall be in compliance on a pro forma basis with the financial covenants set forth in Section 6.5 hereof, recomputed for the most recently ended fiscal quarter for which financial statements are required to be delivered pursuant to Section 9.8 hereof; (iii) on the date any such loan or advance is made and after giving effect thereto, each of the Payment Conditions shall have been satisfied; and (iv) in connection with any loan or advance made for purposes of funding a Permitted Acquisition, such loan or advance shall promptly be repaid in full by such Subsidiary to such Loan Party if such Permitted Acquisition is not consummated within thirty (30) days of the making of such loan or advance.
“Permitted Investments” shall mean:
(a)    Investments in (i) cash and Cash Equivalents, (ii) Foreign Cash Equivalents, and (iii) readily marketable United States corporate securities that are made in compliance with the Cash Management Policy;
(b)    Investments in negotiable instruments deposited or to be deposited for collection in the Ordinary Course of Business;
(c)    advances made in connection with purchases of goods or services in the Ordinary Course of Business;
(d)    Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the Ordinary Course of Business or owing to any Loan Party or any of its Subsidiaries as a result of an Insolvency Event involving a Customer or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries;
(e)    Investments owned by any Loan Party or any of its Subsidiaries on the Seventh Amendment ~~and Restatement~~Effective Date and set forth on Schedule 7.4 hereto;
(f)    guarantees permitted under Section 7.3 hereof;
(g)    Permitted Intercompany Advances, so long as, at the request of Agent, (i) the applicable loan or advance is evidenced by a promissory note on terms and conditions (including terms subordinating payment of the Indebtedness evidenced by such note to the prior Payment in Full of all of the Obligations) acceptable to Agent in its Permitted Discretion and (ii) such note has been delivered to Agent either endorsed in blank or together with an undated instrument of transfer executed in blank by the applicable Loan Parties that are the payees on such note;
(h)    Investments in the form of capital contributions and the acquisition of Equity Interests made by any Loan Party in any other Loan Party (other than capital contributions to or the acquisition of Equity Interests of Quantum);

(i)    Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of Customers or suppliers or otherwise outside the Ordinary Course of Business) or as security for any such Indebtedness or claims;
(j)    deposits of cash made in the Ordinary Course of Business to secure performance of operating leases;
(k)    (i) non-cash loans and advances to employees, officers and directors of Quantum or any of its Subsidiaries for the purpose of purchasing Equity Interests in Quantum, so long as the proceeds of such loans or advances are used in their entirety to purchase such Equity Interests in Quantum, and (ii) loans and advances to employees and officers of any Loan Party or any of its Subsidiaries in the Ordinary Course of Business for any other business purpose and in an aggregate amount not to exceed $~~1,000,000~~1,500,000 at any one time;
(l)    Permitted Acquisitions and Specified Immaterial Acquisitions;
(m)    Investments resulting from entering into (i) Interest Rate Hedges, Foreign Currency Hedges or Cash Management Products and Services, or (ii) agreements relative to Indebtedness that is permitted under clause (j) of the definition of “Permitted Indebtedness”;
(n)    equity Investments by any Loan Party in any Subsidiary of such Loan Party which is required by Applicable Law to maintain a minimum net capital requirement or as may be otherwise required by Applicable Law;
(o)    Investments held by a Person acquired in a Permitted Acquisition or other Permitted Investment to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition or other Permitted Investment and were in existence on the date of such Permitted Acquisition or other Permitted Investment;
(p)    any Investment by way of (i) merger, consolidation, reorganization or recapitalization, (ii) reclassification of Equity Interests; or (iii) transfer of assets, in each case solely to the extent permitted by Section 7.1 hereof;
(q)    to the extent constituting an Investment, any Restricted Payment to the extent permitted by Section 7.7 hereof; ~~and~~
(r)    any other Investments ~~in an aggregate amount not to~~ not described above, provided that (i) the aggregate consideration for such Investments, including the purchase price and liabilities assumed (including, without limitation, all Acquired Indebtedness, Indebtedness under Permitted Seller Notes and Permitted Earnouts but excluding consideration in the form of issuance of Equity Interests permitted hereunder or paid with the proceeds of the issuance of Equity Interests permitted hereunder)), together with the aggregate amount of all Permitted Acquisitions of (x) Targets that are not organized or incorporated in the United States, any State or territory thereof or the District of Columbia and (y) assets located outside of the United States, shall not exceed $10,000,000 outstanding at any time~~; provided that (i~~ (excluding in each case Investments made with the proceeds of the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of Quantum); (ii) on the date any Investment is made and after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom, and (~~ii~~iii) on the date any Investment is made which would cause the aggregate amount of all Investments outstanding under this clause (r) to exceed $~~1,000,000~~1,400,000, and after giving effect to such Investment, each of the other Payment Conditions shall have been satisfied~~.~~; and
(s)    the Invicto Acquisition; provided that (i) on the date of the Invicto Acquisition, and after giving pro forma effect thereto, Borrowers shall have Liquidity equal to or greater than $15,000,000 and Average Liquidity for the thirty (30) days immediately preceding such date of not less than $15,000,000, and (ii) no Event of Default shall exist or shall have occurred and be continuing on the date of the Invicto Acquisition.
“Permitted PPP Indebtedness” shall mean unsecured Indebtedness of Quantum owing to (i) the SBA or any other Governmental Body or PPP Lender acting as a financial agent of the SBA or any other Governmental Body or (ii) PPP Lender to the extent such Indebtedness under this clause (ii) is guaranteed by the SBA or any other Governmental Body, in each case in respect of advances made to Quantum pursuant to the PPP Program and Section 1102 of the CARES Act in an aggregate principal amount not to exceed $10,000,000 (or such greater amount as Agent shall agree in writing in its sole discretion), so long as (a) the proceeds of such Indebtedness are used solely for Permitted PPP Indebtedness Purposes and otherwise in accordance with this Agreement, and (b) such Indebtedness shall have terms customary for loans made pursuant to the CARES Act.

“Permitted PPP Indebtedness Purposes” shall mean, with respect to the use of proceeds of any Permitted PPP Indebtedness, the purposes set forth in Section 1102 and 1106(b) of the CARES Act and any other purposes otherwise in compliance with the provisions or requirements of the CARES Act.
“Permitted Purchase Money Indebtedness” shall mean, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations) incurred after the Seventh Amendment ~~and Restatement~~Effective Date and at the time of, or within ninety (90) days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.
“Permitted Seller Note” shall mean a promissory note with respect to unsecured Indebtedness of any Loan Party incurred in connection with a Permitted Acquisition or other Permitted Investment and payable to the seller in connection therewith (excluding Indebtedness arising from deferred purchase price obligations) and, if the initial principal amount of such promissory note is equal to or greater than $1,500,000, containing subordination terms (or subject to a subordination agreement in favor of Agent and Lenders) and other terms and conditions reasonably satisfactory to Agent.
“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).
7“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan and a Multiemployer Plan, as defined herein) maintained by any Loan Party or to which any Loan Party is required to contribute or, solely with respect to any such plan that is subject to Section 302 of ERISA or Title IV of ERISA or Section 412 of the Code, maintained by any member of the Controlled Group or to which any member of the Controlled Group is required to contribute.
“Pledge Agreement” shall mean the Amended and Restated Collateral Pledge Agreement, dated as of ~~the Amendment and Restatement Date~~December 27, 2018, by Quantum in favor of Agent, and any other pledge agreement executed and delivered by any Loan Party or other Person in favor of Agent to secure the Obligations.
“PNC” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.
“PNC ~~Other~~Qualified Cash” shall mean all ~~unrestricted~~ cash and Cash Equivalents of the Borrowers which is maintained in a Blocked Account or a Depository Account at PNC and is subject to a Control Agreement.
~~“PNC Qualified Cash” all cash and Cash Equivalents of the Borrowers which is maintained in a Blocked Account at PNC and is subject to a Control Agreement.~~
“PPP Lender” shall mean PNC, in its capacity as a lender under the PPP Program.

“PPP Loan Documents” shall mean, collectively, the following (as the same may be amended, modified, supplemented, renewed, restated or replaced from time to time): (a) the Paycheck Protection Program Term Note, dated as of April 11, 2020, by Quantum in favor of PPP Lender, (b) the Paycheck Protection Program Certification, dated as of April 11, 2020, by Quantum in favor of PPP Lender, and (c) all of the other agreements, documents and instruments executed and delivered in connection with or related to any Permitted PPP Indebtedness.
“PPP Program” shall mean the “Paycheck Protection Program” added to Section 7(a) of the Small Business Act, as enacted pursuant to the terms of Title I (Keeping American Workers Paid and Employed Act) of the CARES Act and administered by the SBA.

“Prior Term Loan Agreement” shall mean the Term Loan Credit and Security Agreement, dated as of December 27, 2018, as amended, modified and/or supplemented, by and among US Bank, National Association, as agent, Prior Term Loan Lenders and the Loan Parties, which agreement was terminated on the Sixth Amendment Effective Date in connection with the closing of the transactions contemplated by the Term Loan Documents.
“Prior Term Loan Documents” shall mean, collectively, the following (as amended, modified or supplemented): (a) the Prior Term Loan Agreement, (b) all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof, and (c) all of the other agreements, documents and instruments executed and delivered in connection therewith or related thereto.
“Prior Term Loan Lenders” shall mean the financial institutions parties to the Prior Term Loan Agreement as lenders.
~~“Pro Forma Balance Sheet” shall have the meaning set forth in Section 5.5(a) hereof.~~
~~“Pro Forma Financial Statements” shall have the meaning set forth in Section 5.5(b) hereof.~~
“Properly Contested” shall mean, in the case of any Indebtedness, Lien or Taxes, as applicable, of any Person that are not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay the same or concerning the amount thereof: (a) such Indebtedness, Lien or Taxes, as applicable, are being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) such Person has established appropriate reserves as shall be required in conformity with GAAP; (c) the non-payment of such Indebtedness or Taxes will not have a Material Adverse Effect or will not result in the forfeiture of any assets of such Person; (d) except for Permitted Encumbrances described in clause (c) of the definition thereof, no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness or taxes unless such Lien (x) does not attach to any Receivables or Inventory, (y) is at all times junior and subordinate in priority to the Liens in favor of

Agent (except only with respect to property Taxes that have priority as a matter of applicable state law) and, (z) enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; and (e) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review.
“Protective Advances” shall have the meaning set forth in Section 16.2(f) hereof.
“Published Rate” shall mean the rate of interest published each Business Day in the Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the LIBOR Rate for a one month period as published in another publication selected by Agent).
“Purchasing CLO” shall have the meaning set forth in Section 16.3(d) hereof.
“Purchasing Lender” shall have the meaning set forth in Section 16.3(c) hereof.
“Qualified Cash” shall mean, as of any date of determination, the sum of:
(a) all unrestricted cash and Cash Equivalents of Quantum in an amount not to exceed $5,000,000 which is maintained in the Swiss Blocked Accounts; and (b) all PNC Qualified Cash; provided, that, the aggregate amount of all Qualified Cash shall not exceed $25,000,000 at any time.

“Qualified ECP Loan Party” shall mean each Loan Party that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.
“Qualified Equity Interests” shall mean Equity Interests issued by Quantum (and not by one or more of its Subsidiaries) that are not Disqualified Equity Interests.
“Quantum” shall have the meaning set forth in the preamble to this Agreement.
“Quantum International” shall mean Quantum International, Inc., a Delaware corporation.
“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended, modified or supplemented from time to time.
“Real Property” shall mean all of the real property owned, leased or operated by any Loan Party ~~on or after the Amendment and Restatement Date~~, together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.
“Receivables” shall mean and include, as to each Loan Party, all of such Loan Party’s accounts (as defined in Article 9 of the Uniform Commercial Code) and all of such Loan Party’s contract rights, instruments (including those evidencing indebtedness owed to such Loan Party by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, contract rights, instruments, documents and chattel paper, and drafts and acceptances, credit card receivables and all other forms of obligations owing to such Loan Party arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.
“Recipient” shall mean (a) Agent, (b) any Lender, (c) Swing Loan Lender, (d) any Issuer, (e) any Participant, or (f) any other recipient of any payment to be made by or on account of any Obligations.
“Recurring Royalty Revenue” shall mean revenue received and recognized by Quantum or any of its Subsidiaries pursuant to a Format Development Agreement relating to the LTO Program.
“Refinancing Indebtedness” shall mean any financing, renewal or extension of Indebtedness so long as:
(a)    such refinancing, renewal or extension does not result in an increase in the principal amount of the Indebtedness so refinanced, renewed or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto;
(b)    such refinancing, renewal or extension does not result in a shortening of the average weighted maturity (measured as of the date of the refinancing, renewal or extension) of the Indebtedness so refinanced, renewed or extended, and such refinancing, renewal or extension is not on terms or conditions that, taken as a whole, are less favorable to the interests of the Secured Parties than the terms and conditions of the Indebtedness being refinanced, renewed or extended;
(c)    if the Indebtedness that is refinanced, renewed or extended was Subordinated Indebtedness, then the terms and conditions of the refinancing, renewal or extension shall include subordination terms and conditions that are at least as favorable to the Secured Parties as those that were applicable to the refinanced, renewed or extended Indebtedness; and
(d)    the Indebtedness that is refinanced, renewed or extended is not recourse to any Person that is liable on account of the Obligations, other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed or extended.
“Register” shall have the meaning set forth in Section 16.3(e) hereof.
8“Regulation T” shall mean Regulation T of the Board of Governors as in effect from time to time.
9“Regulation U” shall mean Regulation U of the Board of Governors as in effect from time to time.
10“Regulation X” shall mean Regulation X of the Board of Governors as in effect from time to time.
“Reimbursement Obligation” shall have the meaning set forth in Section 2.14(b) hereof.
“Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.
11“Reportable Compliance Event” shall mean that any Covered Entity or, to the knowledge of the Loan Parties, any agent of any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any material aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.
“Reportable ERISA Event” shall mean a reportable event described in Section 4043 of ERISA or the regulations promulgated thereunder, other than an event for which the 30-day notice period is waived.
“Required Lenders” shall mean Lenders (not including Swing Loan Lender (in its capacity as such Swing Loan Lender) or any Defaulting Lender) holding at least fifty-one percent (51%) of either (a) the aggregate of the Revolving Commitment Amounts of all Lenders (excluding any Defaulting Lender), or (b) after the termination of all of the Commitments, the sum of (x) the outstanding Revolving Advances and Swing Loans, plus (y) the Maximum Undrawn Amount of all outstanding Letters of Credit; provided, however, if there are fewer than three (3) Lenders, Required Lenders shall mean all Lenders (excluding any Defaulting Lender).
“Reserve Percentage” shall mean as of any day the maximum effective percentage in effect on such day as prescribed by the Board of Governors for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).
“Resolution Authority” shall mean any Governmental Body which has authority to exercise any Write-down and Conversion Powers.
“Restricted Payment” shall mean (a) the declaration or payment of any dividend or the making of any other payment or distribution, directly or indirectly, on account of Equity Interests issued by any Loan Party (including any payment in connection with any merger or consolidation involving any Loan Party) or to the direct or indirect holders of Equity Interests issued by any Loan Party in their capacity as such holders (other than dividends or distributions payable in Qualified Equity Interests issued by Quantum), (b) the purchase, redemption or making of any sinking fund or similar payment, or other acquisition or retirement for value (including in connection with any merger or consolidation involving any Loan Party) of any Equity Interests issued by any Loan Party, or (c) the making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of any Loan Party now or hereafter outstanding.
“Revolving Advances” shall mean Advances other than Letters of Credit and the Swing Loans.
“Revolving Commitment” shall mean, as to any Lender, the obligation of such Lender (if applicable), to make Revolving Advances and participate in Swing Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the Revolving Commitment Amount (if any) of such Lender.
“Revolving Commitment Amount” shall mean, the Revolving Commitment amount set forth opposite such Lender’s name on Schedule 1.1 hereto (or, in the case of any Lender that became party to this Agreement after the Seventh Amendment ~~and Restatement~~Effective Date pursuant to Section 16.3(c) or (d) hereof, the Revolving Commitment amount of such Lender as set forth in the applicable Commitment Transfer Supplement).
“Revolving Commitment Percentage” shall mean, the Revolving Commitment Percentage set forth opposite such Lender’s name on Schedule 1.1 hereto (or, in the case of any Lender that became party to this Agreement after the Seventh Amendment ~~and Restatement~~Effective Date pursuant to Section 16.3(c) or (d) hereof, the Revolving Commitment Percentage of such Lender as set forth in the applicable Commitment Transfer Supplement).

“Revolving Credit Note” shall mean, the promissory note referred to in Section 2.1(a) hereof.
“Revolving Interest Rate” shall mean (a) with respect to Revolving Advances that are Domestic Rate Loans and Swing Loans, an interest rate per annum equal to the sum of the Applicable Margin for Revolving Advances and Swing Loans plus the Alternate Base Rate, and (b) with respect to Revolving Advances that are LIBOR Rate Loans, an interest rate per annum equal to the sum of the Applicable Margin for Revolving Advances plus the greater of (i) the LIBOR Rate and (ii) ~~one-half of one~~zero percent (~~0.50~~0.00%).

“SBA” shall mean the U.S. Small Business Administration.

“S&P” shall mean Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor.
12“Sanctioned Country” shall mean a country which is itself the subject of a comprehensive sanctions program maintained under any Anti-Terrorism Law (as of the Seventh Amendment Effective Date ~~of this Agreement~~, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).
13“Sanctioned Person” shall mean any Person (a) listed in any list of designated, prohibited, sanctioned or debarred Persons under any Anti-Terrorism Law, (b) operating, organized, or resident in a Sanctioned Country or (c) owned or controlled by any such Person. For purposes of this definition, control of a Person shall mean the power, direct or indirect, to vote a majority of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person or to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.
“SEC” shall mean the Securities and Exchange Commission or any successor thereto.
~~“SEC Inquiry” shall mean that certain inquiry initiated by the Securities and Exchange Commission on or around January 11, 2018 regarding Quantum’s accounting practices and internal controls related to revenue recognition for transactions commencing April 1, 2016.~~
“Second Amendment” shall mean the Second Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of ~~the Second Amendment Effective Date~~April 11, 2020, by and among Agent, Lenders and the Borrowers.

~~“Second Amendment Effective Date” shall mean April 11, 2020~~
“Secured Parties” shall mean, collectively, Agent, Issuers, Swing Loan Lender and Lenders, together with any Affiliates of Agent or any Lender to whom any Hedge Liabilities or Cash Management Liabilities are owed and with each other holder of any of the Obligations, and the respective successors and assigns of each of them.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Service Inventory” shall mean Inventory consisting of (a) component parts used to repair defective products and (b) finished units provided for Customer use either permanently or on a temporary basis while a defective product is being repaired and, in each case, specified as “service parts inventories” (or with a similar description) on the balance sheets of the Loan Parties.
“Settlement” shall have the meaning set forth in Section 2.6(d) hereof.

“Settlement Date” shall have the meaning set forth in Section 2.6(d) hereof.
“Seventh Amendment” shall mean the Seventh Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of the Seventh Amendment Effective Date, by and among Agent, Lenders and the Loan Parties.
“Seventh Amendment Effective Date” shall mean September 30, 2021.
“Sixth Amendment” shall mean the Sixth Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of the Sixth Amendment Effective Date, by and among Agent, Lenders and the Loan Parties.
“Sixth Amendment Effective Date” shall mean August 5, 2021.
“Small Business Act” shall mean the Small Business Act of 1953 (Public Law 85-536), as amended.
“Special Square Box Reserve” shall mean the reserve which may be established by Agent ~~on or after the Fourth Amendment Effective Date~~ in the event that (but only for so long as) the Special Square Box Reserve Condition has not been satisfied and which may be maintained by Agent until the Indebtedness constituting deferred purchase price obligations in respect of the Square Box Acquisition have been paid in full, which reserve shall be in an amount of up to (x) $2,000,000 ~~during the period from the Fourth Amendment Effective Date~~ through and including ~~the first anniversary of the Fourth Amendment Effective Date~~December 10, 2021, and (y) $1,000,000 during the period from ~~the first anniversary of the Fourth Amendment Effective Date~~December 11, 2021 through and including ~~the second anniversary of the Fourth Amendment Effective Date~~December 10, 2022.
“Special Square Box Reserve Condition” shall mean that, on the last day of each month ending ~~on or after the Fourth Amendment Effective Date and on or~~ prior to the earlier of (i) such time as the Indebtedness constituting deferred purchase price obligations in respect of the Square Box Acquisition have been paid in full and (ii) ~~the second anniversary of the Fourth Amendment Effective Date~~December 10, 2022, Average Liquidity for the immediately preceding thirty (30) days is at least $~~30,000,000~~20,000,000, as determined by Agent at any time after the last day of such month.
“Specified Collection Account” shall mean the Blocked Account of Quantum maintained at PNC (Account No. 8026359325).
“Specified Customers” shall mean the following Customers of the Borrowers (together with their respective Affiliates): (a) Apple Computer, Inc., (b) Accutech Data Supplies, Inc., (c) Jeff Burgess & Associates, Inc., (d) Synnex Corporation, (e) CNCR Group SAS-SSI Informatique and (f) any other Customer which Agent may approve after the Seventh Amendment ~~and Restatement~~Effective Date in its Permitted Discretion.
“Specified Domestic Blocked Account Banks” shall mean, collectively, the following (together with their respective successors and assigns): (a) PNC and (b) any other depository bank as may be acceptable to Agent in its Permitted Discretion.
14“Specified Financial Covenant Cure Amount” shall have the meaning given to such term in Section 11.6 hereof.
15“Specified Financial Covenant Default” shall have the meaning given to such term in Section 11.6 hereof.

16“Specified Immaterial Acquisition” shall mean an acquisition by a Loan Party or any of its Subsidiaries of the assets, Equity Interests or of any division or line of business of another Person (the “Target”); provided that:
~~(a)    on the date of any such acquisition, Borrowers shall have Average Liquidity for the thirty (30) days immediately preceding the date of such acquisition of not less than $20,000,000;~~
(~~b~~a)    on the date of any such acquisition and after giving pro forma effect thereto, (i) Liquidity shall be equal to or greater than $~~20,000,000~~15,000,000, and (ii) no Event of Default shall exist or shall have occurred and be continuing;
(~~c~~b)    the total consideration, including the purchase price and liabilities assumed (including, without limitation, all Acquired Indebtedness, Indebtedness under Permitted Seller Notes and Permitted Earnouts but excluding consideration in the form of issuance of Equity Interests permitted hereunder or paid with the proceeds of the issuance of Equity Interests permitted hereunder), of (i) any individual acquisition shall not exceed $2,500,000 and (ii) all such acquisitions shall not exceed $5,000,000 in the aggregate for the period from the ~~Third~~Seventh Amendment Effective Date through the Maturity Date;
(~~d~~c)    immediately after giving effect to the consummation of the proposed acquisition, Quantum and its Subsidiaries, on a consolidated basis, shall be in compliance on a pro forma basis with the financial covenants set forth in Section 6.5 hereof, recomputed for the most recently ended fiscal quarter for which financial statements are required to be delivered pursuant to Section 9.8 hereof;
(~~e~~d)    Quantum and its Subsidiaries are in compliance with the conduct of business covenant set forth in Section 7.9 hereof;
(~~f~~e)    Quantum and its Subsidiaries are (or will be within the specified timeframes) in compliance with the covenants relating to the guaranties and Collateral set forth in Article IV hereof;
(~~g~~f)    subject to the Intercreditor Agreement, within fifteen (15) days after the consummation of such acquisition (or such longer period as Agent shall agree), Agent shall have received a first priority Lien in all acquired assets or Equity Interests which do not constitute Excluded Property, subject to documentation consistent with the Collateral-related provisions of this Agreement and the Other Documents ~~and~~or otherwise reasonably satisfactory to Agent;
(~~h~~g)    no Indebtedness will be incurred, assumed or would exist with respect to Quantum or its Subsidiaries as a result of such acquisition, other than ~~Indebtedness permitted under clauses (f), (g) and (h) of the definition of “~~Permitted Indebtedness~~”~~, and no Liens will be incurred, assumed or would exist with respect to the assets of Quantum or its Subsidiaries as a result of such acquisition, other than Permitted Encumbrances;
(~~i~~h)    ~~to the extent required hereunder,~~ in connection with the acquisition of Equity Interests, within thirty (30) days after the consummation of such acquisition (or such longer period as Agent shall agree), the Target shall be added as a Borrower or a Guarantor (as Agent shall determine in its Permitted Discretion) and be jointly and severally liable for all Obligations ~~unless the Target shall be an Immaterial~~in each case, to the extent that the Target would have been required to do so under Section 7.12 hereof if it were a newly formed Subsidiary; and

(~~j~~i)    no assets acquired in any such acquisition shall be included in the Formula Amount until Agent has received a field examination and/or appraisal of such assets, in form and substance acceptable to Agent.
For the purposes of calculating Liquidity and Average Liquidity under this definition, any assets being acquired in the proposed acquisition shall be included in the Formula Amount on the date of closing of such acquisition so long as Agent has received an audit or appraisal of such assets as set forth in clause (j) above and so long as such assets satisfy the applicable eligibility criteria described herein.
“Specified MMDA Account” shall mean the Blocked Account of Quantum maintained at PNC (Account No. 8026359309).
“Specified Swiss Blocked Account Bank” shall mean UBS Switzerland AG, Max-Hoegger-Strasse 80, P.O. Box CH-8098, Zurich, Switzerland, and its successors and permitted assigns.
“Square Box” shall ~~mean Square Box Systems Limited, a company incorporated in England and Wales (registered number 03819556)~~have the meaning set forth in the preamble to this Agreement.
“Square Box Acquisition” shall mean the acquisition by Quantum of the Equity Interests of Square Box and the other transactions contemplated by the Square Box Acquisition Agreement~~, provided that:~~.
~~(a)    the board of directors (or other comparable governing body) of Square Box shall have duly approved the acquisition;~~
~~(b)    the business of Square Box shall be used or useful in the business of the Borrowers, and Quantum shall have provided Agent all memoranda and presentations delivered to the board of directors of Quantum (or a summary of the same reasonably acceptable to the Agent) describing the rationale for the acquisition;~~
~~(c)    no Indebtedness will be incurred, assumed or will exist with respect to Quantum or its Subsidiaries as a result of such acquisition, other than Indebtedness permitted under clauses (e), (f), (g) or (h) of the definition of “Permitted Indebtedness”, and no Liens will be incurred, assumed or will exist with respect to the assets of Quantum or any of its Subsidiaries as a result of such acquisition, other than Permitted Encumbrances;~~
~~(d)    subject to the Intercreditor Agreement and subject to and to the extent required by Section 6.14(g) hereof, Agent shall receive a first priority Lien in the Equity Interests and other assets of Square Box acquired by Quantum which do not constitute Excluded Property, subject to documentation consistent with the Collateral-related provisions of this Agreement and the Other Documents and otherwise reasonably satisfactory to Agent;~~
~~(e)    the Loan Parties shall have delivered to Agent unaudited balance sheets and statements of income of Square Box for the twelve (12) month period ending on August 31, 2020 in the format delivered to Quantum by the Square Box Sellers pursuant to the Square Box Acquisition Agreement;~~
~~(f)    Square Box shall (1) have EBITDA, calculated in accordance with GAAP immediately prior to such acquisition, of at least $1 for the twelve (12) month period ending on August~~

~~31, 2020, and (2) subject to and to the extent required by Section 6.14(g) hereof, Square Box shall be added as a Borrower or Guarantor hereunder and be jointly and severally liable for all of the Obligations;~~
~~(g)    immediately after giving effect to the consummation of the acquisition, Quantum and its Subsidiaries, on a consolidated basis, shall be in compliance on a pro forma basis with the financial covenants set forth in Section 6.5 hereof, recomputed for the most recently ended fiscal quarter for which financial statements are required to be delivered pursuant to Section 9.8 hereof;~~
~~(h)    Borrowers shall have Average Liquidity for the thirty (30) days immediately preceding the date of such acquisition of not less than $30,000,000;~~
~~(i)    on the date of such acquisition and after giving pro forma effect thereto, each of the Payment Conditions shall have been satisfied;~~
~~(j)    on the date of such acquisition, the total consideration, including the purchase price and liabilities assumed (including, without limitation, all Acquired Indebtedness, Indebtedness under Permitted Seller Notes and Permitted Earnouts but excluding consideration in the form of issuance of Equity Interests permitted hereunder or paid with the proceeds of the issuance of Equity Interests permitted hereunder), of all Permitted Acquisitions (including the Square Box Acquisition) shall not exceed $20,000,000 in the aggregate;~~
~~(k)    Agent shall have received the Square Box Acquisition Agreement, duly authorized, executed and delivered by the parties thereto, and promptly following the closing date of such acquisition, Quantum shall provide Agent with copies of all of the other Square Box Acquisition Documents, in each case duly authorized, executed and delivered by the parties thereto; and~~
~~(l)    no assets acquired in such acquisition shall be included in the Formula Amount until Agent has received a field examination and/or appraisal of such assets, in form and substance acceptable to Agent.~~
1“Square Box Acquisition Agreement” shall mean the Share Purchase Agreement, ~~expected to be dated on or shortly after the Fourth Amendment Effective Date (as the same may be amended, modified, supplemented, renewed, restated or replaced from time to time)~~dated December 10, 2020, by and among Quantum, as purchaser, the Square Box Sellers, as sellers, and the other parties thereto, as the same may be amended, modified or supplemented from time to time.
2
3“Square Box Acquisition Documents” shall mean, collectively, the following (as the same may be amended, modified~~,~~ or supplemented~~, renewed, restated or replaced~~  from time to time): (a) the Square Box Acquisition Agreement, including all of the schedules and exhibits thereto, and (b) all of the other material agreements, documents and instruments executed and delivered in connection therewith or related thereto.
4
5“Square Box Sellers” shall mean Rolf Howarth and the other parties to the Square Box Acquisition Agreement, as sellers.

“Stamp Office” shall have the meaning set forth in Section 6.16(e) hereof.
“Subordinated Indebtedness” shall mean: (a) Indebtedness under any Permitted Seller Notes (to the extent required to be subordinated pursuant to the definition thereof), (b) Indebtedness in respect of Permitted Earnouts (to the extent required to be subordinated pursuant to the definition thereof), and (c) any other unsecured Indebtedness of any Loan Party or its

Subsidiaries incurred from time to time that is subordinated in right of payment to the Obligations and that (i) is guaranteed by the Loan Parties, (ii) is not subject to scheduled amortization, redemption, sinking fund or similar payment and does not have a final maturity, in each case, on or before the date that is six (6) months after the Maturity Date, (iii) does not include any covenant (including without limitation any financial covenant) or agreement that is more restrictive or onerous on any Loan Party in any material respect than any comparable covenant in the Agreement; provided that with respect to any financial covenant, such covenant shall not be more restrictive or onerous on any Loan Party in any respect, and (iv) contains customary subordination (including customary payment blocks during a payment default under any “senior debt” designated thereunder) and turnover provisions and shall be limited to cross-payment default and cross-acceleration to other “senior debt” designated thereunder.
“Subordination Agreement” shall mean any subordination agreement by and among Agent, any Loan Party and any holder of Subordinated Indebtedness, as the same may be amended, modified, supplemented, renewed, restated or replaced from time to time.
“Subsidiary” of any Person shall mean a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.
“Subsidiary Stock” shall mean (a) with respect to the Equity Interests issued to a Loan Party by any Subsidiary (other than a Foreign Subsidiary), 100% of such issued and outstanding Equity Interests, and (b) with respect to any Equity Interests issued to a Loan Party by any Foreign Subsidiary (i) 100% of such issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and (ii) 65% (or such greater percentage that could not reasonably be expected to cause any material adverse tax consequences to Quantum or any of its Subsidiaries) of such issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.9562(c)(2)).
“Swap” shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder other than (a) a swap entered into on, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).
“Swap Obligation” shall mean any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender-Provided Hedge.
“Swing Loan Lender” shall mean PNC, in its capacity as lender of the Swing Loans.
“Swing Loan Note” shall mean the promissory note described in Section 2.4(a) hereof.
“Swing Loans” shall mean the Advances made pursuant to Section 2.4 hereof.
“Swiss Blocked Accounts” shall mean the Blocked Accounts of Quantum maintained at Specified Swiss Blocked Account Bank.
“Swiss Pledge Agreement” shall mean the Bank Account Pledge Agreement, dated as of April 19, 2017, by and between Quantum and Agent with respect to the Swiss Blocked Accounts, as the same may be amended, modified, supplemented, renewed, restated or replaced from time to time.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.
“Term” shall have the meaning set forth in Section 13.1 hereof.
“Term Loan” shall mean, collectively, the term loans made by Term Loan Lenders to the Borrowers on the Sixth Amendment Effective Date pursuant to the Term Loan Agreement in the aggregate original principal amount of $100,000,000.
“Term Loan Agent” shall mean Blue Torch Finance LLC, in its capacity as disbursing agent and collateral agent under the Term Loan Documents, and its successors and permitted assigns.
“Term Loan Agreement” shall mean the Term Loan Credit and Security Agreement, dated as of the Sixth Amendment Effective Date, as amended by the First Amendment to Term Loan Credit and Security Agreement, dated as of the Seventh Amendment Effective Date, by and among Term Loan Agent, Term Loan Lenders and the Loan Parties.
“Term Loan Documents” shall mean, collectively, the following (as the same may be amended, modified, supplemented, renewed, restated, refinanced or replaced from time to time): (a) the Term Loan Agreement, all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any, (b) all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof, and (c) all of the other agreements, documents and instruments executed and delivered in connection therewith or related thereto.
“Term Loan Indebtedness” shall mean the “Obligations” (or any such similar term) (as defined in the Term Loan Agreement) of the Loan Parties owing to Term Loan Agent, Term Loan Lenders and the other Secured Parties (as defined in the Term Loan Agreement) under the Term Loan Documents.
“Term Loan Lenders” shall mean the financial institutions from time to time party to the Term Loan Agreement as lenders.
“Term Loan ECF Mandatory Prepayment Conditions” shall mean, on any applicable date of determination: (a) Borrowers shall have Liquidity equal to or greater than $~~25,000,000~~20,000,000 on such date and Borrowers shall have Average Liquidity for the thirty (30) days immediately preceding such date of not less than $~~25,000,000~~20,000,000, and (b) no Event of Default shall exist or shall have occurred and be continuing on such date.
6“Termination Event” shall mean: (a) a Reportable ERISA Event with respect to any Plan; (b) the withdrawal of any Loan Party or any member of the Controlled Group from a Pension Benefit Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the providing of notice of intent to terminate a Pension Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (d) the commencement of proceedings by the PBGC to terminate a Pension Benefit Plan or Multiemployer Plan; (e) any event or condition (i) which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Benefit Plan or Multiemployer Plan, or (ii) that results in the termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; (f) the partial or complete withdrawal, within the meaning of Section 4203 or 4205 of ERISA, of any Loan Party or any member of the Controlled Group from a Multiemployer Plan; (g) notice that a Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any Loan Party or any member of the Controlled Group.
7“Third Amendment” shall mean the Third Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of ~~the Third Amendment Effective Date~~June 16, 2020, by and among Agent, Lenders and the Borrowers.
~~“Third Amendment Effective Date” shall mean June 16, 2020.~~
~~“Third Amendment Transactions” shall have the meaning set forth in the definition of “Transactions”.~~
~~“Third Amendment Warrants” shall have the meaning given to the term “Fourth Amendment Warrants” in the Term Loan Agreement (as in effect on the Third Amendment Effective Date).~~
~~“Total Leverage Ratio” shall mean, for any Person on any date of determination, the ratio of (a) Funded Debt of such Person on such date to (b) EBITDA of such Person for the four (4) fiscal quarter period ending on or immediately prior to such date.~~
“Total Net Leverage Ratio” shall mean, for any Person on any date of determination, the ratio of (a) the Adjusted Funded Debt of such Person on such date, to (b) EBITDA of such Person for the four (4) fiscal quarter period ending on or immediately prior to such date.
“Toxic Substance” shall mean and include any material present on any Real Property owned or leased by any Loan Party (including the Leasehold Interests) which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.
“Transactions” shall mean ~~(a) as applicable to the Amendment and Restatement Date, the~~the transactions under or contemplated by this Agreement, the Seventh Amendment and the Other Documents, and as the context may require, the Term Loan Documents ~~to occur on the Amendment and Restatement Date (the “Amendment and Restatement Transactions”) and (b) as applicable to the Third Amendment Effective Date, the transactions under or contemplated by the Third Amendment, the Other Documents executed and delivered in connection therewith and the Term Loan Documents to occur on the Third Amendment Effective Date (the “Third Amendment Transactions”).~~.
“Transferee” shall have the meaning set forth in Section 16.3(d) hereof.
“Transfer Pricing Program” shall mean the transactions between Quantum and any of its Subsidiaries or between any Subsidiaries of Quantum pursuant to which Quantum, directly or indirectly, reimburses expenses incurred by its Subsidiaries in the operation of the business, in each case, in accordance with Applicable Law, in the Ordinary Course of Business and in a manner consistent with past practice.
“UK Bail-In Legislation” shall mean Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“UK Debenture” shall mean (a) the English law all assets security agreement, dated May 14, 2021, by Square Box in favor of Agent, and (b) any other English law all assets security agreement, in form and substance reasonably satisfactory to Agent, made by a UK Loan Party in favor of Agent.
“UK Insolvency Event” shall mean, a UK Loan Party: (a) is unable or admits inability to pay its debts as they fall due or is deemed to, or is declared to, be unable to pay its debt under applicable Law (in each case, other than solely as a result of its balance sheet liabilities exceeding its balance sheet assets except where the same would result in or require the taking of any corporate action, legal proceedings, insolvency filing, cessation of trading and/or any other procedure or steps referred to in Section 9.7); (b) suspends or threatens to suspend making payments on any of its debts; (c) by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding Agent or Lenders in their capacity as such) with a view to rescheduling any of its indebtedness; or (d) a moratorium is declared in respect of an indebtedness of a UK Loan Party. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.
“UK Loan Party” shall mean each Loan Party incorporated under the laws of England and Wales.
“UK Pensions Act 2004” shall mean, the Pensions Act 2004 under the laws of England and Wales.

“UK Pensions Schemes Act 1993” shall mean, the Pensions Schemes Act 1993 under the laws of England and Wales.

“UK Security Agreements” shall mean, collectively, the UK Debenture, the UK Share Charge, and all other charges, instruments, documents and agreements delivered by a UK Loan Party and by any other Loan Party that owns shares, interests, participations or other equivalents (however designated) of capital stock of a UK Loan Party, in each case pursuant to this Agreement or any other any pledge or security agreement in order to grant to Agent a Lien on any real, personal or mixed property of such UK Loan Party or its shares, interests, participations or other equivalents (however designated) of capital stock as security for the Obligations, in each case in form and substance reasonably satisfactory to Agent and as amended, restated, joined, supplemented or otherwise modified from time to time.
“UK Share Charge” shall mean, (a) the Security Over Shares Agreement, dated May 14, 2021, by Quantum in favor of Agent, and (b) any other Collateral over the shares in a UK Loan Party, in form and substance reasonably satisfactory to Agent, made by a Loan Party in favor of Agent.
“Undrawn Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount, minus (b) the outstanding amount of all Revolving Advances and Swing Loans, minus (c) the Maximum Undrawn Amount of all outstanding Letters of Credit, minus (d) the sum of (i) all amounts due and owing to any Borrower’s trade creditors which are outstanding sixty (60) days or more past their due date, plus (ii) all fees and expenses incurred in connection with the Transactions for which Borrowers are liable but which have not been paid or charged to Borrowers’ Account.
“Unfunded Capital Expenditures” shall mean, as to any Loan Party, without duplication, Capital Expenditures funded (a) from such Loan Party’s internally generated cash flow or (b) with the proceeds of a Revolving Advance or Swing Loan. ~~Notwithstanding the foregoing, for purposes of calculating the Fixed Charge Coverage Ratio of Quantum and its Subsidiaries for any fiscal period ended on June 30, 2018 and September 30, 2018: (a)  for the fiscal quarter ended on June 30, 2018, the Unfunded Capital Expenditures of Quantum and its Subsidiaries shall be deemed to be $2,193,818 and (b) for the fiscal~~

~~quarter ended on September 30, 2018, the Unfunded Capital Expenditures of Quantum and its Subsidiaries shall be deemed to be $1,395,751.~~
“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.
“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 10756, as the same has been, or shall hereafter be, amended, modified, supplemented, renewed, extended or replaced from time to time.
“Usage Amount” shall mean, on any day of determination, the sum of the outstanding Revolving Advances and Swing Loans on such day plus the Maximum Undrawn Amount of all outstanding Letters of Credit on such day.
“Warrants” shall mean ~~the Closing Date Warrants and the Third Amendment Warrants.~~10,510,616 warrants issued by Quantum to the Prior Term Loan Lenders and/or their Affiliates prior to the Seventh Amendment Effective Date to purchase Equity Interests of Quantum at the agreed purchase price.
“Write-Down and Conversion Powers” shall mean, ~~with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the~~(a) in relation to any Bail-In Legislation ~~for the applicable EEA Member Country, which write-down and conversion powers are~~ described in the EU Bail-In Legislation Schedule~~.~~ from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers under the relevant Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.
1.3    Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts”, “chattel paper” (and “electronic chattel paper” and “tangible chattel paper”), “commercial tort claims”, “deposit accounts”, “financial asset”, “fixtures”, “general intangibles”, “goods”, “instruments”, “letter-of-credit rights”, “payment intangibles”, “proceeds”, “promissory note” “securities”, “software” and “supporting obligations” as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.
1.4    Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, except where the context clearly requires otherwise. Any pronoun used shall be deemed to cover all genders. All references herein to the Term Loan Agreement or any of the other Term Loan Documents shall mean the Term Loan

Agreement or such other Term Loan Document as in effect on the Seventh Amendment ~~and Restatement~~Effective Date and as the same may be amended, modified, supplemented, renewed, restated, refinanced or replaced in accordance with the terms of the Intercreditor Agreement. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements, including references to any of the Other Documents, shall include any and all modifications, supplements or amendments thereto, any and all restatements or replacements thereof and any and all extensions or renewals thereof. Except as otherwise expressly provided for herein, all references herein to the time of day shall mean the time in New York, New York. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Required Lenders. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders. Wherever the phrase “to the Borrowers’ knowledge” or “to the Loan Parties’ knowledge” or words of similar import relating to the knowledge or the awareness of any Borrower or any Loan Party are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Loan Party or (ii) the knowledge that a senior officer would have obtained if he/she had engaged in a good faith and diligent performance of his/her duties. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder. Any reference in this Agreement to insolvency where it relates to a UK Loan Party includes the occurrence of a UK Insolvency Event.
1.5    Divisions. For all purposes under this Agreement and the Other Documents, in connection with any division or plan of division under Delaware law (or any comparable event under the laws of a different jurisdiction): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
1.6    LIBOR Notification. Section 3.8.2. of this Agreement provides a mechanism for determining an alternative rate of interest in the event that the London interbank offered rate is no longer available or in certain other circumstances. The Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR Rate” or with respect to any alternative or successor rate thereto, or replacement rate therefor.

II.    ADVANCES, PAYMENTS.
2.1    Revolving Advances.
(a)    Amount of Revolving Advances. Subject to the terms and conditions set forth in this Agreement, each Lender holding a Revolving Commitment, severally and not jointly, will make Revolving Advances to Borrowers in aggregate amounts outstanding at any time equal to such Lender’s Revolving Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount, less the outstanding amount of Swing Loans, less the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit or (y) an amount equal to the result of the following (hereinafter, the “Formula Amount”):
(i)    the sum of (A) up to 90% of Eligible Receivables (other than Eligible Extended Terms Receivables) and (B) up to 90% of Eligible Insured Foreign Receivables, plus
(ii)    the lesser of (A) up to 90% of Eligible Extended Terms Receivables and (B) $4,000,000; plus
(iii)    the least of (A) up to 60% of the cost of the Eligible Inventory, (B) up to 85% of the appraised net orderly liquidation value of Eligible Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its Permitted Discretion), or (C) $~~17,500,000~~11,500,000 in the aggregate at any one time, minus
(iv)    the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, minus
(v)    the Special Square Box Reserve and such other reserves as Agent may reasonably deem proper and necessary from time to time.
The Revolving Advances shall be evidenced by a second amended and restated promissory note by Borrowers in favor of Agent substantially in the form attached hereto as Exhibit 2.1(a) hereto (the “Revolving Credit Note”). Notwithstanding anything to the contrary in this Section or otherwise in this Agreement, the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit or (ii) the Formula Amount.
(b)    Discretionary Rights. The Advance Rates may be increased or decreased by Agent at any time and from time to time in the exercise of its Permitted Discretion. Each Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing reserves may limit or restrict Advances requested by Borrowing Agent. Prior to the occurrence of an Event of Default, Agent shall give Borrowing Agent five (5) Business Days prior written notice of its intention to decrease any of the Advance Rates. The rights of Agent under this subsection are subject to the provisions of Section 16.2(b) hereof.
2.2    Procedures for Requesting Revolving Advances; Procedures for Selection of Applicable Interest Rates for All Advances.
(a)    Borrowing Agent on behalf of any Borrower may notify Agent prior to 1:00 p.m. on a Business Day of a Borrower’s request to incur, on that day, a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent or Lenders, or with respect to any other Obligation under this Agreement, become due, same shall be deemed a request for a Revolving Advance maintained as a Domestic Rate Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation, and such request shall be irrevocable.
(b)    Notwithstanding the provisions of subsection (a) above, in the event any Borrower desires to obtain a LIBOR Rate Loan for any Advance (other than a Swing Loan), Borrowing Agent shall give Agent written notice by no later than 1:00 p.m. on the day which is three (3) Business Days prior to the date such LIBOR Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount of such Advance to be borrowed, which amount shall be in a minimum amount of $1,000,000 and in integral multiples of $250,000 thereafter, and (iii) the duration of the first Interest Period therefor. Interest Periods for LIBOR Rate Loans shall be for one, ~~two,~~ three or six months; provided that, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. No LIBOR Rate Loan shall be made available to any Borrower during the continuance of an Event of Default. After giving effect to each requested LIBOR Rate Loan, including those which are converted from a Domestic Rate Loan under Section 2.2(e) below, there shall not be outstanding more than ten (10) LIBOR Rate Loans, in the aggregate at any time.
(c)    Each Interest Period of a LIBOR Rate Loan shall commence on the date such LIBOR Rate Loan is made and shall end on such date as Borrowing Agent may elect as set forth in subsection (b)(iii) above, provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the Maturity Date.
(d)    Borrowing Agent shall elect the initial Interest Period applicable to a LIBOR Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) above or by its notice of conversion given to Agent pursuant to Section 2.2(e) below, as the case may be. Borrowing Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 1:00 p.m. on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such LIBOR Rate Loan. If Agent does not receive timely notice of the Interest Period elected by Borrowing Agent, Borrowing Agent shall be deemed to have elected to convert such LIBOR Rate Loan to a Domestic Rate Loan as of the last day of the Interest Period applicable to such LIBOR Rate Loan subject to Section 2.2(e) below.
(e)    Provided that no Event of Default shall have occurred and be continuing, Borrowing Agent may, on the last Business Day of the then current Interest Period applicable to any outstanding LIBOR Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a LIBOR Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such LIBOR Rate Loan. If Borrowing Agent desires to convert a loan, Borrowing Agent shall give Agent written notice by no later than 1:00 p.m. (i) on the day which is three (3) Business Days prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Loan to a LIBOR Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur (which date shall be the last Business Day of the Interest Period for the applicable LIBOR Rate Loan) with respect to a conversion from a LIBOR Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is to a LIBOR Rate Loan, the duration of the first Interest Period therefor.

(f)    At its option and upon written notice given prior to 1:00 p.m. at least three (3) Business Days prior to the date of such prepayment, Borrowers may, subject to Section 2.2(g) below, prepay the LIBOR Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such prepayment. Borrowing Agent shall specify the date of prepayment of Advances which are LIBOR Rate Loans and the amount of such prepayment. In the event that any prepayment of a LIBOR Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, Borrowers shall indemnify Agent and Lenders therefor in accordance with Section 2.2(g) below.
(g)    Each Loan Party shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by any Borrower in the payment of the principal of or interest on any LIBOR Rate Loan or failure by any Borrower to complete a borrowing of, a prepayment of or conversion of or to a LIBOR Rate Loan after notice thereof has been given (in each case other than any such failure that arises as a result of a Lender failing to fund such LIBOR Rate Loan or as a result of a notice pursuant to Section 3.8 hereof), including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrowing Agent shall be conclusive absent manifest error.
(h)    Notwithstanding any other provision hereof, if any Applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, including without limitation any Change in Law, shall make it unlawful for Lenders or any Lender (for purposes of this subsection (h), the term “Lender” shall include any Lender and the office or branch where any Lender or any Person controlling such Lender makes or maintains any LIBOR Rate Loans) to make or maintain its LIBOR Rate Loans, the obligation of Lenders (or such affected Lender) to make LIBOR Rate Loans hereunder shall forthwith be cancelled and Borrowers shall, if any affected LIBOR Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected LIBOR Rate Loans or convert such affected LIBOR Rate Loans into loans of another type. If any such payment or conversion of any LIBOR Rate Loan is made on a day that is not the last day of the Interest Period applicable to such LIBOR Rate Loan, Borrowers shall pay Agent, upon Agent’s request, such amount or amounts set forth in clause (g) above. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrowing Agent shall be conclusive absent manifest error.
2.3    Reserved.
2.4    Swing Loans.
(a)    Subject to the terms and conditions set forth in this Agreement, and in order to minimize the transfer of funds between Lenders and Agent for administrative convenience, Agent, Lenders holding Revolving Commitments and Swing Loan Lender agree that in order to facilitate the administration of this Agreement, Swing Loan Lender may, at its election and option made in its sole discretion cancelable at any time for any reason whatsoever, make swing loan advances (“Swing Loans”) available to Borrowers as provided for in this Section 2.4 at any time or from time to time after the Seventh Amendment ~~and Restatement~~Effective Date to, but not including, the Maturity Date, in an aggregate principal amount up to but not in excess of the Maximum Swing Loan Advance Amount, provided that the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit or (ii) the Formula Amount. All Swing Loans shall be Domestic Rate Loans only. Borrowers may borrow (at the option and election of Swing Loan Lender), repay and re-borrow (at the option and election of Swing

Loan Lender) Swing Loans and Swing Loan Lender may make Swing Loans as provided in this Section 2.4 during the period between Settlement Dates.  All Swing Loans shall be evidenced by a second amended and restated promissory note by Borrowers in favor of Swing Loan Lender substantially in the form attached as Exhibit 2.4(a) hereto (the “Swing Loan Note”). Swing Loan Lender’s agreement to make Swing Loans under this Agreement is cancelable at any time for any reason whatsoever and the making of Swing Loans by Swing Loan Lender from time to time shall not create any duty or obligation, or establish any course of conduct, pursuant to which Swing Loan Lender shall thereafter be obligated to make Swing Loans in the future.
(b)    Upon either (i) any request by Borrowing Agent for a Revolving Advance made pursuant to Section 2.2(a) hereof or (ii) the occurrence of any deemed request by Borrowers for a Revolving Advance pursuant to the provisions of the last sentence of Section 2.2(a) hereof, Swing Loan Lender may elect, in its sole discretion, to have such request or deemed request treated as a request for a Swing Loan, and may advance same day funds to Borrowers as a Swing Loan; provided that notwithstanding anything to the contrary provided for herein, Swing Loan Lender may not make Swing Loan Advances if Swing Loan Lender has been notified by Agent or by Required Lenders that one or more of the applicable conditions set forth in Section 8.2 hereof have not been satisfied or the Revolving Commitments have been terminated for any reason.
(c)    Upon the making of a Swing Loan (whether before or after the occurrence of a Default or an Event of Default and regardless of whether a Settlement has been requested with respect to such Swing Loan), each Lender holding a Revolving Commitment shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Swing Loan Lender, without recourse or warranty, an undivided interest and participation in such Swing Loan in proportion to its Revolving Commitment Percentage. Swing Loan Lender or Agent may, at any time, require the Lenders holding Revolving Commitments to fund such participations by means of a Settlement as provided for in Section 2.6(d) hereof. From and after the date, if any, on which any Lender holding a Revolving Commitment is required to fund, and funds, its participation in any Swing Loans purchased hereunder, Agent shall promptly distribute to such Lender its Revolving Commitment Percentage of all payments of principal and interest and all proceeds of Collateral received by Agent in respect of such Swing Loan; provided that no Lender holding a Revolving Commitment shall be obligated in any event to make Revolving Advances in an amount in excess of its Revolving Commitment Amount minus its Participation Commitment (taking into account any reallocations under Section 2.22 hereof) of the Maximum Undrawn Amount of all outstanding Letters of Credit.
2.5    Disbursement of Advance Proceeds. All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of the Loan Parties to Agent or Lenders, shall be charged to Borrowers’ Account on Agent’s books. The proceeds of each Revolving Advance or Swing Loan requested by Borrowing Agent on behalf of any Borrower or deemed to have been requested by any Borrower under Section 2.2(a), 2.6(b) or 2.14 hereof shall, (i) with respect to requested Revolving Advances, to the extent Lenders make such Revolving Advances in accordance with Section 2.2(a), 2.6(b) or 2.14 hereof, and with respect to Swing Loans made upon any request by Borrowing Agent for a Revolving Advance to the extent Swing Loan Lender makes such Swing Loan in accordance with Section 2.4(b) hereof, be made available to the applicable Borrower on the day so requested by way of credit to such Borrower’s operating account at PNC, or such other bank as Borrowing Agent may designate following notification to Agent, in immediately available federal funds or other immediately available funds or, (ii) with respect to Revolving Advances deemed to have been requested by any Borrower or Swing Loans made upon any deemed request for a Revolving Advance by any Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request. During the Term, Borrowers may use the

Revolving Advances and Swing Loans by borrowing, prepaying and re-borrowing, all in accordance with the terms and conditions hereof.
2.6    Making and Settlement of Advances.
(a)    Each borrowing of Revolving Advances shall be advanced according to the applicable Revolving Commitment Percentages of Lenders holding the Revolving Commitments (subject to any contrary terms of Section 2.22 hereof). Each borrowing of Swing Loans shall be advanced by Swing Loan Lender alone.
(b)    Promptly after receipt by Agent of a request or a deemed request for a Revolving Advance pursuant to Section 2.2(a) hereof and, to the extent Agent elects not to provide a Swing Loan or the making of a Swing Loan would result in the aggregate amount of all outstanding Swing Loans exceeding the maximum amount permitted in Section 2.4(a) hereof, Agent shall notify Lenders holding the Revolving Commitments of its receipt of such request specifying the information provided by Borrowing Agent and the apportionment among Lenders of the requested Revolving Advance as determined by Agent in accordance with the terms hereof. Each Lender shall remit the principal amount of each Revolving Advance to Agent such that Agent is able to, and Agent shall, to the extent the applicable Lenders have made funds available to it for such purpose and subject to Section 8.2 hereof, fund such Revolving Advance to Borrowers in U.S. Dollars and immediately available funds at the Payment Office prior to the close of business, on the applicable borrowing date; provided that if any applicable Lender fails to remit such funds to Agent in a timely manner, Agent may elect in its sole discretion to fund with its own funds the Revolving Advance of such Lender on such borrowing date, and such Lender shall be subject to the repayment obligation in Section 2.6(c) hereof.
(c)    Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender holding a Revolving Commitment that such Lender will not make the amount which would constitute its applicable Revolving Commitment Percentage of the requested Revolving Advance available to Agent, Agent may (but shall not be obligated to) assume that such Lender has made such amount available to Agent on such date in accordance with Section 2.6(b) hereof and may, in reliance upon such assumption, make available to Borrowers a corresponding amount. In such event, if a Lender has not in fact made its applicable Revolving Commitment Percentage of the requested Revolving Advance available to Agent, then the applicable Lender and Borrowers severally agree to pay to Agent on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrowers through but excluding the date of payment to Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) (x) the daily average Federal Funds Effective Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (y) such amount or (B) a rate determined by Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrowers, the Revolving Interest Rate for Revolving Advances that are Domestic Rate Loans. If such Lender pays its share of the applicable Revolving Advance to Agent, then the amount so paid shall constitute such Lender’s Revolving Advance. Any payment by Borrowers shall be without prejudice to any claim Borrowers may have against a Lender holding a Revolving Commitment that shall have failed to make such payment to Agent. A certificate of Agent submitted to any Lender or Borrowers with respect to any amounts owing under this paragraph (c) shall be conclusive, in the absence of manifest error.
(d)    Agent, on behalf of Swing Loan Lender, shall demand settlement (a “Settlement”) of all or any Swing Loans with Lenders holding the Revolving Commitments on at least a weekly basis, or on any more frequent date that Agent elects or that Swing Loan Lender at its option exercisable for any reason whatsoever may request, by notifying Lenders holding the Revolving Commitments of such requested Settlement by facsimile, telephonic or electronic transmission no later than 3:00 p.m. on the date of such requested Settlement (the “Settlement Date”). Subject to any contrary provisions of Section 2.22 hereof, each Lender holding a Revolving Commitment shall transfer the amount of such Lender’s Revolving Commitment Percentage of the outstanding principal amount (plus interest accrued thereon to the extent requested by Agent) of the applicable Swing Loan with respect to which Settlement is requested by Agent, to such account of Agent as Agent may designate not later than 5:00 p.m. on such Settlement Date if requested by Agent by 3:00 p.m., otherwise not later than 5:00 p.m. on the next Business Day. Settlements may occur at any time notwithstanding that the conditions precedent to making Revolving Advances set forth in Section 8.2 hereof have not been satisfied or the Revolving Commitments shall have otherwise been terminated at such time. All amounts so transferred to Agent shall be applied against the amount of outstanding Swing Loans and, when so applied shall constitute Revolving Advances of such Lenders accruing interest as Domestic Rate Loans. If any such amount is not transferred to Agent by any Lender holding a Revolving Commitment on such Settlement Date, Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.6(c) hereof.
(e)    If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral.
2.7    Maximum Advances. The aggregate balance of Revolving Advances plus Swing Loans outstanding at any time shall not exceed the lesser of (a) the Maximum Revolving Advance Amount less the aggregate Maximum Undrawn Amount of all issued and outstanding Letters of Credit or (b) the Formula Amount.
2.8    Manner and Repayment of Advances.
(a)    The Revolving Advances and Swing Loans shall be due and payable in full on the Maturity Date subject to earlier prepayment as herein provided. Notwithstanding the foregoing, all Advances shall be subject to earlier repayment upon (x) acceleration upon the occurrence of an Event of Default under this Agreement or (y) termination of this Agreement. Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Advances shall be applied, first to the outstanding Swing Loans and next, pro rata according to the applicable Revolving Commitment Percentages of Lenders, to the outstanding Revolving Advances (subject to any contrary provisions of Section 2.22 hereof).

(b)    Each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received by Agent. Agent shall conditionally credit Borrowers’ Account for each item of payment on the next Business Day after the Business Day on which such item of payment is received by Agent (and the Business Day on which each such item of payment is so credited shall be referred to, with respect to such item, as the “Application Date”). Agent is not, however, required to credit Borrowers’ Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge Borrowers’ Account for the amount of any item of payment which is returned, for any reason whatsoever, to Agent unpaid. Subject to the foregoing, Borrowers agree that for purposes of computing the interest charges under this Agreement, each item of payment received by Agent shall be deemed applied by Agent on account of the Obligations on its respective Application Date. The Loan Parties further agree that there is a monthly float charge payable to Agent for Agent’s sole benefit, in an amount equal to (y) the face amount of all items of payment received during the prior month (including items of payment received by Agent as a wire transfer or electronic depository check) multiplied by (z) the Revolving Interest Rate with respect to Domestic Rate Loans for one (1) Business Day. All proceeds received by Agent shall be applied to the Obligations in accordance with Section 4.8(h) hereof.
(c)    All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than 1:00 p.m. on the due date therefor in Dollars in federal funds or other funds immediately available to Agent. Agent shall have the right to effectuate payment of any and all Obligations due and owing hereunder by charging Borrowers’ Account or by making Advances as provided in Section 2.2 hereof.
(d)    Except as expressly provided herein, all payments (including prepayments) to be made by any Borrower on account of principal, interest, fees and other amounts payable hereunder shall be made without deduction, setoff or counterclaim and shall be made to Agent on behalf of Lenders to the Payment Office, in each case on or prior to 1:00 p.m., in Dollars and in immediately available funds.
2.9    Repayment of Excess Advances. If at any time the aggregate balance of outstanding Revolving Advances, Swing Loans, and/or Advances taken as a whole exceeds the maximum amount of such type of Advances and/or Advances taken as a whole (as applicable) permitted hereunder, such excess Advances shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or an Event of Default has occurred.
2.10    Statement of Account. Agent shall maintain, in accordance with its customary procedures, a loan account (“Borrowers’ Account”) in the name of Borrowers in which shall be recorded the date and amount of each Advance made by Agent or Lenders and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender. Each month, Agent shall send to Borrowing Agent a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent, Lenders and Borrowers during such month. The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and Borrowers unless Agent receives a written statement of Borrowers’ specific exceptions thereto within thirty (30) days after such statement is received by Borrowing Agent. The records of Agent with respect to Borrowers’ Account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.11    Letters of Credit.
(a)    Subject to the terms and conditions hereof, the applicable Issuer shall issue or cause the issuance of standby and/or trade letters of credit denominated in Dollars (“Letters of Credit”) for the account of any Borrower except to the extent that the issuance thereof would then cause the sum of (i) the outstanding Revolving Advances plus (ii) the outstanding Swing Loans, plus (iii) the Maximum Undrawn Amount of all outstanding Letters of Credit, plus (iv) the Maximum Undrawn Amount of the Letter of Credit to be issued to exceed the lesser of (x) the Maximum Revolving Advance Amount or (y) the Formula Amount (calculated without giving effect to the deductions provided for in Section 2.1(a) hereof). The Maximum Undrawn Amount of all outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit. All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans. Letters of Credit that have not been drawn upon shall not bear interest (but fees shall accrue in respect of outstanding Letters of Credit as provided in Section 3.2 hereof).
(b)    Notwithstanding any provision of this Agreement, no Issuer shall be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Body or arbitrator shall by its terms purport to enjoin or restrain such Issuer from issuing any Letter of Credit, or any Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Body with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuer is not otherwise compensated hereunder) not in effect on the Seventh Amendment ~~and Restatement~~Effective Date, or shall impose upon such Issuer any unreimbursed loss, cost or expense which was not applicable on the Seventh Amendment ~~and Restatement~~Effective Date, and which such Issuer in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of such Issuer applicable to letters of credit generally.
2.12    Issuance of Letters of Credit.
(a)    Borrowing Agent, on behalf of any Borrower, may request any Issuer to issue or cause the issuance of a Letter of Credit by delivering to such Issuer, with a copy to Agent at the Payment Office, prior to 1:00 p.m., at least five (5) Business Days prior to the proposed date of issuance, such Issuer’s form of letter of credit application (the “Letter of Credit Application”) completed to the reasonable satisfaction of Agent and such Issuer and, such other certificates, documents and other papers and information as Agent or such Issuer may reasonably request. No Issuer shall issue any requested Letter of Credit if such Issuer has received notice from Agent or any Lender that one or more of the applicable conditions set forth in Section 8.2 hereof have not been satisfied or the Revolving Commitments have been terminated for any reason.
(b)    Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, or other written demands for payment, or acceptances of drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance and in no event later than Maturity Date; provided that any Letter of Credit may provide that it will be automatically extended to a date not later than the Maturity Date so long as the applicable Issuer has the right to give a notice of extension within an agreed upon period prior to the then expiry date of such Letter of Credit. Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (International

Chamber of Commerce Publication Number 590), or any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by the applicable Issuer, and each trade Letter of Credit shall be subject to the UCP. In addition, no trade Letter of Credit may permit the presentation of an ocean bill of lading that includes a condition that the original bill of lading is not required to claim the goods shipped thereunder.
(c)    Agent shall use its reasonable efforts to notify Lenders of the request by Borrowing Agent for a Letter of Credit hereunder.
2.13    Requirements For Issuance of Letters of Credit.
(a)    Borrowing Agent shall authorize and direct the applicable Issuer to name the applicable Borrower as the “Applicant” or “Account Party” of each Letter of Credit. If Agent is not the Issuer of any Letter of Credit, Borrowing Agent shall authorize and direct the applicable Issuer to deliver to Agent all agreements, documents or instruments and property received by such Issuer pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit, the application therefor.
(b)    In connection with all trade Letters of Credit issued or caused to be issued by any Issuer under this Agreement, each Borrower hereby appoints such Issuer, or its designee, as its attorney, with full power and authority if an Event of Default shall have occurred and be continuing: (i) to sign and/or endorse such Borrower’s name upon any warehouse or other receipts, and acceptances; (ii) to sign such Borrower’s name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department (“Customs”) in the name of such Borrower or such Issuer or such Issuer’s designee, and to sign and deliver to Customs officials powers of attorney in the name of such Borrower for such purpose; and (iv) to complete in such Borrower’s name or in the name of such Issuer or such Issuer’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Agent, nor any Issuer, nor their attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Agent’s, such Issuer’s or their respective attorney’s gross negligence or willful misconduct. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.
2.14    Disbursements, Reimbursement.
(a)    Immediately upon the issuance of each Letter of Credit, each Lender holding a Revolving Commitment shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuer a participation in each Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of such Letter of Credit (as in effect from time to time) and the amount of such drawing, respectively.
(b)    In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the applicable Issuer will promptly notify Agent and Borrowing Agent. Following receipt of such notice, Borrowers shall reimburse such Issuer in an amount equal to the amount so paid by such Issuer (such obligation to reimburse such Issuer shall sometimes be referred to as a “Reimbursement Obligation”) prior to 12:00 Noon, on each date that an amount is paid by such Issuer under such Letter of Credit (each such date, a “Drawing Date”). In the event Borrowers fail to reimburse such Issuer for the full amount of any drawing under any Letter of Credit by 12:00 Noon, on the Drawing Date, such Issuer will promptly notify Agent and each Lender holding a Revolving Commitment thereof, and Borrowers shall be automatically deemed to have requested that a Revolving Advance maintained as a Domestic Rate Loan be made by Lenders to be disbursed on the Drawing Date under such Letter of

Credit, and Lenders holding the Revolving Commitments shall be unconditionally obligated to fund such Revolving Advance (all whether or not the conditions specified in Section 8.2 hereof are then satisfied or the Revolving Commitments have been terminated for any reason) as provided for in Section 2.14(c) below. Any notice given by any Issuer pursuant to this Section 2.14(b) may be oral if promptly confirmed in writing; provided that the lack of such a confirmation shall not affect the conclusiveness or binding effect of such notice.
(c)    Each Lender holding a Revolving Commitment shall upon any notice pursuant to Section 2.14(b) above make available to the applicable Issuer through Agent at the Payment Office an amount in immediately available funds equal to its Revolving Commitment Percentage (subject to any contrary provisions of Section 2.22 hereof) of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.14(d) hereof) each be deemed to have made a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in that amount. If any Lender holding a Revolving Commitment so notified fails to make available to Agent, for the benefit of the applicable Issuer, the amount of such Lender’s Revolving Commitment Percentage of such amount by 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Advances maintained as a Domestic Rate Loan on and after the fourth day following the Drawing Date. Agent and the applicable Issuer will promptly give notice of the occurrence of the Drawing Date, but failure of Agent or such Issuer to give any such notice on the Drawing Date or in sufficient time to enable any Lender holding a Revolving Commitment to effect such payment on such date shall not relieve such Lender from its obligations under this Section 2.14(c), provided that such Lender shall not be obligated to pay interest as provided in this Section 2.14(c) until and commencing from the date of receipt of notice from Agent or such Issuer of a drawing.
(d)    With respect to any unreimbursed drawing that is not converted into a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in whole or in part as contemplated by Section 2.14(b) hereof for any reason (other than the failure of a Lender to fund its Revolving Commitment), Borrowers shall be deemed to have incurred from Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving Advance maintained as a Domestic Rate Loan. Each applicable Lender’s payment to Agent pursuant to Section 2.14(c) hereof shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment in respect of the applicable Letter of Credit under this Section 2.14.
(e)    Each applicable Lender’s Participation Commitment in respect of the Letters of Credit shall continue until the last to occur of any of the following events: (x) all Issuers cease to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncanceled; and (z) all Persons (other than Borrowers) have been fully reimbursed for all payments made under or relating to Letters of Credit.
2.15    Repayment of Participation Advances.
(a)    Upon (and only upon) receipt by Agent for the account of the applicable Issuer of immediately available funds from Borrowers (i) in reimbursement of any payment made by such Issuer or Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Agent, or (ii) in payment of interest on such a payment made by such Issuer or Agent under such a Letter of Credit, Agent will pay to each Lender holding a Revolving Commitment, in the same funds as those received by Agent, the amount of such Lender’s Revolving Commitment Percentage of such funds, except Agent shall retain the amount of the Revolving Commitment Percentage of such funds of any Lender holding a Revolving Commitment that did not make a Participation Advance in respect of such payment by Agent (and, to the extent that any of the other Lenders holding the Revolving Commitment have funded any portion such Defaulting Lender’s Participation Advance in accordance with the provisions of Section 2.22 hereof, Agent will pay over to such Non-Defaulting Lenders a pro rata portion of the funds so withheld from such Defaulting Lender).
(b)    If any Issuer or Agent is required at any time to return to any Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by Borrowers to such Issuer or Agent pursuant to Section 2.15(a) hereof in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each applicable Lender shall, on demand of Agent, forthwith return to such Issuer or Agent the amount of its Revolving Commitment Percentage of any amounts so returned by such Issuer or Agent plus interest at the Federal Funds Effective Rate.
2.16    Documentation. Each Borrower agrees to be bound by the terms of each Letter of Credit Application and by the applicable Issuer’s interpretations of any Letter of Credit issued on behalf of such Borrower and by such Issuer’s written regulations and customary practices relating to letters of credit, though such Issuer’s interpretations may be different from such Borrower’s own. In the event of a conflict between any Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment or order), no Issuer shall be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrowing Agent’s or any Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.
2.17    Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the applicable Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.
2.18    Nature of Participation and Reimbursement Obligations. The obligation of each Lender holding a Revolving Commitment in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrowers to reimburse the applicable Issuer upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.18 under all circumstances, including the following circumstances:
(i)    any set-off, counterclaim, recoupment, defense or other right which such Lender or any Borrower, as the case may be, may have against any Issuer, Agent, any Borrower or any Lender, as the case may be, or any other Person for any reason whatsoever;
(ii)    the failure of any Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of Lenders to make Participation Advances under Section 2.14 hereof;
(iii)    any lack of validity or enforceability of any Letter of Credit;

(iv)    any claim of breach of warranty that might be made by any Borrower, Agent, any Issuer or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which any Borrower, Agent, any Issuer or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or assignee of the proceeds thereof (or any Persons for whom any such transferee or assignee may be acting), any Issuer, Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or any Subsidiaries of such Borrower and the beneficiary for which any Letter of Credit was procured);
(v)    the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if any Issuer or any of its Affiliates has been notified thereof;
(vi)    payment by any Issuer under any Letter of Credit against presentation of a demand, draft or certificate or other document which is forged or does not fully comply with the terms of such Letter of Credit (provided that the foregoing shall not excuse such Issuer from any obligation under the terms of any applicable Letter of Credit to require the presentation of documents that on their face appear to satisfy any applicable requirements for drawing under such Letter of Credit prior to honoring or paying any such draw);
(vii)    the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;
(viii)    any failure by any Issuer or any of its Affiliates to issue any Letter of Credit in the form requested by Borrowing Agent, unless Agent and such Issuer have each received written notice from Borrowing Agent of such failure within three (3) Business Days after such Issuer shall have furnished Agent and Borrowing Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;
(ix)    the occurrence of any Material Adverse Effect;
(x)    any breach of this Agreement or any Other Document by any party thereto;
(xi)    the occurrence or continuance of an insolvency proceeding with respect to any Loan Party;
(xii)    the fact that a Default or an Event of Default shall have occurred and be continuing;
(xiii)    the fact that the Term shall have expired or this Agreement or the obligations of Lenders to make Advances have been terminated; and
(xiv)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.19    Liability for Acts and Omissions.
(a)    As between Borrowers and Issuers, Swing Loan Lender, Agent and Lenders, each Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, no Issuer shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if such Issuer or any of its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuer, including any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuer’s rights or powers hereunder. Nothing in the preceding sentence shall relieve any Issuer from liability for such Issuer’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment or order) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall any Issuer or its Affiliates be liable to any Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.
(b)    Without limiting the generality of the foregoing, each Issuer and each of its Affiliates: (i) may rely on any oral or other communication believed in good faith by such Issuer or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by such Issuer or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on such Issuer or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a steamship agent or carrier or any document or instrument of like import (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

(c)    In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by any Issuer under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence (as determined by a court of competent jurisdiction in a final and non-appealable judgment or order), shall not put such Issuer under any resulting liability to any Borrower, Agent or any Lender.
2.20    Mandatory Prepayments; Voluntary Commitment Reductions and Prepayments.
(a)    Subject to ~~Section 7.1 hereof~~the reinvestment right described below in this subsection (a) and the provisions of the Intercreditor Agreement, ~~upon~~within ten (10) days after the receipt by any Loan Party of ~~the~~ Net Cash Proceeds in excess of $1,000,000 in any fiscal year as a result of any Disposition of any Collateral which constitutes ABL Priority Collateral pursuant to clauses (h), (n), (p) or (q) of the definition of “Permitted Dispositions”, Borrowers shall prepay the Advances in an amount equal to the Net Cash Proceeds of such Disposition ~~promptly,~~ (but ~~in no event more than three (3) Business Days following the receipt thereof~~limited to amounts in excess of $1,000,000 in any fiscal year), and until the date of payment, such proceeds shall be held in trust for Agent. Notwithstanding the foregoing, (A) so long as no Event of Default has occurred and is continuing, such Net Cash Proceeds may, at the option of Borrowing Agent, be applied to invest in property or assets used or useful in the business of any Borrower or its Subsidiaries, provided that (x) Agent has a Lien on such property or assets, and (y) Borrowing Agent delivers to Agent and Lenders within ten (10) days after the date of receipt of such Net Cash Proceeds a certificate stating that such Net Cash Proceeds shall be used to acquire or invest in property or assets used or useful in the business of any Borrower or its Subsidiaries within three hundred sixty-five (365) days after the date of receipt of such Net Cash Proceeds (which certificate shall set forth an estimate of the Net Cash Proceeds to be so expended), (B) pending any such reinvestment or payment of expenses described in clause (A) above, such Net Cash Proceeds shall be deposited into a Blocked Account or a Depository Account at PNC which is subject to a Control Agreement, and (C) any Net Cash Proceeds applied to repair, refurbish or replace Collateral pursuant to and in accordance with this Section 2.20(a) shall not be deemed Capital Expenditures for purposes of this Agreement. Such prepayments shall be applied to the Advances (including cash collateralization of all Obligations relating to any outstanding Letters of Credit in accordance with the provisions of Section 3.2(b); provided however that if no Default or Event of Default has occurred and is continuing, such prepayments shall be applied to cash collateralize any Obligations related to outstanding Letters of Credit last) in such order as Agent may determine, subject to Borrowers’ ability to re-borrow Advances in accordance with the terms hereof. The foregoing shall not be deemed to be implied consent to any Disposition otherwise prohibited by the terms and conditions hereof.
(b)    Subject to ~~Section 6.6 hereof~~the reinvestment right described below in this subsection (b) and the provisions of the Intercreditor Agreement, ~~upon~~within ten (10) days after the receipt by any Loan Party of any Extraordinary Receipts which constitute ABL Priority Collateral in an aggregate amount equal to or in excess of $~~500,000~~1,000,000 in any fiscal year, the Borrowers shall prepay the Advances in an amount equal to the amount of such Extraordinary Receipts ~~promptly,~~ (but ~~in no event more than three (3) Business Days following the receipt thereof~~limited to amounts in excess of $1,000,000 in any fiscal year), and until the date of payment, such proceeds shall be held in trust for Agent. Such prepayments shall be applied to the Advances in the manner described in Section 2.20(a) hereof. Notwithstanding the foregoing, (A) so long as no ~~Default or~~ Event of Default has occurred and is continuing, on the date any Loan Party or any of its Subsidiaries receives Extraordinary Receipts which constitute ABL Priority Collateral ~~consisting of insurance proceeds from one or more policies covering, or proceeds from any judgment, settlement, condemnation or other cause of action in respect of, the loss, damage, taking or theft of any property or assets,~~, such Extraordinary Receipts may, at the option of Borrowing Agent, be applied to repair, refurbish or replace such property or assets or acquire replacement property or assets for the property or assets so lost, damaged or stolen or to invest in other property or assets used or useful in the business of any Borrower ~~for the property or assets so disposed~~or its Subsidiaries, provided that (x) Agent has a Lien on such ~~replacement (or repaired or restored)~~ property or assets, and (y) Borrowing Agent delivers to Agent within ten (10) days after the date of receipt of such Extraordinary Receipts a certificate stating that such Extraordinary Receipts shall be used to repair ~~or~~, refurbish or replace such property or assets or to acquire such replacement property or assets for the property or assets so lost, damaged or stolen or to acquire or invest in such other property or assets used or useful in the business of any Borrower or its Subsidiaries within one hundred eighty (180) days after the date of receipt of such Extraordinary Receipts (which certificate shall set forth an estimate of the Extraordinary Receipts to be so expended), (B) pending any such reinvestment or payment of expenses described in clause (A) above, such Extraordinary Receipts shall be ~~applied as a prepayment of Revolving Advances~~deposited into a Blocked Account or a Depository Account at PNC which is subject to a Control Agreement, and (C) any Extraordinary Receipts applied to repair, refurbish or replace Collateral pursuant to and in accordance with this Section 2.20(b) shall not be deemed Capital Expenditures for purposes of this Agreement.
(c)    Borrowers may, at their option from time to time (but in no event more than three (3) times during the Term), permanently reduce or terminate the aggregate Revolving Commitments upon at least ten (10) days’ prior written notice to Agent, which notice shall specify the amount and effective date of the reduction or termination and, once given, shall be irrevocable, except that such notice may be conditional in connection with a Payment in Full of the Obligations. Each reduction (i) shall be in a minimum amount of $5,000,000 or an increment of $1,000,000 in excess thereof, (ii) shall not reduce the aggregate Revolving Commitment Amounts to an amount less than the sum of (A) the aggregate principal amount of Revolving Advances and Swing Loans outstanding at such time plus (B) the Maximum Undrawn Amount of all Letters of Credit at such time (unless accompanied by a corresponding prepayment of such outstanding Revolving Advances and Swing Loans and/or cash collateralization or backstopping by a backstop letter of credit, in each case reasonably satisfactory to Agent), and (iii) except in connection with the Payment in Full of the Obligations, shall not reduce the aggregate Revolving Commitment Amounts to an amount less than $~~35,000,000~~15,000,000.
(d)    Borrowers may, at any time and from time to time, prepay the principal of any Revolving Advances, in whole or in part, without premium or penalty.
~~(e)    Reserved.~~
2.21    Use of Proceeds.
(a)    Borrowers shall apply the proceeds of Advances to (i) ~~repay the Indebtedness owing to Existing Agent and Existing Lenders under the Existing Loan Documents, (ii)~~ pay fees and expenses relating to the Transactions, and (~~iii~~ii) provide for their working capital needs and other general corporate purposes, including to reimburse drawings under Letters of Credit.
(b)    Without limiting the generality of Section 2.21(a) above, neither the Loan Parties nor any other Person which may in the future become party to this Agreement or the Other Documents as a Loan Party, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation in any material respect of Applicable Law.
2.22    Defaulting Lender.
(a)    Notwithstanding anything to the contrary set forth herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.22 so long as such Lender is a Defaulting Lender.
(b)    (1) Except as otherwise expressly provided for in this Section 2.22, (A) Revolving Advances shall be made pro rata from Lenders holding Revolving Commitments which are not Defaulting Lenders based on their respective Revolving Commitment Percentages, and no Revolving Commitment Percentage of any Lender or any pro rata share of any Revolving Advances required to be advanced by any Lender shall be increased as a result of any Lender being a Defaulting Lender; (B) amounts received in respect of principal of any type of Revolving Advances shall be applied to reduce such type of Revolving Advances of each Lender (other than any Defaulting Lender) holding a Revolving Commitment in accordance with their Revolving Commitment Percentages; provided that, Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees); (C) amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent; and (D) Agent may hold and, in its discretion, re-lend to a Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.
(2)     Fees pursuant to Section 3.3(b) hereof shall cease to accrue in favor of such Defaulting Lender.
(3)     If any Swing Loans are outstanding or any Letters of Credit (or drawings under any Letter of Credit for which any Issuer has not been reimbursed) are outstanding or exist at the time any such Lender holding a Revolving Commitment becomes a Defaulting Lender, then:
(A)    Defaulting Lender’s Participation Commitment in the outstanding Swing Loans and of the Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated among Non-Defaulting Lenders holding Revolving Commitments in proportion to the respective Revolving Commitment Percentages of such Non-Defaulting Lenders to the extent (but only to the extent) that (x) such reallocation does not cause the aggregate sum of outstanding Revolving Advances made by any such Non-Defaulting Lender holding a Revolving Commitment plus such Lender’s reallocated Participation Commitment in the outstanding Swing Loans plus such Lender’s reallocated Participation Commitment in the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the Revolving Commitment Amount of any such Non-Defaulting Lender, and (y) no Default or Event of Default has occurred and is continuing at such time;
(B)    if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following notice by Agent (x) first, prepay any outstanding Swing Loans that cannot be reallocated, and (y) second, cash collateralize for the benefit of the applicable Issuer, Borrowers’ obligations corresponding to such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with Section 3.2(b) hereof until (I) reallocation of such amounts under clause (A) is permitted, (II) such Lender ceases to be a Defaulting Lender or (III) such Obligations are no longer outstanding;
(C)    if Borrowers cash collateralize any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit pursuant to clause (B) above, Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.2(a) hereof with respect to such Defaulting Lender’s Revolving Commitment Percentage of Maximum Undrawn Amount of all Letters of Credit during the period such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit are cash collateralized;

(D)    if Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated pursuant to clause (A) above, then the fees payable to Lenders holding Revolving Commitments pursuant to Section 3.2(a) hereof shall be adjusted and reallocated to Non-Defaulting Lenders holding Revolving Commitments in accordance with such reallocation; and
(E)    if all or any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is neither reallocated nor cash collateralized pursuant to clauses (A) or (B) above, then, without prejudice to any rights or remedies of any Issuer or any other Lender hereunder, all Letter of Credit Fees payable under Section 3.2(a) hereof with respect to such Defaulting Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of all Letters of Credit shall be payable to such Issuer (and not to such Defaulting Lender) until (and then only to the extent that) such Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated and/or cash collateralized; and
(4)     so long as any Lender holding a Revolving Commitment is a Defaulting Lender, Swing Loan Lender shall not be required to fund any Swing Loans and no Issuer shall be required to issue, amend or increase any Letter of Credit, unless such Issuer is satisfied that the related exposure and Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit and all Swing Loans (after giving effect to any such issuance, amendment, increase or funding) will be fully allocated to Non-Defaulting Lenders holding Revolving Commitments and/or cash collateral for such Letters of Credit will be provided by Borrowers in accordance with clause (A) and (B) above, and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.22(b)(iii)(A) above (and such Defaulting Lender shall not participate therein).
(c)    A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents, and all amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall not be deemed to be a Lender, to have any outstanding Advances or a Revolving Commitment Percentage provided that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification described in clauses (i) or (ii) of Section 16.2(b) hereof.
(d)    Other than as expressly set forth in this Section 2.22, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.22 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.
(e)    In the event that Agent, Borrowers, Swing Loan Lender and Issuers agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then Agent will so notify the parties hereto, and, if such cured Defaulting Lender is a Lender holding a Revolving Commitment, then Participation Commitments of Lenders holding Revolving Commitments (including such cured Defaulting Lender) of the Swing Loans and Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated to reflect the inclusion of such Lender’s Revolving Commitment, and on such date such Lender shall purchase at par such of the Revolving

Advances of the other Lenders as Agent shall determine may be necessary in order for such Lender to hold such Revolving Advances in accordance with its Revolving Commitment Percentage.
2.23    Payment of Obligations. Agent may charge to Borrowers’ Account as a Revolving Advance or, at the discretion of Swing Loan Lender, as a Swing Loan (i) all payments with respect to any of the Obligations required hereunder (including without limitation principal payments, payments of interest, payments of Letter of Credit Fees and all other fees provided for hereunder and payments under Sections 16.5 and 16.9 hereof) as and when each such payment shall become due and payable (whether as regularly scheduled, upon or after acceleration, upon maturity or otherwise), (ii) without limiting the generality of the foregoing clause (i), (a) all amounts expended by Agent or any Lender pursuant to Sections 4.2 or 4.3 hereof and (b) all documented out-of-pocket expenses which Agent incurs in connection with the forwarding of Advance proceeds and the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.8(h) hereof, and (iii) any sums expended by Agent or any Lender due to any Loan Party’s failure to perform or comply with its obligations under this Agreement or any Other Document including any Loan Party’s obligations under Sections 3.3, 3.4, 4.4, 4.7, 6.4, 6.6, 6.7 and 6.8 hereof, and all amounts so charged shall be added to the Obligations and shall be secured by the Collateral. To the extent Revolving Advances are not actually funded by the other Lenders in respect of any such amounts so charged, all such amounts so charged shall be deemed to be Revolving Advances made by and owing to Agent and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender under this Agreement and the Other Documents with respect to such Revolving Advances.
III.    INTEREST AND FEES.
3.1    Interest. Interest on Advances shall be payable in arrears (a) on the first day of each month with respect to Domestic Rate Loans, (b) with respect to LIBOR Rate Loans having an Interest Period of one, two or three months, at the end of the applicable Interest Period, and (c) with respect to LIBOR Rate Loans having an Interest Period of six months, at the end of each three month period during such Interest Period, provided that all accrued and unpaid interest shall be due and payable at the end of the Term. Interest charges shall be computed on the actual principal amount of Advances outstanding during the applicable month at a rate per annum equal to (i) with respect to Revolving Advances, the applicable Revolving Interest Rate, and (ii) with respect to Swing Loans, the Revolving Interest Rate for Domestic Rate Loans (as applicable, the “Contract Rate”). Except as expressly provided otherwise in this Agreement, any Obligations other than the Advances that are not paid when due shall accrue interest at the Revolving Interest Rate for Domestic Rate Loans, subject to the provision of the final sentence of this Section 3.1 regarding the Default Rate. Whenever, subsequent to the Seventh Amendment ~~and Restatement~~Effective Date, the Alternate Base Rate is increased or decreased, the applicable Contract Rate shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The LIBOR Rate shall be adjusted with respect to LIBOR Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7 hereof, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Obligations shall bear interest at the applicable Contract Rate plus two percent (2%) per annum (as applicable, the “Default Rate”).
3.2    Letter of Credit Fees.
(a)    Borrowers shall pay (x) to Agent, for the ratable benefit of Lenders holding Revolving Commitments, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by the Applicable Margin for Revolving Advances consisting of LIBOR Rate Loans, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each calendar quarter and on the Maturity Date, and (y) to the applicable Issuer, a fronting fee of one eighth of one percent (0.125%) per annum times the average daily face amount of each outstanding Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, to be payable quarterly in arrears on the first day of each calendar quarter and on the Maturity Date (all of the foregoing fees, the “Letter of Credit Fees”). In addition, Borrowers shall pay to Agent, for the benefit of the applicable Issuer, any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by the applicable Issuer and Borrowing Agent in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder, all such charges, fees and expenses, if any, to be payable on demand. All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in any Issuer’s prevailing charges for that type of transaction. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7 hereof, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Letter of Credit Fees described in clause (x) of this Section 3.2(a) shall be increased by an additional two percent (2.0%) per annum.
(b)    At any time following the occurrence and during the continuance of an Event of Default, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7 hereof, immediately and automatically upon the occurrence of such Event of Default, without the requirement of any affirmative action by any party), or on the Maturity Date or any other termination of this Agreement (and also, if applicable, in connection with any mandatory prepayment under Section 2.20 hereof), Borrowers will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred and three percent (103%) of the Maximum Undrawn Amount of all outstanding Letters of Credit, and each Borrower hereby irrevocably authorizes Agent, in its discretion, on such Borrower’s behalf and in such Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by such Borrower, in the amounts required to be made by such Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of such Borrower coming into any Lender’s possession at any time. Agent may, in its discretion, invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and such Borrower mutually agree (or, in the absence of such agreement, as Agent may reasonably select) and the net return on such investments shall be credited to such account and constitute additional cash collateral. No Borrower may withdraw amounts credited to any such account except upon the occurrence of all of the following: (x) Payment in Full of all of the Obligations; (y) expiration of all Letters of Credit; and (z) the termination of this Agreement. Borrowers hereby assign, pledge and grant to Agent, for its benefit and the ratable benefit of Issuers, Lenders and each other Secured Party, a continuing security interest in and to and Lien on any such cash collateral and any right, title and interest of Borrowers in any deposit account, securities account or investment account into which such cash collateral may be deposited from time to time to secure the Obligations, specifically including all Obligations with respect to any Letters of Credit. Borrowers agree that upon the coming due of any Reimbursement Obligations (or any other Obligations, including Obligations for Letter of Credit Fees) with respect to the Letters of Credit, Agent may use such cash collateral to pay and satisfy such Obligations.

3.3    Facility Fee. If, ~~for~~on the last day of any calendar quarter during the Term, the average ~~daily unpaid balance of the sum of Revolving Advances plus Swing Loans plus the Maximum Undrawn Amount of all outstanding Letters of Credit for each day of~~Usage Amount during such calendar quarter does not equal the Maximum Revolving Advance Amount, then Borrowers shall pay to Agent, for the ratable benefit of the Lenders ~~holding the Revolving Commitments~~ based on their Revolving Commitment Percentages, a fee at a rate equal to ~~three eighths of one percent (0.375%)~~the Applicable Facility Fee Percentage per annum on the amount by which the Maximum Revolving Advance Amount exceeds such average ~~daily unpaid balance~~Usage Amount (the “Facility Fee”). The Facility Fee shall be payable to Agent in arrears on the first Business Day of each calendar quarter with respect to the previous calendar quarter, and on the ~~Maturity Date~~last day of the Term with respect to the ~~period~~previous calendar quarter or portion thereof ending on ~~the Maturity~~such date, as applicable.
3.4    Fee Letter. Borrowers shall pay the amounts required to be paid in the Fee Letter in the manner and at the times required by the Fee Letter.
3.5    Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 360 days (or, in the case of Domestic Rate Loans, a year of 365/366 days) and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate during such extension.
3.6    Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under Applicable Law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under Applicable Law: (i) the interest rates hereunder will be reduced to the maximum rate permitted under Applicable Law; (ii) such excess amount shall be first applied to any unpaid principal balance owed by Borrowers; and (iii) if then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.
3.7    Increased Costs. In the event that any Change in Law or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent, Swing Loan Lender, any Issuer or Lender and any corporation or bank controlling Agent, Swing Loan Lender, any Lender or any Issuer and the office or branch where Agent, Swing Loan Lender, any Lender or any Issuer (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:
(a)    subject Agent, Swing Loan Lender, any Lender or any Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan, or change the basis of taxation of payments to Agent, Swing Loan Lender, such Lender or such Issuer in respect thereof (except for Indemnified Taxes or Other Taxes and the imposition of, or any change in the rate of, any Excluded Taxes payable by Agent, Swing Loan Lender, such Lender or such Issuer);
(b)    impose, modify or deem applicable any reserve, special deposit, assessment, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent, Swing Loan Lender, any Issuer or any Lender, including pursuant to Regulation D of the Board of Governors; or
(c)    impose on Agent, Swing Loan Lender, any Lender or any Issuer or the London interbank LIBOR market any other condition, loss or expense (other than Taxes) affecting this Agreement or any Other Document or any Advance made by any Lender, or any Letter of Credit or participation therein;
and the result of any of the foregoing is to increase the cost to Agent, Swing Loan Lender, any Lender or any Issuer of making, converting to, continuing, renewing or maintaining its Advances hereunder by an amount that Agent, Swing Loan Lender, such Lender or such Issuer deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent, Swing Loan Lender or such Lender or such Issuer deems to be material, then, in any case Borrowers shall promptly pay Agent, Swing Loan Lender, such Lender or such Issuer, upon its demand, such additional amount as will compensate Agent, Swing Loan Lender or such Lender or such Issuer for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the LIBOR Rate, as the case may be. Agent, Swing Loan Lender, such Lender or such Issuer shall certify the amount of such additional cost or reduced amount to Borrowing Agent, and such certification shall be conclusive absent manifest error. Failure or delay on the part of Agent, Swing Loan Lender, any Issuer or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of the right of Agent, Swing Loan Lender, any Issuer or any Lender to demand such compensation; provided that Borrowers shall not be required to compensate Agent, Swing Loan Lender, any Issuer or any Lender pursuant to this Section for any reductions in return incurred more than 270 days prior to the date that Agent, Swing Loan Lender, such Issuer or such Lender notifies Borrowing Agent of such law, rule, regulation or guideline giving rise to such reductions and of the intention of Agent, Swing Loan Lender, such Issuer or such Lender to claim compensation therefor; provided further that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 270 day period referred to above shall be extended to include the period of retroactive effect thereof.
3.8    Alternate Rate of Interest.
    3.8.1 ~~Basis for Determining~~     Interest Rate Inadequate or Unfair. In the event that Agent or any Lender shall have determined that:
(a) reasonable means do not exist for ascertaining the LIBOR Rate applicable pursuant to Section 2.2 hereof for any Interest Period;
(b) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank market, with respect to an outstanding LIBOR Rate Loan, a proposed LIBOR Rate Loan, or a proposed conversion of a Domestic Rate Loan into a LIBOR Rate Loan;
(c) the making, maintenance or funding of any LIBOR Rate Loan has been made impracticable or unlawful by compliance by Agent or such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of law); or
(d) the LIBOR Rate will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any LIBOR Rate Loan, then Agent shall give Borrowing Agent prompt written or telephonic notice of such determination. If such notice is given prior to a LIBOR Termination Date (as defined below) or prior to the date on which Section 3.8.2(a)(ii) hereof applies, (i) any such requested LIBOR Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Agent no later than 10:00 a.m. two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Rate Loan, (ii) any Domestic Rate Loan or LIBOR Rate Loan which was to have been converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 10:00 a.m. two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Loan, and (iii) any outstanding affected LIBOR Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 10:00 a.m. two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected LIBOR Rate Loan, shall be converted into an unaffected type of LIBOR Rate Loan, on the last Business Day of the then current Interest Period for such affected LIBOR Rate Loans (or sooner, if any Lender cannot continue to lawfully maintain such affected LIBOR Rate Loan). Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of LIBOR Rate Loan or maintain outstanding affected LIBOR Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan or an unaffected type of LIBOR Rate Loan into an affected type of LIBOR Rate Loan.
3.8.2    ~~Successor LIBOR Rate Index~~Benchmark Replacement Setting.
~~(a) If Agent determines (which determination shall be final and conclusive, absent manifest error) that either (i) (A) the circumstances set forth in Section 3.8.1(a) hereof have arisen and are unlikely to be temporary, or (B) the circumstances set forth in Section 3.8.1(a) hereof have not arisen but the applicable supervisor or administrator (if any) of the LIBOR Rate or a Governmental Body having jurisdiction over Agent has made a public statement identifying the specific date after which the LIBOR Rate shall no longer be used for determining interest rates for loans (either such date, a “LIBOR Termination Date”), or (ii) a rate other than the LIBOR Rate has become a widely recognized benchmark rate for newly originated loans in Dollars in the U.S. market, then Agent may (in consultation with the Borrowers) choose a replacement index for the LIBOR Rate and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in interest rate based on the replacement index will be substantially equivalent to the all-in LIBOR Rate-based interest rate in effect prior to its replacement.~~
(a)    Announcements Related to LIBOR. On March 5, 2021, the ICE Benchmark Administration, the administrator of LIBOR (the “IBA”) and the U.K. Financial Conduct Authority, the regulatory supervisor for the IBA, announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-week, 1-month, 2-month, 3-month, 6-month and 12-month USD LIBOR tenor settings (collectively, the “Cessation Announcements”). The parties hereto acknowledge that, as a result of the Cessation Announcements, a Benchmark Transition Event occurred on March 5, 2021 with respect to USD LIBOR under clauses (1) and (2) of the definition of Benchmark Transition Event below; provided however, no related Benchmark Replacement Date occurred as of such date.
~~(b) Agent and the Borrowers shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the discretion of Agent, for the implementation and administration of the replacement index-based rate. Notwithstanding anything to the contrary in this Agreement or the Other Documents (including, without limitation, Section 16.2), such amendment shall become effective without any further action or consent of any other party to this Agreement (other than the Borrowers, as set forth in the preceding sentence) at 5:00 p.m. on the tenth (10th) Business Day after the date a draft of the amendment is provided to the Lenders, unless Agent receives, on or before such tenth (10th) Business Day, a written notice from the Required Lenders stating that such Lenders object to such amendment.~~
(b)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any Other Document (and any agreement executed in connection with an Interest Rate Hedge shall be deemed not to be an “Other Document” solely for purposes of this Section titled “Benchmark Replacement Setting”), if a Benchmark Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then current Benchmark, then (x) if a

Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Other Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any Other Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Other Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any Other Document so long as Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(c) ~~Selection of the~~    Benchmark Replacement ~~index, adjustments to the applicable margins, and amendments to this Agreement (i) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from a LIBOR Rate-based rate to a replacement index-based rate, and (ii) may also reflect adjustments to account for (x) the effects of the transition from the LIBOR Rate to the replacement index and (y) yield- or risk-based differences between the LIBOR Rate and the replacement index.~~Conforming Changes. In connection with the implementation of a Benchmark Replacement, Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any Other Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any Other Document.
(d)    Notices; Standards for Decisions and Determinations. Agent will promptly notify the Borrowing Agent and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section titled “Benchmark Replacement Setting,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any Other Document, except, in each case, as expressly required pursuant to this Section titled “Benchmark Replacement Setting”.
(e)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any of the Other Documents, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor of such Benchmark is or will be no longer representative, then Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)    Benchmark Unavailability Period. Upon Borrowing Agent’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any request for an Advance bearing interest based on USD LIBOR, conversion to or continuation of Advances bearing interest based on USD LIBOR to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Domestic Rate Loan. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.
(g)    Term SOFR Transition Event. Notwithstanding anything to the contrary herein or in any Other Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (i) the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Other Document in respect of such Benchmark setting (the “Secondary Term SOFR Conversion Date”) and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any Other Document; and (ii) Advances outstanding on the Secondary Term SOFR Conversion Date bearing interest based on the then-current Benchmark shall be deemed to have been converted to Advances bearing interest at the Benchmark Replacement with a tenor approximately the same length as the interest payment period of the then-current Benchmark; provided that, this paragraph (g) shall not be effective unless Agent has delivered to the Lenders and the Borrowers a Term SOFR Notice. For the avoidance of doubt, the Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.
(h)    Certain Defined Terms. As used in this Section titled “Benchmark Replacement Setting”:
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable (x) if the then current Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to paragraph (e) of this Section titled “Benchmark Replacement Setting”, or (y) if the then current Benchmark is not a term rate nor based on a term rate, any payment period for interest calculated with reference to such Benchmark pursuant to this Agreement as of such date.
“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to paragraph (b) of this Section titled “Benchmark Replacement Setting”.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by Agent for the applicable Benchmark Replacement Date:

(1)    the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

~~(d) Until an amendment reflecting a new replacement index in accordance with this Section 3.8.2 is effective, each advance, conversion and renewal of a LIBOR Rate Loan will continue to bear interest with reference to the LIBOR Rate; provided however, that if the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that a LIBOR Termination Date has occurred, then following the LIBOR Termination Date, all LIBOR Rate Loans shall automatically be converted to Domestic Rate Loans until such time as an amendment reflecting a replacement index and related matters as described above is implemented.~~
(2)    the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment; or

~~(e) Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.~~
(3)    the sum of: (a) the alternative benchmark rate that has been selected by Agent and the Borrowers as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the Benchmark Replacement Adjustment;
provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion; provided, further, that, in the case of an Other Benchmark Rate Election, the “Benchmark Replacement” shall mean the alternative set forth in clause (3) above and when such clause is used to determine the Benchmark Replacement in connection with the occurrence of an Other Benchmark Rate Election, the alternate benchmark rate selected by the Agent and the Borrower shall be the term benchmark rate that is used in lieu of a USD LIBOR-based rate in relevant other U.S. dollar-denominated syndicated credit facilities; provided, further, that, with respect to a Term SOFR Transition Event, on the applicable Benchmark Replacement Date, the “Benchmark Replacement” shall revert to and shall be determined as set forth in clause (1) of this definition. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the Other Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor for any setting of such Unadjusted Benchmark Replacement:
(1)    for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the applicable amount(s) set forth below:

Available Tenor	Benchmark Replacement Adjustment*
One-Week	0.03839% (3.839 basis points)
One-Month	0.11448% (11.448 basis points)
Two-Months	0.18456% (18.456 basis points)
Three-Months	0.26161% (26.161 basis points)
Six-Months	0.42826% (42.826 basis points)
* These values represent the ARRC/ISDA recommended spread adjustment values available here: https://assets.bbhub.io/professional/sites/10/IBOR-Fallbacks-LIBOR-Cessation_Announcement_20210305.pdf

(2)    for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent and the Borrowers for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;
provided that, if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be the Available Tenor that has approximately the same length (disregarding business day adjustments) as the payment period for interest calculated with reference to such Unadjusted Benchmark Replacement.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement and the Other Documents).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;

(3)    in the case of a Term SOFR Transition Event, the date that is set forth in the Term SOFR Notice provided to the Lenders and the Borrowers pursuant to this Section titled “Benchmark Replacement Setting”, which date shall be at least 30 days from the date of the Term SOFR Notice; or

(4)    in the case of an Early Opt-in Election or an Other Benchmark Rate Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, so long as Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, written notice of objection to such Early Opt-in Election or Other Benchmark Rate Election, as applicable, from the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)    a public statement or publication of information by a Governmental Body having jurisdiction over Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for the LIBOR Rate, a resolution authority with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or a Governmental Body having jurisdiction over Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Other Document in accordance with this Section titled “Benchmark Replacement Setting” and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Other Document in accordance with this Section titled “Benchmark Replacement Setting”.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if Agent decides that any such convention is not administratively feasible for Agent, then Agent may establish another convention in its reasonable discretion.

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:
(1)    a notification by Agent to (or the request by the Borrowing Agent to Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR, or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)    the joint election by Agent and the Borrowers to trigger a fallback from USD LIBOR and the provision by Agent of written notice of such election to the Lenders.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR or, if no floor is specified, zero.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Other Benchmark Rate Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of: (x) either (i) a request by the Borrowers to the Agent, or (ii) notice by the Agent to the

Borrowers, that, at the determination of the Borrowers or the Agent, as applicable, U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed), in lieu of a USD LIBOR based rate, a term benchmark rate as a benchmark rate, and (y) the Agent, in its sole discretion, and the Borrowers jointly elect to trigger a fallback from USD LIBOR and the provision, as applicable, by the Agent of written notice of such election to the Borrowers and the Lenders.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by Agent in its reasonable discretion.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by Agent to the Lenders and the Borrowing Agent of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, and is determinable for each Available Tenor, (b) the administration of Term SOFR is administratively feasible for Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable (and, for the avoidance of doubt, not in the case of an Other Benchmark Rate Election), has previously occurred resulting in a Benchmark Replacement in accordance with Section titled “Benchmark Replacement Setting” that is not Term SOFR.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“USD LIBOR” means the London interbank offered rate for U.S. dollars.
3.9    Capital Adequacy.
(a)    In the event that Agent, Swing Loan Lender, any Issuer or any Lender shall have determined that any Change in Law, any change in any guideline regarding capital adequacy or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent, Swing Loan Lender, any Issuer or any Lender (for purposes of this Section 3.9, the term “Lender” shall include Agent, Swing Loan Lender, any Issuer or any Lender and any corporation or bank controlling Agent, Swing Loan Lender, any Issuer or any Lender and the office or branch where Agent, Swing Loan Lender, any Issuer or any Lender (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent, Swing Loan Lender, any Issuer or any Lender’s capital as a consequence of its obligations hereunder (including the making of any Swing Loans) to a level below that which Agent, Swing Loan Lender, such Issuer or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s, Swing Loan Lender’s, such Issuer’s and such Lender’s policies with respect to capital adequacy) by an amount deemed by Agent, Swing Loan Lender, any Issuer or any Lender to be material, then, from time to time, Borrowers shall pay upon demand to Agent, Swing Loan Lender, such Issuer or such Lender such additional amount or amounts as will compensate Agent, Swing Loan Lender, such Issuer or such Lender for such reduction. In determining such amount or amounts, Agent, Swing Loan Lender, such Issuer or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.9 shall be available to Agent, Swing Loan Lender, each Issuer and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, rule, regulation, guideline or condition.
(b)    A certificate of Agent, Swing Loan Lender, such Issuer or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent, Swing Loan Lender, such Issuer or such Lender with respect to Section 3.9(a) hereof when delivered to Borrowing Agent shall be conclusive absent manifest error. Failure or delay on the part of Agent, Swing Loan Lender, any Issuer or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of the right of Agent, Swing Loan Lender, any Issuer or any Lender to demand such compensation; provided that Borrowers shall not be required to compensate Agent, Swing Loan Lender, any Issuer or any Lender pursuant to this Section for any reductions in return incurred more than 270 days prior to the date that Agent, Swing Loan Lender, such Issuer or such Lender notifies Borrowing Agent of such law, rule, regulation or guideline giving rise to such reductions and of the intention of Agent, Swing Loan Lender, such Issuer or such Lender to claim compensation therefor; provided further that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 270 day period referred to above shall be extended to include the period of retroactive effect thereof.
3.10    Taxes.
(a)    Any and all payments by or on account of any Obligations hereunder or under any Other Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if Borrowers shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deductions been made, provided that Borrowers shall not be required to increase any such amounts to the extent that the increase in such amount payable results from such Recipient’s own willful misconduct or gross negligence (as determined by a court of competent jurisdiction in a final and non-appealable judgment or order), (ii) Borrowers shall make such deductions and (iii) Borrowers shall timely pay the full amount deducted to the relevant Governmental Body in accordance with Applicable Law.
(b)    Without limiting the provisions of Section 3.10(a) above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.

(c)    Each Borrower shall indemnify each Recipient within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Recipient and any penalties, interest and reasonable and documented expenses (including reasonable and documented fees and expenses of counsel) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to Borrowers by any Recipient (with a copy to Agent), or by Agent on its own behalf or on behalf of a Recipient shall be conclusive absent manifest error.
(d)    Each Lender shall severally indemnify Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 16.3(b) hereof relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with this Agreement or any Other Document, and any reasonable and documented expenses (including reasonable and documented fees and disbursements of counsel) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any Other Document or otherwise payable by Agent to the Lender from any other source against any amount due to Agent under this Section 3.10(d).
(~~d~~e)    As soon as practicable after any payment of ~~Indemnified Taxes or Other~~ Taxes by any Borrower to a Governmental Body pursuant to this Section 3.10, Borrowers shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.
(~~e~~f)    Any Recipient that is entitled to an exemption from or reduction of withholding tax ~~under the law of the jurisdiction in which any Borrower is resident for tax purposes, or under any treaty to which such jurisdiction is a party,~~ with respect to payments hereunder or under any Other Document shall deliver to Borrowers (with a copy to Agent), at the time or times prescribed by Applicable Law or reasonably requested by Borrowers or Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if requested by Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers or Agent as will enable Borrowers or Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States of America, (x) any Recipient that is not a Foreign Lender shall deliver to Borrowers and Agent two (2) duly completed valid copies of IRS Form W-9 demonstrating that such Person is exempt from United States federal backup withholding tax, and (y) any Foreign Lender shall deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrowers or Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)    duly completed valid copies of IRS Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,
(ii)    duly completed valid copies of IRS Form W-8ECI,
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a U.S. Tax Compliance Certificate in form and substance satisfactory to Agent and Borrowing Agent to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed valid copies of IRS Form W-8BEN or W-8BEN-E,
(iv)    in the case of a Foreign Lender claiming that it is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate in form and substance satisfactory to Agent and Borrowing Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate in form and substance satisfactory to Agent and Borrowing Agent on behalf of each such direct and indirect partner; or
(v)    any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers to determine the withholding or deduction required to be made.
(~~f~~g)    If a payment made to a Recipient under this Agreement or any Other Document would be subject to U.S. federal withholding Taxes imposed by FATCA if such Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to Agent and Borrowers (i) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller of such Person, and (ii) other documentation reasonably requested by Agent or any Borrower sufficient for Agent and Borrowers to comply with their obligations under FATCA and to determine that such Recipient has complied with such applicable reporting requirements or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the Seventh Amendment Effective Date ~~of this Agreement~~.
(~~g~~h)    Each Recipient agrees that if any form or certification it previously delivered pursuant to this Section 3.10 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and Agent in writing of its legal inability to do so.
(~~h~~i)    If any Recipient determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section, it shall pay to Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses of such Recipient and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund), provided that Borrowers, upon the request of the Recipient, agree to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Body. Notwithstanding anything to the contrary in this Section 3.8(h), in no event will the Recipient be required to pay any amount to Borrowers pursuant to this Section 3.8(h) the payment of which would place the Recipient in a less favorable net after-Tax position than the Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrowers or any other Person.
(~~i~~j)    Each party’s obligations under this Section 3.8 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the Payment in Full of the Obligations.
3.11    Replacement of Lenders. If any Lender (an “Affected Lender”) (a) makes demand upon Borrowers for (or if Borrowers are otherwise required to pay) amounts pursuant to Section 3.7, 3.9 or 3.10 hereof, (b) is unable to make or maintain LIBOR Rate Loans as a result of a condition described in Section 2.2(h) hereof, (c) is a Defaulting Lender, (d) denies any consent requested by Agent pursuant to Section 16.2(b) hereof, or (e) gives a notice described in Section 3.8(c) hereof, Borrowers may, by notice in writing to Agent and such Affected Lender (i) require the Affected Lender to cooperate with Borrowers in obtaining a replacement Lender satisfactory to Agent and Borrowers (the “Replacement Lender”); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Advances and its Revolving Commitment Percentage as provided herein, but none of such Lenders shall be under any obligation to do so; or (iii) propose a Replacement Lender subject to approval by Agent in its good faith business judgment. If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Advances and its Revolving Commitment Percentage, then such Affected Lender shall be required to assign, in accordance with Section 16.3 hereof, all of its Advances and its Revolving Commitment Percentage and other rights and obligations under this Agreement and the Other Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender.
3.12    Designation of a Different Lending Office. If any Lender requests compensation under Sections 3.7 or 3.9 hereof, or requires Borrowers to pay any Indemnified Taxes, Other Taxes or additional amounts to any Lender or any Governmental Body for the account of any Lender pursuant to Section 3.10 hereof, then such Lender shall (at the request of Borrowing Agent) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Sections 3.7, 3.9, or 3.10 hereof, as the case may be, in the future, and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers hereby agree to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.
IV.    COLLATERAL: GENERAL TERMS
4.1    Security Interest in the Collateral. To secure the prompt payment and performance to Agent, each Issuer and each Lender (and each other holder of any Obligations) of the Obligations, each Loan Party (other than a UK Loan Party) hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender, each Issuer and each other Secured Party, a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter created, acquired or arising and wheresoever located. Each Loan Party shall provide Agent with written notice of all commercial tort claims in an aggregate amount in excess of $500,000 promptly upon the occurrence of any events giving rise to any such claims (regardless of whether legal proceedings have yet been commenced), such notice to contain a brief description of the claims, the events out of which such claims arose and the parties against which such claims may be asserted and, if applicable in any case where legal proceedings regarding such claims have been commenced, the case title together with the applicable court and docket number. Upon delivery of each such notice, such Loan Party (other than a UK Loan Party) shall be deemed to thereby grant to Agent a security interest and lien in and to such commercial tort claims described therein and all proceeds thereof. Each Loan Party shall provide Agent with written notice promptly upon becoming the beneficiary under any letter of credit or otherwise obtaining any right, title or interest in any letter of credit rights in an aggregate amount in excess of $500,000, and such Loan Party (other than a UK Loan Party) shall take such actions as Agent may reasonably request for the perfection of Agent’s security interest therein.
4.2    Perfection of Security Interest. Each Loan Party (other than a UK Loan Party) shall take all action that may be necessary, or that Agent may reasonably request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (a) immediately discharging all Liens other than Permitted Encumbrances, (b) using commercially reasonable efforts to obtain Lien Waiver Agreements (i) from the owner or lessor of the chief executive office of Quantum and (ii) from the owners or lessors of all of the other premises leased by Quantum listed on Schedule 4.4 hereto and all of the warehouses and other locations used by Quantum listed on Schedule 4.4 hereto in which Equipment and Inventory having a value in excess of $1,000,000 is located, (c) delivering to Agent, endorsed or accompanied by such instruments of assignment as are necessary or as Agent may specify, and stamping or marking, in such manner as necessary or as Agent may specify, any and all chattel paper, instruments, letters of credit and advices thereof and documents evidencing or forming a part of the Collateral, (d) using commercially reasonable efforts to enter into warehousing, lockbox, customs and freight agreements and other custodial arrangements reasonably satisfactory to Agent, and (e) executing and delivering financing statements, Control Agreements, intellectual property security agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance reasonably satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien under the Uniform Commercial Code or other Applicable Law. By its signature hereto, each Loan Party (other than a UK Loan Party) hereby authorizes Agent (without obligation) to file against such Loan Party, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance satisfactory to Agent (which statements may have a description of collateral which is broader than that set forth herein, including without limitation a description of Collateral as “all assets” and/or “all personal property” of any Loan Party). All documented out-of-pocket charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrowers’ Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Agent’s option, shall be paid by the Borrowers to Agent for its benefit and for the ratable benefit of Lenders not later than ten (10) Business Days after written demand.
4.3    Preservation of Collateral. Following the occurrence of an Event of Default, in addition to the rights and remedies set forth in Section 11.1 hereof, Agent: (a) may at any time take such steps as Agent deems necessary to protect Agent’s interest in and to preserve the Collateral, including the hiring of security guards or the placing of other security protection measures as Agent may deem appropriate; (b) subject to the rights of the applicable landlords, may employ and maintain at any of any Loan Party’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) subject to the rights of the applicable lessors, may use any Loan Party’s owned or leased lifts, hoists, trucks and other facilities or Equipment for handling or removing the Collateral; (e) subject to the rights of the applicable landlords, shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of the Loan Parties’ owned or leased property; and (f) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or purchase any insurance called for by the terms of this Agreement or the Other Documents and pay all or any part of the premiums therefor and the costs thereof. Each Loan Party shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct. All of Agent’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations or, at Agent’s option, shall be paid by the Borrowers to Agent for its benefit and for the ratable benefit of Lenders not later than ten (10) Business Days after written demand.
4.4    Ownership and Location of Collateral.
(a)    With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (i) each Loan Party shall be fully authorized and able to sell, transfer, pledge and/or grant a Lien upon each and every item of its respective Collateral to Agent; and, except for Permitted Encumbrances, the Collateral shall be free and clear of all Liens whatsoever; (ii) all signatures and endorsements of each Loan Party that appear on such documents and agreements shall be genuine and each Loan Party shall have full capacity to execute same; and (iii) each Loan Party’s Equipment and each Loan Party’s Inventory (other than (A) Inventory in transit, (B) Service Inventory and (C) Inventory at any location where the value of all Inventory at such location is less than $1,000,000) shall be located as set forth on Schedule 4.4 hereto, as such Schedule may be updated from time to time in accordance with the terms hereof, and shall not be removed from such locations without the prior written consent of Agent except with respect to the sale of Inventory in the Ordinary Course of Business and Equipment to the extent permitted in Section 7.1(b) hereof.
(b)    (i) There is no location at which any Loan Party has any Inventory (except for (A) Inventory in transit, (B) Service Inventory and (C) Inventory at any location where the value of all Inventory at such location is less than $1,000,000) or other Collateral other than those locations listed on Schedule 4.4 hereto~~; (ii) Schedule 4.4 hereto~~, as such Schedule may be updated from time to time in accordance with the terms hereof~~,~~; (ii) Schedule 4.4 hereto contains a correct and complete list, as of the Seventh Amendment ~~and Restatement~~Effective Date, of the legal names and addresses of each warehouse at which Inventory of any Loan Party is stored, and none of the receipts received by any Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns; (iii) Schedule 4.4 hereto sets forth a correct and complete list as of the Seventh Amendment ~~and Restatement~~Effective Date of (A) each place of business of each Loan Party and (B) the chief executive office of each Loan Party; and (iv) Schedule 4.4 hereto sets forth a correct and complete list as of the Seventh Amendment ~~and Restatement~~Effective Date of the location, by state and street address, of all Real Property owned or leased by each Loan Party, identifying which Real Properties are owned and which are leased, together with the names and addresses of any landlords or other third parties in possession, custody or control of any Collateral.
4.5    Defense of Agent’s and Lenders’ Interests. Until (a) the Payment in Full of all of the Obligations and (b) the termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect. During such period no Loan Party shall, without Agent’s prior written consent, pledge, sell (except for Dispositions otherwise permitted ~~in~~under Section 7.1(b) hereof), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Each Loan Party shall use commercially reasonable efforts to defend Agent’s interests in the Collateral against any and all Persons whatsoever. At any time following demand by Agent for payment of all Obligations following the occurrence and during the continuance of an Event of Default, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, the Loan Parties shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law. Each Loan Party shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Loan Party’s possession, they, and each of them, shall be held by such Loan Party in trust as Agent’s trustee, and such Loan Party will promptly deliver them to Agent in their original form together with any necessary endorsement.
4.6    Inspection of Premises. At all reasonable times and from time to time as often as Agent shall elect in its Permitted Discretion, Agent and each Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Loan Party’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Loan Party’s business and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (provided that the Borrowers shall be afforded the opportunity to participate in such discussions). Agent, any Lender and their agents may enter upon any premises of any Loan Party at any time during business hours and at any other reasonable time, and from time to time as often as Agent shall elect in its Permitted Discretion, for the purpose of inspecting the Collateral and any and all books and records pertaining thereto and to the operation of such Loan Party’s business. Notwithstanding the foregoing, (a) no more than two (2) such inspections shall be conducted at the expense of the Borrowers during any consecutive twelve (12) month period, and (b) if an Event of Default shall exist, then notwithstanding anything to the contrary in the foregoing clause (a), there shall be no limitation on the number or frequency of such inspections which may be conducted at the expense of the Borrowers.
4.7    Appraisals. Agent may, in its Permitted Discretion, at any time after the Seventh Amendment ~~and Restatement~~Effective Date and from time to time, (a) engage the services of an independent appraisal firm or firms of reputable standing, satisfactory to Agent, for the purpose of appraising the then current values of the Loan Parties’ assets (including without limitation Inventory~~, Intellectual Property and the LTO Program~~) and (b) engage the services of an independent financial advisor, and such advisor shall at all times be granted by Borrowers and their Subsidiaries with full access to, and shall at all times have the right to audit, check and inspect, the books, records, audits, correspondence and all other papers relating to the operation of each Loan Party’s business. Absent the occurrence and continuance of an Event of Default at such time, Agent shall consult with Borrowing Agent as to the identity of any such firms; provided that it is agreed by the parties hereto that ~~(x) Gordon Brothers Asset Advisors, LLC shall be deemed to be an acceptable firm for purposes of appraising the value of the LTO Program and (y)~~ FTI Consulting, Inc. shall be deemed to be an acceptable financial advisor. In the event the value of the Loan Parties’ assets, as so determined pursuant to any such appraisal, is less than anticipated by Agent, such that the Revolving Advances are in excess of such Advances permitted hereunder, then, promptly upon Agent’s demand for same, the Borrowers shall make mandatory prepayments of then outstanding Revolving Advances so as to eliminate the excess Advances. All of the fees and out-of-pocket costs and expenses of any appraisals and reports conducted pursuant to this Section 4.7 shall be paid for when due, in full and without deduction, off-set or counterclaim by Borrowers. Notwithstanding the foregoing, ~~(i)~~ no more than two (2) appraisals of Inventory ~~and no more than one (1) appraisal of Intellectual Property (which may include, without limitation, an appraisal of the LTO Program)~~ shall be conducted at the expense of the Borrowers during any consecutive twelve (12)

month period, and (ii) if an Event of Default shall exist, then notwithstanding anything to the contrary in the foregoing clause (i), there shall be no limitation on the number or frequency of appraisals which may be conducted at the expense of the Borrowers.
4.8    Receivables; Deposit Accounts and Securities Accounts.
(a)    The Receivables are and shall be bona fide and valid accounts representing a bona fide indebtedness incurred by the Customers therein named, for fixed sums as set forth in the invoices relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of the Loan Parties, or work, labor or services theretofore rendered by the Loan Parties as of the date the applicable Receivables were created.
(b)    Each Customer, to each Loan Party’s knowledge, as of the date each Receivable is created, is able to pay all Receivables on which the Customer is obligated in full when due. With respect to such Customers of any Loan Party who are not solvent, such Loan Party has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables consistent with past practice.
(c)    Each Loan Party’s chief executive office is located as set forth on Schedule 4.4 hereto, as such Schedule may be updated from time to time in accordance with the terms hereof. Until written notice is given to Agent by Borrowing Agent of any other office at which any Loan Party keeps its records pertaining to Receivables, all such records shall be kept at such executive office.
(d)    The Loan Parties (other than any UK Loan Party) shall instruct their Customers to deliver all remittances upon Receivables (whether paid by check or by wire transfer of funds) to such Blocked Accounts and/or Depository Accounts (and any associated lockboxes) as Agent shall designate from time to time as contemplated by Section 4.8(h) hereof or as otherwise agreed to from time to time by Agent. Notwithstanding the foregoing, to the extent any Loan Party directly receives any remittances upon Receivables, such Loan Party shall, at such Loan Party’s sole cost and expense, but on Agent’s behalf and for Agent’s account, collect as Agent’s property and in trust for Agent all amounts received on Receivables, and shall not commingle such collections with any Loan Party’s funds or use the same except to pay the Obligations, and shall as soon as possible and in any event no later than one (1) Business Day after the receipt thereof (i) in the case of remittances paid by check, deposit all such remittances in their original form (after supplying any necessary endorsements) and (ii) in the case of remittances paid by wire transfer of funds, transfer all such remittances, in each case, into such Blocked Accounts and/or Depository Accounts. Each Loan Party shall deposit in the Blocked Account and/or Depository Account or, upon request by Agent, deliver to Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness. All payments made by a Loan Party’s Customers remitted directly to Agent will be deposited by Agent in the ~~Blocked Accounts~~Specified Collection Account, and all Customer remittances shall be treated as a repayment of Advances.
(e)    At any time following the occurrence and during the continuance of an Event of Default, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral, and thereafter, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Agent’s actual and documented collection expenses, including, but not limited to, stationery and postage, telephone, facsimile, secretarial and clerical expenses, the salaries of any collection personnel used for collection and the reasonable and documented fees and expenses of counsel, may be charged to Borrowers’ Account and added to the Obligations, or, at Agent’s option, shall be paid by the Borrowers to Agent for its benefit and for the ratable benefit of Lenders not later than ten (10) Business Days after written demand.
(f)    Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Loan Party any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Loan Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Loan Party hereby constitutes Agent or Agent’s designee as such Loan Party’s attorney with power (i) at any time: (A) to endorse such Loan Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (B) to sign such Loan Party’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (C) to send verifications of Receivables to any Customer; (D) to sign such Loan Party’s name on any documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; and (E) to receive, open and dispose of all mail addressed to any Loan Party at any post office box/lockbox maintained by Agent for the Loan Parties or at any other business premises of Agent; and (ii) at any time following the occurrence and during the continuance of an Event of Default: (A) to demand payment of the Receivables; (B) to enforce payment of the Receivables by legal proceedings or otherwise; (C) to exercise all of such Loan Party’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (D) to sue upon or otherwise collect, extend the time of payment of, settle, adjust, compromise, extend or renew the Receivables; (E) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (F) to prepare, file and sign such Loan Party’s name on a proof of claim in bankruptcy or similar document against any Customer; (G) to prepare, file and sign such Loan Party’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; (H) to accept the return of goods represented by any of the Receivables; (I) to change the address for delivery of mail addressed to any Loan Party to such address as Agent may designate; and (J) to do all other acts and things necessary to carry out the provisions of this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final and non-appealable judgment or order); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid.
(g)    Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom.
(h)    All proceeds of Collateral shall be deposited by the Loan Parties (other than any UK Loan Party) into either (i) a lockbox account, dominion account or such other “blocked account” (each a “Blocked Account” and collectively the “Blocked Accounts”) established at a Specified Domestic Blocked Account Bank or the Specified Swiss Blocked Account Bank (each such bank, a “Blocked Account Bank” and collectively, “Blocked Account Banks”) pursuant to an arrangement with such Blocked Account Bank as may be acceptable to Agent in its Permitted Discretion or (ii) depository accounts (“Depository Accounts”) that are (other than with respect to Excluded Accounts) established at Agent for the deposit of such proceeds. Each applicable Loan Party shall deliver or cause to be delivered to Agent a Control Agreement, in form and substance reasonably satisfactory to Agent, among such Loan Party, Agent, Term Loan Agent and each bank at which each Blocked Account, each Depository Account and any other deposit account (other than any Swiss Blocked Account or any Excluded Account) of such Loan Party is maintained that is sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such Blocked Accounts, Depository Accounts and other deposit accounts. Agent shall have the sole and exclusive right to direct, and is hereby authorized by the Loan

Parties to give instructions pursuant to ~~such~~the Control ~~Agreements~~Agreement governing the Specified Collection Account directing, the ~~disposition~~transfer of funds in the ~~Blocked Accounts and Depository Accounts to each Blocked~~Specified Collection Account ~~Bank~~ on a daily basis~~, either~~  to a deposit account maintained by Agent ~~at PNC or by wire transfer to a deposit account~~ at PNC, which such funds may be applied by Agent to repay the Obligations~~,~~  (and, if an Event of Default has occurred and is continuing, to cash collateralize outstanding Letters of Credit in accordance with Section 3.2(b) hereof). Agent shall have the sole and exclusive right to direct, and is hereby authorized to give instructions pursuant to each Control Agreement governing all Blocked Accounts (other than the Specified Collection Account) and all Depository Accounts (other than Excluded Accounts) directing, the transfer of funds in such Blocked Accounts and Depository Accounts (any such instructions, an “Activation Notice”) to Agent on a daily basis, by wire transfer to a deposit account maintained by Agent at PNC, which such funds may be applied by Agent to repay the Obligations (and, if an Event of Default has occurred and is continuing, to cash collateralize outstanding Letters of Credit in accordance with Section 3.2(b) hereof); provided that (x) prior to the occurrence of an Event of Default, the Loan Parties shall retain the right to direct the disposition of funds in the Depository Accounts and Agent shall not deliver an Activation Notice, and in (y) the event that Agent issues an Activation Notice, Agent agrees to rescind such Activation Notice at such time that no Event of Default shall exist (it being understood that, notwithstanding any such rescission, Agent shall have the right and is authorized to issue an additional Activation Notice if a subsequent Event of Default shall have occurred or shall exist at any time thereafter). All funds deposited in the Blocked Accounts or Depository Accounts (other than Excluded Accounts) shall immediately become subject to the security interest of Agent, for its own benefit and the ratable benefit of the other Secured Parties, and Borrowing Agent shall use commercially reasonable efforts to obtain the agreement by each Blocked Account Bank to waive any offset rights against the funds so deposited. Neither Agent nor any Lender assumes any responsibility for such blocked account arrangements, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder. Agent shall apply all funds received by it from the Blocked Accounts and/or Depository Accounts (other than Excluded Accounts) to the satisfaction of the Obligations (including the cash collateralization of all Obligations relating to any outstanding Letters of Credit in accordance with the provisions of Section 3.2(b) hereof) in such order as Agent shall determine in its sole discretion, subject to Borrowers’ ability to re-borrow Revolving Advances in accordance with the terms hereof; provided that, in the absence of any Event of Default, Agent shall apply all such funds representing collection of Receivables first to the prepayment of the principal amount of the Swing Loans, if any, and then to the Revolving Advances.
(i)    No Loan Party will, without Agent’s consent, compromise or adjust any material amount of the Receivables (or extend the time for payment thereof) or accept any material returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the Ordinary Course of Business of such Loan Party.
(j)    All deposit accounts (including all Blocked Accounts and Depository Accounts), securities accounts and investment accounts of each Loan Party and its Subsidiaries as of the Seventh Amendment ~~and Restatement~~Effective Date are set forth on Schedule 4.8(j) hereto. No Loan Party shall open any new deposit account, securities account or investment account (other than an Excluded Account) with a bank, depository institution or securities intermediary other than Agent unless (i) the Loan Parties shall have provided written notice thereof to Agent within five (5) Business Days and (ii) if required by Agent in its sole discretion, such bank, depository institution or securities intermediary, each applicable Loan Party, Agent and Term Loan Agent shall enter into a Control Agreement in form and substance reasonably satisfactory to Agent and sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account.

(k)    The aggregate amount on deposit in the Swiss Blocked Accounts shall not exceed $6,000,000 for any period of five (5) or more consecutive Business Days, on any date of determination.
4.9    Inventory. To the extent Inventory held for sale or lease has been produced by any Loan Party (other than a UK Loan Party), it has been and will be produced by such Loan Party in all material respects in accordance with the Federal Fair Labor Standards Act of 1938, as amended, modified or supplemented, and all rules, regulations and orders thereunder.
4.10    Maintenance of Equipment. The Loan Parties’ Equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made. No Loan Party shall use or operate its Equipment in violation in any material respect of any law, statute, ordinance, code, rule or regulation.
4.11    Exculpation of Liability. Nothing set forth herein shall be construed to constitute Agent or any Lender as any Loan Party’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Loan Party’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.
4.12    Financing Statements. Except as respects the financing statements filed by Agent, financing statements described on Schedule 7.2 hereto, and financing statements filed in connection with Permitted Encumbrances, no financing statement covering any of the Collateral or any proceeds thereof is or will be on file in any public office.
4.13    Investment Property Collateral.
(a)    Each Loan Party has the right to transfer the Investment Property free of any Liens (other than Permitted Encumbrances) and will use commercially reasonable efforts to defend its title to the Investment Property against the contrary claims of all Persons. Each Loan Party shall (i) ensure that each operating agreement, limited partnership agreement and any other similar agreement permits Agent’s Lien on the Equity Interests of wholly-owned Subsidiaries (other than Foreign Subsidiaries, but excluding Square Box ~~if it becomes a Loan Party in accordance with Section 6.14(g) hereof~~) arising thereunder, foreclosure of Agent’s Lien and admission of any transferee as a member, limited partner or other applicable equity holder thereunder and (ii) use commercially reasonable efforts to provide that each operating agreement, limited partnership agreement and any other similar agreement with respect to any other Person permits Agent’s Lien on the Investment Property of such Loan Party arising thereunder, foreclosure of Agent’s Lien and admission of any transferee as a member, limited partner or other applicable equity holder thereunder.
(b)    Each Loan Party shall, if the Investment Property includes securities or any other financial or other asset maintained in a securities account, cause the custodian with respect thereto to execute and deliver a notification and Control Agreement or other applicable agreement reasonably satisfactory to Agent in order to perfect and protect Agent’s Lien in such Investment Property.
(c)    Except as set forth in Article XI hereof or in the Pledge Agreement, (i) the Loan Parties will have the right to exercise all voting rights with respect to the Investment Property and (ii) the Loan Parties will have the right to receive all cash dividends and distributions, interest and premiums declared and paid on the Investment Property to the extent otherwise permitted under this Agreement or any of the Other Documents. In the event any additional Equity Interests are issued to any Loan Party as a stock dividend or distribution or in lieu of interest on any of the Investment Property, as a result of any split of any of the Investment Property, by reclassification or otherwise, then subject to the Intercreditor Agreement, any certificates evidencing any such additional shares will be delivered to Agent within fifteen (15) Business Days (or such later date as Agent shall agree to in its Permitted Discretion) and such shares will be subject to this Agreement and a part of the Investment Property to the same extent as the original Investment Property.
4.14    Provisions Regarding Certain Investment Property Collateral. The operating agreement or limited partnership agreement (as applicable) of any Subsidiary (other than a Foreign Subsidiary, but excluding Square Box ~~if it becomes a Loan Party in accordance with Section 6.14(g) hereof~~) of any Loan Party hereafter formed or acquired that is a limited liability company or a limited partnership, shall contain the following language (or language to the same effect): “Notwithstanding anything to the contrary set forth herein, no restriction upon any transfer of {membership interests} {partnership interests} set forth herein shall apply, in any way, to the pledge by any {member} {partner} of a security interest in and to its {membership interests} {partnership interests} to PNC Bank, National Association, as agent for certain lenders, or its successors and assigns in such capacity (any such person, “Agent”), or to any foreclosure upon or subsequent disposition of such {membership interests} {partnership interests} by Agent. Any transferee or assignee with respect to such foreclosure or disposition shall automatically be admitted as a {member} {partner} of the Company and shall have all of the rights of the {member} {partner} that previously owned such {membership interests} {partnership interests}.”
V.    REPRESENTATIONS AND WARRANTIES.
Each Loan Party represents and warrants as follows:
5.1    Authority. Each Loan Party has full power, authority and legal right to enter into this Agreement and the Other Documents to which it is a party and to perform all its respective Obligations hereunder and thereunder. This Agreement and the Other Documents to which it is a party have been duly executed and delivered by each Loan Party, and this Agreement and the Other Documents to which it is a party constitute the legal, valid and binding obligation of such Loan Party enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and the Other Documents to which it is a party (i) are within such Loan Party’s corporate or limited liability company powers, as applicable, (ii) have been duly authorized by all necessary corporate or limited liability company action, as applicable, (iii) are not in contravention of law or the terms of such Loan Party’s Organizational Documents or to the conduct of such Loan Party’s business or of any Material Contract or undertaking to which such Loan Party is a party or by which such Loan Party is bound, including without limitation the Term Loan Documents and~~, once executed and delivered,~~  the Square Box Acquisition Documents, (iv) will not conflict with or violate any material provisions of any law or regulation, or any judgment, order or decree of any Governmental Body, (v) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, including without limitation, the Term Loan Lenders or the Square Box Sellers, except (x) any Consents of any party to a Material Contract or any other Person (other than a Governmental Body) with respect to which the failure to obtain could not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect, (y) any immaterial Consents of any Governmental Body, or (z) those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or complied with prior to the ~~Fourth~~Seventh Amendment Effective Date and which are in full force and effect on the ~~Fourth~~Seventh Amendment Effective Date, and (vi) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien (except Permitted Encumbrances) upon any asset of such Loan Party under the provisions of any material agreement, instrument, or other document to which such Loan Party is a party or by which it or its property is a party or by which it may be bound, including without limitation any of the Term Loan Documents~~,~~  and ~~once executed and delivered,~~ any of the Square Box Acquisition Documents.
5.2    Formation and Qualification.
(a)    Each Loan Party is duly incorporated or formed, as applicable, and in good standing (to the extent applicable) under the laws of the state of its incorporation or formation, as applicable, in each case as listed on Schedule 5.2(a) hereto, as such Schedule may be updated from time to time in accordance with the terms hereof, and each Loan Party is qualified to do business and is in good standing in the other states listed on Schedule 5.2(a) hereto, as such Schedule may be updated from time to time in accordance with the terms hereof, which constitute all states in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Each Loan Party has delivered to Agent true and complete copies of its Organizational Documents ~~and will promptly notify Agent of any amendments or changes thereto adversely affecting Agent or any Lender or any other material amendments or changes thereto~~.
(b)    Schedule 5.2(b) hereto, as such Schedule may be updated from time to time in accordance with the terms hereof, sets forth (i) a true, complete and correct list of the Subsidiaries of each Loan Party and (ii) a true, complete and correct list of all Equity Interests held by each Loan Party in each of its Subsidiaries.
(c)    No Immaterial Subsidiary that is not a Loan Party (i) owns or generates any Receivables or Inventory, (ii) has revenues in any fiscal year in excess of $250,000 (other than, in the case of Quantum International, revenue generated through foreign branch offices pursuant to the Transfer Pricing Program) or (iii) receives or generates any royalty revenue.
5.3    Survival of Representations and Warranties. All representations and warranties of such Loan Party in this Agreement and the Other Documents to which it is a party shall be true in all material respects at the time of such Loan Party’s execution of this Agreement and the Other Documents to which it is a party (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.
5.4    Tax Returns. Each Loan Party’s federal tax identification number is set forth on Schedule 5.4 hereto, as such Schedule may be updated from time to time in accordance with the terms hereof. Each Loan Party has filed all federal, and all material state and local tax returns and other material reports that it is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable in excess of $1,000,000 in the aggregate, except for those taxes, assessments, fees and other governmental charges that are being Properly Contested. The provision for taxes on the books of each Loan Party is adequate for all years not closed by applicable statutes, and for its current fiscal year, and no Loan Party has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.
5.5    Financial Statements.
~~(a)    The pro forma balance sheet of Quantum and its Subsidiaries, on a consolidated basis (the “Pro Forma Balance Sheet”), delivered to Agent prior to the Amendment and Restatement Date reflects the consummation of the Transactions and fairly reflects in all material respects the financial condition of Quantum and its Subsidiaries, on a consolidated basis, as of the Amendment and~~

~~Restatement Date after giving effect to the Transactions. The Pro Forma Balance Sheet has been certified by the Chief Executive Officer, Chief Financial Officer or Treasurer of Borrowing Agent as fairly reflecting in all material respects the financial condition of Quantum and its Subsidiaries as of the date that it was delivered.~~
(a)    Reserved.
(b)    The twelve (12) month cash flow and balance sheet projections of Quantum and its Subsidiaries, on a consolidated basis (the “Seventh Amendment ~~and Restatement~~Effective Date Projections” ~~and together with the Pro Forma Balance Sheet, collectively, the “Pro Forma Financial Statements”~~), delivered to Agent prior to the Seventh Amendment ~~and Restatement~~Effective Date were reviewed by the Chief Executive Officer, Chief Financial Officer or Treasurer of Quantum and are based on underlying assumptions which such officer believed to be reasonable on the date such Seventh Amendment ~~and Restatement~~Effective Date Projections were delivered, it being understood that any forecasts and projections set forth in the Seventh Amendment ~~and Restatement~~Effective Date Projections are not to be viewed as facts, are subject to uncertainties and contingencies, many of which are beyond the Borrowers’ control, that no assurance can be given that any particular ~~projections in the~~Seventh Amendment ~~and Restatement~~Effective Date Projections will be realized, that actual results may differ and that such differences may be material.
(c)    The audited consolidated and consolidating balance sheets of Quantum and its Subsidiaries (and such other Persons described therein) as of March 31, ~~2017~~2021, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions by independent certified public accountants, copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied (except for changes described in such financial statements) and present fairly in all material respects the financial position of the Loan Parties at such date and the results of their operations for such period. The unaudited consolidated and consolidating balance sheets of Quantum and its Subsidiaries (and such other Persons described therein) as of ~~October 31~~June 30, ~~2018~~2021, and the related statements of income, and changes in cash flow for the period ended on such date, copies of which have been delivered to Agent, present fairly in all material respects the financial position of the Loan Parties at such date and the results of their operations at such date. For the purposes of this Section 5.5(c), any restatement of, or supplement to, after the Seventh Amendment ~~and Restatement~~Effective Date, any of the financial statements referred to in the preceding two sentences or any other financial statements that include the periods referred to in the preceding two sentences shall not result in the representation set forth in this Section 5.5(c) being untrue or inaccurate.
(d)    Since ~~September 30, 2018, other than in connection with the SEC Inquiry~~March 31, 2021, there has been no change in the condition, financial or otherwise, of the Loan Parties as shown on the consolidated balance sheet as of such date and no change in the aggregate value of machinery, Equipment and Real Property owned by the Loan Parties, except changes in the Ordinary Course of Business, none of which individually or in the aggregate has been materially adverse.
5.6    Entity Names. Except as set forth on Schedule 5.6 hereto, as such Schedule may be updated from time to time in accordance with the terms hereof, no Loan Party has been known by any other company or corporate name, as applicable, in the past five (5) years and does not sell Inventory under any other name, nor has any Loan Party been the surviving corporation or company, as applicable, of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

5.7    O.S.H.A. Environmental Compliance; Flood Insurance.
(a)    Except as set forth on Schedule 5.7 hereto, ~~as such Schedule may be updated from time to time in accordance with the terms hereof,~~ each Loan Party is in compliance in all material respects with, and its facilities, business, assets, property, leaseholds, Real Property and Equipment are in compliance with the Federal Occupational Safety and Health Act, and Environmental Laws and there are no outstanding citations, notices or orders of non-compliance issued to any Loan Party or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations which could reasonably be expected to have a Material Adverse Effect.
(b)    Except as set forth on Schedule 5.7 hereto, as such Schedule may be updated from time to time in accordance with the terms hereof, each Loan Party has been issued all required material federal, state and local licenses, certificates or permits (collectively, “Approvals”) relating to all applicable Environmental Laws and all such Approvals are current and in full force and effect.
(c)    Except as set forth on Schedule 5.7 hereto, as such Schedule may be updated from time to time in accordance with the terms hereof, and except as could not reasonably be expected to have a Material Adverse Effect: (i) there have been no releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Materials at, upon, under or migrating from or onto any Real Property owned, leased or occupied by any Loan Party, except for those Releases which are in full compliance with Environmental Laws; (ii) there are no underground storage tanks or polychlorinated biphenyls on any Real Property owned, leased or occupied by any Loan Party, except for such underground storage tanks or polychlorinated biphenyls that are present in compliance with Environmental Laws; (iii) all of the Real Property owned, leased or occupied by any Loan Party has never been used by any Loan Party to dispose of Hazardous Materials, except as authorized by Environmental Laws; and (iv) no Hazardous Materials are managed by any Loan Party on any Real Property owned, leased or occupied by any Loan Party, excepting such quantities as are managed in accordance with all applicable manufacturer’s instructions and compliance with Environmental Laws and as are necessary for the operation of the commercial business of any Loan Party or of its tenants.
(d)    All Real Property owned by the Loan Parties is insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Loan Party in accordance with prudent business practice in the industry of such Loan Party. Each Loan Party has taken all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance in all material respects with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure located upon any Real Property that will be subject to a mortgage or deed of trust in favor of Agent, and, to the extent required by Applicable Law, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral.
5.8    Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.
(a)    (i) The Loan Parties, taken as a whole, are~~, and after giving effect to the Transactions, will be,~~  solvent and able to pay their debts as they mature, (ii) the Loan Parties, taken as a whole, have~~, and after giving effect to the Transactions, will have,~~  capital sufficient to carry on their existing businesses and all businesses in which they are about to engage, and (iii) the fair present saleable value of the assets of the Loan Parties, taken as a whole, calculated on a going concern basis, are in excess of the amount of their liabilities.

(b)    Schedule 5.8(b) hereto, as such Schedule may be updated from time to time in accordance with the terms hereof, sets forth a complete and accurate description, with respect to all litigation, arbitration, actions or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $1,000,000 that, as of the Seventh Amendment ~~and Restatement~~Effective Date, is pending or, to the knowledge of the Loan Parties, threatened in writing against a Loan Party or any of its Subsidiaries, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the procedural status, as of the Seventh Amendment ~~and Restatement~~Effective Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of the Loan Parties’ and their Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance.
(c)    No Loan Party has any outstanding Indebtedness other than the Obligations, except for (i) Indebtedness disclosed in Schedule 7.8 hereto and (ii) Indebtedness otherwise permitted under Section 7.8 hereof.
(d)    No Loan Party is in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Loan Party in violation of any order of any court, Governmental Body or arbitration board or tribunal which could reasonably be expected to have a Material Adverse Effect.
(e)    No Loan Party or any member of the Controlled Group maintains or is required to contribute to any Pension Benefit Plan or Multiemployer Plan other than those listed on Schedule 5.8(e) hereto, as such Schedule may be updated from time to time in accordance with the terms hereof. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Applicable Laws. (i) Each Loan Party and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA and Section 412 of the Code in respect of each Pension Benefit Plan, and each Pension Benefit Plan or Multiemployer Plan is in compliance with Sections 412, 430 and 436 of the Code and Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances; (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code or an application for such a determination is currently being processed by the Internal Revenue Code; (iii) neither any Loan Party nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Pension Benefit Plan or Multiemployer Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan; (v) the current value of the assets of each Pension Benefit Plan exceeds the present value of the accrued benefits and other liabilities of such Pension Benefit Plan (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Benefit Plan) and neither any Loan Party nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities; (vi) neither any Loan Party nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Pension Benefit Plan or Multiemployer Plan; (vii) neither any Loan Party nor any member of the Controlled Group has incurred any liability for any excise tax arising under Section 4971, 4972 or 4980B of the Code, and no fact exists which could reasonably be expected to give rise to any such liability; (viii) neither any Loan Party nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Pension Benefit Plan or Multiemployer Plan, has engaged in a “prohibited transaction” described in Section 406 of ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Pension Benefit Plan or Multiemployer Plan which is subject to ERISA; (ix) no Termination Event has occurred or is reasonably expected to occur; (x) there exists no Reportable ERISA Event; (xi) neither any Loan Party nor any member of the Controlled Group has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; (xii) neither any Loan Party nor any member of the Controlled Group maintains or is required to contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code or similar applicable law; (xiii) neither any Loan Party nor any member of the Controlled Group has withdrawn, completely or partially, within the meaning of Section 4203 or 4205 of ERISA, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which would reasonably be expected to result in any such liability; and (xiv) to the knowledge of the Company, no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan.
5.9    Intellectual Property. As of the Seventh Amendment ~~and Restatement~~Effective Date, Schedule 5.9 hereto, as such Schedule may be updated from time to time in accordance with the terms hereof, provides a complete and correct list of: (a) all U.S. registered patents owned by each Loan Party and all applications for U.S. patents owned by such Loan Party; (b) all U.S. registered trademarks owned by each Loan Party and all applications for registration of U.S. trademarks owned by such Loan Party; (c) all U.S. registered copyrights owned by each Loan Party and all applications for registration of U.S. copyrights owned by such Loan Party; and (d) all Intellectual Property licenses entered into by each Loan Party pursuant to which (i) such Loan Party has provided any license in Intellectual Property owned or controlled by such Loan Party to any other Person (other than non-exclusive software licenses granted in the ordinary course of business) with a value in excess of $1,000,000 or (ii) any Person has granted to such Loan Party any license in Intellectual Property owned or controlled by such Person that is material to the business of such Loan Party, including any Intellectual Property that is incorporated in any Inventory, software, or other product marketed, sold, licensed, or distributed by such Loan Party (other than non-exclusive software licenses granted in the ordinary course of business).  Other than as set forth on Schedule 5.9 hereto, no Loan Party owns any U.S. patents, copyrights or trademarks, the failure to register which could be materially adverse to the conduct of the business of the Loan Parties, taken as a whole.  Each Loan Party owns exclusively or holds licenses in all Intellectual Property that is necessary in or material to the conduct of its business, and to each Loan Party’s knowledge, all employees and contractors of each Loan Party who were involved in the creation or development of any Intellectual Property for such Loan Party that is necessary in or material to the business of such Loan Party have signed agreements containing assignment of such employee’s or contractor’s rights in any Intellectual Property to such Loan Party and obligations of confidentiality.  To each Loan Party’s knowledge, (x) such Loan Party is not currently infringing or misappropriating any Intellectual Property rights of any Person, and (y) no product manufactured, used, distributed, licensed or sold by, or service provided by, such Loan Party is currently infringing or misappropriating any Intellectual Property rights of any Person, in each case, except where such infringement either individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect.
5.10    ~~Licenses and Permits~~Consents. Except as set forth in Schedule 5.10 hereto, as such Schedule may be updated from time to time in accordance with the terms hereof, each Loan Party (a) is in compliance with and (b) has procured and is now in possession of, all material ~~licenses or permits~~Consents required by any applicable federal, state, provincial or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to be in compliance or to procure such licenses or permits could reasonably be expected to have a Material Adverse Effect.

5.11    Reserved.
5.12    No Default. No Default or Event of Default has occurred.
5.13    No Burdensome Restrictions. No Loan Party is party to any contract or agreement the performance of which could reasonably be expected to have a Material Adverse Effect. No Loan Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.
5.14    No Labor Disputes. No Loan Party is involved in any material labor dispute. Except as set forth on Schedule 5.14 hereto, as such Schedule may be updated from time to time in accordance with the terms hereof, there are no strikes or walkouts or union organization of any Loan Party’s employees in existence or, to the knowledge of the Loan Parties, threatened in writing, and no collective bargaining contract is scheduled to expire during the Term ~~other than as set forth on Schedule 5.14 hereto~~.
5.15    Margin Regulations. No Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any Margin Stock within the respective meanings of each of the quoted terms under Regulation U. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” Margin Stock within the respective meanings of each of the quoted terms under Regulation U.
5.16    Investment Company Act. No Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.
5.17    ~~Swaps~~Hedging Transactions. No Loan Party is a party to~~, nor will it be a party to, any swap agreement whereby such Loan Party has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.~~ any Interest Rate Hedge or Foreign Currency Hedge, other than those Interest Rate Hedges or Foreign Currency Hedges, as applicable, which have been entered into for non-speculative purposes.
5.18    Business and Property of the Loan Parties. Upon and after the Seventh Amendment ~~and Restatement~~Effective Date, the Loan Parties do not propose to engage in any business other than as permitted pursuant to Section 7.9 hereof. ~~On the Amendment and Restatement Date, each Loan Party will own all the property and possess all of the rights and Consents necessary for the conduct of the business of such Loan Party.~~
5.19    Reserved.
5.20    Certificate of Beneficial Ownership. The Certificate of Beneficial Ownership executed and delivered to Agent and Lenders for each Loan Party on or prior to the Seventh Amendment ~~and Restatement~~Effective Date, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the Seventh Amendment ~~and Restatement~~Effective Date and as of the date any such update is delivered.
5.21    Equity Interests. The authorized and outstanding Equity Interests of each Loan Party (other than Quantum), and each legal and beneficial holder thereof as of the Seventh Amendment ~~and Restatement~~Effective Date, are as set forth on Schedule 5.21 hereto, as such Schedule may be updated from time to time in accordance with the terms hereof. All of the Equity Interests of each Loan Party have been duly and validly authorized and issued and are fully paid and non-assessable and have been sold and delivered to the holders hereof in compliance with, or under valid exemption from, all federal and state laws and the rules and regulations of each Governmental Body governing the sale and delivery of securities. Except for the rights and obligations set forth on Schedule 5.21 hereto, as such Schedule may be updated from time to time in accordance with the terms hereof, there are no subscriptions, warrants, options, calls, commitments, rights or agreement by which any Loan Party or any of the shareholders of any Loan Party is bound relating to the issuance, transfer, voting or redemption of shares of its Equity Interests or any pre-emptive rights held by any Person with respect to the Equity Interests of the Loan Parties. Except as set forth on Schedule 5.21 hereto, as such Schedule may be updated from time to time in accordance with the terms hereof, no Loan Party has issued any securities convertible into or exchangeable for shares of its Equity Interests or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares (other than the Warrants).
5.22    Commercial Tort Claims. The Loan Parties do not have any commercial tort claim with a value in excess of $500,000, except as set forth on Schedule 5.22 hereto, as such Schedule may be updated from time to time in accordance with the terms hereof.
5.23    Letter of Credit Rights. As of the Seventh Amendment ~~and Restatement~~Effective Date, the Loan Parties do not have any letter of credit rights in respect of any letter of credit with a value in excess of $500,000, except as set forth on Schedule 5.23 hereto, as such Schedule may be updated from time to time in accordance with the terms hereof.
5.24    Material Contracts. Schedule 5.24 hereto, as such Schedule may be updated from time to time in accordance with the terms hereof, sets forth a list of all Material Contracts of the Loan Parties. All Material Contracts are in full force and effect and no defaults currently exist thereunder by any Loan Party or, to the knowledge of the Loan Parties, any other Person which is a party thereto, which could, in either case, reasonably be expected to have a Material Adverse Effect. No Loan Party has (i) received any notice of termination or non-renewal of any Material Contract, or (ii) exercised any option to terminate or not to renew any Material Contract, except, in each case, any such termination which could not reasonably be expected to have a Material Adverse Effect.
5.25    Investment Property Collateral. (i) There are no restrictions on the pledge or transfer of any of the Subsidiary Stock other than restrictions referenced on the face of any certificates evidencing such Subsidiary Stock, restrictions under Applicable Law or restrictions stated in the Organizational Documents of any Loan Party with respect thereto, as applicable; (ii) each Loan Party is the legal owner of the Investment Property Collateral pledged by it hereunder, which is registered in the name of such Loan Party, a custodian or a nominee; (iii) the Investment Property Collateral is free and clear of any Liens except for Permitted Encumbrances which, in the case of any Investment Property Collateral constituting certificated securities, do not have priority over the Liens of Agent thereon; and (iv) the pledge of and grant of the security interest in the Investment Property Collateral is effective to vest in Agent a valid security interest therein.
5.26    Reserved.
5.27    Term Loan Documents. Agent has received true, correct and complete copies of the Term Loan Documents. None of the Term Loan Documents has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Agent.
5.28    Disclosure~~5.29~~    . All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about

Borrowers’ industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the Other Documents) for purposes of or in connection with this Agreement or the Other Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Quantum’s industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.
5.29    Permitted PPP Indebtedness. (a) The execution, delivery and performance of this Agreement and the Other Documents (i) are not in contravention of the terms of any PPP Loan Documents, and (ii) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under any PPP Loan Document. (b) All applications, documents and other information submitted to PPP Lender, the SBA or any other Governmental Body with respect to any Permitted PPP Indebtedness are true and correct in all material respects. (c) No Lender or any of its Affiliates is deemed an “affiliate” of any Loan Party or any of its Subsidiaries for any purpose related to any Permitted PPP Indebtedness, including the eligibility criteria with respect thereto. (d) Each Loan Party (i) has consulted its own legal and financial advisors with respect to all matters related to Permitted PPP Indebtedness (including eligibility criteria) and the CARES Act, (ii) is responsible for making its own independent judgment with respect to Permitted PPP Indebtedness and the process leading thereto, and (iii) has not relied on Agent, any Lender or any of their Affiliates with respect to any of such matters.
5.30    UK Pensions. No Loan Party is or has at any time been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993); and no UK Loan Party is or has at any time been “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the Pensions Act 2004) such an employer.
5.31    Centre of Main Interests and Establishments. For the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast), as incorporated into English law by the European Union Withdrawal Act 2018 (the “EU Withdrawal Act”), the centre of main interest (as that term is used in Article 3(1) of the EU Withdrawal Act) of each Loan Party incorporated under the laws of England and Wales is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(10) of the EU Withdrawal Act) in any other jurisdiction.
VI.    AFFIRMATIVE COVENANTS.
Each Loan Party shall, and shall cause each of its Subsidiaries to, until the Payment in Full of the Obligations and the termination of this Agreement:
6.1    Compliance with Laws. Comply with all Applicable Laws with respect to the Collateral or any part thereof or governing the conduct or operation of its business, the non-compliance with which could reasonably be expected to have a Material Adverse Effect (except to the extent any separate provision of this Agreement shall expressly require compliance with any particular Applicable Laws pursuant to another standard). Each Loan Party may, however, contest or dispute any Applicable Laws in any reasonable manner, provided that any related Lien is inchoate or stayed and sufficient reserves are established in accordance with GAAP.
6.2    Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), and use commercially reasonable efforts to enforce and protect the validity of any Intellectual Property right or other right included in the Collateral where the failure to do so could reasonably be expected to have a Material Adverse Effect; (b) except pursuant to a transaction permitted hereunder, keep in full force and effect its existence; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect.
6.3    Books and Records. Keep proper books of record and account in which entries that are full, true and correct in all material respects will be made of all dealings or transactions of or in relation to its business and affairs (including without limitation accruals for taxes, assessments, Charges, levies and claims, allowances against doubtful Receivables and accruals for depreciation, obsolescence or amortization of assets), all in accordance with, or as required by, GAAP.
6.4    Payment of Taxes. Pay, when due, all material taxes, assessments and other Charges lawfully levied or assessed upon it or any of the Collateral, including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes, except to the extent that such Loan Party or Subsidiary has Properly Contested such taxes, assessments or charges. If any material tax by any Governmental Body is or may be imposed on or as a result of any transaction between any Loan Party or any of its Subsidiaries and Agent or any Lender which Agent or any Lender may be required to withhold or pay or if any material taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent’s opinion, may possibly create a valid Lien on the Collateral, Agent may without notice to the Loan Parties or their Subsidiaries pay the taxes, assessments or other Charges and each Loan Party hereby indemnifies and holds Agent and each Lender harmless in respect thereof. Agent will not pay any taxes, assessments or Charges to the extent that any applicable Loan Party or any applicable Subsidiary has Properly Contested those taxes, assessments or Charges. The amount of any payment by Agent under this Section 6.4 shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations and, until the Loan Parties shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to the Loan Parties’ credit and Agent shall retain its security interest in and Lien on any and all Collateral held by Agent.
6.5    Financial Covenants.
(a)    Fixed Charge Coverage Ratio. Maintain as of the end of each fiscal quarter (commencing with the fiscal quarter ending December 31, 2021), a Fixed Charge Coverage Ratio for

Quantum and its Subsidiaries, on a consolidated basis, of not less than 1.00: 1.00 for the ~~ratio set forth below for each~~ four (4) consecutive fiscal quarter period then ended ~~set forth below:~~.

~~Fiscal Quarter Ending~~	~~Minimum Fixed Charge Coverage Ratio~~
~~March 31, 2019~~	~~0.81 to 1.00~~
~~June 30, 2019~~	~~0.97 to 1.00~~
~~September 30, 2019~~	~~1.05 to 1.00~~
~~December 31, 2019~~	~~1.20 to 1.00~~
~~March 31, 2020~~	~~1.25 to 1.00~~
~~June 30, 2020~~	~~Not tested~~
~~September 30, 2020~~	~~Not tested~~
~~December 31, 2020~~	~~Not tested~~
~~March 31, 2021~~	~~Not tested~~
~~June 30, 2021~~	~~0.70 to 1.00~~
~~September 30, 2021~~	~~0.75 to 1.00~~
~~December 31, 2021~~	~~0.85 to 1.00~~
~~March 31, 2022~~	~~0.85 to 1.00~~
~~June 30, 2022~~	~~0.95 to 1.00~~
~~September 30, 2022~~	~~1.00 to 1.00~~
~~December 31, 2022~~	~~1.10 to 1.00~~
~~March 31, 2023 and each fiscal quarter ending thereafter~~	~~1.20 to 1.00~~
(b)    Reserved.

~~(b)    Minimum EBITDA. If the Total Net Leverage Ratio for Quantum and its Subsidiaries, on a consolidated basis, is greater than 3.25 to 1.00 for the four (4) consecutive fiscal quarter period then ended, maintain as of the end of each fiscal quarter, EBITDA of Quantum and its Subsidiaries, on a consolidated basis, of not less than the amount set forth below for each four (4) consecutive fiscal quarter period then ended set forth below:~~

~~Fiscal Quarter Ending~~	~~Minimum EBITDA~~
~~March 31, 2019~~	~~$27,500,000~~
~~June 30, 2019~~	~~$31,000,000~~
~~September 30, 2019~~	~~$33,000,000~~
~~December 31, 2019~~	~~$37,000,000~~
~~March 31, 2020~~	~~$38,000,000~~
~~June 30, 2020~~	~~Not tested~~
~~September 30, 2020~~	~~Not tested~~
~~December 31, 2020~~	~~Not tested~~
~~March 31, 2021~~	~~Not tested~~
~~June 30, 2021~~	~~$33,000,000~~
~~September 30, 2021~~	~~$36,000,000~~
~~December 31, 2021~~	~~$36,000,000~~
~~March 31, 2022~~	~~$36,000,000~~
~~June 30, 2022~~	~~$38,000,000~~
~~September 30, 2022~~	~~$40,000,000~~
~~December 31, 2022~~	~~$42,000,000~~
~~March 31, 2023 and each fiscal quarter ending thereafter~~	~~$45,000,000~~

(c)    Total Net Leverage Ratio. Maintain as of the end of each fiscal quarter, a Total Net Leverage Ratio for Quantum and its Subsidiaries, on a consolidated basis, of not greater than the ratio set forth below for each four (4) consecutive fiscal quarter period then ended set forth below:

Fiscal Quarter Ending	Maximum Total Net Leverage Ratio
~~March 31, 2019~~	~~5.43 to 1.00~~
~~June 30, 2019~~	~~4.80 to 1.00~~
~~September 30, 2019~~	~~4.40 to 1.00~~
~~December 31, 2019~~	~~3.75 to 1.00~~
~~March 31, 2020~~	~~Not tested~~
~~June 30, 2020~~	~~Not tested~~
~~September 30, 2020~~	~~Not tested~~
~~December 31, 2020~~	~~Not tested~~
~~March 31, 2021~~	~~Not tested~~
~~June 30, 2021~~	~~5.00 to 1.00~~
September 30, 2021	~~4.75 to 4.25:1.00~~
December 31, 2021	~~4.50 to 4.25:1.00~~
March 31, 2022	~~4.50 to 4.25:1.00~~
June 30, 2022	~~4.25 to 3.50:1.00~~
September 30, 2022	~~4.00 to 3.50:1.00~~
December 31, 2022	~~3.75 to 3.50:1.00~~
March 31, 2023 ~~and each fiscal quarter ending thereafter~~	~~3.25 to 3.50:1.00~~

~~(d)    Total Leverage Ratio. Maintain as of the end of each fiscal quarter, a Total Leverage Ratio for Quantum and its Subsidiaries, on a consolidated basis, of not greater than the ratio set forth below for each four (4) consecutive fiscal quarters then ended set forth below:~~

~~Fiscal Quarter Ending~~	~~Maximum Total Leverage Ratio~~
~~March 31, 2019~~	~~6.00 to 1.00~~
June 30, ~~2019~~2023	~~5.30 to 3.00:1.00~~
September 30, ~~2019~~2023	~~5.00 to 3.00:1.00~~
December 31, ~~2019~~2023	~~4.50 to 3.00:1.00~~
March 31, ~~2020~~2024	~~Not tested3.00:1.00~~
June 30, ~~2020~~2024	~~Not tested3.00:1.00~~
September 30, ~~2020~~2024	~~Not tested3.00:1.00~~
~~December 31, 2020~~	~~Not tested~~
~~March 31, 2021~~	~~Not tested~~
~~June 30, 2021~~	~~5.50 to 1.00~~
~~September 30, 2021~~	~~5.25 to 1.00~~
December 31, ~~2021~~2024	~~5.00 to 3.00:1.00~~
March 31, ~~2022~~2025	~~5.00 to 3.00:1.00~~
June 30, ~~2022~~2025	~~4.75 to 3.00:1.00~~
~~September 30, 2022~~	~~4.50 to 1.00~~
~~December 31, 2022~~	~~4.25 to 1.00~~
~~MarchDecember 31, 20232025 and each fiscal quarter ending thereafter~~	~~4.00 to 3.00:1.00~~

(~~e~~d)    ~~Minimum Undrawn Availability; Minimum Liquidity~~Reserved.
~~(i)    On the last day of each month during the period from June 30, 2020 through and including May 31, 2021 have Average Undrawn Availability for the immediately preceding thirty (30) days of not less than $7,000,000.~~
(~~ii~~e)    Minimum Liquidity. On the last day of each fiscal quarter, ~~commencing with the fiscal quarter ending June 30, 2021,~~ have Liquidity on such day of not less than $10,000,000 ~~and have Average Liquidity for the immediately preceding ninety (90) days of not less than $10,000,000~~.
~~(f)    Minimum PNC Qualified Cash. Maintain at all times PNC Qualified Cash in an amount of not less than the Minimum PNC Qualified Cash Amount.~~
6.6    Insurance.
(a)    (i) Keep all its insurable properties and properties in which such Loan Party has an interest insured against such hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Loan Party’s including business interruption insurance and, if applicable, the hazards of fire, flood and sprinkler leakage; (ii) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to such Loan Party insuring against larceny, embezzlement or other criminal misappropriation of the insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Loan Party either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (iii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (iv) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Loan Party is engaged in business; (v) deliver to Agent (A) copies of all policies (if requested by Agent) and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (B) appropriate loss payable endorsements in form and substance reasonably satisfactory to Agent, naming Agent as an additional insured and mortgagee and/or lender loss payee (as applicable) as its interests may appear with respect to all insurance coverage referred to in clauses (i) and (iii) above, and providing (I) that all proceeds thereunder shall be payable to Agent, (II) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (III) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days prior written notice is given to Agent (or in the case of non-payment, at least ten (10) days prior written notice). In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and the applicable Loan Party to make payment for such loss to Agent and not to such Loan Party and Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to any Loan Party and Agent jointly, Agent may endorse such Loan Party’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash.
(b)    Each Loan Party shall take all actions required under the Flood Laws and/or reasonably requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure on any Real Property that will be subject to a mortgage or deed of trust in favor of Agent, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.
(c)    Agent is hereby authorized (without obligation) to adjust and compromise claims under insurance coverage referred to in Sections 6.6(a)(i) and (iii) and 6.6(b) above. Any surplus shall be paid by Agent to the Loan Parties or applied as may be otherwise required by law. Any deficiency thereon shall be paid by the Loan Parties to Agent, on demand.
(d)    If any Loan Party fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Loan Party, which payments shall be charged to Borrowers’ Account and constitute part of the Obligations.
6.7    Payment of Indebtedness and Leasehold Obligations. Pay, discharge or otherwise satisfy (i) at or before maturity (subject, where applicable, to specified grace periods) all of its Material Indebtedness, except when the amount or validity thereof is currently being Properly Contested, subject at all times to any applicable subordination arrangement in favor of Agent and the Lenders and (ii) when due its material rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect.
6.8    Environmental Matters.
(a)    Ensure that all of the Real Property owned or leased by it and all operations and businesses conducted thereon are in compliance and remain in compliance with all Environmental Laws and it shall manage any and all Hazardous Materials on any Real Property owned or leased by it in compliance with Environmental Laws, except where the failure to comply could not reasonably be expected to result in a Material Adverse Effect.
(b)    Establish and maintain an environmental management and compliance system to assure and monitor continued compliance with all applicable Environmental Laws.

(c)    Respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien. If any Loan Party or any of its Subsidiaries shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or any Loan Party or any of its Subsidiaries shall fail to comply with any of the requirements of any Environmental Laws, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in the Collateral: (i) give such notices or (ii) enter onto the applicable Real Property (or authorize third parties to enter onto such Real Property) and take such actions as Agent (or such third parties as directed by Agent) deems reasonably necessary or advisable, to remediate, remove, mitigate or otherwise manage with any such Hazardous Discharge or Environmental Complaint. All reasonable and documented costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances shall be paid upon demand by the Loan Parties, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and any Loan Party.
(d)    Promptly upon the written request of Agent from time to time in its Permitted Discretion if an Event of Default has occurred and is continuing, the Loan Parties shall provide Agent, at the Loan Parties’ expense, with an environmental site assessment or environmental compliance audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, remediation and removal of any Hazardous Materials found on, under, at or within all of the Real Property owned or leased by any Loan Party. Agent hereby acknowledges that any report or investigation of such Hazardous Discharge proposed and acceptable to the responsible Governmental Body shall be acceptable to Agent. If such estimates, individually or in the aggregate, exceed $2,000,000, Agent shall have the right to require the Loan Parties to post a bond, letter of credit or other security reasonably satisfactory to Agent to secure payment of these costs and expenses.
6.9    Standards of Financial Statements. Cause all financial statements referred to in Sections 9.7, 9.8, 9.9~~,~~ and 9.10~~, 9.11, 9.12 and 9.13~~  hereof as to which GAAP is applicable to fairly present in all material respects the financial condition or operating condition (subject, in the case of interim financial statements, to normal year-end and audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as disclosed therein)~~; provided , that, for the purposes of this Section 6.9 and Sections 6.5, 9.7, 9.8, 9.9, 9.10, 9.11, 9.12 and 9.13 hereof, any restatement of, or supplement to, after the Amendment and Restatement Date, any of Quantum’s financial statements and the periods covered thereby (whether for fiscal periods ended prior to or after the Amendment and Restatement Date), and any change in the application of GAAP (or inability to apply GAAP) as a result of any such restatement, supplement or the SEC Inquiry, shall not constitute a breach of this Section 6.9 or of Sections 6.5, 9.7, 9.8, 9.9, 9.10, 9.11, 9.12 or 9.13 hereof.~~.
6.10    Federal Securities Laws. Promptly notify Agent in writing if any Loan Party (other than Quantum) or any of its Subsidiaries (a) is required to file periodic reports under the Exchange Act, (b) registers any securities under the Exchange Act or (c) files a registration statement under the Securities Act.
6.11    Execution of Supplemental Instruments. Execute and deliver to Agent from time to time, promptly upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may request in its Permitted Discretion in order that the provisions of this Agreement may be carried into effect.

6.12    Government Receivables. If requested by Agent in its Permitted Discretion, take all steps necessary to protect Agent’s interest in the Collateral under the Federal Assignment of Claims Act, the Uniform Commercial Code and all other applicable state or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivables in an aggregate amount in excess of $500,000 arising out of any contract between any Loan Party and the United States, any state or any department, agency or instrumentality of any of them.
6.13    Keepwell. If it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such NonQualifying Party’s obligations under this Agreement or any Other Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 6.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.13, or otherwise under this Agreement or any Other Document, voidable under Applicable Law, including Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 6.13 shall remain in full force and effect until the Payment in Full of the Obligations and the termination of this Agreement and the Other Documents. Each Qualified ECP Loan Party intends that this Section 6.13 constitute, and this Section 6.13 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Loan Party and Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the CEA.
6.14    ~~Post-Closing Covenants~~Reserved.
~~(a)    Delayed Draw Term Loan. On or prior to the Delayed Draw Term Loan Date, the Term Loan Agent shall have received from the Term Loan Lenders the funds necessary to make the portion of the Term Loan committed to be made on the Delayed Draw Date in accordance with Section 2.1(a)(i)(B) of the Term Loan Agreement, and Quantum shall have received the gross proceeds of such portion of the Term Loan in the amount of $15,000,000.~~
~~(b)    Blocked Accounts. On or prior to January 31, 2019 (or such later date as Agent shall agree in its Permitted Discretion), Borrowers shall deliver to Agent, in form and substance reasonably satisfactory to Agent, a Control Agreement by and among each Borrower, Agent, Term Loan Agent and PNC with respect to the Blocked Accounts of such Borrower maintained at PNC, duly authorized, executed and delivered by such Borrower, Agent, Term Loan Agent and PNC.~~
~~(c)    Intellectual Property Security Interest Releases. On or prior to the date that is sixty (60) days following the Amendment and Restatement Date (or such later date as the Agent shall agree in its Permitted Discretion), Quantum shall use commercially reasonable efforts to deliver to Agent, in form and substance reasonably satisfactory to Agent, evidence that all security interests assigned to Existing Term Loan Agent have been released as reflected in the public records of the United States Patent and Trademark Office or the United States Copyright Office, as applicable.~~
~~(d)    Lien Waiver Agreements. On or prior to the date that is sixty (60) days following the Amendment and Restatement Date (or such later date as the Agent shall agree in its Permitted Discretion), Quantum shall use commercially reasonable efforts to deliver to Agent (i) a Lien Waiver Agreement from the owner or lessor of the chief executive office of Quantum and (ii) Lien Waiver Agreements from the owners or lessors of all of the other premises leased by Quantum listed on~~

~~Schedule 4.4 hereto and all of the warehouses and other locations used by Quantum listed on Schedule 4.4 hereto in which Equipment and Inventory having a value in excess of $1,000,000 is located.~~
~~(e)    [Stock Transfer Forms.] No later than five (5) Business Days following Quantum’s receipt of the last of the stock transfer forms signed by the applicable Square Box Sellers (or such later date as Agent shall agree in its sole discretion), Quantum shall submit the same electronically, together with payment of the stamp duty payable on such stock transfer forms, to the stamp office of Her Majesty’s Revenue and Customs (“HMRC”) in the United Kingdom (the “Stamp Office”).~~
~~(f)    [Update to Square Box Register.] No later than five (5) Business Days following Quantum’s receipt of a letter from the Stamp Office confirming that HMRC does not object to the registration of the transfers notified by Quantum and will not seek to impose any penalty under section 17 Stamp Act 1891 (or such later date as Agent shall agree in its sole discretion), Quantum shall update the register of members of Square Box to record Quantum as the holder of the entire issued Equity Interests of Square Box and issue a share certificate in Quantum’s name (limited to 65% of the Equity Interests in Square Box, unless the determination described in clause (g)(ii) below has been made by Quantum by such time).~~
~~(g)    [Square Box Tax Analysis and Joinder.] No later than the later of the date which is (x) twenty (20) Business Days following the registration of Quantum as the sole holder of Equity Interests in Square Box and (y) ninety (90) days following the Fourth Amendment Effective Date (or such later date as Agent shall agree in its sole discretion), (i) Quantum shall complete a tax analysis in connection with Square Box becoming a Borrower or Guarantor under this Agreement and the Other Documents, and (ii) (A) if Quantum reasonably determines in good faith that there are no material adverse tax consequences to the Loan Parties as a result of Square Box becoming a Borrower or Guarantor under this Agreement and the Other Documents, then (1) Square Box shall expressly join in this Agreement and the Other Documents as a Borrower or Guarantor and become jointly and severally liable for the obligations of the other Loan Parties hereunder and thereunder, (2) Square Box shall execute and deliver to Agent, in form and substance reasonably satisfactory to Agent, a joinder to this Agreement, and/or a Guaranty and a Guarantor Security Agreement in favor of Agent and such Other Documents governed by the laws of England and Wales and/or the State of New York related thereto as Agent shall reasonably request in connection therewith, (3) Quantum shall execute and deliver to Agent, in form and substance reasonably satisfactory to Agent, a Pledge Agreement governed by the laws of England and Wales with respect to 100% of the Equity Interests of Square Box owned by Quantum, and (4) if requested by Agent, to the extent it is customary in England and Wales for counsel to the Agent to provide a legal opinion to creditors, counsel to the Agent shall provide (at the expense of the Borrowers) a legal opinion in favor of Agent and Lenders with respect to matters similar to those covered in the legal opinion delivered under Section 8.1(m) hereof that are applicable to Square Box, and (B) if Quantum reasonably determines in good faith that there would be material adverse tax consequences to the Loan Parties as a result of Square Box becoming a Borrower or Guarantor hereunder and under the Other Documents, then Quantum shall execute and deliver to Agent, in form and substance reasonably satisfactory to Agent, (1) a Pledge Agreement governed by the laws of the State of New York or (2) an addendum to the existing Pledge Agreement, in each case, with respect to 65% of the voting Equity Interests of Square Box and 100% of the non-voting Equity Interests of Square Box owned by Quantum.~~
~~(h)    [Transfer of Square Box Funds.] No later than the later of the date which is fifteen (15) Business Days following the Fourth Amendment Effective Date (or such later date as Agent shall agree in its sole discretion), Quantum shall cause Square Box to transfer all of the funds of Square Box on deposit with National Westminster Bank in excess of $500,000 to a deposit account of Quantum maintained with PNC.~~

6.15    Certificate of Beneficial Ownership and Other Additional Information. Provide to Agent and the Lenders~~, promptly upon request~~: (a) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to Agent and Lenders; (b) a new Certificate of Beneficial Ownership, in form and substance acceptable to Agent and each Lender, when the individual(s) to be identified as a Beneficial Owner have changed; and (c) such other information and documentation as may reasonably be requested by Agent or any Lender from time to time for purposes of compliance by Agent or such Lender with Applicable Laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by Agent or such Lender to comply therewith.
6.16    LTO Program.
(a) Ensure that (i) all of the rights and interests under, in and to the LTO Program, the Recurring Royalty Revenue, all Format Development Agreements and any other contracts related to the foregoing, and (ii) all Intellectual Property necessary to, and primarily used in, the LTO Program, are owned by, in the name of and registered under, as applicable, LTO Subsidiary; and

(b)    Upon the occurrence of any Default or Event of Default, and at the reasonable request of Agent, promptly transfer to LTO Subsidiary any additional rights or interests relating to the LTO Program, including without limitation any Intellectual Property used in the LTO Program and any employees engaged in work relating to, or servicing, the LTO Program.
6.17    Permitted PPP Indebtedness.
(a) Provide to Agent (i) a copy of their application for any Permitted PPP Indebtedness promptly upon submission thereof and (ii) copies of the PPP Loan Documents promptly upon execution and delivery thereof by the parties thereto (it being understood and agreed that the PPP Loan Documents described in clauses (a) and (b) of the definition thereof and the application for the Permitted PPP Indebtedness related to the foregoing have been provided to Agent).
(b) Use, and cause each of its Subsidiaries to use, funds from the Permitted PPP Indebtedness solely for Permitted PPP Indebtedness Purposes and before using proceeds of any Advances or any other cash on hand to pay expenses that are Permitted PPP Indebtedness Purposes.
(c) Timely apply for, and submit all documents required to obtain, forgiveness of all Permitted PPP Indebtedness by all deadlines required by the CARES Act (and provide all documentation related to, and status of, such forgiveness to Agent upon its reasonable request).
(d) Not make any claim that Agent, any Lender or any of their Affiliates have rendered advisory services of any nature or respect in connection with any Permitted PPP Indebtedness, the CARES Act or the process leading thereto.
(e) Promptly, but in any event within fifteen (15) Business Days after such Loan Party has knowledge thereof, notify Agent in writing upon the occurrence of: (i) any event of default under the PPP Loan Documents; or (ii) any event which with the giving of notice or lapse of time, or both, would constitute an event of default under the PPP Loan Documents.
(f) Promptly, but in any event within five (5) Business Days following the delivery or receipt thereof, deliver to Agent copies of all material notices and other communications sent or received by any Loan Party pursuant to any of the PPP Loan Documents.

6.18    UK Pensions.
(a)    The Borrowers shall ensure that all English pension schemes operated by or maintained for the benefit of it or any of its Subsidiaries and/or any of their employees are fully funded based on the statutory funding objective under sections 221 and 222 of the Pensions Act 2004 and that no action or omission is taken by it or any of its Subsidiaries in relation to such a pension scheme which could reasonably be expected to have a Material Adverse Effect (including, without limitation, the termination or commencement of winding-up proceedings of any such pension scheme or any Subsidiary of the Borrowers ceasing to employ any member of such a pension scheme).
(b)    The Borrowers shall provide actuarial reports in relation to all pension schemes maintained by or in respect of it, at such times as reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to a UK Loan Party).
(c)    The Borrowers shall promptly notify Agent of any material change in the rate of contributions to any pension schemes maintained by or in respect of a UK Loan Party paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise).
6.19    Centre of Main Interests and Establishments. Each Loan Party incorporated under the laws of England and Wales shall procure that, for the purposes of the EU Withdrawal Act, its centre of main interest (as that term is used in Article 3(1) of the EU Withdrawal Act) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in article 2(10) of the EU Withdrawal Act) in any other jurisdiction.
VII.    NEGATIVE COVENANTS.
No Loan Party nor any of its Subsidiaries shall, until the Payment in Full of the Obligations and the termination of this Agreement:
7.1    Merger, Consolidation, Acquisition and Sale of Assets.
(a)    Enter into any merger, consolidation or other reorganization with or into any other Person, permit any other Person to consolidate with or merge with it, or acquire all or substantially all of the assets or Equity Interests of any Person, or of any division or line of business of any Person, except that:
(i)    any Loan Party may merge, consolidate or reorganize with another Loan Party or a Subsidiary of a Loan Party or acquire the assets or Equity Interests of another Loan Party or a Subsidiary of a Loan Party so long as (A) in each case, Borrowing Agent shall provide Agent with notice of such merger, consolidation, reorganization or acquisition within five (5) Business Days following the consummation thereof or, to the extent that such merger, consolidation, reorganization or acquisition does not affect the priority or perfection of Agent’s Liens, concurrently with the delivery of the monthly financial statements required to be delivered to Agent pursuant to Section 9.9 hereof, (B) in connection with any merger, consolidation or reorganization to which Quantum is a party, Quantum must be the surviving entity of such merger, consolidation or reorganization, (C) in connection with any merger, consolidation or reorganization to which a Borrower is, and Quantum is not, a party, the surviving entity of such merger, consolidation or reorganization must be, or concurrently with the consummation of such merger, consolidation or reorganization become, a Borrower, (D) in connection with any merger, consolidation or reorganization to which a Guarantor is, and a Borrower is not, a party, the surviving entity of such merger, consolidation or reorganization must be, or concurrently with the consummation of such merger, consolidation or reorganization become, a Guarantor, and (E) Borrowing Agent shall deliver to Agent true, correct and complete copies of all of the material agreements, documents and instruments related to such merger, consolidation, reorganization or acquisition concurrently with the delivery of the monthly financial statements required to be delivered to Agent pursuant to Section 9.9 hereof~~,~~; provided, that, for the avoidance of doubt, the surviving entity of any merger, consolidation or reorganization described in this subsection (i) must be a Loan Party,
(ii)    any Subsidiary of a Loan Party that is not a Loan Party may merge, consolidate or reorganize with another Subsidiary of a Loan Party that is not a Loan Party or acquire the assets or Equity Interests of another Subsidiary of a Loan Party that is not a Loan Party so long as such Subsidiary shall deliver to Agent true, correct and complete copies of all of the relevant agreement, documents and instruments evidencing such merger, consolidation or reorganization concurrently with the delivery of the monthly financial statements required to be delivered to Agent pursuant to Section 9.9 hereof,
(iii)    a Loan Party and any of its Subsidiaries may make Permitted Investments, and
(iv)    a Loan Party may make Permitted Acquisitions;
(b)    Dispose of any of its properties or assets, except for Permitted Dispositions; or
(c)    Liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except for:
(i)    the liquidation or dissolution of Immaterial Subsidiaries,
(ii)    the liquidation or dissolution of a Borrower (other than Quantum) so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Borrower are transferred to a Borrower that is not liquidating or dissolving,
(iii)    the liquidation or dissolution of a Loan Party (other than a Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, and
(iv)    the liquidation or dissolution of a Subsidiary of a Loan Party that is not a Loan Party so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Loan Party or a Subsidiary of a Loan Party that is not liquidating or dissolving.
7.2    Creation of Liens. Create or suffer to exist any Lien upon or against any of its property or assets now owned or hereafter created or acquired, except Permitted Encumbrances.
7.3    Guarantees. Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) the endorsement of checks in the Ordinary Course of Business, (b) as disclosed on Schedule 7.3 hereto, (c) unsecured guarantees incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations, (d) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions, (e) guarantees with respect to other Permitted Indebtedness, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness, and (f) guarantees of operating leases and other obligations not constituting Indebtedness.
7.4    Investments. Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, other than Permitted Investments, or solely in the case of the Loan Parties, make any direct or indirect Investment in the form of a capital contribution or disposition of any Intellectual Property or any other asset material to the business of the Loan Parties in any Person that is not a Loan Party.
7.5    Loans. Make advances, loans or extensions of credit to any Person, including any Parent, Subsidiary or Affiliate, other than any advance, loan or extension of credit constituting a Permitted Investment.
7.6    ~~Capital Expenditures~~Reserved~~. Contract for, purchase, or make any Capital Expenditures in any fiscal year in an aggregate amount for all Loan Parties in excess of $15,000,000 (it being acknowledged and agreed that the covenant set forth in this Section 7.6 shall only be tested as of the last day of each fiscal year of Quantum); provided, however, that (a) in the event that Capital Expenditures during any fiscal year are less than the amount permitted for such fiscal year, then up to fifty percent (50%) of the unused amount (the “Capital Expenditure Carryover Amount”) may be carried over and used in the immediately succeeding fiscal year; and (b) any Capital Expenditures made in a particular fiscal year shall first be deemed to have been made with the portion of Capital Expenditures permitted for such fiscal year before the Capital Expenditure Carryover Amount is applied to such fiscal year.~~
.
7.7    Restricted Payments. Declare, pay or make any Restricted Payment, except that:
(a)    Quantum may make Restricted Payments to former employees, officers or directors of Quantum (or any spouses, ex-spouses or estates of any of the foregoing) on account of redemptions of Equity Interests of Quantum held by such Persons, provided that (i) such Restricted Payments are permitted by Applicable Law; (ii) no Event of Default or Default shall have occurred or would occur after giving pro forma effect to any such Restricted Payment; and (iii) the aggregate amount of all such Restricted Payments (whether in exchange for cash or the issuance of Indebtedness permitted pursuant to clause (n) of the definition of “Permitted Indebtedness”) shall not exceed $1,000,000 during the term of this Agreement;
(b)    Quantum may make Restricted Payments to former employees, officers or directors of Quantum (or any spouses, ex-spouses or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to Quantum on account of repurchases of the Equity Interests of Quantum held by such Persons; provided (i) such Restricted Payments are permitted by Applicable Law; (ii) no Event of Default or Default shall have occurred or would occur after giving pro forma effect to any such Restricted Payment; and (iii) such Indebtedness was incurred by such Persons solely to acquire Equity Interests of Quantum;
(c)    Quantum may exchange Qualified Equity Interests for other Qualified Equity Interests in a cashless exchange (other than with respect to cash payments made in exchange for fractional shares); provided that (i) such exchange is permitted by Applicable Law; and (ii) no Event of Default or Default shall have occurred or would occur after giving pro forma effect to such exchange; and
(d)    a Subsidiary of Quantum may make Restricted Payments to Quantum or any other Loan Party and a Subsidiary of Quantum that is not a Loan Party may make Restricted Payments to another Subsidiary of Quantum that is not a Loan Party; provided that, in each case such Restricted Payment is permitted by Applicable Law~~; and~~.
~~(e)    Quantum may make Restricted Payments at any time in an aggregate amount not to exceed $550 to repurchase warrants issued prior to the Amendment and Restatement Date in accordance with the terms thereof.~~
7.8    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness.
7.9    Nature of Business. Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted; provided, that the foregoing shall not prevent Borrowers and their Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business or is a reasonable extension of its or their business.
7.10    Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except for:
(a)    transactions (other than the payment of management, consulting, monitoring or advisory fees) between any Loan Party or its Subsidiaries, on the one hand, and any Affiliate of such Loan Party or Subsidiary, on the other hand, so long as (i) if such transactions involve one or more payments by such Loan Party or Subsidiary in excess of $5,000,000 for any single transaction or series of related transactions, such transactions are fully disclosed to Agent prior to the consummation thereof, and (ii) such transactions are no less favorable, taken as a whole, to the Loan Parties and their Subsidiaries than would be obtained in an arm’s length transaction with a non-Affiliate;
(b)    any indemnity provided for the benefit of directors (or comparable managers) of such Loan Party or its applicable Subsidiary, so long as such indemnity has been approved by the board of directors of such Loan Party or Subsidiary in accordance with Applicable Law;
(c)    the payment of reasonable compensation, severance or employee benefit arrangements to employees, officers and outside directors of such Loan Party or its Subsidiaries in the Ordinary Course of Business and consistent with industry practice, so long as such payment has been approved by the board of directors of such Loan Party or Subsidiary in accordance with Applicable Law;
(d)    transactions permitted by Section 7.1 or Section 7.7 hereof;
(e)    transactions pursuant to, and made in accordance with, the Transfer Pricing Program;
(f)    Permitted Intercompany Advances;
(g)    transactions permitted under clause (j) of the definition of “Permitted Dispositions”
(h)    Investments permitted under clauses (h) and (n) of the definition of “Permitted Investments”; and

(i)    Indebtedness owing to Affiliates permitted under clause (n) of the definition of “Permitted Indebtedness” or loans or advances to Affiliates permitted under clause (k) of the definition of “Permitted Investments”.
7.11    Reserved.
7.12    Subsidiaries.
(a)    Form any Subsidiary unless: (i) if such Subsidiary is either a Foreign Subsidiary or an Immaterial Subsidiary, Borrowing Agent provides Agent with written notice of the formation of such Subsidiary and, if requested by Agent, true, correct and complete copies of the Organizational Documents of such Subsidiary and all of the material agreements, documents and instruments related to such formation concurrently with the delivery of the monthly financial statements required to be delivered to Agent pursuant to Section 9.9 hereof with respect to the month in which such formation occurs, (ii) if such Subsidiary is not a Foreign Subsidiary or an Immaterial Subsidiary, (A) Borrowing Agent provides Agent with written notice of the formation of such Subsidiary and, if requested by Agent, true, correct and complete copies of the Organizational Documents of such Subsidiary and all of the material agreements, documents and instruments related to such formation within fifteen (15) Business Days following the date of such formation, and (B) at Agent’s discretion, or if requested by Borrowing Agent, (x) such Subsidiary expressly joins in this Agreement as a Borrower or a Guarantor and becomes jointly and severally liable for the obligations of the Loan Parties hereunder and under the Other Documents, (y) executes a joinder to this Agreement and/or a Guaranty and a Guarantor Security Agreement in favor of Agent and such Other Documents related thereto as Agent shall reasonably request in connection therewith, and (z) if requested by Agent, provides a legal opinion in favor of Agent and Lenders with respect to matters similar to those covered in the legal opinion ~~required under Section 8.1(m) hereof~~ delivered on the date of this Agreement that are applicable to such Subsidiary.
(b)    Enter into any partnership, joint venture or similar arrangement which does not constitute a Permitted Investment.
(c)    Permit any Immaterial Subsidiary to (i) own or generate any Receivables or Inventory, (ii) have revenues in any fiscal year in excess of $250,000 (other than, in the case of Quantum International, revenue generated through foreign branch offices pursuant to the Transfer Pricing Program) or (iii) receive or generate any royalty revenue, unless Borrowing Agent causes such Immaterial Subsidiary to become a Borrower or a Guarantor hereunder and under the Other Documents by providing to Agent the agreements, documents and instruments required to be delivered pursuant to Section 7.12(a)(ii) hereof (except as required by GAAP).
7.13    Fiscal Year and Accounting Changes. Change its fiscal year from March 31 or make any change to its method of accounting ~~(except as required by GAAP or by the SEC or any other any Governmental Body in connection with the SEC Inquiry)~~.
7.14    Reserved.
7.15    Amendment of Organizational Documents.
(a)    Change (i) its legal name or its form of legal entity (e.g., converting from a corporation to a limited liability company or vice versa) without providing Agent with (A) written notice of such change within five (5) Business Days following such change, and (B) true, correct and complete copies of all of the agreements, documents and instruments related to such name change and any agreements, documents or instruments necessary or reasonably requested by Agent to maintain Agent’s

Lien on the Collateral of such Loan Party, or (ii) its jurisdiction of organization or become (or attempt or purport to become) organized in more than one jurisdiction.
(b)    Amend, modify or waive any term or material provision of its Organizational Documents if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of Agent and the Lenders; provided that such Loan Party shall provide Agent with true, correct and complete copies of any amendment, modification or waiver concurrently with the delivery of the monthly financial statements required to be delivered to Agent pursuant to Section 9.9 hereof with respect to the month in which such amendment, modification or waiver occurs.
7.16    Compliance with ERISA. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (a) (x) maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Pension Benefit Plan or Multiemployer Plan, other than those Pension Benefit Plans or Multiemployer Plans disclosed on Schedule 5.8(e) hereto, (b) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction” in respect of a Pension Benefit Plan or Multiemployer Plan, as that term is defined in Section 406 of ERISA or Section 4975 of the Code, (c) terminate, or permit any member of the Controlled Group to terminate, any Pension Benefit Plan where such event could reasonably be expected to result in any liability of any Loan Party or any member of the Controlled Group or the imposition of a lien on the property of any Loan Party or any member of the Controlled Group pursuant to Section 4068 of ERISA, (d) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (e) fail promptly to notify Agent of the occurrence of any Termination Event of which any Loan Party has actual knowledge or has reason to know, (f) fail to comply, or permit any member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan, (g) fail to meet, permit any member of the Controlled Group to fail to meet, or permit any Plan to fail to meet all minimum funding requirements under ERISA and the Code, without regard to any waivers or variances, or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect to any Plan, or (h) cause, or permit any member of the Controlled Group to cause, a representation or warranty in Section 5.8(e) hereof to cease to be true and correct.
7.17    Prepayment of Indebtedness. At any time, directly or indirectly, prepay any Indebtedness, or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Loan Party, prior to the scheduled maturity thereof, except:
(a)    Borrowers may prepay the Obligations to the extent permitted hereunder;
(b)    Borrowers may make mandatory prepayments in respect of the Term Loan Indebtedness pursuant to Section 2.3(e) of the Term Loan Agreement in an amount ~~equal~~not to exceed the Applicable ECF Percentage of Excess Cash Flow of Quantum and its Subsidiaries, on a consolidated basis, for each fiscal year commencing with the fiscal year ending on or about March 31, ~~2020~~2023, payable no earlier than the date on which the audited financial statements of Quantum and its Subsidiaries referred to in Section 9.7 hereof for such fiscal year are delivered to Agent (the “Excess Cash Flow Due Date”); provided that (i) in the event that such financial statements are not so delivered, then a calculation of Excess Cash Flow based upon estimated amounts shall be made by Agent and Term Loan Agent upon which calculation Borrowers may make the prepayment permitted by this Section 7.17(b), subject to adjustment when such financial statements are delivered to Agent as required hereby; and (ii) on the date of any such prepayment and after giving effect thereto, each of the Term Loan ECF Mandatory Prepayment Conditions shall have been satisfied; provided further that, in the event Borrowers are unable to make any mandatory prepayment described in this Section 7.17(b) on any Excess Cash Flow Due Date due the failure to satisfy the Term Loan ECF Mandatory Prepayment Conditions on such date, then Borrowers may make such prepayment on or before the fifth (5th) Business Day following delivery of the first monthly financial statements delivered thereafter to Agent pursuant to Section 9.9 hereof that demonstrates that the Term Loan ECF Mandatory Prepayment Conditions have been satisfied;
(c)    subject to the terms of the Intercreditor Agreement, Borrowers may make mandatory prepayments in respect of the Term Loan Indebtedness pursuant to Sections 2.3(a) and 2.3(b) of the Term Loan Agreement;
(d)    Borrowers may make mandatory prepayments in respect of the Term Loan Indebtedness pursuant to Sections 2.3(c) and 2.3(d) of the Term Loan Agreement;
(e)    Borrowers may make voluntary prepayments in respect of the Term Loan Indebtedness pursuant to Section 2.1(c) of the Term Loan Agreement; provided that on the date any such prepayment is made and after giving effect thereto, each of the Payment Conditions shall have been satisfied;
(f)    any Loan Party and its Subsidiaries may prepay, repurchase, redeem, retire or otherwise acquire any Indebtedness described in clauses (c), (f), (g), (h), (i), (l), (n), (o), (p), (q), (r), (t) or (u) of the definition of “Permitted Indebtedness”; provided that (i) on the date of any such prepayment, repurchase, redemption, retirement or other acquisition and after giving effect thereto, (A) each of the Payment Conditions shall have been satisfied; and (B) Quantum and its Subsidiaries, on a consolidated basis, are projected to be in compliance with each of the financial covenants set forth in Section 6.5 hereof for the four (4) fiscal quarter period ended one year after the proposed date of such payment; and (ii) in connection with any prepayment, repurchase, redemption, retirement or other acquisition of Indebtedness described in clauses (f), (h), (n) and (u) of the definition of “Permitted Indebtedness”, all of the applicable subordination provisions (or the conditions set forth in the applicable Subordination Agreement) related to such Indebtedness shall have been satisfied;
(g)    Quantum may make payments in exchange for fractional shares in connection with the conversion of any Indebtedness that has been contractually subordinated in right of payment to the Obligations, in an otherwise cashless exchange (with cash payment made in exchange for fractional shares) into Qualified Equity Interests so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom; and
(h)    any Loan Party may prepay any Permitted PPP Indebtedness and any and all obligations thereunder, in each case, to the extent required by any Applicable Law or the PPP Loan Documents or to the extent permitted by PPP Lender.
7.18    Reserved.
7.19    Amendments to Certain Documents. Enter into any amendment, waiver or modification of (a) any of the Term Loan Documents in a manner that would violate the terms of the Intercreditor Agreement or (b) any of the terms of any Subordinated Indebtedness, other than any such amendment, waiver, or modification which is not, and could not reasonably be expected to be, materially adverse to the interests of the Lenders.
7.20    Quantum LTO as a Special Purpose Vehicle. Permit Quantum LTO to incur any Indebtedness other than (a) the Obligations, (b) the guaranty of the Term Loan Indebtedness, and (c) liabilities arising in connection with the LTO Program in the ordinary course of business.

7.21    Hedging Agreements. Enter into any Interest Rate Hedge or Foreign Currency Hedge, other than for non-speculative purposes.
VIII.    CONDITIONS PRECEDENT.
8.1    Conditions to Initial Advances. The agreement of Agent and the Lenders hereunder is subject to the satisfaction, or waiver by Agent of the following conditions precedent:
(a)    Executed Documents. Agent shall have received, in form and substance satisfactory to Agent, this Agreement and each of the Other Documents, in each case duly authorized, executed and delivered by the Loan Parties and any other Person party thereto;
(b)    Intercreditor Agreement. Agent shall have received, in form and substance reasonably satisfactory to Agent, the Intercreditor Agreement, duly authorized, executed and delivered by Term Loan Agent and acknowledged by the Loan Parties;
(c)    Stock Certificates. Term Loan Agent shall have received originals of stock certificates representing 100% (or 65%, as applicable) of the Equity Interests of each Subsidiary of Quantum (other than Quantum Storage Singapore Pte. Ltd.), together with stock powers executed in blank.
(d)    Financial Condition Certificate. Agent shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(d) attached hereto;
(e)    Borrowing Base. Agent shall have received evidence from the Loan Parties that the aggregate amount of Eligible Receivables and Eligible Inventory is sufficient in value and amount to support Advances in the amount requested by the Loan Parties on the Amendment and Restatement Date;
(f)    Quality of Earnings; EBITDA. Agent shall have received, and been satisfied with its review of, a quality of earnings report with respect to Quantum and its Subsidiaries performed by a third party firm acceptable to Agent in its Permitted Discretion (the “Quality of Earnings Report”), which, among other things, shall confirm that the EBITDA of Quantum and its Subsidiaries for the twelve (12) month period ending on or about September 30, 2018 was equal to or greater than $19,313,000;
(g)    Maximum Total Net Leverage Ratio. After giving pro forma effect to the Advances made hereunder on the Amendment and Restatement Date and the Term Loan made by Term Loan Lenders on the Amendment and Restatement Date, the Total Net Leverage Ratio for Quantum and its Subsidiaries, on a consolidated basis, for the four (4) consecutive fiscal quarters ending on or about September 30, 2018 shall be less than or equal to 8.50 to 1.00;
(h)    Minimum Liquidity. After giving effect to the Advances made hereunder on the Amendment and Restatement Date, the Borrowers shall have Liquidity of at least $20,000,000;
(i)    Term Loan and Term Loan Documents. Agent shall have received true, correct and complete copies of the Term Loan Documents, all of which shall be in form and substance reasonably satisfactory to Agent, duly authorized, executed and delivered by the parties thereto and in effect on the Amendment and Restatement Date, and the transactions contemplated by the Term Loan Documents shall be consummated simultaneously with the making of the initial Advances hereunder, including, without limitation, the receipt by the Loan Parties of the gross proceeds of the Term Loan in the sum of $150,000,000;

(j)    Filings, Registrations and Recordings. Agent shall have received each document (including any Uniform Commercial Code financing statement and Uniform Commercial Code termination statement) required by this Agreement, any of the Other Documents or under Applicable Law or reasonably requested by Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral and in order to terminate the perfected security interest in or lien upon the Collateral of Existing Term Loan Agent shall have been properly filed, registered or recorded (or arrangements reasonably satisfactory to Agent for such filing, registration or recording shall have been made) in each jurisdiction in which the filing, registration or recordation thereof is so required or requested;
(k)    Payoff Letter. Agent shall have received, in form and substance reasonably satisfactory to Agent, a payoff letter from Existing Term Loan Agent providing that, among other things, all of the Indebtedness of the Loan Parties under the Existing Term Loan Documents has been paid and satisfied in full;
(l)    Secretary’s Certificates, Authorizing Resolutions and Good Standing Certificates. Agent shall have received, in form and substance reasonably satisfactory to Agent, a certificate of the Secretary or Assistant Secretary (or other equivalent officer or manager) of each Loan Party dated as of the Amendment and Restatement Date which shall certify (i) copies of resolutions, in form and substance reasonably satisfactory to Agent, of the board of directors (or other equivalent governing body or member) of such Loan Party authorizing (x) the execution, delivery and performance of this Agreement and the Other Documents to which such Loan Party is a party (including authorization of the incurrence of Indebtedness, the borrowing of Advances and requesting of Letters of Credit), and (y) the granting by such Loan Party of the security interests in and liens upon the Collateral to secure all of the joint and several Obligations of the Loan Parties (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers of such Loan Party authorized to execute this Agreement and the Other Documents, (iii) copies of the Organizational Documents of such Loan Party as in effect on such date, complete with all amendments thereto, and (iv) the good standing (or equivalent status) of such Loan Party in its jurisdiction of organization and each other jurisdiction in which the failure to be duly qualified or licensed could reasonably be expected to have a Material Adverse Effect, as evidenced by good standing certificates (or the equivalent thereof issued by any applicable jurisdiction) dated not more than thirty (30) days prior to the Amendment and Restatement Date, issued by the Secretary of State or other appropriate official of each such jurisdiction;
(m)    Legal Opinion. Agent shall have received, in form and substance reasonably satisfactory to Agent, the executed legal opinion of counsel to the Loan Parties which shall cover such matters incident to the Transactions as Agent may reasonably require and each Loan Party hereby authorizes and directs such counsel to deliver such opinion to Agent and Lenders;
(n)    No Litigation. Other than in connection with the SEC Inquiry, (i) no litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Loan Party or against the officers or directors of any Loan Party (A) in connection with this Agreement, the Other Documents or any of the Transactions and which, in the reasonable opinion of Agent, is deemed material or (B) which could, in the reasonable opinion of Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Loan Party or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;
(o)    Fees and Expenses. Agent and Lenders shall have received all fees and other amounts due and payable on or prior to the Amendment and Restatement Date, including, to the extent invoiced at least one Business Day prior to the Amendment and Restatement Date, reimbursement or payment of all out-of-pocket expenses (including reasonable fees, disbursements and other charges of counsel to Agent) required to be reimbursed or paid under this Agreement (including Article III hereof), the Fee Letter or any Other Document;
(p)    Pro Forma Financial Statements. Agent shall have received a copy of the Pro Forma Financial Statements which shall be reasonably satisfactory in all respects to Agent;
(q)    Insurance. Agent shall have received in form and substance reasonably satisfactory to Agent, (i) evidence that adequate insurance, including without limitation, credit insurance, casualty insurance and liability insurance, required to be maintained under this Agreement is in full force and effect, (ii) insurance certificates issued by the Loan Parties’ insurance broker containing such information regarding the Loan Parties’ casualty and liability insurance policies as Agent shall reasonably request and naming Agent as an additional insured and/or lenders loss payee, and (iii) loss payable endorsements issued by the Loan Parties’ insurer naming Agent as lenders loss payee, in form and substance reasonably satisfactory to Agent, naming Agent as an additional insured and/or lender loss payee (as applicable) as its interests may appear with respect to all insurance coverage required by clauses (i) and (iii) of Section 6.6(a) hereof, and providing (x) that all proceeds thereunder shall be payable to Agent, (y) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (z) that such policy and loss payable clauses may not be canceled, amended or terminated unless at least thirty (30) days prior written notice is given to Agent (or in the case of non-payment, at least ten (10) days prior written notice);
(r)    Payment Instructions. Agent shall have received written instructions from Borrowing Agent directing the application of proceeds of the initial Revolving Advances made pursuant to this Agreement;
(s)    Consents. Each Loan Party shall have obtained any and all Consents necessary to permit the effectuation of the Transactions, and Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent shall deem necessary;
(t)    No Material Adverse Change. (i) Since September 30, 2018, other than in connection with the SEC Inquiry, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no written representations made or written information (taken as a whole, but excluding any projections, forward-looking information or information of a general industry nature) supplied to Agent or Lenders shall have been proven to be inaccurate or misleading in any material respect;
(u)    Compliance with Laws. Agent shall be reasonably satisfied that each Loan Party is in compliance with all pertinent federal, state, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA and the Anti-Terrorism Laws; and
(v)    Certificate of Beneficial Ownership; USA Patriot Act Diligence. Agent and each Lender shall have received, in form and substance acceptable to Agent, a Certificate of Beneficial Ownership duly authorized, executed and delivered by each Loan Party and such other documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.
(w)    Material Contracts. Agent shall have received true and complete copies of all Material Contracts to which each Loan Party is a party or to which it or any of its properties is subject.

Each Lender that makes its initial extensions of credit under this Agreement shall be conclusively deemed to be satisfied with, or have waived, the conditions precedent set forth in this Section 8.1.
8.2    Conditions to Each Advance. The agreement of Lenders to make any Advance requested to be made on any date ~~(including the initial Advance),~~ is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:
(a)    Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to this Agreement and the Other Documents, and each of the representations and warranties in any agreement, document, instrument, certificate or financial or other statement furnished at any time under or in connection with this Agreement and the Other Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such date as if made on and as of such date, except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier or specified date;
(b)    No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date ~~and, in the case of the initial Advance, after giving effect to the consummation of the transactions contemplated by the Term Loan Documents~~; provided, however that Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and
(c)    Maximum Advances. In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement.
Each request for an Advance by any Loan Party hereunder shall constitute a representation and warranty by each Loan Party as of the date of such Advance that the conditions of this subsection shall have been satisfied.
IX.    INFORMATION AS TO BORROWERS.
Each Loan Party shall, or (except with respect to Section 9.11 hereof) shall cause Borrowing Agent on its behalf to, until the Payment in Full of the Obligations and the termination of this Agreement:
9.1    Reserved.
9.2    Schedules. Deliver to Agent, in form and substance ~~satisfactory~~consistent with that provided to Agent prior to the Seventh Amendment Effective Date:
(a)  on or before the twentieth (20th) day of each month, as of and for the prior month, or, if requested by Agent in its Permitted Discretion at any time during an Additional Reporting Period, on or before Wednesday of each week, (i) a sales/collections report and roll-forward for the prior month or week, as applicable, and (ii) a report summarizing all Qualified Cash ~~and PNC Other Cash~~,
(b) on or before the twentieth (20th) day of each month as of and for the prior month: (i) accounts receivable agings inclusive of reconciliations to the general ledger, (ii) accounts payable schedules inclusive of reconciliations to the general ledger, (iii) perpetual Inventory reports inclusive of reconciliations to the general ledger, (iv) a detailed report summarizing all cash and Cash Equivalents of Quantum and its Subsidiaries (including an indication of which amounts constitute Qualified Cash and at which Blocked Account Banks such Qualified Cash is maintained), and (v) a Borrowing Base Certificate (which shall be calculated as of the last day of the prior month and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement), ~~and~~
(~~vi~~c) on or before the last day of each month, a thirteen (13) week cash flow forecast, commencing as of the first day of the week in which it was delivered, prepared by Quantum and covering Quantum and its Subsidiaries on a consolidated basis, which cash flow forecast shall be in a form substantially similar to the form provided to Agent prior to the Seventh Amendment ~~and Restatement~~Effective Date and prepared in good faith based upon assumptions which the Borrowers believe to be reasonable in light of the conditions existing at the time of delivery thereof,
(~~c~~d)  within forty-five (45) days after the end of each fiscal quarter, (i) a list of all Material Customers, and (ii) a roll-forward of the production Inventory reserve,
(~~d~~e)  promptly following Agent’s request, such other schedules, documents, reports and/or information regarding the Collateral or the financial condition of the Loan Parties and their Subsidiaries as Agent may reasonably request; and
(~~d~~f) (i) promptly following Agent’s request, a schedule setting forth the aggregate amount of Permitted PPP Indebtedness received by the Borrowers as of the date of such request and a detailed description of how the proceeds thereof have been applied by the Borrowers through the date of such request; (ii) promptly and in any event within three (3) Business Days after submission, copies of all agreements and other documents submitted by any Borrower to request and justify forgiveness of any Permitted PPP Indebtedness; and (iii) promptly and in any event within three (3) Business Days after receipt, copies of any notices sent by any Loan Party to, or received by any Loan Party from PPP Lender, the SBA or any other Governmental Body with respect to the Permitted PPP Indebtedness, including with respect to any forgiveness in respect thereof.
Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section 9.2 (other than subsection (~~b)(vi~~c)) are to be in form reasonably satisfactory to Agent and, if applicable, executed by each Loan Party and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and any Loan Party’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral. Unless otherwise agreed to by Agent, the items to be provided under this Section 9.2 shall be delivered to Agent by the specific method of Approved Electronic Communication designated by Agent.
9.3    Environmental Reports.
(a)    To the extent any Loan Party is not in material compliance with applicable Environmental Laws, such Loan Party shall furnish Agent, concurrently with the delivery of the financial statements referred to in Section 9.7 hereof, with a certificate signed by an officer of Borrowing Agent setting forth with specificity all areas of non-compliance and the proposed action such Loan Party will implement in order to achieve full compliance.
(b)    In the event any Loan Party receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Materials at any of the Real Property owned or leased by any

Loan Party (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at any such Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting such Real Property or any Loan Party’s interest therein or the operations or the business (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any Governmental Body, then Borrowing Agent shall, within five (5) Business Days after such receipt, give written notice of same to Agent detailing facts and circumstances of which any Loan Party is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in and Lien on the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.
(c)    Borrowing Agent shall, concurrently with the delivery of the monthly financial statements required to be delivered to Agent pursuant to Section 9.9 hereof with respect to the period in which such copies, notification or demand letter are received, forward to Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Materials at any other site owned, operated or used by any Loan Party to manage of Hazardous Materials and shall continue to forward to Agent, concurrently with the delivery of the monthly financial statements required to be delivered to Agent pursuant to Section 9.9 hereof with respect to the period in which such correspondence is received, copies of all material correspondence received by any Loan Party from any Governmental Body regarding such claims until the claim is settled. Borrowing Agent shall promptly forward to Agent copies of all documents and reports concerning a Hazardous Discharge or Environmental Complaint at any Real Property owned or leased by any Loan Party, operations or business that any Loan Party is required to file under any Environmental Laws, in each case concurrently with the delivery of the monthly financial statements required to be delivered to Agent pursuant to Section 9.9 hereof with respect to the period in which such filing occurred. Such information is to be provided solely to allow Agent to protect Agent’s security interest in and Lien on the Collateral.
9.4    Litigation. Notify Agent in writing of any claim, litigation, suit or administrative proceeding affecting any Loan Party, whether or not the claim is covered by insurance, if the amount of damages claimed is in excess of $1,000,000 or if such claim, litigation, suit or proceeding could reasonably be expected to have a Material Adverse Effect, in each case, concurrently with the delivery of the monthly financial statements pursuant to Section 9.9 hereof with respect to the period in which any Loan Party becomes aware of such claim, litigation, suit or administrative proceeding.
9.5    Material Occurrences. (a) ~~Immediately~~ Promptly, but in any event within one (1) Business Day, after such Loan Party has knowledge thereof, notify Agent in writing upon the occurrence of any Default or Event of Default; and (b) promptly, but in any event within fifteen (15) Business Days after such Loan Party has knowledge thereof, notify Agent in writing upon the occurrence of: (i) any default by any Loan Party which might result in the acceleration of the maturity of any Material Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; (ii) any matter materially affecting the value, enforceability or collectability of any material portion of the Collateral; and (iii) any other development in the business or affairs of any Loan Party which could reasonably be expected to have a Material Adverse Effect; and (c) promptly, but in any event not later than concurrently with the delivery of the monthly financial statements required to be delivered to Agent pursuant to Section 9.9 hereof with respect to the period in which such Loan Party has knowledge thereof, notify Agent in writing upon the occurrence of: (i) any funding deficiency which, if not corrected as provided in Section 4971 of the Code, could subject any

Loan Party or any member of the Controlled Group to a tax imposed by Section 4971 of the Code if such tax could reasonably be expected to result in a Material Adverse Effect; (ii) the receipt by any Loan Party of any notice from any Material Customer of its intent to either (x) terminate its relationship directly or indirectly with a Loan Party, or (y) materially and adversely modify any Material ~~agreement~~Contract involving such Loan Party; (iii) any material and adverse change in the relationship or arrangements within the LTO Consortium; (iv) any investigation, hearing, proceeding or other inquest by any Governmental Body into any Loan Party, or to the knowledge of Quantum, any Affiliate of any Loan Party with respect to Anti-Terrorism Laws; and (v) any lapse or other termination of any Consent issued to any Loan Party by any Governmental Body or any other Person that is material to the operation of any Loan Party’s business or any refusal by any Governmental Body or any other Person to renew or extend any such Consent to the extent any such refusal could reasonably be expected to have a Material Adverse Effect; and in each case as to clauses (a), (b) and (c) of this Section 9.5, describing the nature thereof and the action the Loan Parties propose to take with respect thereto.
9.6    Government Receivables. Notify Agent concurrently with the delivery of the financial statements required to be delivered to Agent pursuant to Section 9.9 hereof if its Receivables in an aggregate amount in excess of $500,000 arise out of contracts between any Loan Party and the United States, any state, or any department, agency or instrumentality of any of them.
9.7    Annual Financial Statements. Furnish Agent ~~(i) for the fiscal year ending March 31, 2018, on or prior to August 31, 2019, (ii) for the fiscal year ending March 31, 2019, to the extent obtainable through the use of the Loan Parties’ commercially reasonable efforts, on or prior to September 30, 2019, but in no event later than December 31, 2019, and (iii) for each fiscal year ending thereafter,~~ within ninety (90) days after the end of ~~such~~each fiscal year, audited financial statements of Quantum and its Subsidiaries, on a consolidated basis and unaudited financial statements of Quantum and its Subsidiaries, on a consolidating basis (which shall consist of a balance sheet and statements of income, stockholders’ equity and cash flow), from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP in all material respects, and in reasonable detail and audited by independent certified public accountants reasonably acceptable to Agent (the “Accountants”) and, except to the extent permitted by Section 1.1 hereof, certified without qualification; provided, that, the foregoing is subject to the proviso set forth in Section 6.9 hereof. The reports described in this Section shall be accompanied by a Compliance Certificate.
9.8    Quarterly Financial Statements. Furnish Agent within forty-five (45) days after the end of each fiscal quarter ~~(commencing with the fiscal quarter ending on December 31, 2018)~~, (a) an unaudited balance sheet of Quantum and its Subsidiaries, on a consolidated and consolidating basis, and unaudited statements of income, stockholders’ equity and cash flow of Quantum and its Subsidiaries, on a consolidated and consolidating basis, reflecting results of operations from the beginning of the fiscal year to the end of such fiscal quarter and for such fiscal quarter, all prepared in accordance with GAAP in all material respects, subject to normal and year-end adjustments that individually and in the aggregate are not material to the business operations of Quantum and its Subsidiaries and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year ~~and~~, (b) a written statement of management of Quantum setting forth a discussion of the financial condition, changes in financial condition and results of operations of Quantum and its Subsidiaries; provided, that, the foregoing is subject to the proviso set forth in Section 6.9 hereof~~. The reports described in this Section shall be accompanied by~~, and (c) a Compliance Certificate.
9.9    Monthly Financial Statements. Furnish Agent within thirty (30) days after the end of each month (or within forty-five (45) days after the end of the months of March, June, September and December), (a) an unaudited balance sheet of Quantum and its Subsidiaries, on a consolidated and consolidating basis, and unaudited statements of income and cash flow of Quantum and its Subsidiaries, on a consolidated and consolidating basis, reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, all (other than the statements of cash flow) prepared in accordance with GAAP in all material respects, subject to normal and year-end adjustments that individually and in the aggregate are not material to the business operations of Quantum and its Subsidiaries and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year; provided, that, the foregoing is subject to the proviso set forth in Section 6.9 hereof~~. The reports described in this Section shall be accompanied by~~, and (b) a Compliance Certificate.
9.10    Other Reports. Deliver to Agent, (a) if and when filed by Quantum, all Form 10-Q quarterly reports, Form 10-K annual reports, Form 8-K current reports and any other reports filed by Quantum with the SEC, and (b) copies of any reports or other information provided by Quantum to its shareholders generally. Any report requested by Agent to be furnished pursuant to this Section 9.10 shall be deemed to have been furnished on the date on which Quantum has filed such report with the SEC and is available on the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to Agent without charge; provided that, notwithstanding the foregoing, upon Agent’s request, Borrowing Agent shall deliver to Agent paper or electronic copies of any such report to be furnished pursuant to this Section 9.10 if Agent requests that Borrowing Agent furnish such paper or electronic copies until written notice to cease delivering such paper or electronic copies is given by Agent to Borrowing Agent.
9.11    Additional Information. Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Other Documents have been complied with by the Loan Parties including, without the necessity of any request by Agent, (a) copies of all environmental audits and reviews, (b) at least five (5) days prior thereto, (i) notice of Quantum’s opening of a new chief executive office, or (ii) notice of Quantum’s closing of its chief executive office, and (c) concurrently with the delivery of the monthly financial statements required to be delivered to Agent pursuant to Section 9.9 hereof with respect to the period in which such Loan Party (i) opens any new office or place of business (other than its chief executive office), in each case to the extent such location is required to be disclosed on Schedule 4.4 hereto, notice of such opening, (ii) closes any existing office or place of business (other than its chief executive office), notice of such closing, and (iii) learns of the occurrence thereof, notice of any labor dispute to which any Loan Party may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any collective bargaining contract to which any Loan Party is a party or by which any Loan Party is bound and which could reasonably be expected to have a Material Adverse Effect.
9.12    Projected Operating Budget. Furnish Agent, no later than forty-five (45) days after the beginning of each fiscal year, ~~month by month~~quarter by quarter projections (including an operating budget) and cash flow of Quantum and its Subsidiaries, on a consolidated basis, for such fiscal year (including an income statement for each ~~month~~fiscal quarter and a balance sheet as at the end of the last month in each fiscal quarter), and year by year projections (including an operating budget) and cash flow of Quantum and its Subsidiaries, on a consolidated basis, for the forthcoming three (3) fiscal years, such projections to be accompanied by a certificate signed by the President or Chief Financial Officer of Quantum to the effect that such projections represent the good faith estimate of Quantum, on the date such projections are delivered, of the future performance Quantum and its Subsidiaries for the periods covered thereby based upon assumptions believed by Quantum to be reasonable at the time of the delivery thereof to Agent; provided, that, the foregoing is subject to the proviso set forth in Section 6.9 hereof. The form and scope of the projections required to be delivered to Agent described in this Section shall be in a form and scope consistent with the Seventh Amendment ~~and Restatement~~Effective Date Projections or otherwise reasonably acceptable to Agent.
9.13    Variances from Operating Budget. Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.8 hereof, a written report summarizing all material variances from budgets submitted by the Loan Parties pursuant to Section 9.12 hereof ~~and a discussion and analysis by management with respect to such variances~~.
9.14    ~~SEC Inquiry~~Reserved~~. Furnish Agent promptly, but in any event within three (3) Business Days following delivery or receipt thereof, copies of all material notices and other material written communications sent or received by Quantum in connection with the SEC Inquiry, including, without limitation, any subpoenas or other written document requests, any modifications to subpoenas or other written document requests, any Formal Order or supplemental Formal Order and, upon reasonable request by Agent, any written presentations or summaries of meetings with the SEC; provided that Quantum shall not be required to furnish to Agent any document, information or other matter (x) in respect of which disclosure to Agent or any Lender (or its representatives or contractors) is prohibited by Applicable Law or (y) that is subject to attorney-client or similar privilege, or constitutes attorney work-product.~~
.
9.15    ERISA Notices and Requests. Promptly, but in any event within five (5) Business Days after any Loan Party has knowledge thereof, furnish Agent with ~~immediate~~ written notice in the event that (i) any Loan Party or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Loan Party or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) any Loan Party or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Section 406 of ERISA or 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Loan Party or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Pension Benefit Plan together with all communications received by any Loan Party or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Pension Benefit Plan or Multiemployer Plan or the establishment of any new Pension Benefit Plan or Multiemployer Plan or the commencement of contributions to any Pension Benefit Plan or Multiemployer Plan to which any Loan Party or any member of the Controlled Group was not previously contributing shall occur, (v) any Loan Party or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Pension Benefit Plan or to have a trustee appointed to administer a Pension Benefit Plan, together with copies of each such notice, (vi) any Loan Party or any member of the Controlled Group shall receive any unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) any Loan Party or any member of the Controlled Group shall receive a notice regarding the anticipated imposition of withdrawal liability, together with copies of each such notice; (viii) any Loan Party or any member of the Controlled Group shall fail to make a required installment under a Pension Benefit Plan or Multiemployer Plan or any other required payment under the Code or ERISA on or before the due date for such installment or payment; or (ix) any Loan Party or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan or (d) a Multiemployer Plan is subject to Section 432 of the Code or Section 305 of ERISA.

9.16    Additional Documents. Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the terms or conditions of this Agreement.
9.17    Updates to Certain Schedules~~9.18~~    . Concurrently with the delivery of the quarterly financial statements required to be delivered pursuant to Section 9.8 hereof, deliver to Agent and Lenders (a) updates to Schedule 4.4 (Locations of Equipment and Inventory), Schedule 5.2(a) (States of Qualification and Good Standing), Schedule 5.2(b) (Subsidiaries), Schedule 5.4 (Federal Tax Identification Number), Schedule 5.6 (Prior Names), Schedule ~~5.7 (Environmental), Schedule~~ 5.8(b) (Litigation), Schedule 5.8(e) (Plans), Schedule 5.9 (Intellectual Property), Schedule 5.10 (Licenses and Permits), Schedule 5.14 (Labor Disputes), Schedule 5.21 (Equity Interests), Schedule 5.22 (Commercial Tort Claims), Schedule 5.23 (Letter of Credit Rights) and/or Schedule 5.24 (Material Contracts) to this Agreement and such other Schedules hereto as the Loan Parties shall deem required to maintain the related representations and warranties herein as true and correct, as applicable (any such updated Schedule delivered by the Loan Parties to Agent in accordance with this Section 9.17 shall automatically and immediately be deemed to amend and restate the prior version of such Schedule previously delivered to Agent and attached to and made part of this Agreement) and (b) a list of any new Intellectual Property registered at the United States Copyright Office or the United States Patent and Trademark Office, and any licenses of Intellectual Property obtained by any Loan Party since the last such quarterly financial statements (or the Seventh Amendment ~~and Restatement Date in the case of the first such update~~Effective Date, as applicable) and execute and deliver to Lenders an intellectual property security agreement with respect to any such Intellectual Property registered in the United States.
~~9.19~~9.18    Financial Disclosure. Each Loan Party hereby irrevocably authorizes and directs all accountants and auditors employed by such Loan Party at any time during the Term to exhibit and deliver to Agent and each Lender copies of any of such Loan Party’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Agent and each Lender any information such accountants may have concerning such Loan Party’s financial status and business operations. Each Loan Party hereby authorizes all Governmental Bodies to furnish to Agent and each Lender copies of reports or examinations relating to such Loan Party, whether made by such Loan Party or otherwise; provided, however, Agent and each Lender will attempt to obtain such information or materials directly from such Loan Party prior to obtaining such information or materials from such accountants or Governmental Bodies.
X.    EVENTS OF DEFAULT.
The occurrence of any one or more of the following events shall constitute an “Event of Default”:
10.1    Nonpayment. Failure by any Loan Party to pay when due (a) any principal or interest on the Obligations (including without limitation pursuant to Section 2.9 hereof), or (b) any other fee, charge, amount or liability provided for herein or in any Other Document, in each case whether at maturity, by reason of acceleration pursuant to the terms of this Agreement, by notice of intention to prepay or by required prepayment;
10.2    Breach of Representation. Any representation or warranty made or deemed made by any Loan Party in this Agreement, any of the Other Documents or in any agreement, documents, certificate or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been incorrect or misleading in any material respect on the date when made or deemed to have been made;

10.3    Financial Information. Failure by any Loan Party to (a) furnish financial information when due under Sections 9.7, 9.8, 9.9, 9.12 or 9.13 of this Agreement, or (b) permit the inspection of its books or records or access to its premises for audits and appraisals in accordance with the terms of Section 4.6 hereof;
10.4    Reserved;
10.5    Noncompliance. Except as otherwise provided for in Sections 10.1, 10.3~~, 10.10~~  and 10.11 hereof:
(a)  failure or neglect of any Loan Party to perform, keep or observe any term, provision, condition or covenant contained in Sections 4.1, 4.2, 4.6, 4.8, 6.2 (solely if a Loan Party is not in good standing in its jurisdiction of incorporation or formation), 6.5, 6.6(a), ~~6.14~~6.15, 6.16, any Section of Article VII (other than Section 7.16), or Sections 9.2, 9.5(a) or 16.18 of this Agreement;
(b) failure or neglect of any Loan Party to perform, keep or observe any other term, provision, condition or covenant contained in Sections 4.4, 4.5, 4.7, ~~4.12,~~ 6.3, 6.11, ~~6.15,~~ 9.4, 9.5(b), 9.6, 9.10, 9.11~~,~~ or 9.17 ~~or 9.18~~ of this Agreement which is not cured within ~~fifteen~~twenty (~~15~~20) days after the earlier of (x) knowledge of such failure or neglect by a Responsible Officer of any Loan Party or (y) the receipt by Borrowing Agent of written notice of such failure or neglect from Agent or any Lender (provided that such ~~fifteen~~twenty (~~15~~20) day period shall not apply in the case of any failure or neglect to perform, keep or observe any term, provision, condition or covenant which is not capable of being cured at all or within such ~~fifteen~~twenty (~~15~~20) day period); or
(c) failure or neglect of any Loan Party to perform, keep or observe any other term, provision, condition or covenant contained in this Agreement or any of the Other Documents which is not cured within thirty (30) days after the earlier of (x) knowledge of such failure or neglect by a Responsible Officer of any Loan Party or (y) the receipt by Borrowing Agent of written notice of such failure or neglect from Agent or any Lender (provided that such thirty (30) day period shall not apply in the case of any failure or neglect to perform, keep or observe any term, provision, condition or covenant which is not capable of being cured at all or within such thirty (30) day period);
10.6    Judgments. Any (a) judgment, writ, order or decree for the payment of money ~~(other than any judgment, writ, order or decree contemplated by Section 10.15 hereof)~~ is rendered against any Loan Party for an aggregate amount in excess of $~~1,000,000~~2,000,000 or against all Loan Parties for an aggregate amount in excess of $~~1,000,000~~2,000,000 (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) and (b) (i) action shall be legally taken by any judgment creditor to levy upon assets or properties of any Loan Party to enforce any such judgment, or (ii) such judgment shall remain undischarged for a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect;
10.7    Bankruptcy. Any Loan Party or any Subsidiary of any Loan Party (other than a UK Loan Party or an Immaterial Subsidiary) shall (a) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (b) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (c) make a general assignment for the benefit of creditors, (d) commence a voluntary case under any state or federal bankruptcy or receivership laws (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent (including by entry of any order for relief in any involuntary bankruptcy or insolvency proceeding commenced against it), (f) file a petition seeking to take advantage of any other law providing for the relief of debtors, (g) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (h) take any formal action for the purpose of effecting any of the foregoing;
~~10.8    Reserved~~10.8    UK Loan Party Insolvency. In respect of any UK Loan Party:~~;~~
(a)    such UK Loan Party (i) is unable or admits inability to pay its debts as they fall due or is deemed to, or is declared to, be unable to pay its debt under applicable Law (in each case, other than solely as a result of its balance sheet liabilities exceeding its balance sheet assets except where the same would result in or require the taking of any corporate action, legal proceedings, insolvency filing, cessation of trading and/or any other procedure or steps referred to in Section 10.8(b) below); (ii) suspends or threatens to suspend making payments on any of its debts; (iii) by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Lenders, Agent or any other secured party in their capacity as such) with a view to rescheduling any of its indebtedness; or (iv) a moratorium is declared in respect of any indebtedness of any UK Loan Party (provided, that if a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium);
(b)    any corporate action, legal proceedings or other procedure or step is taken in relation to (i) the suspension of payments, a moratorium of any indebtedness, windingup, dissolution, administration of any UK Loan Party; (ii) reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise, in any event excluding any solvent reorganization) of any UK Loan Party; or (iii) a composition, compromise, assignment or arrangement with any creditor (other than any Lenders, Agent or any other secured party in their capacity as such) of any UK Loan Party;
(c)    the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any UK Loan Party or any of its respective assets, or any analogous procedure or step is taken in any jurisdiction (provided, that Sections 10.8(b) and this Section 10.8(c) shall not apply to (i) any windingup petition that is frivolous or vexatious and which, if capable of remedy, is discharged, stayed or dismissed within sixty (60) days of commencement or, if earlier, the date on which it is advertised (or such other period as agreed between Borrowers and Agent) or (ii) (in the case of an application to appoint an administrator or commence proceedings) any proceedings which Agent is satisfied will be withdrawn before it is heard or will be unsuccessful); or
(d)    an expropriation attachment, sequestration, distress or execution or analogous process in any jurisdiction affects any asset or assets of a UK Loan Party and is not discharged within sixty (60) days;
10.9    Lien Priority. Subject to the terms of the Intercreditor Agreement, any Lien created hereunder or provided for hereby or under any Other Document for any reason ceases to be or is not a valid and perfected Lien having first priority (subject only to Permitted Encumbrances that have priority as a matter of Applicable Law or as permitted under the definition of “Permitted Encumbrances”) except (a) as a result of a Disposition of the applicable Collateral in a transaction permitted hereunder, (b) with respect to Collateral the aggregate value of which, for all such Collateral, does not exceed at any time $1,000,000 or (c) as the result of an action or failure to act on the part of Agent;
10.10    Reserved;
10.11    Cross Default. Either (a) any specified “event of default” under any Material Indebtedness (including, without limitation, the Term Loan Indebtedness but excluding the Obligations) of any Loan Party, or any other event or circumstance which would permit the holder of any such Material Indebtedness to accelerate such Indebtedness (and/or the obligations of such Loan Party thereunder) prior to the scheduled maturity or termination thereof, shall occur (regardless of whether the holder of such Material Indebtedness shall actually accelerate, terminate or otherwise exercise any rights or remedies with respect to such Material Indebtedness), (b) Term Loan Agent breaches, violates, terminates in writing or challenges in writing the validity of the Intercreditor Agreement or (c) any creditor party to any Subordination Agreement breaches, violates, terminates or challenges the validity of such Subordination Agreement;
10.12    Termination or Limitation of Guaranty, Guarantor Security Agreement or Pledge Agreement. Termination or limitation by any Loan Party of any Guaranty, Guarantor Security Agreement, Pledge Agreement or similar agreement executed and delivered to Agent in connection with the Obligations of any Loan Party, or if any Loan Party or pledgor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty, Guarantor Security Agreement, Pledge Agreement or similar agreement (other than any termination permitted in accordance with the terms of this Agreement);
10.13    Change of Control. Any Change of Control shall occur;
10.14    Invalidity. This Agreement or any Other Document shall, for any reason, cease to be valid and binding on any Loan Party, or any Loan Party shall so claim in writing to Agent or any Lender or any Loan Party challenges the validity of or its liability under this Agreement or any Other Document;
10.15    ~~SEC Inquiry~~Reserved~~. (a) Any material update or development has occurred, or finding reached, in connection with the SEC Inquiry which could reasonably be expected to result in a Material Adverse Effect or (b) any fine, penalty or other order for the payment of money is rendered against any Loan Party or against all Loan Parties by the SEC as a result of the SEC Inquiry for an amount that exceeds $5,000,000, less any amount covered by insurance (other than to the extent of customary deductibles) pursuant to which the insurer has not denied coverage;~~
;
10.16    Pension Plans. An event or condition specified in Sections 7.16 or 9.15 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Loan Party or any member of the Controlled Group shall incur, a liability to a Plan or the PBGC (or both) which could reasonably be expected to have a Material Adverse Effect; or the occurrence of any Termination Event which could reasonably be expected to have a Material Adverse Effect (either alone or together with all other such events); or
10.17    Indictment~~10.18~~    . There is any actual indictment of any Loan Party or any Loan Party’s current officers (relating to such current officer’s actions in conducting the applicable Loan Party’s business affairs) under any criminal statute.
XI.    LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.
11.1    Rights and Remedies.
(a)    Upon the occurrence of: (i) an Event of Default pursuant to Section 10.7 hereof (other than Section 10.7(g) hereof), all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated, (ii) any of the other Events of Default and at any time thereafter, at the option of Agent or at the direction of Required Lenders all Obligations shall be immediately due and payable and Agent or Required Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances; and (iii) without limiting Section 8.2 hereof, any Event of Default under ~~Sections~~Section 10.7(g) hereof, the obligation of Lenders to make Advances hereunder shall be suspended until such time as such involuntary petition shall be dismissed. Upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Agent may enter any of any Loan Party’s premises or other premises without legal process and without incurring liability to any Loan Party therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require the Loan Parties to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give the Loan Parties reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowing Agent at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid (including credit bid) for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Loan Party. In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a perpetual nonrevocable, royalty free, nonexclusive license and Agent is granted permission to use all of each Loan Party’s (a) Intellectual Property which is used by such Loan Party in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods. The Net Cash Proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, the Loan Parties shall remain liable to Agent and Lenders therefor.
(b)    To the extent that Applicable Law imposes duties on Agent to exercise remedies in a commercially reasonable manner, each Loan Party acknowledges and agrees that it is not commercially unreasonable for Agent: (i) to fail to incur expenses reasonably deemed significant by Agent to prepare Collateral for Disposition or otherwise to complete raw material or work in process into finished goods or other finished products for Disposition; (ii) to fail to obtain third party consents for access to Collateral to be Disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or Disposition of Collateral to be collected or Disposed of; (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral; (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists; (v) to advertise Dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature; (vi) to contact other Persons, whether or not in the same business as any Loan Party, for expressions of interest in acquiring all or any portion of such Collateral; (vii) to hire one or more professional auctioneers to assist in the Disposition of Collateral, whether or not the Collateral is of a specialized nature; (viii) to Dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets; (ix) to Dispose of assets in wholesale rather than retail markets; (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure Agent against risks of loss, collection or Disposition of Collateral or to provide to Agent a guaranteed return from the collection or Disposition of Collateral; or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or Disposition of any of the Collateral. Each Loan Party acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by Agent would not be commercially unreasonable in Agent’s exercise of remedies against the Collateral and that other actions or omissions by Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b). Without limitation upon the foregoing, nothing in this Section 11.1(b) shall be construed to grant any rights to any Loan Party or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).
(c)    Without limiting any other provision hereof:
(i)    At any bona fide public sale, and to the extent permitted by Applicable Law, at any private sale, Agent shall be free to purchase all or any part of the Investment Property Collateral. Any such sale may be on cash or credit. Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing the Investment Property Collateral for their own account in compliance with Regulation D of the Securities Act or any other applicable exemption available under the Securities Act. Agent will not be obligated to make any sale if it determines not to do so, regardless of the fact that notice of the sale may have been given. Agent may adjourn any sale and sell at the time and place to which the sale is adjourned. If the Investment Property Collateral is customarily sold on a recognized market or threatens to decline speedily in value, Agent may sell such Investment Property Collateral at any time without giving prior notice to any Loan Party or other Person.
(ii)    Each Loan Party recognizes that Agent may be unable to effect or cause to be effected a public sale of the Investment Property Collateral by reason of certain prohibitions of the Securities Act, so that Agent may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obligated to agree, among other things, to acquire the Investment Property Collateral for their own account, for investment and without a view to the distribution or resale thereof. Each Loan Party understands that private sales so made may be at prices and on other terms less favorable to the seller than if the Investment Property Collateral were sold at public sales, and agrees that Agent has no obligation to delay or agree to delay the sale of any of the Investment Property Collateral for the period of time necessary to permit the issuer of the securities which are part of the Investment Property Collateral (even if the issuer would agree), to register such securities for sale under the Securities Act. Each Loan Party agrees that private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner.
(iii)    The Net Cash Proceeds arising from the Disposition of the Investment Property Collateral after deducting expenses incurred by Agent will be applied to the Obligations pursuant to Section 11.5 hereof. If any excess remains after the discharge of all of the Obligations, the same will be paid to the applicable Loan Party or to any other Person that may be legally entitled thereto.
At any time after the occurrence and during the continuance of an Event of Default (A) Agent may transfer any or all of the Investment Property Collateral into its name or that of its nominee and may exercise all voting rights with respect to the Investment Property Collateral, but no such transfer shall constitute a taking of such Investment Property Collateral in satisfaction of any or all of the Obligations, and (B) Agent shall be entitled to receive, for application to the Obligations, all cash or stock dividends and distributions, interest and premiums declared or paid on the Investment Property Collateral.
11.2    Agent’s Discretion. Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify, which procedures, timing and methodologies to employ, and what any other action to take with respect to any or all of the Collateral and in what order, thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder as against the Loan Parties or each other.
11.3    Setoff. Subject to Section 14.13 hereof, in addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence of an Event of Default hereunder, Agent and such Lender shall have a right, immediately and without notice of any kind, to apply any Loan Party’s property held by Agent and such Lender or any of their Affiliates to reduce the Obligations and to exercise any and all rights of setoff which may be available to Agent and such Lender with respect to any deposits held by Agent or such Lender.
11.4    Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.
11.5    Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Agent on account of the Obligations (including without limitation any amounts on account of any of Cash Management Liabilities or Hedge Liabilities), or in respect of the Collateral may, at Agent’s discretion, and shall, at the direction of the Required Lenders, be paid over or delivered as follows:
FIRST, to the payment of all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) of Agent in connection with enforcing its rights and the rights of Lenders under this Agreement and the Other Documents, and any Out-of-Formula Loans and Protective Advances funded by Agent with respect to the Collateral under or pursuant to the terms of this Agreement;
SECOND, to payment of all fees, indemnities, expenses and other amounts owed to Agent (including reasonable attorneys’ fees and expenses) to the extent not included in clause FIRST above;
THIRD, to the payment of all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;
FOURTH, to the payment of all of the Obligations consisting of accrued interest on account of the Swing Loans;
FIFTH, to the payment of the outstanding principal amount of the Obligations consisting of Swing Loans;
SIXTH, to the payment of all Obligations arising under this Agreement and the Other Documents consisting of accrued fees and interest (other than interest in respect of Swing Loans paid pursuant to clause FOURTH above);
SEVENTH, to the payment of the outstanding principal amount of the Obligations (other than principal in respect of Swing Loans paid pursuant to clause FIFTH above) arising under this Agreement, including Cash Management Liabilities and Hedge Liabilities (to the extent reserves for such

Cash Management Liabilities and Hedge Liabilities have been established by Agent) and the payment or cash collateralization of any outstanding Letters of Credit in accordance with Section 3.2(b) hereof;
EIGHTH, to all other Obligations arising under this Agreement, under the Other Documents or otherwise which shall have become due and payable and not repaid pursuant to clauses “FIRST” through “SEVENTH” above; and
NINTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.
In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that then outstanding Advances, Cash Management Liabilities and Hedge Liabilities held by such Lender bears to the aggregate then outstanding Advances, Cash Management Liabilities and Hedge Liabilities) of amounts available to be applied pursuant to clauses “SIXTH”, “SEVENTH”, “EIGHTH” and “NINTH” above; and (iii) notwithstanding anything to the contrary in this Section 11.5, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty (including sums received as a result of the exercise of remedies with respect to such Guaranty) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities, provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Borrowers and/or Guarantors that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 11.5; and (iv) to the extent that any amounts available for distribution pursuant to clause “SEVENTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by Agent as cash collateral for the Letters of Credit pursuant to Section 3.2(b) hereof and applied (A) first, to reimburse Issuers from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “SEVENTH,” “EIGHTH” and “NINTH” above in the manner provided in this Section 11.5.
11.6    Financial Covenant Cure. Notwithstanding anything to the contrary set forth in Section 10.5(a) hereof, in the event Borrowers fail to comply with the maximum Total Net Leverage Ratio ~~or Total Leverage Ratio covenants~~covenant contained in Section 6.5(c) ~~or 6.5(d)~~ hereof (a “Specified Financial Covenant Default”), Borrowers shall have the right to cure such Specified Financial Covenant Default on the following terms and conditions (the “Cure Right”):
(a)    In the event Borrowers desire to cure a Specified Financial Covenant Default, Borrowing Agent shall deliver to the Agent irrevocable written notice of its intent to cure such Specified Financial Covenant Default (a “Cure Notice”) no later than three (3) days after the date on which the financial statements and Compliance Certificate for the period ending on the last day of the fiscal quarter with respect to which such Specified Financial Covenant Default occurred (the “Testing Date”) are required to be delivered. The Cure Notice shall set forth the calculation of the applicable Specified Financial Covenant Cure Amount (as hereinafter defined).
(b)    In the event that Borrowing Agent delivers a Cure Notice to Agent, then no later than ten (10) Business Days after the date on which the financial statements and Compliance Certificate for the period ending on the Testing Date are required to be delivered, Borrowing Agent shall deliver to Agent evidence of the receipt by Quantum of the Net Cash Proceeds from the issuance by Quantum of its Equity Interests in an amount equal to at least the amount which would result in Borrowers being in pro forma compliance with the Total Net Leverage Ratio ~~and/or Total Leverage Ratio~~ covenant as of such

Testing Date (the “Specified Financial Covenant Cure Amount”), which Specified Financial Covenant Cure Amount shall be deemed to be a dollar-for-dollar increase to the amount of EBITDA for the fiscal quarter ending on such Testing Date and for any subsequent measurement period that includes such fiscal quarter (which increase to EBITDA shall be deemed to have occurred solely for purposes of determining compliance with the Total Net Leverage Ratio ~~and Total Leverage Ratio covenants~~covenant in Section 6.5(c) ~~and 6.5(d)~~ hereof, and not for any other purposes with respect to which EBITDA is calculated under this Agreement).
(c)    The Cure Right shall not be exercised (i) in two (2) consecutive fiscal quarters, (ii) more than two (2) times in any four (4) consecutive fiscal quarters, or (iii) more than four (4) times during the Term.
(d)    Upon timely receipt by any Loan Party in cash of the amount which would result in Borrowers being in pro forma compliance with the financial covenant which is the subject of the applicable Specified Financial Covenant Default as of such Testing Date, such Specified Financial Covenant Default shall be deemed cured.
XII.    WAIVERS AND JUDICIAL PROCEEDINGS.
12.1    Waiver of Notice. Each Loan Party hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.
12.2    Delay. No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.
12.3    Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
XIII.    EFFECTIVE DATE AND TERMINATION.
13.1    Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Loan Party, Agent and each Lender, shall become effective on the Amendment and Restatement Date and shall continue in full force and effect until the

Maturity Date (the “Term”) unless sooner terminated as herein provided. The Loan Parties may terminate this Agreement at any time upon ten (10) ~~Business~~ days prior written notice to Agent upon the Payment in Full of all of the Obligations.
13.2    Termination. The termination of the Agreement shall not affect Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination or any Obligations which pursuant to the terms hereof continue to accrue after such date, and the provisions hereof shall continue to be fully operative until (a) all of the Obligations have been Paid in Full and this Agreement has been terminated and (b) each of the Loan Parties has released the Secured Parties from and against any and all claims of any nature whatsoever that any Loan Party may have against the Secured Parties. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed in connection herewith shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers’ Account may from time to time be temporarily in a zero or credit position, until all of the Obligations have been Paid in Full and this Agreement has been terminated in accordance with its terms. Accordingly, each Loan Party waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to each Loan Party, or to file them with any filing office, unless and until all of the Obligations have been Paid in Full and this Agreement shall have been terminated in accordance with its terms. All representations, warranties, covenants, waivers and agreements set forth herein shall survive termination hereof until all of the Obligations have been Paid in Full and this Agreement has been terminated.
XIV.    REGARDING AGENT.
14.1    Appointment. Each Lender hereby designates PNC to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in Sections 2.8(b) and 3.4 hereof and in the Fee Letter), charges and collections received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including collection of the Notes) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which, in Agent’s discretion, exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.
14.2    Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment or order), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof set forth in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the

Other Documents or for any failure of any Loan Party to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements set forth in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Loan Party. The duties of Agent as respects the Advances to the Loan Parties shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or the transactions described herein except as expressly set forth herein.
14.3    Lack of Reliance on Agent. Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Loan Party in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Loan Party. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Loan Party pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Other Document, or of the financial condition of any Loan Party, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Notes, the Other Documents or the financial condition or prospects of any Loan Party, or the existence of any Event of Default or any Default.
14.4    Resignation of Agent; Successor Agent. Agent may resign on sixty (60) days written notice to each Lender and Borrowing Agent and upon such resignation, Required Lenders will promptly designate a successor Agent reasonably satisfactory to the Loan Parties (provided that no such approval by the Loan Parties shall be required after the occurrence and during the continuance of any Event of Default). Any such successor Agent shall succeed to the rights, powers and duties of Agent, and shall in particular succeed to all of Agent’s right, title and interest in and to all of the Liens in the Collateral securing the Obligations created hereunder or any Other Document, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. However, notwithstanding the foregoing, if at the time of the effectiveness of the new Agent’s appointment, any further actions need to be taken in order to provide for the legally binding and valid transfer of any Liens in the Collateral from former Agent to new Agent and/or for the perfection of any Liens in the Collateral as held by new Agent or it is otherwise not then possible for new Agent to become the holder of a fully valid, enforceable and perfected Lien as to any of the Collateral, former Agent shall continue to hold such Liens solely as agent for perfection of such Liens on behalf of new Agent until such time as new Agent can obtain a fully valid, enforceable and perfected Lien on all Collateral, provided that Agent shall not be required to or have any liability or responsibility to take any further actions after such date as such agent for perfection to continue the perfection of any such Liens (other than to forego from taking any affirmative action to release any such Liens). After any Agent’s resignation as Agent, the provisions of this Article XIV, and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement (and in the event resigning Agent continues to hold any Liens pursuant to the provisions of the immediately preceding sentence, the provisions of this Article XIV and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it in connection with such Liens).

14.5    Certain Rights of Agent. If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of Required Lenders.
14.6    Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, email, facsimile, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.
14.7    Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received written notice from a Lender or Borrowing Agent referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by Required Lenders; provided that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.
14.8    Indemnification. To the extent Agent is not reimbursed and indemnified by the Loan Parties, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the outstanding Advances and its respective Participation Commitments in the outstanding Letters of Credit and outstanding Swing Loans (or, if no Advances are outstanding, pro rata according to the percentage that its Revolving Commitment Amount constitutes of the total aggregate Revolving Commitment Amounts), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment or order).
14.9    Agent in its Individual Capacity. With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with any Loan Party as if it were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.
14.10    Delivery of Documents. To the extent Agent receives financial statements required under Sections 9.7, 9.9, 9.12 and 9.13 hereof or Borrowing Base Certificates from any Loan Party pursuant to the terms of this Agreement which any Loan Party is not obligated to deliver to each Lender, Agent will promptly furnish such documents and information to Lenders.
14.11    Loan Parties Undertaking to Agent. Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, each Loan Party hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Loan Party’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.
14.12    No Reliance on Agent’s Customer Identification Program. To the extent the Advances or this Agreement is, or becomes, syndicated in cooperation with other Lenders, each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended, modified, supplemented or replaced from time to time, the “CIP Regulations”), or any other AntiTerrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, this Agreement, the Other Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such Anti-Terrorism Laws.
14.13    Other Agreements. Each of the Lenders agrees that it shall not, without the prior written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or any deposit accounts of any Loan Party now or hereafter maintained with such Lender. Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.
14.14    Swiss Law Governed Security Documents.
(a)    Without prejudice to the provisions of this Agreement or any of the Other Documents, the parties hereto acknowledge and agree that, for the purposes of taking and ensuring the continuing validity of any pledge or security agreement governed by the laws of Switzerland, Agent shall hold: (i) the security that it holds under any such Swiss law governed pledge or security agreement that is accessory in nature (akzessorisch) for itself and for and on behalf of the other Secured Parties as a direct representative (direkte Stellvertretung) and (ii) the security that it holds under any such Swiss law governed pledge or security agreement that is non-accessory in nature (nicht-akzessorisch) as an agent for the benefit of the Secured Parties (Halten unter einem Treuhandveraltnis).
(b)    With regards to any pledge or security agreement governed by the laws of Switzerland, (i) each Lender (on behalf of itself and its Affiliates) hereby appoints and authorizes Agent (x) to enter into, do all actions required in connection with and enforce (all in accordance with this Agreement) each of the Other Documents governed by the laws of Switzerland that is non-accessory in nature (nicht-akzessorisch) not in its own name but for the benefit of the Secured Parties, and (y) to enter into, do all actions required in connection with and enforce (all in accordance with this Agreement) each of the Other Documents governed by the laws of Switzerland that is accessory in nature (akzessorisch) for itself and for and on behalf of the Secured Parties as a direct representative (direkter Stellvertreter), and each Lender (on behalf of itself and its Affiliates) and (ii) each Loan Party acknowledges that each Lender (including, without limitation, any future Lender) will be a party to each of the Other Documents governed by the laws of Switzerland.
14.15    Erroneous Payments.
(a)    If the Agent notifies a Lender, Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, Issuer or Secured Party (any such Lender, Issuer, Secured Party or other recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuer, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and such Lender, Issuer or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice from the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting immediately preceding clause (a), each Lender, Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, Issuer or Secured Party hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in an amount different than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such, prepayment or repayment (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender, Issuer or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:
(i)    (A) In the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)    such Lender, Issuer or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 14.15(b),

(c)    Each Lender, Issuer or Secured Party hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuer or Secured Party under any Other Document, or otherwise payable or distributable by the Agent to such Lender, Issuer or Secured Party from any source, against any amount due to the Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.
(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with immediately preceding clause (a), from any Lender or Issuer that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s notice to such Lender or Issuer at any time, (i) such Lender or Issuer shall be deemed to have assigned its loans (but not its commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the loans (but not commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance), and is hereby (together with the Borrowers) deemed to execute and deliver an assignment and assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuer shall deliver any Notes evidencing such loans to the Borrowers or the Agent, (ii) the Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Agent as the assignee Lender shall become a Lender or Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuer shall cease to be a Lender or Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable commitments which shall survive as to such assigning Lender or assigning Issuer and (iv) the Agent may reflect in the Register its ownership interest in the loans subject to the Erroneous Payment Deficiency Assignment. The Agent may, in its discretion, sell any loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuer shall be reduced by the net proceeds of the sale of such loan (or portion thereof), and the Agent shall retain all other rights, remedies and claims against such Lender or Issuer (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the commitments of any Lender or Issuer and such commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Agent has sold a loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Agent may be equitably subrogated, the Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuer or Secured Party under the Other Documents with respect to such Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).
(e)    The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers or any other loan party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrowers or any other loan party for the purpose of making such Erroneous Payment.
(f)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including without limitation, waiver of any defense based on “discharge for value” or any similar doctrine.
(g)    Each party’s obligations under this Section 14.15 shall survive the resignation or replacement of the Agent, the termination of all of the commitments and/or repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Other Document.
XV.    BORROWING AGENCY.
15.1    Borrowing Agency Provisions.
(a)    Each Loan Party hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to (i) borrow, (ii) request advances, (iii) request the issuance of Letters of Credit, (iv) sign and endorse notes, (v) execute and deliver all instruments, documents, applications, security agreements, reimbursement agreements and letter of credit agreements for Letters of Credit and all other agreements, documents, instruments, certificates, notices and further assurances now or hereafter required hereunder, (vi) make elections regarding interest rates, (vii) give instructions regarding Letters of Credit and agree with the applicable Issuer upon any amendment, extension or renewal of any Letter of Credit and (viii) otherwise take action under and in connection with this Agreement and the Other Documents, all on behalf of and in the name such Loan Party or the Loan Parties, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.
(b)    The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to the Loan Parties and at their request. Neither Agent nor any Lender shall incur liability to the Loan Parties as a result thereof. To induce Agent and Lenders to do so and in consideration thereof, each Loan Party hereby indemnifies Agent and each Lender and holds Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of the Loan Parties as provided herein, reliance by Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to this Section 15.1 except due to the willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment or order).
(c)    All Obligations shall be joint and several, and each Loan Party shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Loan Party shall in no way be affected by any extensions, renewals or forbearance granted by Agent or any Lender to any Loan Party, failure of Agent or any Lender to give any Loan Party notice of borrowing or any other notice, any failure of Agent or any Lender to pursue or preserve its rights against any Loan Party, the release by Agent or any Lender of any Collateral now or thereafter acquired from any Loan Party, and such agreement by each Loan Party to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Agent or any Lender to the other Loan Parties or any Collateral for such Loan Party’s Obligations or the lack thereof. Each Loan Party waives all suretyship defenses. Each of the Loan Parties shall be jointly and severally liable with respect to its Obligations under this Agreement and the Other Documents to which it is party (including each other payment, reimbursement, indemnification and contribution Obligation under this Agreement and any Other Document).
15.2    Waiver of Subrogation. Each Loan Party expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Loan

Party may now or hereafter have against the other Loan Parties or any other Person directly or contingently liable for the Obligations hereunder, or against or with respect to any other Loan Parties’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until the termination of the Commitments, the termination of this Agreement and the Payment in Full of the Obligations.
XVI.    MISCELLANEOUS.
16.1    Governing Law. This Agreement and each Other Document (unless and except to the extent expressly provided otherwise in any such Other Document), and all matters relating hereto or thereto or arising herefrom or therefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York. Any judicial proceeding brought by or against any Loan Party with respect to any of the Obligations, this Agreement or any of the Other Documents shall be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, each party to this Agreement accepts for itself and in connection with its properties, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each party to this Agreement hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified or registered mail (return receipt requested) directed to Borrowing Agent (for all Loan Parties) at its address set forth in Section 16.6 hereof and to all other parties to this Agreement to their respective addresses set forth in Section 16.6 hereof and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at Agent’s option, by service upon Borrowing Agent which each Loan Party irrevocably appoints as such Loan Party’s agent for the purpose of accepting service within the State of New York. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Loan Party in the courts of any other jurisdiction. Each party to this Agreement waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Loan Party waives the right to remove any judicial proceeding brought against such Loan Party in any state court to any federal court. Any judicial proceeding by any Loan Party against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any of the Other Documents, shall be brought only in a federal or state court located in the County of New York, State of New York.
16.2    Entire Understanding.
(a)    This Agreement and the documents executed concurrently herewith contain the entire understanding between each Loan Party, Agent and each Lender and supersede all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not set forth herein and hereinafter made shall have no force and effect unless in writing, signed by each Loan Party’s, Agent’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be amended, modified, changed, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Notwithstanding the foregoing, Agent and Borrowing Agent may modify this Agreement or any of the Other Documents for the purposes of completing missing content or correcting erroneous content of an administrative nature, without the need for a written amendment, provided that Agent shall send a copy of any such modification to the Borrowers and each Lender (which copy may be provided by electronic mail). Each Loan Party acknowledges that it has been advised by counsel in connection with the execution of this Agreement and

Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.
(b)    Required Lenders, Agent with the written consent of Required Lenders, and the Loan Parties may, subject to the provisions of this Section 16.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by the Loan Parties, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or the Loan Parties thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall:
(i)    increase the Revolving Commitment Percentage or the maximum dollar amount of the Revolving Commitment Amount of any Lender without the written consent of such Lender directly affected thereby;
(ii)    whether or not any Advances are outstanding, extend the Term or the time for payment of principal or interest of any Advance (excluding the due date of any mandatory prepayment of an Advance), or any fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Advances or reduce any fee payable to any Lender, without the written consent of each Lender directly affected thereby (except that Required Lenders may elect to waive or rescind any imposition of the Default Rate under Section 3.1 hereof or of default rates of Letter of Credit fees under Section 3.2 hereof (unless imposed by Agent));
(iii)    increase the Maximum Revolving Advance Amount without the written consent of all Lenders;
(iv)    alter the definition of the term “Required Lenders” or alter, amend or modify this Section 16.2(b) or any provision of this Agreement that requires the consent of all Lenders without the written consent of all Lenders;
(v)    alter, amend or modify the provisions of Section 11.5 hereof without the written consent of each Lender directly and adversely affected thereby;
(vi)    release all or substantially all of the Collateral or any Guarantor under any Guaranty (other than in accordance with the provisions of this Agreement) without the written consent of all Lenders;
(vii)    subject to Section 16.2(e) below, permit any Revolving Advance to be made if after giving effect thereto the total of Revolving Advances outstanding hereunder would exceed the Formula Amount for more than sixty (60) consecutive Business Days or exceed one hundred and ten percent (110%) of the Maximum Revolving Advance Amount without the written consent of all Lenders;
(viii)    increase the Advance Rates above the Advance Rates in effect on the Seventh Amendment ~~and Restatement~~Effective Date without the written consent of all Lenders; or
(ix)    release any Borrower without the written consent of all Lenders.
(c)    Any such supplemental agreement shall apply equally to each Lender and shall be binding upon the Loan Parties, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, the Loan Parties, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.
(d)    In the event that Agent requests the consent of a Lender pursuant to this Section 16.2 and such consent is denied, then Agent may, at its option, require such Lender to assign its interest in the Advances to Agent or to another Lender or to any other Person designated by Agent (the “Designated Lender”), for a price equal to (i) then outstanding principal amount thereof plus (ii) accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from the Loan Parties. In the event Agent elects to require any Lender to assign its interest to Agent or to the Designated Lender, Agent will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to Agent or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, Agent or the Designated Lender, as appropriate, and Agent.
(e)    Notwithstanding (i) the existence of a Default or an Event of Default, (ii) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the Revolving Commitments have been terminated for any reason, or (iii) any other contrary provision of this Agreement, Agent may at its discretion and without the consent of any Lender, voluntarily permit the outstanding Revolving Advances at any time to exceed the Formula Amount by up to ten percent (10%) of the Maximum Revolving Advance Amount for up to sixty (60) consecutive Business Days (the “Out-of-Formula Loans”). If Agent is willing in its sole and absolute discretion to permit such Out-of-Formula Loans, Lenders holding the Revolving Commitments shall be obligated to fund such Out-of-Formula Loans in accordance with their respective Revolving Commitment Percentages, and such Out-of-Formula Loans shall be payable on demand and shall bear interest at the Default Rate for Revolving Advances consisting of Domestic Rate Loans; provided that, if Agent does permit Out-of-Formula Loans, neither Agent nor Lenders shall be deemed thereby to have changed the limits of Section 2.1(a) hereof nor shall any Lender be obligated to fund Revolving Advances in excess of its Revolving Commitment Amount. For purposes of this paragraph, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Formula Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be “Eligible Receivables”, “Eligible Insured Foreign Receivables”, or “Eligible Inventory”, as applicable, becomes ineligible, collections of Receivables applied to reduce outstanding Revolving Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral. In the event Agent involuntarily permits the outstanding Revolving Advances to exceed the Maximum Revolving Advance Amount by more than ten percent (10%), Agent shall use its efforts to have the Loan Parties decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess. Revolving Advances made after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence. To the extent any Out-of-Formula Loans are not actually funded by the other Lenders as provided for in this Section 16.2(e), Agent may elect in its discretion to fund such Out-of-Formula Loans and any such Out-of-Formula Loans so funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment with respect to such Revolving Advances.
(f)    In addition to (and not in substitution of) the discretionary Revolving Advances permitted in Section 16.2(e) above, Agent is hereby authorized by the Loan Parties and Lenders, at any time in Agent’s sole discretion, regardless of (i) the existence of a Default or an Event of Default, (ii) whether any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the Revolving Commitments have been terminated for any reason, or (iii) any other contrary provision of this Agreement, to make Revolving Advances to Borrowers on behalf of Lenders which Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (c) to pay any other amount chargeable to the Loan Parties pursuant to the terms of this Agreement (the “Protective Advances”). Lenders holding the Revolving Commitments shall be obligated to fund such Protective Advances and effect a settlement with Agent therefor upon demand of Agent in accordance with their respective Revolving Commitment Percentages. To the extent any Protective Advances are not actually funded by the other Lenders as provided for in this Section 16.2(f), any such Protective Advances funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment with respect to such Revolving Advances.
16.3    Successors and Assigns; Participations; New Lenders.
(a)    This Agreement shall be binding upon and inure to the benefit of the Loan Parties, Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that no Loan Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.
(b)    Each Loan Party acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to other Persons (each such transferee or purchaser of a participating interest, a “Participant”). Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that (i) the Loan Parties shall not be required to pay to any Participant more than the amount which it would have been required to pay to any Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder unless the sale of the participation to such Participant is made with the prior written consent of Borrowing Agent and such Participant acknowledges that it is entitled to no greater rights hereunder and under the Other Documents than the applicable Lender, and (ii) in no event shall the Loan Parties be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant. Each Loan Party hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances. Each Lender that sells a participation shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other Obligations (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Advances, Letters of Credit or its other Obligations hereunder or under any Other Document) to any Person except to the extent that such disclosure is necessary to establish that any such Commitment, Advance, Letter of Credit or other Obligation is in registered form under Treas. Reg. Section 5f.103-1(c). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(c)    Any Lender, with the consent of Agent, may sell, assign or transfer all or any part of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other

Documents to one or more additional Persons and one or more additional Persons may commit to make Advances hereunder (each a “Purchasing Lender”), in minimum amounts of not less than $5,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording, provided, however, that (i) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to each of the Revolving Advances under this Agreement in which such Lender has an interest; and (ii) the consent of Borrowing Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any sale, assignment or transfer by a Lender unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Permitted Assignee; provided that Borrowing Agent shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Agent within seven (7) Business Days after having received prior written notice thereof. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Revolving Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Each Loan Party hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. The Loan Parties shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.
(d)    Any Lender, with the consent of Agent, which shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Commitment Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Agent as appropriate and delivered to Agent for recording (it being acknowledged that Agent may accept such Modified Commitment Transfer Supplement on its face and shall not be liable for any differences in form between the Commitment Transfer Supplement and the Modified Commitment Transfer Supplement). Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified Commitment Transfer Supplement creating a novation for that purpose. Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO. Each Loan Party hereby consents to the addition of such Purchasing CLO. The Loan Parties shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.
(e)    Agent, acting as a non-fiduciary agent of the Loan Parties, shall maintain at its address a copy of each Commitment Transfer Supplement and Modified Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and each Loan Party, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrowing Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO.
(f)    Each Loan Party authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning such Loan Party which has been delivered to such Lender by or on behalf of such Loan Party pursuant to this Agreement or in connection with such Lender’s credit evaluation of such Loan Party; provided that such Transferee or prospective Transferee shall agree to be bound by the provisions of Section 16.15 hereof.
(g)    Notwithstanding anything to the contrary set forth in this Agreement, any Lender may at any time and from time to time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
16.4    Application of Payments. Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Loan Party makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Loan Party’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.
16.5    Indemnity.
(a)    Each Loan Party, jointly and severally, shall defend, protect, indemnify, pay, save and hold harmless Agent, each Issuer, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents (each an “Indemnified Party”) for and from and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, fines, actions, judgments, suits, costs (including settlement costs and the costs of enforcing this indemnity), charges, expenses and disbursements of any kind or nature whatsoever (including reasonable and documented fees and disbursements of counsel (including allocated costs of internal counsel)) (collectively, “Claims”) which may be imposed on, incurred by, or asserted against any Indemnified Party in arising out of or in any way relating to or as a consequence, direct or indirect, of: (i) this Agreement, the Other Documents, the Advances and other Obligations and/or the transactions contemplated hereby including the Transactions, (ii) any action or failure to act or action taken only after delay or the satisfaction of any conditions by any Indemnified Party in connection with and/or relating to the negotiation, execution, delivery or administration of the Agreement and the Other Documents, the credit facilities established hereunder and thereunder and/or the transactions contemplated hereby including the Transactions, (iii) any Loan Party’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under or breach of any of the representations or warranties made in this Agreement and the Other Documents, (iv) the enforcement of any of the rights and remedies of Agent, any Issuer or any Lender under this Agreement and the Other Documents, (v) any threatened or actual imposition of fines or penalties, or disgorgement of benefits, for violation of any Anti-Terrorism Law by any Loan Party or any Subsidiary of any Loan Party, and (vi) any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto. Without limiting the generality of any of the foregoing, each Loan Party shall defend, protect, indemnify, pay and save harmless each Indemnified Party from (x) any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party arising out of or in any way relating to or as a consequence, direct or indirect, of the issuance of any Letter of Credit hereunder, and (y) any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party under any Environmental Laws with respect to or in connection with any Real Property owned or leased by any Loan Party, any Hazardous Discharge, the presence of any Hazardous Materials affecting any Real Property owned or leased by any Loan Party (whether or not the same originates or emerges from such Real Property or any contiguous real estate), including any Claims consisting of or relating to the imposition or assertion of any Lien on any Real Property owned or leased by any Loan Party under any Environmental Laws and any loss of value of such Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender. The Loan Parties’ obligations under this Section 16.5 shall arise upon the discovery of the presence of any Hazardous Materials at any Real Property owned or leased by any Loan Party, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Materials, in each such case except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable judgment or order). Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) asserted against or incurred by any of the Indemnified Parties by any Person under any Environmental Laws or similar laws by reason of any Loan Party’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Materials and Hazardous Waste, or other Toxic Substances. The foregoing to the contrary notwithstanding, (A) the Loan Parties shall have no obligation to any Indemnified Party under this Section 16.5 with respect to any Claims that (I) a court of competent jurisdiction determines by a final and non-appealable judgment or order to have resulted from the gross negligence or willful misconduct of such Indemnified Party; (II) result from disputes solely between or among the Lenders or from disputes solely between or among the Lenders and their respective Affiliates; it being understood and agreed that the provisions of this Section 16.5 shall extend to Agent (but not the Lenders) relative to disputes between or among Agent, on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, and (B) any obligation for any Claim with respect to legal counsel shall be limited to the reasonable and documented fees, charges and disbursements of (I) one primary counsel and any special and local counsel for Agent and the other Indemnified Parties and (II) in the event of any actual or potential conflicts of interest, one additional primary counsel and any additional special and local counsel, in each case, for all similarly situated Indemnified Parties. This Section 16.5 shall not apply with respect to Taxes, other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b)    To the extent that the Borrowers for any reason fail to indemnify Agent or pay any amount required under Section 16.5(a) or Section 16.9 hereof to be paid by them to Agent or its officers, directors, Affiliates, attorneys, employees and agents, each Lender severally agrees to indemnify Agent from and against any all Claims which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document and pay to Agent or its officers, directors, Affiliates, attorneys, employees and agents, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of outstanding Advances of all Lenders at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified Claim, as the case may be, was incurred by or asserted against Agent or against any of its officers, directors, Affiliates, attorneys, employees and agents acting for Agent in connection with such capacity. The obligations of the Lenders under this Section 16.5(b) are several and not joint.
16.6    Notice. Any notice or request hereunder may be given to Borrowing Agent or any Loan Party or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a website to which the Loan Parties are directed (an “Internet Posting”) if Notice of such Internet Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.6) in accordance with this Section 16.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names set forth below in this Section 16.6 or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6. Any Notice shall be effective:
(a)    In the case of hand-delivery, when delivered;
(b)    If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;
(c)    In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, an Internet Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);
(d)    In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;
(e)    In the case of electronic transmission, when actually received;
(f)    In the case of an Internet Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.6; and
(g)    If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Borrowing Agent or any Loan Party shall concurrently send a copy thereof to Agent, and Agent shall promptly notify the other Lenders of its receipt of such Notice.
(A)    If to Agent or PNC at:

PNC Bank, National Association
One North Franklin Street, 25th Floor
Chicago, IL 60606
Attention: Relationship Manager
Facsimile: (312) 454-2919

with a copy to:

Blank Rome LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: Michael J. Loesberg, Esq.
Facsimile: (212) 885-5001

(B)    If to Borrowing Agent or any Loan Party:

Quantum Corporation
224 Airport Parkway, Suite 550
San Jose, CA 95110
Attention: Brian Cabrera, Lewis Moorehead
Email:

with a copy to:

Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
Attention: Tad J. Freese, Esq.
Facsimile: (650) 463-2600

16.7    Survival. The obligations of the Loan Parties under Sections 2.2(f), 2.2(g), 2.2(h), 3.7, 3.8, 3.9, 3.10, 16.5 and 16.9 hereof and the obligations of Lenders under Sections 2.2, 2.15(b), 2.16, 2.18, 2.19, 14.8 and 16.5 hereof, shall survive termination of this Agreement and the Other Documents and the Payment in Full of the Obligations and the resignation or replacement of Agent.
16.8    Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.
16.9    Expenses. The Loan Parties shall pay (a) all reasonable and documented out-of-pocket expenses incurred by Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of one primary counsel and any special and local counsel), and shall pay all reasonable and documented fees and time charges and disbursements for attorneys who may be employees of Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the Other Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) all reasonable and documented out-of-pocket expenses incurred by any Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (c) all documented out-of-pocket expenses incurred by Agent, any Lender or any Issuer (including the reasonable and documented fees, charges and disbursements of (x) one primary counsel and any special and local counsel for Agent, the Lenders and the Issuers and (y) in the event of any actual or potential conflicts of interest, one additional primary counsel and any additional special and local counsel, in each case, for all similarly situated Lenders and Issuers), and shall pay all fees and time charges for attorneys who may be employees of Agent and any Issuer in connection with the enforcement or protection of its rights (i) in connection with this Agreement and the Other Documents, including its rights under this Section, or (ii) in connection with the Advances made or Letters of Credit issued hereunder, including all such documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances or Letters of Credit, and (d) all reasonable and documented out-of-pocket expenses of Agent’s regular employees and agents engaged periodically to perform audits of any Loan Party’s or any Loan Party’s Affiliate’s or Subsidiary’s books, records and business properties.
16.10    Injunctive Relief. Each Loan Party recognizes that, in the event any Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefor, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.
16.11    Consequential Damages. Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to any Loan Party (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any of the transactions~~.~~ contemplated by this Agreement. Neither Quantum nor any of its Subsidiaries, nor any agent or attorney for any of them, shall be liable to any Lender or the Agent (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document; provided that the foregoing shall not limit the indemnification obligations of the Borrowers under Section 16.5 hereof or limit any rights or remedies of Agent and Lenders under Article XI hereof, Applicable Law or otherwise.

16.12    Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.
16.13    Counterparts; Electronic Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a PDF image) shall be deemed to be an original signature hereto.
16.14    Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

16.15    Confidentiality; Sharing Information. Agent, each Lender, each Issuer and each Transferee shall hold all non-public information obtained by Agent, such Lender, such Issuer or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s, such Issuer and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender, each Issuer and each Transferee may disclose such confidential information (a) to its examiners, so long as such examiners are informed of the confidential nature of such information; (b) to its Affiliates, outside auditors, counsel and other professional advisors, so long as such Affiliates, outside auditors, counsel or other professional advisors either have a legal obligation to keep such information confidential or agree to comply with the provisions of this Section 16.15; (c) to Agent or any Lender; (d) to any prospective Transferees, so long as such prospective Transferees agree to comply with the provisions of this Section 16.15; and (e) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided further that (i) unless specifically prohibited by Applicable Law, Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Loan Party of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by any Loan Party other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been Paid in Full and this Agreement has been terminated. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Loan Party or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Loan Party hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 16.15 as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement. Notwithstanding any non-disclosure agreement or similar document executed by Agent in favor of any Loan Party or any of any Loan Party’s affiliates, the provisions of this Agreement shall supersede such agreements.
16.16    Publicity. Each Loan Party and each Lender hereby authorizes Agent to make appropriate announcements of the financial arrangement entered into among the Loan Parties, Agent and Lenders, including announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate.
16.17    Certifications From Banks and Participants; USA PATRIOT Act.
(a)    Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within ten (10) days after the Amendment and Restatement Date, and (2) at such other times as are required under the USA PATRIOT Act.

(b)    The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, each Lender may from time to time request, and each Loan Party shall provide to Lender, such Loan Party’s name, address, tax identification number and/or such other identifying information as shall be necessary for Lender to comply with the USA PATRIOT Act, any other Anti-Terrorism Law and any other “know your customer” rules and regulations.
16.18    Anti-Terrorism Laws.
(a)    Each Loan Party represents and warrants that (i) no Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.
(b)    Each Loan Party covenants and agrees that (i) no Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity shall comply with all Anti-Terrorism Laws and (v) the Loan Parties shall promptly notify Agent in writing upon the occurrence of a Reportable Compliance Event.
16.19    Acknowledgment and Consent to Bail-In ~~of EEA Financial Institutions~~. Notwithstanding anything to the contrary contained in this Agreement, any Other Document, or any other agreement, arrangement or understanding among any Agent, Lenders and the Loan Parties, Agent, each Lender and each Loan Party acknowledges and accepts that any liability of any ~~EEA Financial Institution arising~~party to any other party under this Agreement or any Other Document, to the extent such liability is unsecured, may be subject to the ~~Write-Down and Conversion Powers of an EEA~~Bail-In Action by the relevant Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by the effect of:
~~(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and~~
(~~b~~a)    ~~the effects of~~ any Bail-In Action on any such liability, including, if applicable (without limitation):
(i)    a reduction in full or in part ~~or cancellation of any~~, in the principal amount, or outstanding amount due (including any accrued by unpaid interest) in respect of such liability;
(ii)    a conversion of all, or a ~~portion~~part of, any such liability into shares or other instruments of ownership ~~in such EEA Financial Institution, its parent undertaking, or a bridge institution~~ that may be issued to it or otherwise conferred on it~~, and that such shares or other instruments~~

~~of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any Other Document~~; or
(iii)    a cancellation of any such liability;
(~~iii~~b)    the variation of the terms of this Agreement or any Other Document to the extent necessary to give effect to any Bail-In Action in relation to such liability ~~in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution~~.
XVII.    GUARANTY.
17.1    Guaranty. Each Guarantor hereby unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Guarantor when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, the due and punctual performance of all Obligations; provided that with respect to Obligations under or in respect of any Swap Obligation, the foregoing guarantee shall only be effective to the extent that such Guarantor is a Qualified ECP Loan Party at the time such Swap Obligation is entered into and such Obligations and such guarantee thereof are not Excluded Hedge Liabilities. Each payment made by any Guarantor pursuant to this Guaranty shall be made in lawful money of the United States in immediately available funds.
17.2    Waivers. Each Guarantor hereby absolutely, unconditionally and irrevocably waives (a) promptness, diligence, notice of acceptance, notice of presentment of payment and any other notice hereunder, (b) demand of payment, protest, notice of dishonor or nonpayment, notice of the present and future amount of the Obligations and any other notice with respect to the Obligations, (c) any requirement that Agent, any Lender protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right or take any action against any other Loan Party, any other Person or any Collateral, (d) any other action, event or precondition to the enforcement hereof or the performance by each such Guarantor of the Obligations, and (e) any defense arising by any lack of capacity or authority or any other defense of any Loan Party or any notice, demand or defense by reason of cessation from any cause of Obligations other than the Payment in Full of the Obligations and any defense that any other guarantee or security was or was to be obtained by Agent.
17.3    No Defense. No invalidity, irregularity, voidableness, voidness or unenforceability of this Agreement or any Other Document or any other agreement or instrument relating thereto, or of all or any part of the Obligations or of any collateral security therefor shall affect or impair this Guaranty or be a defense hereunder.
17.4    Guaranty of Payment. The Guaranty hereunder is one of payment and performance, not collection, and the obligations of each Guarantor hereunder are independent of the Obligations of the other Loan Parties, and a separate action or actions may be brought and prosecuted against any Guarantor to enforce the terms and conditions of this Article XVII, irrespective of whether any action is brought against any other Loan Party or other Persons or whether any other Loan Party or other Persons are joined in any such action or actions. Each Guarantor waives any right to require that any resort be had by Agent or any Lender to any security held for payment of the Obligations or to any balance of any deposit account or credit on the books of Agent or any Lender in favor of any Loan Party or any other Person. No election to proceed in one form of action or proceedings, or against any Person, or on any Obligations, shall constitute a waiver of Agent’s right to proceed in any other form of action or proceeding or against any other Person unless Agent has expressed any such right in writing. Without limiting the generality of the foregoing, no action or proceeding by Agent against any Loan Party under any document evidencing or securing indebtedness of any Loan Party to Agent shall diminish the liability of any Guarantor hereunder, except to the extent Agent receives actual payment on account of Obligations by such action or proceeding, notwithstanding the effect of any such election, action or proceeding upon the right of subrogation of any Guarantor in respect of any Loan Party.
17.5    Liabilities Absolute. The liability of each Guarantor hereunder shall be absolute, unlimited and unconditional and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any claim, defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any other Obligation or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor shall not be discharged or impaired, released, limited or otherwise affected by:
(a)    the validity or enforceability of this Agreement or any Other Document, any of the Obligations or any other guaranty or right of offset with respect thereto at any time or from time to time held by Agent or any Lender;
(b)    any change in the manner, place or terms of payment or performance, and/or any change or extension of the time of payment or performance of, release, renewal or alteration of, or any new agreements relating to any Obligation, any security therefor, or any liability incurred directly or indirectly in respect thereof, or any rescission of, or amendment, waiver or other modification of, or any consent to departure from, this Agreement or any Other Document, including any increase in the Obligations resulting from the extension of additional credit to any Loan Party or otherwise;
(c)    any sale, exchange, release, surrender, loss, abandonment, realization upon any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, all or any of the Obligations, and/or any offset thereagainst, or failure to perfect, or continue the perfection of, any Lien in any such property, or delay in the perfection of any such Lien, or any amendment or waiver of or consent to departure from any other guaranty for all or any of the Obligations;
(d)    the failure of Agent or any Lender to assert any claim or demand or to enforce any right or remedy against any other Loan Party or any other Person under the provisions of this Agreement or any Other Document or any other document or instrument executed and delivered in connection herewith or therewith;
(e)    any settlement or compromise of any Obligation, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and any subordination of the payment of all or any part thereof to the payment of any obligation (whether due or not) of any Loan Party to creditors of any Loan Party other than any other Loan Party;
(f)    any manner of application of Collateral, or proceeds thereof, to all or any of the Obligations, or any manner of Disposition of any Collateral for all or any of the Obligations or any other assets of any Loan Party;
(g)    any exercise of remedies with respect to any security for the Obligations (including, without limitation, any collateral, including the Collateral, securing or purporting to secure any of the Obligations) at such time and in such order and in such manner as Agent and the other Secured Parties may decide and whether or not every aspect thereof is commercially reasonable and whether or not such action constitutes an election of remedies and even if such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy that any Guarantor would otherwise have; and

(h)    any other agreements or circumstance of any nature whatsoever that may or might in any manner or to any extent vary the risk of any Guarantor, or that might otherwise at law or in equity constitute a defense available to, or a discharge of, the Guaranty hereunder and/or the obligations of any Guarantor, or a defense to, or discharge of, any Loan Party or any other Person or party hereto or the Obligations or otherwise with respect to the Advances or other financial accommodations to the Loan Parties pursuant to this Agreement and/or the Other Documents.
17.6    Waiver of Notice. Agent shall have the right to do any of the above without notice to or the consent of any Guarantor and each Guarantor expressly waives any right to notice of, consent to, knowledge of and participation in any agreements relating to any of the above or any other present or future event relating to Obligations whether under this Agreement or otherwise or any right to challenge or question any of the above and waives any defenses of such Guarantor which might arise as a result of such actions (in each case other than the defense of Payment in Full of the Obligations).
17.7    Agent’s Discretion. Agent may at any time and from time to time (whether prior to or after the revocation or termination of this Agreement) without the consent of, or notice to, any Guarantor, and without incurring responsibility to any Guarantor or impairing or releasing the Obligations, apply any sums by whomsoever paid or howsoever realized to any Obligations regardless of what Obligations remain unpaid.
17.8    Reinstatement.
(a)    The Guaranty provisions set forth herein shall continue to be effective or be reinstated, as the case may be, if claim is ever made upon Agent or any Lender for repayment or recovery of any amount or amounts received by such Agent or such Lender in payment or on account of any of the Obligations and such Person repays all or part of said amount for any reason whatsoever, including, without limitation, by reason of any judgment, decree or order of any court or administrative body having jurisdiction over such Person or the respective property of each, or any settlement or compromise of any claim effected by such Person with any such claimant (including any Loan Party); and in such event each Guarantor hereby agrees that any such judgment, decree, order, settlement or compromise or other circumstances shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any note or other instrument evidencing any Obligation, and each Guarantor shall be and remain liable to Agent and/or Lenders for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Persons.
(b)    Agent shall not be required to marshal any assets in favor of any Guarantor, or against or in payment of Obligations.
(c)    No Guarantor shall be entitled to claim against any present or future security held by Agent from any Person for Obligations in priority to or equally with any claim of Agent, or assert any claim for any liability of any Loan Party to any Guarantor in priority to or equally with claims of Agent for Obligations, and no Guarantor shall be entitled to compete with Agent with respect to, or to advance any equal or prior claim to any security held by Agent for Obligations.
(d)    If any Loan Party makes any payment to Agent, which payment is wholly or partly subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to any Person under any federal or provincial statute or at common law or under equitable principles, then to the extent of such payment, the Obligation intended to be paid shall be revived and continued in full force and effect as if the payment had not been made, and the resulting revived Obligation shall continue to be guaranteed, uninterrupted, by each Guarantor hereunder.

(e)    All present and future monies payable by any Loan Party to any Guarantor, whether arising out of a right of subrogation or otherwise, are assigned to Agent for its benefit and for the ratable benefit of Lenders as security for such Guarantor’s liability to Agent and Lenders hereunder and are postponed and subordinated to Agent’s prior right to Payment in Full of the Obligations. Except to the extent prohibited otherwise by this Agreement, if an Event of Default shall have occurred and be continuing, all monies received by any Guarantor from any Loan Party shall be held by such Guarantor as agent and trustee for Agent. This assignment, postponement and subordination shall only terminate when the Obligations are Paid in Full and this Agreement is irrevocably terminated.
(f)    Each Loan Party acknowledges this assignment, postponement and subordination and, except as otherwise set forth herein, agrees that, after the occurrence and during the continuance of an Event of Default, it shall make no payments to any Guarantor without the prior written consent of Agent. Each Loan Party agrees to give full effect to the provisions hereof.
17.9    Limitation on Obligations Guaranteed.
(a)    Notwithstanding any other provision hereof, the right of recovery against each Guarantor under Article XVII hereof shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under Section 17.1 hereof void or voidable under applicable law, including, without limitation, the Uniform Fraudulent Conveyance Act, Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to the Guaranty set forth herein and the obligations of each Guarantor hereunder. To effectuate the foregoing, Agent and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor in respect of the Guaranty set forth in Section 17.1 hereof at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor with respect thereto hereof not constituting a fraudulent transfer or conveyance after giving full effect to the liability under such Guaranty set forth in Section 17.1 hereof and its related contribution rights but before taking into account any liabilities under any other guarantee by such Guarantor. For purposes of the foregoing, all guarantees of such Guarantor other than the Guaranty under Section 17.1 hereof will be deemed to be enforceable and payable after the Guaranty under Section 17.1 hereof. To the fullest extent permitted by Applicable Law, this Section 17.9(a) shall be for the benefit solely of creditors and representatives of creditors of each Guarantor and not for the benefit of such Guarantor or the holders of any Equity Interests in such Guarantor.
(b)    Each Guarantor agrees that Obligations may at any time and from time to time be incurred or permitted in an amount exceeding the maximum liability of such Guarantor under Section 17.9(a) above without impairing the Guaranty contained in this Article XVII or affecting the rights and remedies of any Secured Party hereunder.
17.10    Financial Condition of Borrower and other Guarantors. Any Advance may be made to Borrowers or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of any Borrower or any other Guarantor at the time of any such grant or continuation. No Secured Party shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of any Borrower or any other Guarantor. Each Guarantor has adequate means to obtain information from Borrowers and each other Guarantor on a continuing basis concerning the financial condition of each Borrower and each other Guarantor and its ability to perform its obligations under this Agreement and the Other Documents, and each Guarantor assumes responsibility for being and keeping informed of the financial condition of each Borrower and each other Guarantor and of all circumstances bearing upon the risk of nonpayment of the Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, operations or conditions of any Borrower or any other Guarantor now known or hereafter known by any Secured Party.

17.11    Bankruptcy, Etc. Until the Payment in Full of the Obligations, no Guarantor shall, without the prior written consent of Agent, commence or join with any other person in commencing any bankruptcy proceeding of or against any Borrower or any other Guarantor. The Obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or bankruptcy proceeding, voluntary or involuntary, involving any Borrower or any other Guarantor or by any defense which any Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding. To the fullest extent permitted by law, the Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Agent, or allow the claim of Agent in respect of, any interest, fees, costs, expenses or other Obligations accruing or arising after the date on which such case or proceeding is commenced.
17.12    Taxes.      Notwithstanding the provisions of Section 3.10, if any Guarantor is required to deduct any Indemnified Taxes (including any Other Taxes) from a payment in respect of an Obligation, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had the payment been made by the Borrower in respect of whose Obligation the Guarantor is making payment and had no such deductions been made and (ii) Guarantor shall make such deductions and (iii) Guarantor shall timely pay the full amount deducted to the relevant Governmental Body in accordance with Applicable Law.
XVIII.    AMENDMENT AND RESTATEMENT.
18.1    Amendment and Restatement; No Novation. This Agreement amends, restates and replaces the Existing Credit Agreement, but does not extinguish the Obligations outstanding under the Existing Credit Agreement or otherwise discharge or release any Loan Party from its obligations (including the Obligations, as defined in the Existing Credit Agreement) arising thereunder, the Liens of Agent created thereby or the priority of any pledge, security agreement or any other security therefor. Nothing herein contained shall be construed as a substitution or novation of the Obligations outstanding under the Existing Credit Agreement or any agreements, documents or instruments securing the same, which shall remain in full force and effect, except as expressly modified hereby or by instruments executed concurrently herewith.
18.2     Acknowledgement of Prior Obligations and Continuation Thereof. Each Loan Party hereby: (a) consents to the amendment and restatement of the Existing Credit Agreement by this Agreement; (b) acknowledges and agrees that (i) its obligations owing to the Agent and the Lenders, and (ii) the prior grant or grants of Liens in favor of Agent for the benefit of the Lenders in its properties and assets, whether under the Existing Credit Agreement or under any of the other Existing Loan Documents to which it is a party, shall also be for the benefit of the Lenders and in respect of the Obligations of such Loan Party under this Agreement and the Other Documents executed in connection herewith to which it is a party; (c) reaffirms all of its Obligations owing to Agent and the Lenders and all prior grants of Liens in favor of Agent under the Existing Credit Agreement and each of the other Existing Loan Documents; (d) agrees that, except as expressly amended hereby or in a separate amendment thereto, each of the Existing Loan Documents to which it is a party is and shall remain in full force and effect and all references in any such Existing Loan Document to “the Credit Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Existing Credit Agreement shall mean this Agreement; and (e) confirms and agrees that all outstanding principal, interest and fees and other Obligations under the Existing Credit Agreement outstanding immediately prior to the Amendment and Restatement Date shall, to the extent not paid on the Amendment and Restatement Date, from and after the Amendment and Restatement Date, be, without duplication, Obligations owing and payable pursuant to this Agreement and the Other

Documents as in effect from time to time, shall accrue interest thereon or otherwise be chargeable, as specified in this Agreement, and shall be secured by this Agreement and the Other Documents.
[signature pages follow]